     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2001


                                                      REGISTRATION NO. 333-52670
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             NEW YORK                             4811                            13-4924710
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           32 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MARILYN J. WASSER

                      VICE PRESIDENT -- LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    STEVEN A. ROSENBLUM                                                VICTOR I. LEWKOW
              WACHTELL, LIPTON, ROSEN & KATZ                                  CLEARY, GOTTLIEB, STEEN & HAMILTON
                    51 WEST 52ND STREET                                                ONE LIBERTY PLAZA
                 NEW YORK, NEW YORK 10019                                          NEW YORK, NEW YORK 10006
                      (212) 403-1000                                                    (212) 225-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective and the other conditions to the commencement of the exchange offer described herein have been satisfied or waived.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED        PROPOSED AGGREGATE
          TITLE OF EACH CLASS                 AMOUNT TO         MAXIMUM OFFERING         MAXIMUM             AGGREGATE
     OF SECURITIES TO BE REGISTERED         BE REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
AT&T Wireless Group tracking stock, par
  value $1.00 per share.................        shares        $                      $10,000,000,000       $2,500,000(2)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) This amount has previously been paid.
                            ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this document is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY OFFERING CIRCULAR/PROSPECTUS SUBJECT TO COMPLETION DATED      , 2001



                                  [AT&T LOGO]

                               OFFER TO EXCHANGE
                  SHARES OF AT&T WIRELESS GROUP TRACKING STOCK
                      FOR EACH SHARE OF AT&T COMMON STOCK

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON                     , 2001 UNLESS THIS EXCHANGE OFFER IS EXTENDED.

     AT&T will issue           shares of AT&T Wireless Group tracking stock in
exchange for each share of AT&T common stock that is validly tendered and accepted by AT&T in this exchange offer. AT&T will accept up to an aggregate of shares of AT&T common stock and will issue up to an aggregate of shares of AT&T Wireless Group tracking stock in this exchange offer.
If more than           shares of AT&T common stock are validly tendered, AT&T
will accept shares of AT&T common stock for exchange on a pro rata basis as described in this document.


     AT&T Wireless Group tracking stock is a class of common stock of AT&T. AT&T Wireless Group tracking stock is intended to reflect the financial performance and economic value of AT&T's wireless services businesses. AT&T Wireless Group tracking stock is listed on the New York Stock Exchange under the symbol "AWE".


     All persons holding AT&T common stock, which is listed on the New York Stock Exchange under the symbol "T", are eligible to participate in this exchange offer if they tender their shares in a jurisdiction where this exchange offer is permitted under local law. However, there are a number of conditions to this exchange offer. In the event that any one of these conditions is not satisfied, and we decide not to waive the satisfaction of that condition, we are under no obligation to complete this exchange offer.


     INVESTING IN AT&T WIRELESS GROUP TRACKING STOCK, OR RETAINING AT&T COMMON STOCK, INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 20.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.



     AT&T has retained the services of Georgeson Shareholder Communications, Inc. as information agent to assist you in connection with this exchange offer. AT&T has also retained Credit Suisse First Boston as dealer manager and Lehman Brothers as marketing manager. You may call Georgeson Shareholder Communications at (800) 603-1913 (toll free) in the United States or at (888) 660-6629 (toll free) elsewhere, Credit Suisse First Boston at (877) 355-7046 (toll free) in the
United States or at (   )    -     (collect) elsewhere or Lehman Brothers (   )
   -     (toll free) in the United States or at (   )    -     (collect)
elsewhere to request additional documents and to ask any questions.



            OFFERING CIRCULAR/PROSPECTUS DATED                , 2001


                               TABLE OF CONTENTS


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
                                                              PAGE
                                                              ----
Questions and Answers about this Exchange Offer.............    1
Summary.....................................................    3
Risk Factors................................................   20
Special Note Regarding Forward-Looking Statements...........   44
This Exchange Offer.........................................   46
Price Range and Dividends for AT&T Common Stock.............   60
Price Range for AT&T Wireless Group Tracking Stock..........   61
Capitalization of AT&T......................................   62
DoCoMo Strategic Investment.................................   63
Business of AT&T............................................   70
Business of AT&T Wireless Group.............................   71
Relationship between AT&T Common Stock Group and AT&T
  Wireless Group before the Split-Off.......................  105
Description of AT&T Capital Stock...........................  112
Comparison of Rights of Holders of AT&T Common Stock and
  AT&T Wireless Group Tracking Stock before the Split-Off...  122
The Split-Off...............................................  124
Relationship between AT&T and AT&T Wireless Services
  following the Split-Off...................................  129
Description of AT&T Wireless Services Capital Stock
  following the Split-Off...................................  133
Material U.S. Federal Income Tax Consequences...............  140
Legal Matters...............................................  142
Experts.....................................................  142
Where You Can Find More Information.........................  144
Index to Financial Statements...............................  F-1


     This document incorporates by reference important business, financial and other information about both AT&T and AT&T Wireless Group that is not included in or delivered with this document. See "Where You Can Find More Information" for a list of the documents that AT&T has incorporated by reference into this document.


     Documents incorporated by reference are available from AT&T without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this document. You may obtain some of the documents incorporated by reference into this document at AT&T's website, www.att.com. You should be aware that the information contained on AT&T's website is not a part of this document. Written and telephone requests for any of these documents should be directed to us at the following address:



                                   AT&T Corp.


                           32 Avenue of the Americas


                         New York, New York 10013-2412


                              Tel: (212) 387-5400


                     Attn: Corporate Secretary's Department



     If you would like to request copies of any of these documents, please do so
by                , 2001 to assure that you receive them before the expiration of this exchange offer. In the event that AT&T extends the exchange offer period, you must submit your request no later than five business days before the expiration date of this exchange offer, as extended by AT&T.

                QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER

     The following questions and answers, and the summary of this exchange offer that follows, highlight selected information from this document and may not contain all of the information that is important to you. To better understand this exchange offer you should read this entire document, the accompanying letter of transmittal and instructions to the letter of transmittal carefully.

Q. HOW MANY SHARES OF AT&T WIRELESS GROUP TRACKING STOCK WILL I RECEIVE FOR EACH SHARE OF AT&T COMMON STOCK THAT I TENDER IN THIS EXCHANGE OFFER?

A. You will receive        shares of AT&T Wireless Group tracking stock for each
   share of AT&T common stock that you validly tender in this exchange offer that is accepted by AT&T. We sometimes refer to this number in this document
   as the "exchange ratio." If more than        shares of AT&T common stock are
   validly tendered in this exchange offer, we will accept those shares for exchange on a pro rata basis, as described below.

Q. DOES THIS EXCHANGE OFFER INVOLVE A PREMIUM TO THE VALUE I COULD RECEIVE IF I SOLD MY SHARES OF AT&T COMMON STOCK IN THE MARKET?


A. Based on the closing trading prices for shares of AT&T common stock and AT&T
   Wireless Group tracking stock on April   , 2001, the exchange ratio would
   result in your receiving shares of AT&T Wireless Group tracking stock with a
   market value of      % of the market value of the shares of AT&T common stock
   tendered. However, the relative trading prices for AT&T Wireless Group tracking stock and AT&T common stock will fluctuate over the course of this exchange offer and any premium or discount that you might receive as a tendering shareholder will depend on the prices of shares of AT&T common stock and AT&T Wireless Group tracking stock at the time of the completion of this exchange offer.


Q. IS THIS EXCHANGE OFFER SUBJECT TO PRORATION IF TOO MANY SHARES OF AT&T COMMON STOCK ARE TENDERED?


A. Yes. If more than      shares of AT&T common stock are tendered in this
   exchange offer, all shares of AT&T common stock that are validly tendered will be accepted for exchange on a pro rata basis. However, tenders by persons who own odd-lots, or fewer than 100 shares of AT&T common stock as of April , 2001, and who tender all of the shares they own will not be subject to proration and those shares of AT&T common stock will be accepted in full. Shares of AT&T common stock you own in an AT&T savings plan are not eligible for the preferential treatment that odd-lot holders will receive.


Q. WHEN DOES THIS EXCHANGE OFFER EXPIRE?

A. If you wish to participate in this exchange offer, you must tender your shares of AT&T common stock so that the exchange agent receives them before
   5:00 p.m., New York City time, on      ,                     , 2001, unless
   AT&T extends this exchange offer. We sometimes refer to this date and time, as we may extend it, as the "expiration date."

Q. ARE THERE ANY CONDITIONS TO AT&T'S OBLIGATION TO COMPLETE THIS EXCHANGE
   OFFER?

A. Yes. We do not have to complete this exchange offer unless all of the
   conditions outlined on pages   to   are satisfied. In particular, there is a
   condition that at least           shares of AT&T common stock must be
   tendered into this exchange offer. We sometimes refer to this condition in this document as the "minimum condition." AT&T may at any time waive any or all of the conditions to this exchange offer.

Q. WILL AT&T PAY DIVIDENDS ON AT&T WIRELESS GROUP TRACKING STOCK?

A. We currently do not expect to pay dividends on AT&T Wireless Group tracking stock in the foreseeable future.

Q. WHAT HAPPENS IF AT&T DECLARES A QUARTERLY DIVIDEND ON AT&T COMMON STOCK DURING THIS EXCHANGE OFFER AND I PREVIOUSLY HAVE TENDERED MY SHARES OF AT&T COMMON STOCK?

A. If a dividend is declared with a record date before the completion of this exchange offer, you will be entitled to that dividend even if you previously have tendered your shares of AT&T common stock. Tendering your shares of AT&T common stock in this exchange offer is not a sale or transfer of those shares until we accept them for exchange upon completion of this exchange offer.

Q. HOW CAN I GET MORE INFORMATION ABOUT THIS EXCHANGE OFFER?


A. You may call the information agent, Georgeson Shareholder Communications, to ask any questions or to request additional documents at (800) 603-1913 (toll free) in the United States or at (888) 660-6629 (toll free) elsewhere. You also may obtain free copies of other documents publicly filed by AT&T at the Securities and Exchange Commission's website at www.sec.gov or at AT&T's website at www.att.com. You should be aware that the information contained on AT&T's website is not part of this document. For more information, see "Where You Can Find More Information".

                                    SUMMARY

                          WHAT IS THIS EXCHANGE OFFER?


     In this exchange offer, we are giving you the opportunity to tender some or all of your shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock.


                            WHAT IS TRACKING STOCK?

     A tracking stock is a separate class or series of a company's common stock that is intended to reflect the financial performance and economic value of a group of assets or a specific business unit, division or subsidiary of that company. Holders of a tracking stock are common shareholders of the company issuing the tracking stock and have no direct financial interest in the assets, subsidiary or business whose performance the tracking stock is intended to reflect.

                       AT&T WIRELESS GROUP TRACKING STOCK

     AT&T Wireless Group tracking stock is a class of common stock of AT&T. AT&T Wireless Group tracking stock is intended to reflect the financial performance and economic value of AT&T Wireless Group, rather than the financial performance and economic value of AT&T as a whole. However, there may not always be a linkage between the market value of AT&T Wireless Group tracking stock and the financial performance and economic value of AT&T Wireless Group. The market value of AT&T Wireless Group tracking stock may be adversely affected not only by factors that adversely affect AT&T Wireless Group, but also by factors that adversely affect AT&T generally.

     AT&T Wireless Group includes:

     - all of AT&T's mobile and fixed wireless licenses,

     - all of AT&T's wireless networks, operations, sites on which cellular transmitters are located, wireless customer care facilities and customer location assets, and

     - AT&T's interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

AT&T Wireless Group does not include:

     - AT&T's existing and future wireless activities that stem from country-specific joint venture relationships that predominantly are non-wireless, and

     - incidental wireless capabilities of AT&T or links in any backbone or other communications network of AT&T that predominately are non-wireless.


     In this document, we use the term AT&T Wireless Group to refer to the businesses, assets and liabilities of AT&T whose financial performance and economic value we intend to reflect in AT&T Wireless Group tracking stock. We also refer to AT&T Wireless Group as though it conducts those businesses. We do this solely for ease of reference. In reading this document, you should keep in mind that AT&T Wireless Group is a defined set of businesses, assets and liabilities of AT&T and its subsidiaries, including AT&T Wireless Services, Inc. AT&T Wireless Group is not, and does not conduct those businesses as, a separate legal entity.



     Following this exchange offer, we plan to split-off the businesses, assets and liabilities included in AT&T Wireless Group as an independent company. We plan to do this in two steps. First, we plan to distribute some of our shares of our subsidiary, AT&T Wireless Services, which owns substantially all of these businesses, assets and liabilities, in exchange for all of the outstanding shares of AT&T Wireless Group tracking stock. Second, we plan to distribute most of the remaining shares of AT&T Wireless Services as a dividend to holders of AT&T common stock. AT&T has announced that it intends to retain up to $3 billion of shares of AT&T Wireless Services for its own account for sale, exchange or monetization within six months of the split-off. As we describe below, this split-off of AT&T Wireless Services and the retention of these shares are subject to our receipt of an IRS ruling and other conditions.

                               AT&T COMMON STOCK

     AT&T common stock is also a class of common stock of AT&T. AT&T common stock is intended to reflect the financial performance and economic value of AT&T's businesses, assets and liabilities whose financial performance and economic value we do not intend to reflect in our two outstanding classes of tracking stock. AT&T currently has tracking stocks intended to reflect Liberty Media Group and AT&T Wireless Group. In this document, we refer to these other businesses, assets and liabilities of AT&T as AT&T Common Stock Group.

     The principal businesses, assets and liabilities of AT&T Common Stock Group include AT&T's business communications services and consumer communications services businesses and AT&T's broadband business. However, in addition to reflecting the financial performance and economic value of these AT&T businesses, assets and liabilities, AT&T common stock currently is intended to reflect approximately 69.7% of the financial performance and economic value of AT&T Wireless Group, as explained in the following paragraphs.

     Before this exchange offer, only approximately 14.3% of the financial performance and economic value of AT&T Wireless Group is intended to be reflected by outstanding shares of AT&T Wireless Group tracking stock. In addition, approximately 16% of the financial performance and economic value of AT&T Wireless Group is intended to be reflected by securities recently issued to NTT DoCoMo, Inc., a Japanese wireless communications company. DoCoMo also received warrants to purchase securities intended to reflect approximately 1.6% of the financial performance and economic value of AT&T Wireless Group.


     The remaining portion of the financial performance and economic value of AT&T Wireless Group, approximately 69.7%, or approximately 68.4% assuming exercise of the DoCoMo warrants, is reserved for the benefit of AT&T Common Stock Group and is intended to be reflected in AT&T common stock. If this
exchange offer is fully subscribed, these percentages will decrease to      %,
or approximately      %, assuming exercise of the DoCoMo warrants. We refer to
the percentage of the financial performance and economic value of AT&T Wireless Group not intended to be reflected in outstanding shares of AT&T Wireless Group tracking stock or by the securities issued to DoCoMo as AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group.



     As of December 31, 2000, the assets included in AT&T Wireless Group as a
whole represented approximately      % of AT&T's total assets, and those assets
generated approximately      % of AT&T's total revenue for the year ended
December 31, 2000.


                THIS EXCHANGE OFFER AND ITS CONSEQUENCES TO YOU

     Subject to the satisfaction of the conditions to this exchange offer, we
will issue           shares of AT&T Wireless Group tracking stock for each share of AT&T common stock that is validly tendered and accepted by us. We will accept
up to a maximum of      shares of AT&T common stock and will issue up to a
maximum of      shares of AT&T Wireless Group tracking stock in this exchange offer.


     YOU SHOULD BE AWARE THAT NONE OF AT&T, AT&T WIRELESS SERVICES, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE DEALER MANAGER OR THE MARKETING MANAGER, OR ANY OF THEIR OFFICERS OR DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR SHARES OF AT&T COMMON STOCK IN THIS EXCHANGE OFFER.



     You should also be aware that regardless of whether you participate in this exchange offer, this exchange offer will have consequences to you as a holder of AT&T common stock. AT&T's restructuring plan, including the split-off of AT&T Wireless Services, will also have consequences to you as a holder of AT&T common stock. The consequences differ depending on whether, and to what extent, you participate in this exchange offer.

     To the extent you tender shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock, then following completion of this exchange offer:

     - you will have shares of AT&T Wireless Group tracking stock intended to reflect the financial performance and economic value of AT&T Wireless Group,

     - you will no longer have shares intended to reflect the financial performance and economic value of AT&T's other communications and broadband businesses,


     - if we complete the split-off in the manner we contemplate, you will receive shares of AT&T Wireless Services common stock in exchange for your shares of AT&T Wireless Group tracking stock. This means that you will no longer be a shareholder of AT&T, but instead will be a shareholder of AT&T Wireless Services, a completely separate legal entity whose business is focused on wireless communications services, and


     - you will not be eligible to participate in the rest of AT&T's restructuring plan, and you will not receive securities relating to AT&T's other business units.

     To the extent you do not tender shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock and do not sell those shares, then following completion of this exchange offer:

     - you will have shares intended to reflect the financial performance and economic value of AT&T Common Stock Group. These shares are intended to reflect the value of the AT&T Wireless Group only to the extent of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group,


     - the portion of the value of AT&T Wireless Group that is retained by AT&T Common Stock Group and that is intended to be reflected in each of your shares of AT&T common stock will decrease,



     - if we complete the split-off of AT&T Wireless Services in the manner we contemplate, you will receive some shares of AT&T Wireless Services without being required to surrender any of your shares of AT&T common stock. However, you will not receive as many shares of AT&T Wireless Services common stock as you would have received if you had tendered your shares of AT&T common stock in this exchange offer, and


     - you will be eligible to participate in the rest of AT&T's restructuring plan, and, if we complete the restructuring plan, you may receive other securities relating to AT&T's other business units issued to holders of AT&T common stock in AT&T's restructuring plan.

     You should consider these consequences in making your decision as to whether to tender shares of AT&T common stock in this exchange offer. The securities you would own if you tendered your shares of AT&T common stock in this exchange offer may be worth more or less at any point in the future than the securities you would own if you did not tender your shares of AT&T common stock in this exchange offer.

                      SPLIT-OFF OF AT&T WIRELESS SERVICES


     AT&T Wireless Group is a part of AT&T. However, in connection with AT&T's restructuring plan, following completion of this exchange offer and subject to specified conditions, AT&T intends to split-off AT&T Wireless Group from AT&T. We will do this by moving into AT&T Wireless Services substantially all of the businesses, assets and liabilities of AT&T Wireless Group not already held by AT&T Wireless Services, and then issuing most of the remaining shares of AT&T Wireless Services (1) in exchange for AT&T Wireless Group tracking stock and (2) as a dividend to holders of AT&T common stock. The conditions to the split-off include the receipt of a favorable ruling on the split-off from the IRS and satisfaction of conditions contained in AT&T's new $18.3 billion credit agreement, including the repayment of AT&T Wireless Group's intercompany obligations to AT&T. AT&T has announced its intention to retain up to $3 billion of the shares of AT&T Wireless Services for its own account for sale, exchange or monetization within six months of the split-off, subject to receipt of a satisfactory IRS ruling. Based on the

$     closing trading price of AT&T Wireless Group tracking stock on April   ,
2001, this $3 billion of retained shares would represent approximately      % of
AT&T Wireless Services' outstanding common stock after the split-off. AT&T does not plan to seek any vote of holders of AT&T common stock or AT&T Wireless Group tracking stock for the split-off of AT&T Wireless Services from AT&T.


                 THE OTHER PIECES OF AT&T'S RESTRUCTURING PLAN

     In addition to the split-off of AT&T Wireless Services, we intend to fully separate, or issue separate tracking stocks intended to reflect the financial performance and economic value of, each of AT&T's other major units. We also plan to distribute all the common stock we hold in Liberty Media Corporation in exchange for all the outstanding shares of Liberty Media Group tracking stock.


     We expect the separations of AT&T Wireless Services and Liberty Media Corporation to occur around the middle of this year. Later in the year, we plan to create and issue new tracking stocks intended to reflect the financial performance and economic value of our AT&T Broadband unit and our AT&T Consumer Services unit. Within about a year after the issuance of these new tracking stocks, we expect to separate AT&T Broadband fully from the rest of AT&T. Upon that separation, the AT&T Business Services unit and the separately tracked AT&T Consumer Services unit would constitute one publicly traded company, and AT&T Broadband would constitute a separate publicly traded company. In addition, AT&T and British Telecommunications plc (BT) are currently engaged in discussions that could lead to a variety of strategic alternatives to their Concert joint venture, including transactions that could require a shareholder vote. The various elements of the plan are not conditioned on the successful completion of all elements of the plan.



     If you tender and exchange all your shares of AT&T common stock for shares of AT&T Wireless Group tracking stock, you will only be able to participate in the first step, the planned distribution of common stock of AT&T Wireless Services in exchange for AT&T Wireless Group tracking stock. If you continue to hold some or all of your shares of AT&T common stock, you would be eligible to participate in all of the restructuring steps, except for the distribution of Liberty Media Corporation, which will be made only to holders of Liberty Media Group tracking stock.


     We plan to hold a special shareholder meeting to vote on the establishment of the AT&T Broadband and AT&T Consumer Services tracking stocks, and to obtain other votes, if necessary or deemed desirable, for other transactions.


     The full separation of AT&T Wireless Services and of Liberty Media Corporation, the first of our planned steps, are more certain as to timing and completion than the remaining steps. All of these steps, however, are subject to conditions, including IRS rulings, and other uncertainties. If we fail to satisfy any conditions, if we encounter unfavorable or different financial, industry or economic conditions or if other unforeseen events intervene, or if discussions with BT result in a transaction (although we cannot assure you that any transaction with BT will occur), some or all of our currently planned steps could occur on a different timetable or on different terms than we currently contemplate, or might not occur at all.


                                      AT&T

     AT&T is among the world's communications leaders, providing voice, data and video communications to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, local and wireless communications services, cable television and Internet communications services. AT&T also provides billing, directory assistance, and calling card services to support its communications business.

     AT&T's primary lines of business are business communications services, consumer communications services, broadband services and wireless services. In addition, AT&T's other lines of business include network management and professional services through AT&T Solutions and international operations and ventures.

     As described above, AT&T has announced plans to restructure itself into a number of separate companies or separately tracked business units.

     The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. The phone number is (212) 387-5400.

                              AT&T WIRELESS GROUP

     AT&T Wireless Group is one of the largest wireless service providers in the United States. AT&T Wireless Group seeks to provide high quality, innovative wireless services and to expand its customer base and revenue stream by attracting subscribers who are heavy users of wireless communications services. As of, or for the year ended, December 31, 2000, AT&T Wireless Group had:

     - 15.2 million consolidated subscribers,

     - $10.4 billion of combined revenues, and

     - $1.6 billion of combined operational earnings before interest, taxes, depreciation and amortization, excluding other income.

     AT&T Wireless Group operates one of the largest U.S. digital wireless networks. As of December 31, 2000, AT&T Wireless Group and its affiliates and partners held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of December 31, 2000, approximately 77% of the U.S. population was covered by at least 30 megahertz of wireless spectrum owned by AT&T Wireless Group, its affiliates or its partners. At the end of 2000, AT&T Wireless Group's networks and those of its affiliates and partners operated in markets including over 76% of the U.S. population and in 49 of the 50 largest U.S. metropolitan areas. AT&T Wireless Group supplements its operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where AT&T Wireless Group does not have operations. With these roaming agreements, AT&T Wireless Group is able to offer customers wireless services covering over 95% of the U.S. population. AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding its footprint and the capacity of its network through new network construction, acquisitions, and partnerships with other wireless providers.

     The principal executive offices of AT&T Wireless Group are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is
(425) 580-6000.

                          TERMS OF THIS EXCHANGE OFFER

TERMS OF THIS EXCHANGE
OFFER.........................   We are offering to exchange
                                 shares of AT&T Wireless Group tracking stock for each share of AT&T common stock that you validly tender and that we accept in this exchange offer, up to an aggregate maximum of shares of AT&T common stock.
                                 This is a voluntary exchange offer, which means that you may tender all, some or none of your shares of AT&T common stock in this exchange offer.

                                 We will exchange, at the exchange ratio, all shares of AT&T common stock that you validly tender and do not withdraw and that we accept, on the terms and subject to the conditions of this exchange offer, including the proration provisions. We promptly will return in uncertificated form any shares of AT&T common stock that we do not accept for exchange following the expiration date and determination of the final proration factor.


EXPIRATION DATE; EXTENSION;
  TERMINATION.................   This exchange offer and withdrawal rights will
                                 expire at 5:00 p.m., New York City time, on
                                           , 2001, unless we extend this
                                 exchange offer. You must validly tender your shares of AT&T common stock so that the exchange agent receives them before the expiration date if you wish to participate in this exchange offer. We also may terminate this exchange offer in the circumstances described in "This Exchange Offer -- Conditions for
                                 Completion of this Exchange Offer."


PRORATION; ODD-LOTS...........   If more than                shares of AT&T
                                 common stock are tendered and not withdrawn, we will accept all shares validly tendered on a pro rata basis.


                                 If you hold fewer than 100 shares of AT&T common stock as of April , 2001 and tender all of your shares of AT&T common stock for exchange, we will accept all of your shares of AT&T common stock for exchange without proration if we complete this exchange offer. Shares of AT&T common stock you own through an AT&T savings plan are not eligible for this preferential treatment.


WITHDRAWAL RIGHTS.............   You may withdraw tenders of your shares of AT&T
                                 common stock at any time before the expiration date. If you change your mind before the expiration date, you may retender your shares of AT&T common stock by following the tender procedures again and retendering before the expiration date.

CONDITIONS FOR COMPLETION OF
  THIS EXCHANGE OFFER.........   This exchange offer is subject to various
                                 conditions that must be satisfied in order for us to be obligated to complete this exchange offer, including the condition that at least shares of AT&T common stock be tendered
                                 into this exchange offer. We may, at any time, waive any or all of the conditions to this exchange offer.

PROCEDURES FOR TENDERING
SHARES
  REGISTERED HOLDERS..........   If you hold AT&T common stock certificates, you
                                 must complete and sign the letter of
                                 transmittal designating the number of shares of AT&T common stock you wish to tender in this exchange offer. Send the letter of transmittal, together with your AT&T common stock certificates and any other required documents, by one of the mailing methods described in the letter of transmittal, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration date.

  SHARES HELD THROUGH A
  BROKER......................   If you hold shares of AT&T common stock through
                                 a broker, you should receive instructions from your broker on how to participate in this exchange offer. Please contact your broker directly if you have not yet received instructions. Some financial institutions also may effect tenders by transferring shares electronically through The Depository Trust
                                 Company.

  UNCERTIFICATED SHARES.......   If you hold shares of AT&T common stock without
                                 certificates through our direct registration system, or through AT&T's dividend reinvestment and stock purchase plan, you should send the executed letter of transmittal indicating the number of shares to be tendered to the exchange agent by one of the mailing methods described in the letter of transmittal, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration date.

  SHARES HELD IN AT&T SAVINGS
     PLANS....................   If you hold shares of AT&T common stock through
                                 an AT&T savings plan, you will receive separate instructions from the savings plan trustees or administrator of the savings plan regarding how to tender those shares. You should follow those instructions, and you should not use the letter of transmittal to tender those shares.

  GUARANTEED DELIVERY.........   If you hold AT&T common stock certificates or
                                 if you hold shares of AT&T common stock through a broker, you also may comply with the procedures for guaranteed delivery.

COMPARATIVE PER SHARE MARKET
  PRICE INFORMATION...........   Shares of AT&T common stock and AT&T Wireless
                                 Group tracking stock currently are listed on the NYSE. AT&T common stock is listed under the symbol "T" and AT&T Wireless Group tracking stock is listed under the symbol "AWE".

                                 On October 24, 2000, the last trading day before the public announcement of AT&T's intention to commence this exchange offer, the per share closing trading prices of AT&T common stock and AT&T Wireless Group tracking stock were:


                                             AT&T common stock........................  $26 7/8
                                             AT&T Wireless Group tracking stock.......  $21 5/8

                                 Throughout this document, we refer to the closing price reported on the NYSE composite tape on any given day as the "closing trading price" for that day.


                                 On April   , 2001, the last trading day before
                                 the announcement of the exchange ratio, the per share closing trading price of AT&T common stock and AT&T Wireless Group tracking stock were:



                                      AT&T common stock...............



                                      AT&T Wireless Group tracking
                                 stock................................


U.S. FEDERAL INCOME TAX
  CONSEQUENCES................   For U.S. federal income tax purposes, we expect
                                 the exchange of AT&T Wireless Group tracking stock for AT&T common stock in this exchange offer to be tax free to AT&T and to shareholders who participate in this exchange offer, except with respect to cash received in lieu of fractional shares. You should consult your tax advisor as to the particular tax consequences of this exchange offer to you.

FRACTIONAL SHARES.............   We will pay shareholders cash instead of
                                 issuing any fractional shares of AT&T Wireless
                                 Group tracking stock in this exchange offer.
                                 If, as a result of proration, all of your shares of AT&T common stock are not accepted, we will pay you cash instead of returning fractional shares of AT&T common stock.

EXCHANGE AGENT................   Equiserve Trust Company


INFORMATION AGENT.............   Georgeson Shareholder Communications


NO RECOMMENDATION.............   None of AT&T, the exchange agent, the
                                 information agent, the dealer manager, the marketing manager or any of their respective officers or directors makes any recommendation as to whether you should tender your shares of AT&T common stock in this exchange offer.

                                 We urge you to read this document, including the matters described under "Risk Factors," and the accompanying documents very carefully.

LEGAL LIMITATION..............   We are not making any offer to sell, nor are we
                                 soliciting any offer to buy, shares of AT&T
                                 Wireless Group tracking stock or AT&T common stock in any jurisdiction in which the offer or sale is not permitted.

                           COMPARATIVE PER SHARE DATA


     We summarize in the tables below the historical and pro forma per share information for AT&T Wireless Group tracking stock and for AT&T common stock. In 2000, AT&T's historical book value per share was calculated based on AT&T common stock, Liberty Media Group Class A common stock, Liberty Media Group Class B common stock and AT&T Wireless Group tracking stock outstanding and 1.95 billion additional shares of AT&T Wireless Group tracking stock, which shares represent AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group.



     In reading the following information, you should note that the exchange
ratio in this exchange offer is      , and therefore that the per share data set
forth below does not set forth a comparison between the per share data for AT&T common stock and the comparable data for the number of shares of AT&T Wireless Group tracking stock you would receive in this exchange offer in exchange for each share of AT&T common stock. You also should note that, on December 20, 2000, AT&T announced that it had reduced the quarterly dividend on AT&T common stock to $0.0375 per share.


HISTORICAL PER SHARE DATA


                                                              AT AND FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
Book value per share (AT&T).................................  $11.94    $13.78    $ 9.70
Cash dividends per share
     AT&T Common Stock Group................................  0.6975      0.88      0.88
     Liberty Media Group....................................      --        --        --
     AT&T Wireless Group....................................      --        --        --
Diluted earnings (loss) per share from continuing operations attributable to common stock
     AT&T Common Stock Group................................    0.88      1.74      1.94
     Liberty Media Group....................................    0.58     (0.80)       --
     AT&T Wireless Group....................................    0.21        --        --

PRO FORMA PER SHARE DATA

     This pro forma per share information gives effect to

     - a fully subscribed exchange offer,

     - the DoCoMo investment, and

     - the distribution of AT&T Wireless Group


as if such events had been completed on January 1, 1999 for income statement purposes, and at December 31, 2000 for balance sheet purposes. The pro forma per share information also gives effect to the Tele-Communications, Inc., or TCI, and MediaOne Group, Inc. mergers as if they had been completed on January 1, 1999 for income statement purposes. As a result of this exchange offer, the earnings (loss) per share calculation of AT&T common stock will reflect the lower number of outstanding shares of AT&T common stock and the shareholders' decreased interest in the available separate combined net income (loss) of AT&T Wireless Group. While there will be no change to the earnings per share of AT&T Wireless Group tracking stock as a result of this exchange offer, the earnings per share calculation of AT&T Wireless Group tracking stock will reflect the shareholders' increased interest in the available separate combined net income
(loss) of AT&T Wireless Group and the proportionate increase in the number of shares of AT&T Wireless Group tracking stock outstanding.



                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               2000           1999
                                                              -------      -----------
Cash dividends per share
     AT&T Common Stock Group................................  $0.6975      $      0.88
     Liberty Media Group....................................       --               --
     AT&T Wireless Group....................................       --               --
Earnings (loss) per share from continuing operations
  attributable to common stock
     AT&T Common Stock Group................................     1.13             2.68
     Liberty Media Group....................................     0.58            (0.89)
     AT&T Wireless Group....................................     0.21               --

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document or incorporate by reference into this document. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information".

AT&T CORP.


     In the table below, we provide you with selected historical consolidated financial data of AT&T. We prepared this information using our consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000. We derived the consolidated income statement data below for each of the three years ended December 31, 2000, and the consolidated balance sheet data at December 31, 2000 and 1999, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements.

                       SUMMARY HISTORICAL FINANCIAL DATA


                              (IN MILLIONS, EXCEPT


                               PER SHARE AMOUNTS)



                                                               AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------
                                                         2000(1)     1999(2)     1998      1997      1996
                                                         --------    --------   -------   -------   -------
INCOME STATEMENT DATA:
Revenue................................................  $ 65,981    $ 62,600   $53,223   $51,577   $50,688
Operating income.......................................     4,277      10,859     7,487     6,836     8,709
Income from continuing operations......................     4,669       3,428     5,235     4,249     5,458
AT&T COMMON STOCK GROUP:
Income from continuing operations......................     3,105       5,450     5,235     4,249     5,458
Weighted average common shares and potential common
  shares...............................................     3,545       3,152     2,700     2,683     2,651
Income from continuing operations per share:
  Basic................................................  $   0.89    $   1.77   $  1.96   $  1.59   $  2.07
  Diluted..............................................  $   0.88    $   1.74   $  1.94   $  1.59   $  2.07
Cash dividends declared................................  $   0.6975  $   0.88   $  0.88   $  0.88   $  0.88
AT&T WIRELESS GROUP:
Income from continuing operations......................        76          --        --        --        --
Weighted average common shares and potential common
  shares...............................................       362          --        --        --        --
Income from continuing operations per share:
  Basic................................................  $   0.21          --        --        --        --
  Diluted..............................................  $   0.21          --        --        --        --
Cash dividends declared................................        --          --        --        --        --
LIBERTY MEDIA GROUP:
Income (loss) from continuing operations...............     1,488      (2,022)       --        --        --
Weighted average common shares and potential common
  shares...............................................     2,572       2,519        --        --        --
Income (loss) from continuing operations per share:
  Basic................................................  $   0.58    $  (0.80)       --        --        --
  Diluted..............................................  $   0.58    $  (0.80)       --        --        --
Cash dividends declared................................        --          --        --        --        --
BALANCE SHEET DATA:
Total assets...........................................  $242,223    $169,406   $59,550   $61,095   $57,348
Long-term debt.........................................    33,092      23,217     5,556     7,857     8,878
Shareowners equity.....................................   103,198      78,927    25,522    23,678    21,092


---------------
(1) On June 15, 2000, the MediaOne merger closed. The MediaOne merger was recorded as a purchase. Accordingly, the results of operations of MediaOne have been included in AT&T's consolidated results since the date the merger closed.

(2) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. Accordingly, the results of operations of TCI and Liberty Media Group have been included in AT&T's consolidated results since the date the TCI merger closed. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock intended to reflect the financial performance and economic value of Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in Liberty Media Group, therefore AT&T accounts for Liberty Media Group as an equity investment. Because Liberty Media Group is entirely reflected by separate tracking stock, AT&T excludes all of the earnings or losses related to Liberty Media Group from the earnings available to the holders of AT&T common stock.

CONSOLIDATING CONDENSED FINANCIAL INFORMATION


     In conjunction with the issuance of AT&T Wireless Group and Liberty Media Group tracking stocks, AT&T has separated for financial reporting purposes in all periods the AT&T Common Stock Group, Liberty Media Group and AT&T Wireless Group. We present below the consolidating financial information reflecting the businesses of these individual groups, including the allocation of expenses between the groups in accordance with our allocation policies, as well as other related party transactions such as sales of services between groups and interest income and expense on intercompany borrowings. Because AT&T Wireless Group tracking stock is intended to reflect the financial performance and economic value of the businesses, assets and liabilities we include in the AT&T Wireless Group, we believe the additional financial data about AT&T Wireless Group presented below may be helpful to you in deciding whether to invest in AT&T Wireless Group tracking stock. However, you should keep in mind that AT&T Wireless Group is not a separate company or legal entity. Rather it is a defined set of businesses, assets and liabilities of AT&T and its subsidiaries, including AT&T Wireless Services. The AT&T Common Stock Group presented below excludes its retained portion of the value of AT&T Wireless Group.


     AT&T Wireless Group purchases long distance and other network-related services from AT&T at market-based prices and accordingly such amounts are eliminated. Prior to the offering of AT&T Wireless Group tracking stock, the capital structure of AT&T Wireless Group had been assumed based upon AT&T's historical capital ratio adjusted for certain items. Intercompany interest rates are intended to be substantially equivalent to the interest rate that AT&T Wireless Group would be able to obtain or receive if it were a stand-alone entity. General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Group based on the ratio of AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Group performs on its own. The consolidated income tax provision, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to AT&T Wireless Group.


     AT&T does not have a controlling financial interest in LMG for financial accounting purposes; therefore, our ownership in LMG is reflected as an investment accounted for under the equity method and is reflected as such in the consolidating financial statements below. Pursuant to the Inter-Group agreement, AT&T does not allocate general overhead expenses to Liberty Media Group and only charges Liberty Media Group for specific services that Liberty Media Group receives from AT&T pursuant to service agreements or similar arrangements. Additionally, as Liberty Media Group operates independent of AT&T, there is no cash or debt allocated to them.



     The following events have occurred subsequent to December 31, 2000, or are anticipated to occur in conjunction with the split-off of AT&T Wireless Group from AT&T, which are not reflected in the summary financial data included below.



     On January 22, 2001, DoCoMo invested approximately $9.8 billion for shares of a new class of AT&T preferred stock that are convertible into 406,255,889 shares of AT&T Wireless Group tracking stock, and are intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. Of the 406,255,889 shares issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27.00 each, and the remaining 178,127,582 share equivalents represented a reduction of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group at $20.50 each. Accordingly, AT&T Common Stock Group retained $3.6 billion of the DoCoMo investment and allocated $6.2 billion to AT&T Wireless Group.



     AT&T Wireless Services, a legal entity included within AT&T Wireless Group, completed a private placement of $6.5 billion in Senior Notes on March 1, 2001. The notes included $1.0 billion paying interest at 7.35% due in 2006, $3.0 billion paying interest at 7.875% due in 2011, and $2.5 billion paying interest at 8.75% due in 2031. The net offering proceeds, after underwriting commissions and related expenses totaled $6.447 billion.



     In conjunction with the split-off of AT&T Wireless Group from AT&T, AT&T Wireless Group will pay-off all intercompany short-term and long-term debt due to AT&T, as well as redeem preferred stock held by AT&T. The intercompany amounts outstanding as of December 31, 2000, included short-term debt of $638 million, long-term debt of $1.8 billion, and preferred stock of $3.0 billion.

                 CONSOLIDATING CONDENSED FINANCIAL INFORMATION



                                 (IN MILLIONS)



                                                        AT AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                          -----------------------------------------------------------------------
                                            AT&T
                                           COMMON       AT&T      LIBERTY
                                           STOCK      WIRELESS     MEDIA        ELIMINATIONS/        CONSOLIDATED
                                           GROUP       GROUP       GROUP     RECLASSIFICATIONS(1)     AT&T CORP.
                                          --------    --------    -------    --------------------    ------------
INCOME STATEMENT DATA:
Revenue.................................  $ 55,533    $10,448     $                $                   $ 65,981
Inter-group revenue.....................       321                                    (321)
Total Revenue...........................    55,854     10,448                         (321)            $ 65,981
Operating Expenses
Costs of services and products..........    13,001      4,969                         (383)              17,587
Access and other connection.............    13,140                                     378               13,518
Selling, general and administrative.....    10,001      3,302                                            13,303
Depreciation and other amortization.....     5,923      1,686                         (335)               7,274
Amortization of goodwill, franchise
  costs and other purchased
  intangibles...........................     2,665                                     328                2,993
Net restructuring and other charges.....     7,029                                                        7,029
Inter-group expenses....................      (208)       529                         (321)
Total operating expenses................    51,551     10,486                         (333)              61,704
Operating income (loss).................     4,303        (38)                          12                4,277
Other income (expense)..................     1,150        391                          (27)               1,514
Inter-group interest income.............       326        143                         (469)
Interest expense........................     3,294       (111)                                            3,183
Inter-group interest expense............       143        196                         (339)
Income before income taxes, minority
  interest and earnings (losses) from
  equity investments....................     2,342        411                         (145)               2,608
Provision for income taxes..............     3,199        141                            2                3,342
Minority interest income................     4,092                                      28                4,120
Equity earnings from Liberty Media
  Group.................................                            1,488                                 1,488
Net earnings (losses) from other equity
  investments...........................      (585)       388                           (8)                (205)
Net income..............................     2,650        658       1,488             (127)               4,669
Dividend requirements on preferred stock
  held by AT&T, net.....................                  130                         (130)
Net income after preferred stock
  dividends.............................  $  2,650    $   528     $ 1,488          $     3             $  4,669
CASH FLOW DATA:
Net cash provided by operating
  activities............................  $ 11,684    $ 1,635     $                $   (12)            $ 13,307
Capital expenditures and other
  additions.............................   (10,912)    (4,012)                                          (14,924)
Equity investment distributions and
  sales.................................       992        360                                             1,352
Equity investment contributions and
  purchases.............................    (1,767)    (1,645)                                           (3,412)
Net acquisitions of businesses including
  cash acquired.........................   (16,647)    (4,763)                                          (21,410)
Issuance of AT&T Wireless Group common
  stock.................................     3,314      7,000                                            10,314
Increase in short-term borrowings,
  net...................................    17,009        638                         (674)              16,973
BALANCE SHEET DATA:
Cash and cash equivalents...............  $     64    $    62     $                $                   $    126
Short-term note due from related
  party.................................       638                                    (638)
Property, plant and equipment, net......    41,269      9,892                                            51,161
Licensing costs, net....................               13,627                           (1)              13,626
Other investments and related
  advances..............................    30,876      3,385                                            34,261
Long-term assets due from related
  party.................................     4,800                                  (4,800)
Total assets............................  $178,293    $35,302     $34,290          $(5,662)            $242,223
Debt maturing within one year...........  $ 31,838    $   109     $                $                   $ 31,947
Short-term debt due to related party....                  638                         (638)
Long-term debt..........................    33,089                                       3               33,092
Long-term debt due to related party.....                1,800                       (1,800)
Total liabilities.......................  $121,747    $10,384                      $(2,699)            $129,432
Shareowners' equity due to related
  party.................................                3,000                       (3,000)
Total shareowners' equity...............    46,994     24,877      34,290           (2,963)             103,198


---------------
(1) Includes the elimination of inter-group transactions, consolidating entries as well as reclassifications and adjustments related to AT&T Wireless Group tracking stock.

                 CONSOLIDATING CONDENSED FINANCIAL INFORMATION



                                 (IN MILLIONS)



                                                            AT AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                                -------------------------------------------------------------------
                                                  AT&T
                                                 COMMON      AT&T     LIBERTY
                                                 STOCK     WIRELESS    MEDIA       ELIMINATIONS/       CONSOLIDATED
                                                 GROUP      GROUP      GROUP    RECLASSIFICATIONS(1)    AT&T CORP.
                                                --------   --------   -------   --------------------   ------------
INCOME STATEMENT DATA:
Revenue.......................................  $ 54,973   $ 7,627    $               $                  $ 62,600
Inter-group revenue...........................       227                                 (227)
Total Revenue.................................    55,200     7,627                       (227)             62,600
Operating Expenses
Costs of services and products................    11,158     3,676                       (240)             14,594
Access and other connection...................    14,439                                  247              14,686
Selling, general and administrative...........    11,243     2,273                                         13,516
Depreciation and other amortization...........     5,137     1,253                       (252)              6,138
Amortization of goodwill, franchise costs and
  other purchased intangibles.................     1,057                                  244               1,301
Net restructuring and other charges...........       976       531                         (1)              1,506
Inter-group expenses..........................      (333)      560                       (227)
Total operating expenses......................    43,677     8,293                       (229)             51,741
Operating income (loss).......................    11,523      (666)                         2              10,859
Other income (expense)........................       824       122                        (15)                931
Inter-group interest income...................       270                                 (270)
Interest expense..............................     1,755       (78)                        88               1,765
Inter-group interest expense..................                 214                       (214)
Income (loss) before income taxes, minority
  interest and earnings (losses) from equity
  investments.................................    10,862      (680)                      (157)             10,025
Provision for income taxes....................     4,016      (294)                       (27)              3,695
Minority interest income (expense)............      (132)                                  17                (115)
Equity earnings from Liberty Media Group......                         (2,022)                             (2,022)
Net earnings (losses) from other equity
  investments.................................      (760)      (19)                        14                (765)
Income (loss).................................     5,954      (405)    (2,022)            (99)              3,428
Dividend requirements on preferred stock held
  by AT&T, net................................                  56                        (56)
Net income (loss) after preferred stock
  dividends...................................  $  5,954   $  (461)   $(2,022)        $   (43)           $  3,428
CASH FLOW DATA:
Net cash provided by operating activities.....  $ 10,907   $   867    $               $  (253)           $ 11,521
Capital expenditures and other additions......   (11,795)   (2,272)                        47             (14,020)
Equity investment distributions and sales.....     1,639       236                                          1,875
Equity investment contributions and
  purchases...................................    (7,837)     (284)                                        (8,121)
Net acquisitions of businesses including cash
  acquired....................................    (6,955)      244                                         (6,711)
BALANCE SHEET DATA:
Cash and cash equivalent......................  $  1,019   $     5    $               $                  $  1,024
Property, plant and equipment, net............    33,366     6,349                        (97)             39,618
Licensing costs, net..........................               8,571                        (23)              8,548
Other investments and related advances........    14,856     4,502                          8              19,366
Long-term assets due from related party.......     4,400                               (4,400)
Total assets..................................  $112,039   $23,512    $38,460         $(4,605)           $169,406
Debt maturing within one year.................  $ 12,479   $   154    $               $                  $ 12,633
Long-term debt................................    23,213                                    4              23,217
Long-term debt due to related party...........               3,400                     (3,400)
Total liabilities.............................  $ 77,632   $ 9,495                    $(3,739)           $ 83,388
Shareowners' equity due to related party......               1,000                     (1,000)
Total shareowners' equity.....................    27,336    13,997     38,460            (866)             78,927


---------------
(1) Includes the elimination of inter-group transactions, consolidating entries as well as reclassifications and adjustments related to AT&T Wireless Group tracking stock.

                 CONSOLIDATING CONDENSED FINANCIAL INFORMATION


                                 (IN MILLIONS)



                                                            AT AND FOR THE YEAR ENDED DECEMBER 31, 1998
                                                    -----------------------------------------------------------
                                                     AT&T
                                                    COMMON       AT&T
                                                     STOCK     WIRELESS       ELIMINATIONS/        CONSOLIDATED
                                                     GROUP      GROUP      RECLASSIFICATIONS(1)     AT&T CORP.
                                                    -------    --------    --------------------    ------------
INCOME STATEMENT DATA:
Revenue...........................................  $47,817     $5,406            $                  $53,223
Inter-group revenue...............................       73                         (73)
Total Revenue.....................................   47,890      5,406              (73)              53,223
Operating Expenses:
Costs of services and products....................    8,336      2,363             (204)              10,495
Access and other connection.......................   15,117                         211               15,328
Selling, general and administrative...............   10,845      1,931               (6)              12,770
Depreciation and other amortization...............    3,534      1,079             (235)               4,378
Amortization of goodwill, franchise costs and
  other purchased intangibles.....................       44                         207                  251
Net restructuring and other charges...............    2,514        120             (120)               2,514
Inter-group expenses..............................     (183)       256              (73)
Total operating expenses..........................   40,207      5,749             (220)              45,736
Operating income (loss)...........................    7,683       (343)             147                7,487
Other income......................................      811        650             (180)               1,281
Inter-group interest income.......................      246                        (246)
Interest expense..................................      515        (70)             (18)                 427
Inter-group interest expense......................                 190             (190)
Income from continuing operations before income
  taxes, minority interest and earnings (losses)
  from equity investments.........................    8,225        187              (71)               8,341
Provision for income taxes........................    2,996         59               (6)               3,049
Minority interest income..........................                                   21                   21
Net earnings (losses) from other equity
  investments.....................................     (108)        36               (6)                 (78)
Income from continuing operations.................    5,121        164              (50)               5,235
Dividend requirements on preferred stock held by
  AT&T, net.......................................                  56              (56)
Income from continuing operations after preferred
  stock dividends.................................  $ 5,121     $  108            $   6              $ 5,235
CASH FLOW DATA:
Net cash provided by operating activities.........  $ 9,928     $  414            $(125)             $10,217
Capital expenditures and other additions..........   (6,509)    (1,219)              15               (7,713)
Equity investment distributions and sales.........      148      1,354               14                1,516
Equity investment contributions and purchases.....   (1,118)      (156)              (7)              (1,281)
Net acquisitions of businesses including cash
  acquired........................................    4,183        324                                 4,507
Increase in short-term borrowings, net............   (3,076)        43                                (3,033)


---------------
(1) Includes the elimination of inter-group transactions, consolidating entries as well as reclassifications and adjustments related to AT&T Wireless Group tracking stock.

                        SUMMARY PRO FORMA FINANCIAL DATA


     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document or incorporate by reference into this document. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information."


AT&T

     The unaudited pro forma financial information set forth below for AT&T gives effect to

     - this exchange offer,

     - the DoCoMo investment, and

     - the AT&T Wireless Group distribution


as if those events had been completed on January 1, 1998 for income statement purposes, and on December 31, 2000 for balance sheet purposes. The unaudited pro forma financial information set forth below for AT&T also give effect to the TCI and MediaOne mergers as if they had been completed on January 1, 1998 for income statement purposes. The unaudited selected pro forma financial information does not necessarily represent what AT&T's financial position or results of operations would have been had the TCI or MediaOne mergers or the AT&T wireless events occurred on such dates.


     We have included detailed unaudited pro forma financial statements at the end of this document.

               SUMMARY PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                               AT AND FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                               -------------------------
                                                                  2000           1999
                                                               ----------     ----------
INCOME STATEMENT DATA:
Revenue.....................................................    $ 57,180       $ 58,836
Operating income............................................       3,870         10,423
Income from continuing operations -- attributable to AT&T
  common stock group........................................       3,796          9,292
Weighted average AT&T common shares -- diluted..............       3,393          3,478
Earnings per AT&T common share -- basic.....................    $   1.14       $   2.77
Earnings per AT&T common share -- diluted...................        1.13           2.68
Cash dividends declared per AT&T common share...............    $ 0.6975       $   0.88

BALANCE SHEET DATA:
Total assets................................................    $210,783
Long-term debt..............................................      33,089
Total shareowners' equity...................................      87,974

                                  RISK FACTORS

     You should carefully consider each of the following risks and uncertainties and all of the other information set forth in this document or in other documents that we refer to in this document before deciding whether to participate in this exchange offer.

RISK FACTORS RELATING TO THIS EXCHANGE OFFER


  Your decision to tender shares of AT&T common stock in this exchange offer will significantly affect your ability to participate in AT&T's restructuring plan



     If we complete our restructuring plan, holders of shares of AT&T common stock who retain their shares of AT&T common stock will be able to participate in all of AT&T's restructuring, which may involve the distribution to holders of AT&T common stock of securities relating to AT&T's other businesses. To the extent that you participate in this exchange offer and exchange your shares of AT&T common stock for AT&T Wireless Group tracking stock, you would receive shares of common stock of AT&T Wireless Services if we complete the split-off, but you will not receive any other securities that we may issue in our restructuring plan for your shares of AT&T common stock that you tender and are exchanged in this exchange offer.



  If you do not tender shares of AT&T common stock in this exchange offer, you will still receive some shares in AT&T Wireless Services if we complete the split-off, but fewer shares than if you do tender


     All holders of shares of AT&T common stock will receive shares of AT&T Wireless Services in mid-2001 if we complete the split-off as we expect. If you do not tender any shares of AT&T common stock in this exchange offer and retain those shares, you would receive some shares in AT&T Wireless Services at that time. However, your interest in AT&T Wireless Services will be smaller than it would be if you tendered your shares of AT&T common stock in this exchange offer.


 We will not seek shareholder approval of the split-off of AT&T Wireless
 Services


     AT&T does not plan to seek shareholder approval for the split-off of AT&T Wireless Services. If the split-off occurs, any shares of AT&T Wireless Group tracking stock you receive in this exchange offer will be exchanged into shares of AT&T Wireless Services without the consent of any of the holders of AT&T Wireless Group tracking stock. We describe some of the risks relating to the potential split-off under "-- Risk Factors Relating to the Split-Off."

 If we do not complete the split-off of AT&T Wireless Services in the manner and in the timeframe we contemplate, this may have a material adverse effect on the value of the AT&T Wireless Group tracking stock

     In deciding whether to tender your shares of AT&T common stock in this exchange offer, you should consider that we may not complete the split-off of AT&T Wireless Services as we plan. The failure to complete the split-off may materially adversely affect the value of the shares of AT&T Wireless Group tracking stock that we issue in this exchange offer. We describe some of the risks relating to the failure to complete the potential split-off under "-- Risk Factors Relating to the Split-Off."

  You may not receive any premium for the shares of AT&T common stock that you exchange for shares of AT&T Wireless Group tracking stock in the exchange offer

     If you tender your shares of AT&T common stock in this exchange offer, you may not receive any premium. Any premium that you would receive in this exchange offer will depend upon a variety of factors, including the market prices of shares of AT&T common stock and AT&T Wireless Group tracking stock at the time of the closing of this exchange offer. Even if you receive a premium in this exchange offer, it is possible that over time the market value of the number of shares of AT&T common stock tendered in this exchange offer, including any securities you receive as part of AT&T's restructuring plan, will exceed the market value of AT&T Wireless Group tracking stock you receive in this exchange offer.

  The issuance of AT&T Wireless Group tracking stock in this exchange offer may materially adversely affect the market price of AT&T Wireless Group tracking stock and/or AT&T common stock

     This exchange offer could increase substantially the number of publicly held shares of AT&T Wireless Group tracking stock and the number of holders of AT&T Wireless Group tracking stock. The shares of AT&T Wireless Group tracking stock to be issued in this exchange offer will be eligible for immediate resale in the open market. If a significant number of shareholders who receive shares of AT&T Wireless Group tracking stock in this exchange offer attempt to sell those shares on the open market after this exchange offer, the market price of AT&T Wireless Group tracking stock could be materially adversely affected. In addition, this exchange offer may adversely affect the market price of AT&T common stock, including by reducing AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group.


RISK FACTORS RELATING TO THE FACT THAT AT&T WIRELESS GROUP TRACKING STOCK IS A TRACKING STOCK


  The market price of AT&T Wireless Group tracking stock may not reflect the financial performance and economic value of the AT&T Wireless Group as we intend and may not effectively track the separate performance of AT&T Wireless Group

     The market price of AT&T Wireless Group tracking stock may not in fact reflect the financial performance and economic value of AT&T Wireless Group as we intend. Holders of AT&T Wireless Group tracking stock will continue to be common shareholders of AT&T and, as such, will be subject to all risks associated with an investment in AT&T and all of its businesses, assets and liabilities. The performance of AT&T as a whole may affect the market price of the AT&T Wireless Group tracking stock or the market price could more independently reflect the performance of the business of AT&T Wireless Group. Investors may discount the value of AT&T Wireless Group tracking stock because AT&T Wireless Group is part of a common enterprise with the rest of the operations of AT&T rather than a stand-alone entity.

  Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock are shareholders of one company and, therefore, financial impacts on one group could affect the other groups

     Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock are all common shareholders of AT&T, and are subject to risks associated with an investment in a single company and all of AT&T's businesses, assets and liabilities. Financial effects arising from one group that affect AT&T's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial position of the other groups or the market price of the class of common shares relating to the other groups. In addition, if AT&T or any of its subsidiaries were to incur significant indebtedness on behalf of a group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of AT&T and its subsidiaries. This, in turn, could increase the borrowing costs of the other groups and AT&T as a whole. Net losses of any group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of AT&T legally available for payment of future dividends on each of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. For these reasons, you should read AT&T's consolidated financial information together with the financial information of AT&T Wireless Group and Liberty Media Group in deciding whether to participate in this exchange offer.

  The complex nature of the terms of AT&T Wireless Group tracking stock, or confusion in the marketplace about what a tracking stock is, could adversely affect the market prices of AT&T Wireless Group tracking stock

     Tracking stocks, like AT&T Wireless Group tracking stock, are more complex than traditional common stock and are not directly comparable to common stock of companies that have been spun off by their parent companies. The complex nature of the terms of AT&T Wireless Group tracking stock, and the potential difficulties investors may have in understanding these terms, may adversely affect the market price of AT&T Wireless Group tracking stock. Examples of these terms include:

     - discretion of AT&T's board of directors to make determinations affecting AT&T Wireless Group tracking stock,

     - redemption and conversion rights in the event AT&T disposes of substantially all the assets attributed to AT&T Wireless Group,

     - ability of AT&T to convert shares of AT&T Wireless Group tracking stock into shares of AT&T common stock, or

     - voting rights of AT&T Wireless Group tracking stock and AT&T common stock.

     Confusion in the marketplace about what a tracking stock is and what it is intended to represent could also adversely affect the market price of AT&T Wireless Group tracking stock.


  Holders of AT&T Wireless Group tracking stock will have limited separate shareholder rights, and will have no additional rights specific to AT&T Wireless Group, including direct voting rights


     Holders of AT&T Wireless Group tracking stock do not have any direct voting rights in AT&T Wireless Group, except to the extent required under AT&T's charter or by New York law. Separate meetings for holders of AT&T Wireless Group tracking stock are not held. When a vote is taken on any matter as to which all of our common shares are voting together as one class, any class or series of our common shares that is entitled to more than the number of votes required to approve the matter being voted upon is in a position to control the outcome of the vote on that matter.

     Currently:

     - each share of AT&T common stock has one vote,

     - each share of Class B Liberty Media Group tracking stock has 0.375 of a vote,


     - each share of Class A Liberty Media Group tracking stock has 0.0375 of a vote; and


     - each share of AT&T Wireless Group tracking stock has 0.5 of a vote.

     The voting power of each class is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.


  There is no board of directors or committee that owes any separate fiduciary duties to holders of AT&T Wireless Group tracking stock, apart from those owed to AT&T shareholders generally


     AT&T Wireless Group does not have a separate board of directors to represent solely the interests of the holders of AT&T Wireless Group tracking stock. Each of AT&T's board of directors and the AT&T Wireless Group capital stock committee owes fiduciary duties to AT&T and its shareholders as a whole. Consequently, there is no separate board of directors or committee that owes any separate duties to the holders of AT&T Wireless Group tracking stock.


  Until the split-off, AT&T Wireless Group will be controlled by AT&T



     Subject to fiduciary duties, our policy statements and inter-company agreements, AT&T's board of directors could make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:


     - allocation of financing opportunities in the public markets,

     - allocation of business opportunities, resources and personnel, and

     - transfers of services, including sales agency, resale and other arrangements, funds or assets between groups and other inter-group transactions that, in each case, may be suitable for one or more groups. Any of these decisions may benefit one group more than the other groups.



     In addition, AT&T Wireless Group is, and may continue to be, subject to AT&T's existing agreements or arrangements with third parties and consent decrees, as well as new agreements or decrees.

These agreements or arrangements or decrees currently may benefit AT&T Wireless Group, as in the case of purchasing arrangements, or may have the effect of limiting or impairing its business opportunities. For example, AT&T and British Telecommunications plc have entered into a joint venture agreement for the provision of global communications services. As part of that joint venture agreement, among other things, AT&T has agreed to various restrictions on its businesses and activities, including non-competition provisions and exclusive purchasing requirements, all of which apply to AT&T Wireless Group.


  Holders of AT&T Wireless Group tracking stock may have potentially diverging interests from holders of other classes of AT&T capital stock


     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of AT&T common stock, AT&T Wireless Group tracking stock and/or Liberty Media Group tracking stock diverge, conflict or appear to diverge or conflict. Examples include determinations by AT&T's board of directors to:

     - set priorities for use of capital and debt capacity,

     - pay or omit the payment of dividends on AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, except where such dividends are required,

     - redeem shares of AT&T Wireless Group tracking stock for shares of AT&T common stock or stock of qualifying subsidiaries of AT&T,

     - approve dispositions of assets attributed to any group,

     - allocate the proceeds of issuances of AT&T Wireless Group tracking stock either to AT&T Common Stock Group with a corresponding reduction in the AT&T Common Stock Group's retained portion, if any, or to the equity of AT&T Wireless Group,

     - formulate public policy positions for AT&T,

     - establish material commercial relationships between groups, and

     - make operational and financial decisions with respect to one group that could be considered to be detrimental to another group.

     In addition, decisions regarding distribution and other commercial arrangements between the groups may affect costs, service alternatives and marketing approaches for each group. When making decisions with regard to matters that create potential diverging interests, our board of directors will act in accordance with:

     - the terms of AT&T's charter, the AT&T Wireless Group policy statement, the Liberty Media Group policy statement and the inter-group agreement between AT&T and Liberty Media Group, which governs the relationship between AT&T Common Stock Group and Liberty Media Group, to the extent applicable, and

     - its fiduciary duties, which require our board of directors to consider the impact of these decisions on all shareholders of AT&T.

Our board of directors also could, from time to time, refer to the Liberty Media Group capital stock committee and the AT&T Wireless Group capital stock committee matters involving any conflict, and have those committees report to our board of directors on those matters or decide those matters to the extent permitted by AT&T's by-laws and applicable law.

  AT&T's board of directors may redeem AT&T Wireless Group tracking stock in exchange for stock of AT&T Wireless Services, or another subsidiary

     AT&T's charter provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies requirements under the Internal Revenue Code and that holds, directly or indirectly, all of the assets and liabilities of AT&T Wireless Group. This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares. For more information, see "Description of AT&T Capital Stock -- AT&T Wireless Group Tracking Stock -- Redemption."

     If we complete the proposed split-off in the manner we contemplate, our Board of Directors will use this redemption right to exchange all shares of AT&T Wireless Group tracking stock for shares of AT&T Wireless Services. In this case, shareholders of AT&T Wireless Group tracking stock would no longer be shareholders of AT&T but would be shareholders of AT&T Wireless Services. We describe some of the risks related to the proposed split-off under "-- Risk Factors Relating to the Split-Off."

  A decision by AT&T's board of directors to dispose of assets attributed to AT&T Wireless Group could have an adverse impact on the trading price of AT&T Wireless Group tracking stock

     Assuming AT&T Wireless Group's assets represent less than substantially all of the properties and assets of AT&T as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the properties and assets of AT&T Wireless Group because the New York Business Corporation Law, or NYBCL, requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of all of AT&T.

     However, in the event of a disposition of all or substantially all of the properties and assets attributed to AT&T Wireless Group, generally defined as 80% or more of the fair value of that group, AT&T will be required under its charter to:

     - convert each outstanding share of AT&T Wireless Group tracking stock into shares of AT&T common stock at a 10% premium, or

     - distribute cash and/or securities, other than AT&T common stock, or other property equal to the fair value of the net proceeds from that disposition allocable to AT&T Wireless Group tracking stock, either by special dividend or by redemption of all or part of the outstanding shares of AT&T Wireless Group tracking stock, or

     - take a combination of the actions described in the preceding bullet points whereby AT&T would convert some shares of AT&T Wireless Group tracking stock into AT&T common stock at a 10% premium and pay a dividend on the remaining shares of AT&T Wireless Group tracking stock or redeem all or part of the remaining shares of AT&T Wireless Group tracking stock for cash and/or property equal to the fair value of a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.


     Our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of AT&T Wireless Group tracking stock. See "-- The fiduciary duties of AT&T's board of directors to more than one class of common stock are not clear under New York law" for a discussion of our board of directors' fiduciary duties to the holders of the different classes of our common shares.


     In addition, under New York law, our board of directors could decline to dispose of AT&T Wireless Group assets even if a majority of the holders of AT&T Wireless Group tracking stock request such a disposition.


 AT&T may take positions on public policy or regulatory matters that benefit one group more than another


     Because of the nature of the businesses of AT&T Common Stock Group, and AT&T Wireless Group, the groups may have diverging interests as to the position AT&T should take with respect to various regulatory issues. For example, FCC regulations that may advance the interests of one group may not advance the interests of the other groups. Under the AT&T Wireless Group policy statement, we will resolve material matters involving potentially divergent interests in a manner that our board of directors, or the AT&T Wireless Group capital stock committee, determines to be in the best interests of AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Nevertheless, AT&T's board of directors could take positions on any given issue that may benefit one group more than another.



  The fiduciary duties of AT&T's board of directors to more than one class of common stock are not clear under New York law


     Although we are not aware of any legal precedent under New York law involving the fiduciary duties of directors of corporations having two or more classes of common stock, or separate classes or series of capital stock, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all shareholders regardless of class or series, and does not have separate or additional duties to either group of shareholders. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, or a committee of the board of directors, with respect to any matter having disparate impacts upon holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock would be a defense to any challenge to a determination made by or on behalf of the holders of any class of our common shares. Nevertheless, a New York court hearing a case involving this type of a challenge may decide to apply principles of New York law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide that case. Any future shareholder litigation over the meaning or application of the terms of the AT&T Wireless Group tracking stock or our board's policies may be costly and time consuming to AT&T and AT&T Wireless Group.


  AT&T's board of directors has the ability to control inter-group transactions between AT&T Common Stock Group and AT&T Wireless Group



     AT&T's board of directors may decide to transfer funds or other assets between groups. Transfers of assets from AT&T Common Stock Group to AT&T Wireless Group that AT&T's board of directors designates as an equity contribution by AT&T Common Stock Group to AT&T Wireless Group will result in an increase in AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group.



     Under the AT&T Wireless Group policy statement, AT&T Common Stock Group may make loans to AT&T Wireless Group at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that AT&T Wireless Group would be able to obtain from third parties. We anticipate that interest rates payable by AT&T Wireless Group initially will be higher than those payable by AT&T or the AT&T Common Stock Group.



     Any increase in AT&T Common Stock Group's retained portion of AT&T Wireless Group resulting from an equity contribution, or any decrease in that retained portion resulting from a transfer of funds from AT&T Wireless Group to AT&T Common Stock Group, would be determined by reference to the then-current market value of AT&T Wireless Group tracking stock. Such an increase or decrease, however, could occur at a time when those shares are considered under- or over-valued.



 AT&T's board of directors may change the AT&T Wireless Group Policy Statement or our By-Laws without shareholder approval



     The AT&T Wireless Group policy statement governs the relationship between AT&T Common Stock Group and AT&T Wireless Group and AT&T's by-laws create a capital stock committee that oversees the interaction between the two groups. AT&T's board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders, although there is no present intention to do so. Our board of directors may also adopt additional policies, depending upon the circumstances. AT&T's by-laws may similarly be modified, suspended or rescinded. Our board of directors would make any determination to modify, suspend or rescind these policies or our by-laws, or to make exceptions to them or adopt additional policies or by-laws, including any decision that would have disparate impacts upon holders of AT&T common stock and AT&T Wireless Group tracking stock, in a manner consistent with its fiduciary duties to AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares, including the holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. See "-- The fiduciary duties of AT&T's board of directors to more than one class of common stock are not clear under New York law" for more information regarding our board of directors' fiduciary duties to our shareholders and "Relationship between AT&T Common Stock Group and AT&T Wireless Group before the Split-Off" for a description of the AT&T Wireless Group policy statement and our by-laws.


  It will be difficult for a third party to acquire AT&T Wireless Group without AT&T's consent


     If AT&T Wireless Group were an independent entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. Although AT&T Wireless Group tracking stock is a class of our common shares that is intended to reflect the financial performance and economic value of AT&T Wireless Group, a person interested in acquiring only AT&T Wireless Group without negotiation with our management still would be required to seek control of the voting power represented by all of the outstanding capital stock of AT&T entitled to vote on that acquisition, including the classes of common shares related to the other groups. As a result, this may discourage potential interested bidders from seeking to acquire AT&T Wireless Group. See "-- Holders of AT&T Wireless Group tracking stock will have limited separate shareholder rights, and will have no additional rights specific to AT&T Wireless Group, including direct voting rights" for more information on the rights of holders of tracking stocks.


  Future sales of AT&T Wireless Group tracking stock and AT&T common stock could adversely affect their respective market prices and the ability to raise capital in the future

     Sales of substantial amounts of AT&T Wireless Group tracking stock, including any sale by AT&T of AT&T Wireless Services shares it retains in the split-off, and AT&T common stock in the public market could hurt the market price of AT&T Wireless Group tracking stock. This also could hurt AT&T's ability to raise capital in the future. The shares of AT&T Wireless Group tracking stock that we sold to the public in April 2000 and the shares AT&T Wireless Group tracking stock issued in this exchange offer are freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of AT&T, as defined under the Securities Act. Any sales of substantial amounts of AT&T Wireless Group tracking stock or AT&T common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of AT&T Wireless Group tracking stock.

     The approval of the shareholders of AT&T and AT&T Wireless Group will not be solicited by AT&T for the issuance of authorized but unissued shares of AT&T Wireless Group tracking stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of those shares could dilute the value of shares of AT&T Wireless Group tracking stock.

  We do not expect to pay dividends on AT&T Wireless Group tracking stock or AT&T Wireless Services common stock

     Determinations as to the future dividends on AT&T Wireless Group tracking stock primarily will be based upon the financial condition, results of operations and business requirements of AT&T Wireless Group and AT&T as a whole. We currently do not expect to pay any dividends on AT&T Wireless Group tracking stock for the foreseeable future, nor do we expect AT&T Wireless Services to pay any dividends on AT&T Wireless Services common stock for the foreseeable future following the split-off.

  Changes in the tax law or in the interpretation of current tax law may result in redemption of AT&T Wireless Group tracking stock or may prevent us from issuing further shares

     From time to time, there have been legislative and administrative proposals that, if effective, would have resulted in the imposition of corporate level or shareholder level tax upon the issuance of tracking stock. As of the date of this document, no such proposals are outstanding.

     If there are adverse tax consequences associated with the issuance of AT&T Wireless Group tracking stock, it is possible that we would cease issuing additional shares of AT&T Wireless Group tracking stock. This could affect the value of AT&T Wireless Group tracking stock then outstanding.

     Furthermore, we are entitled to convert AT&T Wireless Group tracking stock into AT&T common stock at a premium of 10% if, based upon the opinion of tax counsel, adverse U.S. federal income tax law developments related to AT&T Wireless Group tracking stock occur.

  In some instances, we may optionally redeem AT&T Wireless Group tracking stock, including as a result of an adverse tax law change

     Our board of directors may, at any time after either the occurrence of tax-related events, such as the ones described above, or May 2, 2002, redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock at a 10% premium. We could decide to redeem shares of AT&T Wireless Group tracking stock at a time when either or both of AT&T common stock and AT&T Wireless Group tracking stock may be considered to be overvalued or undervalued. In addition, a redemption at any premium would preclude holders of AT&T Wireless Group tracking stock from retaining their investment in a security intended to reflect separately the economic performance of AT&T Wireless Group. It would also give holders of shares of converted AT&T Wireless Group tracking stock an amount of consideration that may differ from the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets of the AT&T Wireless Group.

  If we liquidate AT&T, amounts distributed to holders of each class of common stock may not bear any relationship to the value of the assets attributed to the groups

     Under our charter, we would determine the liquidation rights of the holders of the respective classes of stock in accordance with each group's respective market capitalization at the time of liquidation. However, the relative market capitalization of each group may not correctly reflect the value of the net assets remaining and attributed to the groups after satisfaction of outstanding liabilities.

RISK FACTORS RELATING TO THE BUSINESS OF AT&T WIRELESS GROUP

  AT&T Wireless Group may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings


     AT&T Wireless Group may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings. It may also be difficult for AT&T Wireless Group to obtain all the financing it needs to fund its business and growth strategy on desirable terms. AT&T Wireless Group currently anticipates requiring substantial additional financing for the foreseeable future to fund capital expenditures, license purchases and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and to repay indebtedness and preferred equity owed to or held by AT&T and affiliated entities at the time of the split-off. As of December 31, 2000, the aggregate amount of this intercompany debt and preferred equity was approximately $5.4 billion.



     AT&T and AT&T Wireless Group are exploring and evaluating the relative advantages and disadvantages of various funding mechanisms for AT&T Wireless Services. AT&T Wireless Services recently completed a $6.5 billion long-term debt offering and entered into bank credit facilities of up to $2.5 billion. Other funding mechanisms that still may be considered include commercial paper, and other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, the business and financial plans of AT&T Wireless Services and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair the flexibility of AT&T Wireless Services and restrict its ability to pursue growth opportunities.

 AT&T's relationship with DoCoMo contains features that could adversely affect the financial condition of AT&T Wireless Group or the way in which it conducts its business


     The terms of the DoCoMo investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest, if AT&T does not complete the split-off of AT&T Wireless Services within a specified time frame, or if by June 30, 2004 AT&T Wireless Group either fails to commence service using an agreed technology in at least 13 of the top 50 domestic markets or abandons wideband code division multiple access, also known as universal mobile telecommunications system, as its primary technology for third generation services. If AT&T must repay DoCoMo's investment before the split-off, AT&T Wireless Group will fund approximately $6.2 billion, plus interest. After the split-off, if DoCoMo requires repayment, AT&T Wireless Services will fund the entire repurchase obligation. If DoCoMo requires repayment of its investment, it may also terminate the technology rights provided to AT&T Wireless Group in connection with its investment.



     Before the split-off, AT&T will need to obtain DoCoMo's consent in order to undertake a number of business actions relating to AT&T Wireless Group. After the split-off, AT&T Wireless Services will need to obtain DoCoMo's consent in order to make any fundamental change in the nature of its business or to allow another wireless operator to acquire more than 15% but less than 50% of AT&T Wireless Services' equity. These limitations could prevent AT&T Wireless Group or AT&T Wireless Services from taking advantage of some business opportunities or relationships that it might otherwise pursue.



  AT&T Wireless Group has substantial capital requirements that it may not be able to fund



     AT&T Wireless Group's strategy and business plan will continue to require substantial capital, which AT&T Wireless Group may not be able to obtain or to obtain on favorable terms. A failure to obtain necessary capital would have a material adverse effect on AT&T Wireless Group, and result in the delay, change or abandonment of AT&T Wireless Group's development or expansion plans and the failure to meet regulatory build-out requirements.



     AT&T Wireless Group currently estimates that its capital expenditures for the build out of its networks, including expenditures related to its fixed wireless operations during 2001, will total approximately $5.5 billion, as compared to $4.1 billion in 2000. AT&T Wireless Group expects these 2001 capital expenditure amounts to include approximately $5 billion of mobility expenditures and approximately $450 million for fixed wireless. AT&T Wireless Group also expects to incur substantial capital expenditures in future years. The actual amount of the funds required to finance this network build out and other capital expenditures may vary materially from management's estimate. AT&T Wireless Group has entered into various contractual commitments associated with the development of its third generation strategy totalling approximately $2.1 billion as of the dates the agreements were executed. These include purchase commitments for network equipment. Additionally, AT&T Wireless Group anticipates that it will enter into material purchase commitments in the future.



     AT&T Wireless Group also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. AT&T Wireless Group has also entered into agreements for investments and ventures which have required or will require substantial capital, including its agreement to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the recently concluded 1900 megahertz auction. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require AT&T Wireless Group to purchase assets or investments.

 The actual amount of funds necessary to implement AT&T Wireless Group's strategy and business plan may materially exceed current estimates, which could have a material adverse effect on AT&T Wireless Group's financial condition and results of operations



     The actual amount of funds necessary to implement AT&T Wireless Group's strategy and business plan may materially exceed AT&T Wireless current estimates in the event of various factors including:


     - departures from AT&T Wireless Group's current business plan,

     - unforeseen delays,

     - cost overruns,

     - unanticipated expenses,

     - regulatory developments,

     - engineering design changes, and

     - technological and other risks.

If actual costs do materially exceed AT&T Wireless Group's current estimates for these or other reasons, this could have a material adverse effect on AT&T Wireless Group's financial condition and results of operations.

  AT&T Wireless Group's significant network build out requirements may not be completed as planned


     AT&T Wireless Group needs to complete significant remaining build-out activities, including completion of regulatorily required build-out activities in some of its existing wireless markets. Failure or delay to complete the build out of the network and launch operations, or increased costs of this build out and launch of operations, could have a material adverse effect on the operations and financial condition of AT&T Wireless Group.


     As AT&T Wireless Group continues to build out its network, it must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites,

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction,

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its markets,

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems, and

     - expand and maintain customer care, network management, billing and other financial and management systems.


     In addition, over the next several years, AT&T Wireless Group will be implementing upgrades to its network to access the next generation of digital technology.


     These events may not occur in the time frame AT&T Wireless Group assumes or that the FCC requires, or at the cost AT&T Wireless Group assumes, or at all.

     Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. AT&T Wireless Group intends to rely on the services of various companies that are experienced in design and build out of wireless networks in order to accomplish its build out schedule. However, AT&T Wireless Group may not be able to obtain satisfactory contractors on economically attractive terms or ensure that the contractors obtained will perform as expected.

 AT&T Wireless Group's business and operations would be adversely affected if it fails to acquire adequate radio spectrum in FCC auctions or through other transactions

     AT&T Wireless Group's domestic business depends on the ability to use portions of the radio spectrum licensed by the FCC. AT&T Wireless Group could fail to obtain sufficient spectrum capacity in new and existing markets, whether through FCC auctions or other transactions, in order to meet the expanded demands for existing services, as well as to enable development of third generation services. This type of a failure would have a material adverse impact on the quality of AT&T Wireless Group's services and its ability to roll out such future services in certain markets. AT&T Wireless Group intends to continue to acquire more spectrum through a combination of alternatives, including participation in spectrum auctions, purchase of spectrum licenses from companies that own them or purchase of these companies outright.

     As required by law, the FCC periodically conducts auctions for licenses to use certain parts of the radio spectrum. The decision to conduct auctions, and the determination of what spectrum frequencies will be made available for auction, are provided for by laws administered by the FCC. The FCC may not allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. Even if the FCC conducts further auctions in the future, AT&T Wireless Group may not be successful in those future auctions in obtaining the spectrum that it believes is necessary to implement its business and technology strategies.

     AT&T Wireless Group may also seek to acquire radio spectrum through purchases and swaps with other spectrum licensees or otherwise, including by purchases of other licensees outright. However, AT&T Wireless Group may not be able to acquire sufficient spectrum through these types of transactions, and it may not be able to complete any of these transactions on favorable terms.

     See "Business of AT&T Wireless Group -- Regulatory Environment" for additional information regarding the licensed radio frequency spectrum and the regulatory environment in which we operate.

 AT&T Wireless Group's business and operations could be hurt if it is unable to establish new affiliates to expand its digital network or if its existing or any new affiliates do not or cannot develop their systems in a manner consistent with AT&T Wireless Group's


     In order to accelerate the build out of widescale coverage of the United States by a digital mobile wireless network operating on the technical standards AT&T Wireless Group has adopted, AT&T Wireless Group has entered into affiliation agreements with other entities that provide wireless service or hold spectrum licenses. Through contractual arrangements between AT&T Wireless Group and these affiliates, AT&T Wireless Group's customers are able to obtain service in the affiliates' territories, and the affiliates' customers are able to obtain service in AT&T Wireless Group's territory. In all markets where these affiliates operate, AT&T Wireless Group is at risk because it does not control the affiliates. As a result, these affiliates are not obligated to implement AT&T Wireless Group's third generation strategy. AT&T Wireless Group's ability to provide service on a nationwide level and to implement its third generation strategy would be adversely affected if these affiliates decide not to participate in the further development of AT&T Wireless Group's digital network.


     AT&T Wireless Group may establish additional affiliate relationships to accelerate build-out of its digital mobile network. If AT&T Wireless Group is unable to establish such affiliate relationships, or if any such affiliates are unable or do not develop their systems in a manner consistent with AT&T Wireless Group's network, AT&T Wireless Group's ability to service its customers and expand the geographic coverage of its digital network could be adversely affected.


  If the FCC denies Alaska Native Wireless' application to acquire licenses for which it was the successful bidder in the recent spectrum auction, or, in the future, revokes licenses awarded to Alaska Native Wireless, AT&T Wireless Group's ability to implement its third generation strategy could be adversely affected or AT&T Wireless Group could become obligated to repurchase other investors' interests in Alaska Native Wireless



     AT&T Wireless Group has agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the recently concluded 1900 megahertz auction. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted most of the licenses for which Alaska Native Wireless was the successful bidder. If the FCC determines that Alaska Native Wireless was not qualified, the FCC could refuse to grant Alaska Native Wireless the closed licenses. If this occurs, it could have a significant adverse impact on AT&T Wireless Group's ability to provide or enhance services in key new and existing markets.



     The trustee in the Chapter 11 bankruptcy proceeding of Next Wave Telecom, Inc. and the unsecured creditors of Next Wave have commenced litigation relating to the 1900 megahertz auction that could delay the grant of licenses to successful bidders and cause Alaska Native Wireless to postpone the development and use of any licenses awarded to it. This litigation could result in a delay of in the grant of licenses to successful bidders or revocation of any licenses, including those won or acquired by Alaska Native Wireless. If this occurs, it could have a significant adverse impact on AT&T Wireless Group's plans to provide or enhance services in key new and existing markets.



     In specified circumstances, if a winning bid of Alaska Native Wireless in the recently concluded 1900 megahertz spectrum auction is rejected or if any license granted to it is revoked, AT&T Wireless Group would become obligated to compensate other investors for making capital available to the venture. In specified circumstances, if the grant of those licenses is challenged, AT&T Wireless Group may be obligated to purchase the interests of other investors.



 If AT&T Wireless Group is unable to reach agreement with Alaska Native Wireless regarding the development and use of licenses for which it was the successful bidder in the recent spectrum auction, AT&T Wireless Group's ability to implement its third generation strategy may be adversely affected



     AT&T Wireless Group has not reached any agreements with Alaska Native Wireless as to whether it will participate in AT&T Wireless Group's digital mobile wireless network. Alaska Native Wireless is not obligated to use or develop any spectrum it acquires in a manner which will further, or be consistent with, AT&T Wireless Group's strategic objectives, although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with AT&T Wireless Group's digital mobile wireless network. If Alaska Native Wireless does not enter into agreements with AT&T Wireless Group regarding the use and development of this spectrum similar to those AT&T Wireless Group has entered into with its affiliates for its existing networks, it could have a material adverse impact on the timing and cost of implementing AT&T Wireless Group's third generation strategy.


  Potential acquisitions may require AT&T Wireless Group to incur substantial additional debt and integrate new technologies, operations and services, which may be costly and time consuming

     An element of AT&T Wireless Group's strategy is to expand its network, which AT&T Wireless Group may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause AT&T Wireless Group to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, AT&T Wireless Group may encounter difficulties in integrating those acquired operations into its own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time consuming or divert management's attention from other business matters.

  Failure to develop future business opportunities may have an adverse effect on AT&T Wireless Group's growth potential


     AT&T Wireless Group intends to pursue a number of new growth opportunities, which involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. AT&T Wireless Group's existing technology may not perform as expected and that AT&T Wireless Group may not be able to successfully develop new technology to effectively and economically deliver these services.


     In addition, these opportunities require substantial capital outlays and spectrum availability to deploy on a large scale. This capital or spectrum may not be available to support these services.

     Furthermore, each of these opportunities entails additional specific risks. For example, the delivery of fixed wireless services requires AT&T Wireless Group to provide installation and maintenance services, which the AT&T Wireless Group has never provided previously. This will require AT&T Wireless Group to hire, employ, train and equip technicians to provide installation and repair in each market served, or rely on subcontractors to perform these services. AT&T Wireless Group may not be able to hire and train sufficient numbers of qualified employees or subcontract these services, or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services.

     These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. If these services are not successful or costs associated with implementation and completion of the roll out of these services materially exceed those currently estimated by AT&T Wireless Group, AT&T Wireless Group's financial condition and prospects could be materially adversely affected.

  AT&T Wireless Group faces substantial competition

     There is substantial competition in the wireless telecommunications industry. AT&T Wireless Group expects competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, operators and resellers, serve each of the markets in which AT&T Wireless Group competes.

     A majority of markets will have five or more commercial mobile radio service providers, and all of the top 50 metropolitan markets have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, personal communications services or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

  Market prices for wireless services may decline in the future

     AT&T Wireless Group anticipates that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. AT&T Wireless Group also expects that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels.


     All of this may lead to greater choices for customers, possible consumer confusion, and increasing movement of customers between competitors, which we refer to as "churn." AT&T Wireless Group may also adopt customer policies or programs to be more competitive, which policies or programs may also affect churn. AT&T Wireless Group's ability to compete successfully also will depend on marketing, and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.


  Consolidation in the wireless communications industry may adversely affect AT&T Wireless Group


     The wireless communications industry has been experiencing significant consolidation and AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone AirTouch, now called Verizon, and SBC/BellSouth, now called Cingular, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to AT&T Wireless Group's offerings. In addition, in July 2000, VoiceStream Communications and Deutsche Telekom publicly announced a planned merger.


     These mergers or ventures have caused AT&T Wireless Group's ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, AT&T Wireless Group, including partnerships and affiliates, ranks third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than AT&T Wireless Group, to obtain roaming rates that are more favorable than those obtained by AT&T Wireless Group, and may be better able to respond to offers of AT&T Wireless Group.

  Significant changes in the wireless industry could materially adversely affect AT&T Wireless Group


     The wireless communications industry is experiencing significant technological change. This change includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, enhancements and changes in end-user needs and preferences and increased importance of data and broadband capabilities.



     The pace and extent of customer demand may not continue to increase, and airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and of AT&T Wireless Group and the success of its competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from AT&T Wireless Group. Technological developments may therefore materially adversely affect AT&T Wireless Group.


  Termination or impairment of AT&T Wireless Group's relationship with a small number of key suppliers could adversely affect AT&T Wireless Group's revenues and results of operations

     AT&T Wireless Group has developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation and Motorola, Inc. for its supply of wireless handsets, Lucent Technologies, Inc., Nortel Networks, Inc., Ericsson and Nokia Networks, Inc. for its supply of telecommunications infrastructure equipment and Convergys Information Management Group for its billing services. AT&T Wireless Group does not have operational or financial control over its key suppliers, and has limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor their obligations to AT&T Wireless Group, it could disrupt the business of AT&T Wireless Group and adversely impact its revenues and results of operations.

  AT&T Wireless Group's technology may not be competitive with other technologies or be compatible with next generation technology

     There are three existing digital transmission technologies, none of which is compatible with the others. AT&T Wireless Group selected time division multiple access technology for its second generation network because it believes that this technology offers several advantages over other second generation technologies. However, a number of other wireless service providers chose code division multiple access or global system for mobile communications as their digital wireless technology. For its path to the next generation technology, AT&T Wireless Group has chosen a global system for mobile communications platform to make available enhanced data services using general packet radio service technology, and third generation capabilities using enhanced data rates for global evolution and ultimately universal mobile telecommunications systems technologies.

     These technologies may not provide the advantages AT&T Wireless Group expects. Other wireless providers have chosen a competing wideband technology as their third generation technology. If the universal mobile telecommunications systems does not gain widespread acceptance, it would materially adversely affect the business, financial condition and prospects of AT&T Wireless Group.

     As AT&T Wireless Group implements its plans for deployment of technology for third generation capabilities, it will continue to incur substantial costs associated with maintaining its time division multiple access networks. Also, these networks are not compatible, and customers with phones that operate on one network will not initially be able to use those phones on the other network. There are risks inherent in the development of new third generation equipment and AT&T Wireless Group may face unforeseen costs, delays or problems that may have a material adverse affect.

  AT&T Wireless Group relies on favorable roaming arrangements, which it may be unable to continue to obtain

     AT&T Wireless Group may not continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to it. AT&T Wireless Group's customers automatically can access another provider's analog cellular or digital system only if the other provider allows AT&T Wireless Group's customers to roam on its network. AT&T Wireless Group relies on agreements to provide roaming capability to its customers in many areas of the United States that AT&T Wireless Group's network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by AT&T Wireless Group.

     In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service AT&T Wireless Group or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and AT&T Wireless Group's customer may not be able to use any of the advanced features, such as voicemail notification, that the customer enjoys when making calls within AT&T Wireless Group's network. Finally, AT&T Wireless Group may not be able to obtain favorable roaming agreements for its third generation products and services that it intends to offer using the technologies it plans to deploy for interim enhanced data and third generation services.

  AT&T Wireless Group's business is seasonal and it depends on fourth quarter results, which may not continue to be strong

     The wireless industry, including AT&T Wireless Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions.


     Strong fourth quarter results for customer additions and handset sales may not continue for the wireless industry or for AT&T Wireless Group. In the future, the number of customer additions and handset sales for AT&T Wireless Group in the fourth quarter could decline for a variety of reasons, including AT&T Wireless Group's inability to match or beat pricing plans offered by competitors, failure to adequately promote AT&T Wireless Group's products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact AT&T Wireless Group's results for the following year.


  Media reports have suggested radio frequency emissions may be linked to various health concerns and interfere with various medical devices and AT&T Wireless Group may be subject to potential litigation relating to these health concerns


     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. These concerns over radio frequency emissions may discourage the use of wireless handsets or expose AT&T Wireless Group to potential litigation, which could have a material adverse effect on AT&T Wireless Group's results of operations. Additionally, research and studies are ongoing, and may demonstrate a link between radio frequency emissions and health concerns.



  The operations of AT&T Wireless Group are subject to government regulation, which regulation could have adverse effects on its business



     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as number portability or emergency 911 service. In addition, the FCC, together with the U.S. Federal Aviation Administration, regulates tower marking and lighting. Any of these agencies having jurisdiction over AT&T Wireless Group's business could adopt regulations or take other actions that could adversely affect the business of AT&T Wireless Group.


     FCC licenses to provide wireless services or personal communications services are subject to renewal and revocation. There may be competition for AT&T Wireless Group's licenses upon their expiration and we cannot assure you that the FCC will renew them. FCC rules require all wireless and personal communications services licensees to meet specified build-out requirements. AT&T Wireless Group may not be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of AT&T Wireless Group's license for that license area or the imposition of fines on AT&T Wireless Group by the FCC.

  State and local legislation restricting or prohibiting wireless phone use while driving could cause subscriber usage to decline

     Some state and local legislative bodies have proposed legislation restricting or prohibiting the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries, and, to date, a small number of communities in the United States have passed restrictive local ordinances. If laws are passed prohibiting or restricting the use of wireless phones while driving, it could have the effect of reducing subscriber usage, which could cause a material adverse effect on AT&T Wireless Group's results of operations.

  AT&T Wireless Group may be subject to potential litigation relating to the use of wireless phones while driving


     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also could have material adverse effects on AT&T Wireless Group's results of operations.


RISK FACTORS RELATING TO AT&T'S BUSINESS


     In making your decision as to whether or not to exchange shares of AT&T common stock for AT&T Wireless Group tracking stock in this exchange offer, you should consider that AT&T's businesses other than AT&T Wireless Group also face a number of risks and uncertainties. As a result, ownership of shares of AT&T common stock involves a number of risks. Additional information about these risks is set forth below and in AT&T's filings with the SEC which we incorporate into this document by reference. See "Where You Can Find More Information."



  AT&T's business units face intense competitive pressures


     Communications Services


     AT&T currently faces significant competition in each of its consumer and business communications services business units and expects that the level of competition in each of these businesses will continue to increase. In each of these units, AT&T faces competition from numerous other national and regional domestic and international companies, some of which have advantages over AT&T.



     Competitive conditions create a risk of market share loss and the risk that customers shift to less profitable, lower margin services. Competitive pressures also create challenges for AT&T's ability to grow new businesses or introduce new services successfully and execute on its business plan, including, most significantly, the ability to purchase fairly priced access services. Each of these business units faces the risk of potential price cuts by its competitors that could materially adversely affect both market share and margins. We believe that it is unlikely that we will sustain existing price or margin levels.



     These business units also face the risk of increasing competition from entities that own their own access facilities, including entities that have access facilities across vast regions of the United States with the ability to control cost, cycle time and functionality for most end-to-end services in their regions. These entities can preserve large market share and high margins on access services as they enter new markets, including long distance and end-to-end services. This places them in a superior position vis-a-vis AT&T and other competitors which must purchase such high margin access services. Additionally, each of these business units may initiate price cuts in order to seek to retain market share or to seek to slow decline of market share.



     The cost structure of AT&T's business units also affects its competitiveness. Each of these business units faces the risk that it will not be able to maintain a competitive cost structure if newer technologies favor newer competitors who do not have legacy infrastructure and as technology substitution continues. Each of these units' ability to make critical investments to improve cost structure may also be impaired by AT&T's current significant debt obligations.


     Broadband Services

     AT&T also faces competitive risks in its Broadband Services business. These risks include the growth of satellite services, regional bell operating companies services and/or companies providing digital subscriber lines which compete directly for customers in most markets. They also include the emergence of new combinations, such as AOL Time Warner, which seek both to commoditize cable access and provide their own differentiated product, and escalating costs for programming and other areas which may materially adversely affect margins. In addition, AT&T's Broadband Services business faces risks relating to the acceptance and costs of potential new services.

  The regulatory and legislative environment creates challenges for AT&T's business units

     Communications Services

     Each of AT&T's consumer and business communications services business units faces the risk of the impact of the implementation of current regulations and legislation, unfavorable changes in regulation or the introduction of new onerous regulation. These risks include the impact of the following:

     - current law has been implemented in a manner which has not allowed effective entry into local markets due to non-competitive pricing of access and local service and regional bell operating company systems that do not permit rapid large-scale customer changes from the regional bell operating companies to new service providers, and

     - AT&T faces new head-on competition as regional bell operating companies begin to enter the long distance business.

     At present, AT&T does not believe that many market entry rules have been applied or enforced to allow the economic viability of the various local market access alternatives or effective large scale management of customers. Further, few facilities-based competitors to the regional bell operating companies have emerged and there is no significant alternate source of supply for most access and local services. One consequence of this is that AT&T remains ultimately dependent on the regional bell operating companies for supply as regional bell operating companies still represent substantially all of the access and still control, cost cycle times, and functionality.

     This dependency on supply adversely impacts both AT&T's cost structure and its ability to create and market desirable and competitive end-to-end products for customers. Absent more effective application of rules and regulations, the regional bell operating companies will be well-positioned to deter new entrants to local service.

     In addition, regional bell operating companies will be entering the long distance business while they still control substantially all the access facilities in their regions. This will likely result in an increased level of competition for long distance or end-to-end services as the services offered by regional bell operating companies expand.

     Broadband Services

     In the case of broadband services, the possibility of forced open access for cable plant resulting in the commodization of high-speed data on cable could materially adversely affect AT&T's business. Also, further cable regulation regarding pricing, ownership limitations and other matters could impede growth or raise costs.

  New legislation and/or new regulation may increase competition



     In addition, there is the possibility that either new regulations or new legislation will further erode the rules that apply to many of our largest competitors and suppliers, including the regional bell operating companies. These changes could give these companies more streamlined regulations that apply to their access services. These changes could also exclude services, so-called "advanced" or data services, from the market-opening rules of the applicable legislation. The consequences of these changes could be to accelerate head-on competition against AT&T from the regional bell operating companies in both the communications services and broadband units.



  AT&T may be adversely affected by its increased overall debt levels


     AT&T currently is pursuing various measures to seek to reduce its debt level. However, if these efforts cannot be completed successfully or at levels, on the terms and within the time frame contemplated, or if AT&T's liquidity needs increase as a result of further revenue or margin deterioration, AT&T's financial condition would be materially adversely affected. AT&T would be materially adversely affected by a weakening of the overall market for corporate credit or ratings downgrades. AT&T's current debt level itself may materially adversely affect the company and each of its business units by impairing its financial flexibility, its ability to pursue acquisitions or make capital expenditures and by otherwise impacting investment decisions that could materially impair each unit's growth and ability to compete.


     AT&T may not be able to obtain financing on terms that are acceptable to it. AT&T's debt ratings have been under review by rating agencies. As a result of this review, AT&T's ratings have been either downgraded and/or put on credit watch with negative outlook. These actions will result in an increased cost of future borrowings and can limit access to financing. AT&T's failure to complete the restructuring plan as contemplated may impact its liquidity.



     At December 31, 2000, AT&T had total indebtedness of approximately $65 billion, with the short term portion of that at $31.9 billion. AT&T's ability to meet these obligations depends upon its credit ratings, market conditions and business results. AT&T continues to investigate and negotiate other financing alternatives including the monetization of publicly held securities, sales of certain non-strategic assets and investments, and securitization of certain accounts receivable, as well as a $6.5 billion debt offering by AT&T Wireless Services in the first quarter 2001. AT&T has increased its $10 billion line of credit to $25 billion, which was subsequently reduced to $18.3 billion following the DoCoMo investment and the AT&T Wireless Services debt offering. In addition, AT&T plans to retire a portion of the short-term debt with all or a part of the funds from a planned 2001 offering of a security intended to reflect the financial performance and economic value of AT&T's Broadband unit, although that offering may not occur as expected.



  AT&T may be adversely affected by further ratings downgrades



     AT&T's senior debt ratings and two of its short-term debt ratings were reduced in late 2000 by Standard & Poor's Rating Services to A and A1; by Moody's Investors Service, Inc. to A2 and P1; and by Fitch, Inc. to A- and F1. Both AT&T's short-term and long-term ratings remain under review for further downgrade at Standard & Poor's and Moody's Investors Service.



     Late last year, AT&T initiated a debt reduction plan, against which it has continued to make progress. However, at the same time, AT&T has seen deterioration in the results of its core communication services businesses. It is unclear as to how the rating agencies will balance these developments in their ratings assessment, but there is a material risk that AT&T could be further downgraded. We expect to review with the rating agencies in the near future the financial results and long-term financial projections of the AT&T businesses to be separated. A ratings action could occur in advance of the meetings, during the meeting period, or following the meetings.



     If AT&T were to be further downgraded, access to capital could be disrupted and the cost of capital would likely increase. AT&T has access to the commercial paper market today which is sufficient to satisfy its short-term borrowing needs. In the event of a further short-term rating downgrade or downgrades, the level of issuance capacity available to AT&T would likely contract and could be exceeded by our short-term borrowing needs. In this case, AT&T could access the $25 billion bank credit facility put in place on December 28, 2000 to serve as a commercial paper back-up source of liquidity. The $25 billion bank credit facility was reduced to $18.3 billion during March 2001 as we made progress in our deleveraging efforts. The cost of any short-term borrowing under the bank facility would likely be higher than the cost of commercial paper borrowings for AT&T today, and could be even higher depending upon market conditions. In addition, the access to this bank facility extends only until December 28, 2001 and could be reduced to as low as $10 billion if we continue to make progress in our deleveraging efforts. To the extent that the combined outstanding short-term borrowings under the bank credit facility and AT&T's commercial paper program were to exceed the market capacity for such borrowings at the expiration of the bank credit facility, AT&T's continued liquidity would depend upon our ability to reduce such short-term debt through a combination of capital market borrowings, asset sales, operational cash generation, capital expenditure reduction and other means. Our ability to achieve such objectives is subject to a risk of execution and such execution could materially impact AT&T's operational results. In addition, the cost of any capital market financing could be significantly in excess of AT&T's historical financing costs. Also, AT&T could suffer negative banking, investor, and public relations repercussions if we were to draw upon the bank facility, which is intended to serve as a back-up source of liquidity only. Such impacts could cause further deterioration in our cost and access to capital.



     Furthermore, according to the terms of the bank credit facility, AT&T's ability to split off AT&T Wireless Group is contingent upon AT&T's senior debt rating, as determined by Standard and Poor's and Moody's Investors Service, not falling below BBB+ and Baa1, respectively. Failure to split off AT&T Wireless Group by early 2002 would permit DoCoMo to elect to require AT&T to repurchase its interest in AT&T for an aggregate purchase price of $9.8 billion plus a predetermined rate of interest, which could further limit the availability and increase the cost of financing.



  AT&T may not be able to attract and retain management


     AT&T's business units face other risks, including risks related to the difficulties in attracting, retaining and motivating key employees, particularly in the consumer and business communications services units. There is also a risk that it will be more difficult to attract, retain and motivate key employees as growth declines and opportunities and compensation become limited and after the restructuring is completed as desired hires may be less interested in working for smaller companies.


  AT&T faces uncertainty in connection with possible strategic transactions


     AT&T from time to time explores strategic alternatives with respect to some of its assets and businesses and may engage in discussions or negotiations with third parties regarding these possible transactions.


     For example, AT&T owns an approximately 25.5% interest in Time Warner Entertainment, L.P., which AT&T has previously announced it intends to divest. This interest is not part of or allocated to the AT&T Wireless Group. On February 28, 2001, AT&T exercised registration rights it has under the Time Warner Entertainment partnership agreement, to have Time Warner Entertainment reconstitute itself as a corporation and then to register up to AT&T's full interest for sale in an initial public offering. Under the Time Warner Entertainment partnership agreement, Time Warner Entertainment may determine not to effect a public offering but instead to allow AT&T certain put rights to have Time Warner Entertainment buy back the shares that would have been sold in such an offering at an appraised price. AT&T is simultaneously pursuing discussions with AOL Time Warner concerning alternative potential arrangements for the redemption of AT&T's partnership interest in Time Warner Entertainment as well as certain commercial arrangements with AOL Time Warner. We cannot tell you whether these discussions will continue, whether any of these transactions will be completed or the timing or terms of any of these transactions.



     AT&T and British Telecommunications are equal owners of the Concert global joint venture which serves the communications needs of multinational companies and the international calling needs of businesses around the world. AT&T and British Telecommunications are currently engaged in discussions with respect to a variety of strategic alternatives to their Concert joint venture. These include a restructuring of the Concert joint venture, a transaction involving all or portions of AT&T's and British Telecommunications' business communications services units or other business structures or combinations. We cannot tell you whether these discussions will continue, whether any of these transactions, or other transactions, will be completed, or the timing or terms of any possible transaction.


RISK FACTORS RELATING TO AT&T'S RESTRUCTURING PLAN

 AT&T's restructuring plan requires fundamental changes to AT&T and AT&T's businesses, including AT&T Wireless Group, that may be hard to implement

     If we complete AT&T's restructuring plan, each of AT&T's four businesses will need to make changes in its operations that will require substantial effort and involve substantial risks and costs. If any of these businesses is unable to make this transition smoothly or is not able to operate as effectively after the restructuring, the financial position and results of operations of that business could suffer and cause the trading value of securities intended to reflect the financial performance and economic value of that business to decline materially.

  The total value of the securities issued in AT&T's restructuring plan might be less than the value of AT&T common stock without that plan

     If we complete AT&T's restructuring plan as we currently contemplate, holders of AT&T common stock who do not tender and exchange all of their shares into this exchange offer or otherwise dispose of those shares of AT&T common stock eventually will receive securities issued by or intended to reflect the financial performance and economic value of four businesses: AT&T Business Services, AT&T Consumer Services, AT&T Broadband and AT&T Wireless Services. The aggregate value of these shares could be less than what the value of AT&T common stock would be without AT&T's restructuring. The trading price of AT&T common stock may decline as a result of the implementation of AT&T's restructuring plan or as a result of other factors.

     If we complete the restructuring, these new securities will begin trading publicly for the first time. Until orderly trading markets develop for each of these new securities, and after that time as well, there may be significant fluctuations in price. Also, we have not yet determined many of the details of AT&T's restructuring plan and these details could materially adversely impact the value of AT&T common stock or AT&T Wireless Group tracking stock.


 If we do not complete AT&T's restructuring plan as we plan, there may be adverse consequences to AT&T and AT&T Wireless Group



     AT&T's restructuring plan is complicated, and involves a substantial number of steps and transactions. The implementation of AT&T's restructuring plan will require various approvals and be subject to various conditions, including IRS rulings. In addition, future financial conditions, superior alternatives or other factors may arise or occur that make it inadvisable to proceed with part or all of AT&T's restructuring plan. In addition, other events or circumstances, including litigation, could occur that could affect the timing or terms of the restructuring, or our ability to or plans to complete it. For example, several large shareholders of AT&T associated with unions that represent AT&T employees have publicly announced their opposition to AT&T's restructuring plan, and some of these shareholders have commenced litigation seeking to require two-thirds shareholder approval, rather than majority approval, for a charter amendment proposed by AT&T for its upcoming annual meeting. The proposed charter amendment would lower the shareholder approval required for any merger, consolidation, dissolution or sale, lease, exchange or other disposition of all or substantially all of the assets of AT&T from two-thirds to a majority.


     If we are unable to complete AT&T's restructuring plan as we expect, or the implementation of AT&T's restructuring plan is more complex than we expect, this could have a material adverse effect on AT&T, its business or the trading prices of its securities. Any or all of the elements of AT&T's restructuring plan may not occur as we currently expect or in the time frames that we currently contemplate, or at all. Alternative forms of restructuring, including sales of interests in these businesses, would reduce what is available for distribution to shareholders in the restructuring.

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

 AT&T's restructuring may adversely impact the competitive position of AT&T's business units


     In connection with the restructuring, there is a risk that AT&T's separated business units may not be able to create effective intercompany agreements to facilitate effective cost sharing or enter into mutually desirable bundling arrangements. Competition between AT&T's units in overlapping markets, including the consumer markets where cable telephone, fixed wireless, and digital subscriber line solutions may all be available at the same time, although generally not all under the AT&T brand, could result in more downward price pressure. It is expected that the different businesses and companies will share the AT&T brand after the restructuring, which will likely increase this level of competition. In addition, any incremental costs associated with implementing AT&T's restructuring plan may materially adversely affect the different businesses and companies.


RISK FACTORS RELATING TO THE SPLIT-OFF


  Shareholders will not have a vote on the split-off of AT&T Wireless Services



     AT&T plans to complete the split-off without AT&T Wireless Services shareholder approval. In deciding whether or not to tender in this exchange offer, you should consider the risks related to the split-off because you will not be able to vote on the split-off. Also, because AT&T's failure to complete the split-off in the time frame contemplated may materially adversely affect AT&T Wireless Group and the value of the AT&T Wireless Group tracking stock, you should also consider the risks related to the failure to complete the split-off in deciding whether or not to tender.



 AT&T's intention to retain $3 billion of shares of AT&T Wireless Services for sale, exchange or monetization after the split-off could adversely affect the market value of AT&T Wireless Group tracking stock



     AT&T currently intends to retain $3 billion of shares of AT&T Wireless Services for its own account for sale, exchange or monetization within six months of the split-off, subject to a satisfactory IRS ruling. If AT&T does so, the sale of these shares could adversely affect the market price of AT&T Wireless Services common stock. In addition, AT&T's retention of these shares would reduce the number of shares of AT&T Wireless Services that we would distribute to holders of AT&T common stock in the split-off.



 If we do not complete the split-off as we plan, there may be adverse consequences to AT&T and AT&T Wireless Group



     We intend to separate AT&T Wireless Group from AT&T in the middle of 2001, but the split-off is subject to a number of conditions. We must obtain a favorable IRS ruling, which we may not receive. In addition, AT&T's new $18.3 billion credit facility includes as conditions to the split-off that it maintain a public debt rating for its long-term senior debt of at least BBB+ by Standard & Poor's Rating Services and Baa1 by Moody's Investors Services, Inc. and that AT&T Wireless Group repay intercompany obligations to AT&T, including debt and preferred equity, which totaled $5.4 billion as of December 31, 2000. See "The Split-Off -- Separation and Distribution Agreement" for a further description of these conditions. In order to facilitate the receipt of the IRS ruling, we have undertaken a reorganization of our business structure which requires receipt of various local franchise regulatory approvals. While we currently intend to complete the split-off, we may not be able to satisfy these conditions to the split-off. Even if we do satisfy these conditions, other events or circumstances, including litigation, could occur that could affect the timing or terms of the split-off or our ability or plans to complete the split-off. For example, several large shareholders of AT&T associated with unions that represent AT&T employees have publicly announced their opposition to AT&T's restructuring plan, and some of these shareholders have commenced litigation relating to AT&T's proposed charter amendment described above under "Risk Factors Relating to AT&T's Restructuring Plan". As a result of these factors, the split-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated. In this event, there may be adverse consequences, such as the obligation to repurchase DoCoMo's investment in AT&T, or limits on AT&T Wireless Group's capital funding as we describe below.

  If we do not complete the split-off by early 2002 or if AT&T Wireless Group does not meet specified technology benchmarks, AT&T or AT&T Wireless Services may have to repurchase DoCoMo's $9.8 billion investment


     In connection with DoCoMo's investment in AT&T, AT&T has agreed, if DoCoMo so elects, to repurchase DoCoMo's interest in AT&T for an aggregate purchase price of $9.8 billion plus a predetermined interest rate if AT&T does not complete the split-off of AT&T Wireless Group by January 1, 2002, or March 15, 2002 if AT&T is trying to obtain an IRS ruling, or if by June 30, 2004 AT&T Wireless Group either fails to commence service using an agreed technology in at least 13 of the top 50 domestic markets or abandons wideband code division multiple access as its primary technology for third generation services. Before the split-off, AT&T Wireless Group would be required to fund its proportionate share, consisting of $6.2 billion plus interest. After the split-off, AT&T Wireless Services would be required to fund the entire repurchase obligation, with AT&T being secondarily liable for $3.6 billion plus interest if AT&T Wireless Services is unable to satisfy the entire obligation. For more information, please see "DoCoMo Strategic Investment".


 If we do not complete the split-off, AT&T Wireless Group may not be able to meet its substantial capital needs that are key to its business strategy


     AT&T's desire to reduce debt levels and maintain its overall credit rating limits the ability of each of AT&T's business units, including AT&T Wireless Group, to incur substantial indebtedness. As a result, if the split-off does not occur in the time frame contemplated, and AT&T does not otherwise succeed in deleveraging by disposition of assets and other debt restructuring, AT&T Wireless Group may face significant capital constraints. These constraints would make it difficult for AT&T Wireless Group to continue to pursue its growth strategy in a capital intensive and highly competitive industry, including by making it necessary to scale back plans for third generation services and international investments. These constraints may have a material adverse effect on AT&T Wireless Group's business.


 If we complete the split-off, AT&T Wireless Services will need to obtain financing on a stand-alone basis

     Historically, all financing for AT&T Wireless Group was done by AT&T at the parent level. AT&T was able to use its overall balance sheet to finance the operations of AT&T Wireless Group. If we complete the split-off, AT&T Wireless Services will have to raise financing on a stand-alone basis without reference to AT&T's overall balance sheet. Following the split-off, AT&T Wireless Services may not be able to secure adequate debt or equity financing on desirable terms. If concerns generally affecting the wireless industry arise, AT&T Wireless Services will lose the benefit of AT&T's current diverse business profile to support its debt. The cost to AT&T Wireless Services of stand-alone financing may be materially higher than the cost of financing that AT&T Wireless Group incurred as part of AT&T.


     The credit ratings of AT&T Wireless Services are currently and may continue to be different than the historical ratings of AT&T. After the split-off, AT&T Wireless Services' credit ratings may be different from what they are now. Differences in credit ratings affect the interest rate charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to AT&T Wireless Services. AT&T Wireless Services may not be able to raise the capital it requires on desirable terms.


  If we complete the split-off, AT&T Wireless Services may be unable to make the changes necessary to operate as an independent entity and may incur greater costs

     AT&T Wireless Group historically has been part of an integrated telecommunications provider since its acquisition by AT&T in 1994. If we complete the split-off, the separation of AT&T Wireless Services from the other telecommunications businesses of AT&T may adversely affect AT&T Wireless Services.

     In particular, following the split-off, AT&T will have no obligation to provide financial, operational or organizational assistance to AT&T Wireless Services other than limited services. AT&T Wireless Services may not be able to implement successfully the changes necessary to operate independently. AT&T Wireless Services may also incur additional costs relating to operating independently that would cause its cash flow and results of operations to decline materially. In addition, although AT&T Wireless Services may be able to participate in some of AT&T's supplier arrangements where those arrangements permit this or the vendors agree to this, its supplier arrangements may not be as favorable as has historically been the case.


     Agreements to be entered into in connection with the split-off provide that the business of AT&T Wireless Group will be conducted differently and that its relationship with AT&T will be different from that which has historically been the case. These differences may have a detrimental effect on the results of operations or financial condition of AT&T or AT&T Wireless Services.


  The historical financial information of AT&T Wireless Group may not be representative of its results as an independent entity, and, therefore, may not be reliable as an indicator of its historical or future results


     The historical financial information we have included and incorporated in this document may not reflect what the results of operations, financial position and cash flows of AT&T Wireless Group would have been had it been an independent entity during the periods presented. This is because the combined financial statements reflect allocations for services provided to AT&T Wireless Group by AT&T, which allocations may not reflect the costs AT&T Wireless Group will incur for similar or incremental services as an independent entity. In addition, the historical financial information we have included does not reflect transactions that have occurred since December 31, 2001, or that are expected to occur in connection with the split-off. See "Summary -- Consolidating Condensed Financial Information."



     This historical financial information also is not reliable as an indicator of future results.


  If we complete the split-off, AT&T Wireless Services' financing needs will increase as a result of intercompany repayment obligations


     Before the split-off, AT&T Wireless Services will repay all intercompany indebtedness owed to AT&T and will redeem all of the AT&T Wireless Group preferred equity held by AT&T. As of December 31, 2000, these amounts were approximately $2.4 billion and $3.0 billion, respectively, or an aggregate of approximately $5.4 billion.


  If we complete the split-off, AT&T Wireless Services will generally be responsible for tax liability if the split-off is taxable


     Under the separation and distribution agreement to be entered into between AT&T and AT&T Wireless Services, subject to limited exceptions, AT&T Wireless Services will be responsible for any tax liability and any related liability that results from the split-off failing to qualify as a tax-free transaction. If the split-off failed to qualify as a tax-free transaction, this liability would have a material adverse effect on AT&T Wireless Group.



  AT&T Wireless Group may no longer receive tax sharing payments from AT&T when it ceases to be a member of the AT&T consolidated tax return group, and AT&T Wireless Group may incur other tax liabilities as a result of the split-off and pre split-off transactions


     As a result of the split-off, AT&T Wireless Services will cease to be a member of the consolidated federal income tax return group of which AT&T is the common parent. Consequently, taxable income and losses, and other tax attributes of AT&T Wireless Group in post split-off taxable periods could generally no longer offset taxable income or losses and other tax attributes of the AT&T consolidated tax return group. For two taxable years after the split-off, under federal income tax rules, AT&T Wireless Group would generally be able to carry back any such tax losses, subject to limitations, against taxable income, if any, of members of AT&T Wireless Group for pre split-off periods. Under the tax sharing agreement between AT&T and AT&T Wireless Group, however, AT&T Wireless Group generally may only carry back net operating losses (and not other tax attributes) from post split-off taxable periods to pre split-off taxable periods, and only if those losses are significant and with the consent of AT&T, which consent AT&T has agreed not to withhold unreasonably. To the extent AT&T Wireless Group has tax losses in post split-off taxable periods, it would generally no longer receive current tax sharing payments with respect to those losses. Instead, except where those losses can be carried back, it would benefit from those losses only if and when AT&T Wireless Group generated sufficient taxable income in future years to utilize those tax losses on a stand-alone basis.


     In addition, there may be tax costs associated with the split-off that result from AT&T Wireless Services ceasing to be a member of the AT&T consolidated tax return group, as well as from pre split-off transactions. If incurred, these costs could be material to AT&T Wireless Services' results.


  If we complete the split-off, various factors may interfere with AT&T Wireless Services' ability to engage in desirable strategic transactions and equity issuances


     AT&T Wireless Services may not be able to engage in some strategic transactions after the split-off. The Internal Revenue Code restricts the ability of a company which has undergone a tax-free split-off from certain issuances of shares generally within a two-year period after the split-off. In addition, the separation and distribution agreement prohibits AT&T Wireless Services for a period of 30 months following the split-off, from entering into certain transactions that could render the split-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transaction involving the issuance of equity by AT&T Wireless Services. Provisions of AT&T Wireless Services charter and bylaws, its rights plan, applicable law, and the DoCoMo agreements may also have the effect of discouraging, delaying or preventing change of control transactions that its shareholders find desirable.


  If we complete the split-off, AT&T Wireless Services may lose rights under agreements with AT&T if a change of control occurs


     We expect that some of the agreements that AT&T and AT&T Wireless Services expect to enter into in connection with the split-off, including the brand license agreement, network services agreement and other commercial agreements, will contain provisions that give one party rights in the event of a change of control of the other party. These provisions may deter a change of control. In the event of a change of control, the exercise of these rights could have a material adverse effect on AT&T Wireless Services or AT&T.


  The market price and trading volume of AT&T Wireless Services common stock may be volatile and may face negative pressure

     Before the split-off, there will be no trading market for the shares of AT&T Wireless Services common stock that holders of AT&T common stock and AT&T Wireless Group tracking stock will receive in the split-off. Investors' interest may not lead to a liquid trading market and the market price of AT&T Wireless Services common stock may be volatile. Also, after the split-off, the percentage of AT&T Wireless Services represented by publicly held shares will increase materially.

     AT&T has announced its intention to retain $3 billion of shares of AT&T Wireless Services for its own account for sale, exchange or monetization within six months of the split-off, subject to receipt of a satisfactory IRS ruling.

     These factors may result in short- or long-term negative pressure on the trading price of shares of AT&T Wireless Services common stock. The market price of AT&T Wireless Services common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this document or for specific reasons unrelated to the performance of AT&T Wireless Services. Investors may consider AT&T Wireless Services common stock as a technology stock. Technology stocks have recently experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of AT&T Wireless Services common stock also may be extremely volatile.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements with respect to:

     - AT&T's restructuring plan, including the split-off of AT&T Wireless
       Group,

     - financial condition,

     - results of operations,

     - cash flows,

     - dividends,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,


     - network build out and upgrade,


     - competitive positions,

     - availability of capital,

     - growth opportunities for existing products,

     - benefits from new technologies,

     - availability and deployment of new technologies,

     - plans and objectives of management,

     - markets for stock of AT&T, AT&T Common Stock Group and AT&T Wireless Group, and

     - other matters.

These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to AT&T, AT&T Common Stock Group and AT&T Wireless Group, wherever they occur in this document, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:


     - the risks associated with the implementation of a third generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom these groups must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered,



     - the potential impact of DoCoMo's investment in AT&T, including provisions of the agreements that restrict AT&T Wireless Group's future operations, and provisions that may require the repurchase of DoCoMo's investment if AT&T or AT&T Wireless Group fail to meet specified conditions,


     - the risks associated with the implementation of AT&T's restructuring plan, which is complicated and which involves a substantial number of different transactions each with separate conditions, any or all of which may not occur as we currently intend, or which may not occur in the timeframe we currently expect,

     - the risks associated with each of AT&T's main business units, including AT&T Wireless Group, operating as an independent entity as opposed to as part of an integrated telecommunications provider following completion of AT&T's restructuring plan, including the inability of these groups to rely on the financial and operational resources of the combined company and these groups having to provide services that were previously provided by a different part of the combined company,


     - the impact of existing and new competitors in the markets in which these groups compete, including competitors that may offer less expensive products and services, desirable or innovative products, technological substitutes, or have extensive resources or better financing,



     - the introduction or popularity of new products and services, including pre-paid phone products, which could increase churn,


     - the impact of oversupply of capacity resulting from excessive deployment of network capacity,


     - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making the competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively,


     - the effects of vigorous competition in the markets in which these groups operate and for each group's more valuable customers, which may decrease prices charged, increase churn and change the group's customer mix, profitability and average revenue per user,

     - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services,

     - the ability to establish a significant market presence in new geographic and service markets,

     - the availability and cost of capital and the consequences of increased leverage,

     - the successful execution of plans to dispose of non-strategic assets as part of an overall corporate deleveraging plan,

     - the impact of any unusual items resulting from ongoing evaluations of the business strategies of these groups,

     - the requirements imposed on these groups or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations,

     - the risks and costs associated with the need to acquire additional spectrum for current and future services,

     - the risks associated with technological requirements, technology substitution and changes and other technological developments,

     - the results of litigation filed or to be filed against these groups,

     - the possibility of one or more of the markets in which these groups compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these groups have no control,

     - the risks related to AT&T's investments in Liberty Media Group and joint ventures, and

     - those factors listed under "Risk Factors."


The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and throughout the other documents incorporated into this document by reference, including, but not limited to, AT&T's 1999 Annual Report on Form 10-K, including any amendments to the annual report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Moreover, in the future, AT&T, through its senior management team, may make forward-looking statements about the matters described in this document or other matters concerning AT&T, AT&T Wireless Group or AT&T Common Stock Group.

                              THIS EXCHANGE OFFER

BACKGROUND AND PURPOSE


     This exchange offer, if completed, will provide you with a mechanism to shift all or a part of your investment from one intended to reflect AT&T Common Stock Group to one intended to reflect AT&T Wireless Group without many of the tax and other costs normally associated with changing investments. It also will give you the opportunity, if we complete the split-off of AT&T Wireless Services, to receive more shares in that separate company than you would receive if you did not exchange your shares of AT&T common stock.



     Most holders with unrealized gains on their AT&T common stock will generally be able to exchange their appreciated AT&T common stock for AT&T Wireless Group tracking stock without the U.S. federal income tax consequences associated with selling their AT&T common stock and purchasing AT&T Wireless Group tracking stock. More information about the tax consequences of this exchange offer are provided below under "Material U.S. Federal Income Tax Consequences." However, the tax consequences to individual shareholders may differ and you should check with your own tax adviser for a determination of the tax effects of accepting this offer.



     You may also be able to avoid brokerage commissions and other fees by exchanging your securities in this offer rather than selling your shares of AT&T common stock in the market and purchasing AT&T Wireless Group tracking stock in the market. If you hold share certificates and tender the shares yourself, you will avoid these fees and commissions. However, if you hold your shares with a broker or investment adviser, you should check with that broker or investment adviser as to the costs associated with tendering your shares of AT&T common stock in this offer. We decided to make this exchange offer because we wanted to give those shareholders who would prefer a more concentrated investment in the economic value of our wireless services business the ability to shift some or all of their investment from AT&T common stock to AT&T Wireless Group tracking stock without incurring these tax and other costs. We also believe that, by moving more shares of AT&T Wireless Group tracking stock into the hands of investors who want a more concentrated investment in the economic value of our wireless services business, we may issue fewer shares of AT&T Wireless Services in the split-off to AT&T shareholders who do not want to hold an investment in our wireless services business. This, in turn, may reduce the number of AT&T Wireless Services shares that are sold by AT&T shareholders shortly after the split-off.



     Because we are making this exchange offer to facilitate the preferences of our shareholders, none of AT&T, the exchange agent or the information agent, the dealer manager or the marketing manager or any of their respective officers or directors is making any recommendation as to whether it is in your best interest to tender your shares in this exchange offer investment. You should carefully consider your own investment situation and the risks we describe in this document.


EXCHANGE OFFER

     The issuance of shares of AT&T Wireless Group tracking stock in this exchange offer will increase the number of shares of AT&T Wireless Group tracking stock outstanding and reduce AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group. Before this exchange offer, AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group was approximately 69.7%. Assuming that this exchange offer is fully subscribed, we
expect to issue a total of approximately           new shares of AT&T Wireless
Group tracking stock. After these shares of AT&T Wireless Group tracking stock are issued, we expect that AT&T Common Stock Group's retained portion of the
value of AT&T Wireless Group would represent approximately    %, or
approximately      %, assuming the exercise by DoCoMo of warrants convertible into AT&T Wireless Group tracking stock.

     Regardless of whether you participate in this exchange offer, this exchange offer will have consequences to you as a holder of AT&T common stock. AT&T's restructuring plan, including the split-off of AT&T Wireless Services, which we describe below, will also have consequences to you as a holder of AT&T common stock. The consequences differ depending on whether, and to what extent, you participate in this exchange offer.

     To the extent you tender shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock, then following completion of this exchange offer:

     - you will have shares of AT&T Wireless Group tracking stock intended to reflect the financial performance and economic value of AT&T Wireless Group,

     - you will no longer have shares intended to reflect the financial performance and economic value of AT&T's other communications and broadband businesses,


     - if we complete the split-off in the manner we contemplate, you will receive shares of AT&T Wireless Services common stock in exchange for your shares of AT&T Wireless Group tracking stock. This means that you will no longer be a shareholder of AT&T, but instead will be a shareholder of AT&T Wireless Services, a completely separate legal entity whose business is focused on wireless communications services, and


     - you will not be eligible to participate in the rest of AT&T's restructuring plan.

     To the extent you do not tender shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock and do not sell those shares, then following completion of this exchange offer:

     - you will have shares intended to reflect the financial performance and economic value of AT&T Common Stock Group. These shares are intended to reflect the value of the AT&T Wireless Group only to extent of the retained portion of the value of AT&T Wireless Group,


     - the portion of the value of AT&T Wireless Group that is retained by the AT&T Common Stock Group and that is intended to be reflected in each of your shares of AT&T common stock will decrease,


     - if the split-off of AT&T Wireless Services is completed as planned, you will receive some shares of AT&T Wireless Services without being required to surrender any of your shares of AT&T common stock. However, you will not receive as many shares of AT&T Wireless Services common stock as you would have received if you had tendered your shares of AT&T common stock in this exchange offer, and

     - you will be eligible to participate in the rest of AT&T's restructuring plan and if AT&T's restructuring plan is completed will receive other securities relating to AT&T's other business units issued to holders of AT&T common stock in AT&T's restructuring plan.

     You should consider these consequences in making your decision as to whether to tender shares of AT&T common stock in this exchange offer. The securities you would own if you tendered your shares of AT&T common stock in this exchange offer may be worth more or less at any point in the future than the securities you would own if you did not tender your shares of AT&T common stock in this exchange offer.

     All shares of AT&T common stock tendered in this exchange offer will be cancelled and become authorized and unissued shares of AT&T common stock. This means that these shares of AT&T common stock generally will be available for issuance by AT&T without further shareholder action, except as may be required by applicable law or the rules of the NYSE, for general or other corporate purposes, including stock splits and dividends, acquisitions, the raising of additional capital for use in AT&T's businesses and pursuant to AT&T's employee benefit plans.

NO APPRAISAL RIGHTS

     Appraisal is a statutory remedy available to shareholders of corporations that object to certain mergers and other extraordinary and statutorily specified corporate actions. No appraisal rights are or will be available to holders of AT&T common stock or AT&T Wireless Group tracking stock in connection with this exchange offer.

REGULATORY APPROVALS

     No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with this exchange offer generally. If a shareholder decides to participate in this exchange offer and consequently acquires enough shares of AT&T Wireless Group tracking stock to exceed any threshold stated in the regulations under the HSR Act, and if an exemption under those regulations does not apply, that shareholder and AT&T could be required to make filings under the HSR Act, and the waiting period under the HSR Act would have to expire or be terminated before any exchanges of shares with that stockholder could be effected. A filing requirement could delay exchanges with that shareholder for several months or more.

ACCOUNTING TREATMENT

     The shares of AT&T common stock that we receive in this exchange offer will be recorded as a decrease in AT&T's shareholders' equity in an amount equal to the market value, as of the expiration date, of the shares of AT&T Wireless Group tracking stock issued in this exchange offer. This issuance of AT&T Wireless Group tracking stock will be recorded as an equal and offsetting increase in AT&T's shareholders' equity. Accordingly, except for the direct costs of this exchange offer, this exchange offer will not affect the financial position of AT&T. As a result of this exchange offer, basic and diluted earnings per share calculations for the AT&T common stock after the expiration date will reflect the lower number of outstanding shares of AT&T common stock and AT&T common shareholders' decreased interest in the available separate combined net income of AT&T Wireless Group. While the earnings per share for AT&T Wireless Group tracking stock will not change, basic and diluted earnings per share calculations for AT&T Wireless Group tracking stock after the expiration date will reflect AT&T Wireless Group tracking shareholders' increased interest in the available separate combined net income of AT&T Wireless Group and the proportionate increase in the number of shares of AT&T Wireless Group tracking stock outstanding.

     AT&T's issuance of shares of AT&T Wireless Group tracking stock in this exchange offer will not, in and of itself, affect the financial position or results of operations of AT&T Wireless Group.

TERMS OF THIS EXCHANGE OFFER

     AT&T is offering to exchange           shares of AT&T Wireless Group
tracking stock for each share of AT&T common stock that is validly tendered on the terms and subject to the conditions described below by 5:00 p.m., New York
City time, on           , 2001. AT&T may extend this deadline for any reason,
including under those circumstances specified below. The last day on which
tenders will be accepted, whether on           , 2001 or any later date to which
this exchange offer may be extended, is sometimes referred to in this document as the "expiration date." This is a voluntary exchange offer, which means that holders of AT&T common stock may tender all, some or none of their shares of AT&T common stock in this exchange offer, subject to proration. All persons holding AT&T common stock are eligible to participate in this exchange offer if they validly tender their shares of AT&T common stock during the exchange offer period in a jurisdiction where this exchange offer is permitted under the laws of that jurisdiction.

     AT&T will accept up to           shares of AT&T common stock for exchange
and will issue up to           shares of AT&T Wireless Group tracking stock in
this exchange offer. If more than           shares of AT&T common stock are
validly tendered, the tendered shares will be subject to proration when this exchange offer expires. AT&T's obligation to complete this exchange offer is subject to important conditions that are described under "-- Conditions for Completion of this Exchange Offer".

     In determining the exchange ratio, AT&T considered, among other things:

     - recent market prices and volatility on the NYSE for shares of AT&T common stock and AT&T Wireless Group tracking stock; and

     - advice from the dealer manager as to what exchange ratio might attract holders of AT&T common stock to consider participating in this exchange offer without payment of any significant premium.

     AT&T will furnish this document and related documents to brokers, banks and similar persons whose names or the names of whose nominees appear on AT&T's shareholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of AT&T common stock.

     The terms and conditions of this exchange offer are set forth in this document, the letter of transmittal and the instructions to the letter of transmittal. Each holder of AT&T common stock that tenders shares of AT&T common stock in this exchange offer will be agreeing to the terms and conditions of this exchange offer and will be making certain representations and warranties to and agreements with AT&T, as described in these documents. We urge you to read these documents carefully before deciding whether to participate in this exchange offer.

NO RECOMMENDATION

     None of AT&T, the exchange agent, the information agent, the dealer manager or the marketing manager or any of their respective officers or directors makes any recommendation as to whether you should participate in this exchange offer.

PRORATION; TENDERS FOR EXCHANGE BY HOLDERS OF FEWER THAN 100 SHARES OF AT&T COMMON STOCK

     If, upon the expiration date, holders of AT&T common stock have validly
tendered more than           shares of AT&T common stock so that more than
          shares of AT&T Wireless Group tracking stock would be issued in this exchange offer, we will accept, on a pro rata basis, all shares of AT&T common stock validly tendered and not withdrawn, with appropriate adjustments to avoid the return of fractional shares of AT&T common stock, except as described below.

     Except as otherwise provided in this paragraph, holders of an aggregate of less than 100 shares of AT&T common stock at the close of business one trading day before the date the exchange ratio is established that validly tender all of their shares of AT&T common stock will not be subject to proration if this exchange offer is oversubscribed. Shares of AT&T common stock held in an AT&T savings plan are not eligible for this preferential treatment. Beneficial holders of 100 or more shares of AT&T common stock are not eligible for this preferential treatment, even if these holders have separate stock certificates or accounts representing fewer than 100 shares of AT&T common stock. If you own fewer than 100 shares of AT&T common stock and wish to take advantage of the preferential treatment of odd-lot shares in the event of proration, you must tender all of your shares of AT&T common stock in this exchange offer.

     We expect to announce preliminary results of this exchange offer by press release promptly after the expiration date. However, because of the time required and difficulty involved in determining the number of shares of AT&T common stock validly tendered for exchange, AT&T expects that the final results, including proration, if any, will not be determined until up to about ten business days after the expiration date. We will announce the final results of this exchange offer by press release promptly after such results have been determined.

EXCHANGE OF SHARES OF AT&T COMMON STOCK

     If all of the conditions of this exchange offer are satisfied or waived,
AT&T will exchange           shares of AT&T Wireless Group tracking stock for
each validly tendered share of AT&T common stock that was not properly withdrawn before the expiration date, except as described under "-- Proration; Tenders for Exchange by Holders of Fewer Than 100 Shares of AT&T Common Stock" and
"-- Extension of Tender Period; Termination; Amendment." AT&T may, subject to the rules under the Securities Exchange Act, delay accepting or exchanging any shares of AT&T common stock in order to comply, in whole or in part, with any applicable law. For a description of AT&T's right to delay, terminate or amend this exchange offer, see "-- Extension of Tender Period; Termination; Amendment."

     If AT&T notifies the exchange agent, either orally or in writing, that it has accepted the tenders of shares of AT&T common stock for exchange, the exchange of these shares of AT&T common stock will be complete. Promptly following the announcement by AT&T of the final results of this exchange offer, including proration, if any, the exchange agent will deliver the tendered shares of AT&T common stock to AT&T. Simultaneously, the exchange agent, as agent for the tendering shareholders, will receive from AT&T the shares of AT&T Wireless Group tracking stock that correspond, based on the exchange ratio and taking into account proration, to the number of shares of AT&T common stock accepted. The exchange agent then will credit the shares of AT&T Wireless Group tracking stock, including fractional shares, to book-entry accounts maintained by AT&T's transfer agent for the benefit of the tendering holders.

     If any tendered shares of AT&T common stock are not exchanged for any reason, or if fewer shares of AT&T common stock are exchanged due to proration, these unexchanged or untendered shares of AT&T common stock will be returned to the tendering holders through a credit to book-entry accounts maintained by AT&T's transfer agent for the benefit of the holders.

     As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, AT&T's transfer agent will send you an account statement evidencing your holdings.

     AT&T will not pay any interest in connection with this exchange offer, regardless of any delay in making the exchange or crediting or delivering shares.

     No alternative, conditional or contingent tenders will be accepted in this exchange offer. Tendering shareholders waive any right to receive notice of the acceptance by AT&T of their shares of AT&T common stock for exchange.

PROCEDURES FOR TENDERING SHARES OF AT&T COMMON STOCK

     To tender your shares of AT&T common stock, you must complete the following procedures so that your tender is received by the exchange agent before the expiration date:

     If you have stock certificates representing your shares of AT&T common stock, you should send the following documents to the exchange agent by one of the mailing methods described in the letter of transmittal, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date:

     - a properly completed and executed letter of transmittal indicating the number of shares of AT&T common stock to be tendered and any other documents required by the instructions to the letter of transmittal; and

     - the physical stock certificates representing the shares of AT&T common stock to be tendered.

     In addition, the stock certificates representing shares of AT&T common stock to be tendered must be endorsed or you must enclose an appropriate stock power if:

     - a stock certificate representing shares of AT&T common stock to be tendered is registered in the name of a person other than the signer of a letter of transmittal;

     - delivery of shares of AT&T Wireless Group tracking stock is to be made to the exchange agent on behalf of a person other than the registered owner of the shares of AT&T common stock being tendered; or

     - shares of AT&T common stock not accepted for exchange are to be delivered to AT&T's transfer agent on behalf of a person other than the registered owner.

     The signature on the letter of transmittal must be guaranteed by an eligible institution unless the shares of AT&T common stock tendered under the letter of transmittal are tendered in one of the following ways:

     - by the registered holder of the shares of AT&T common stock tendered if the holder has not requested special issuance as described in "Special Issuance Instructions" of the instructions to the letter of transmittal; or

     - for the account of an eligible institution.

An eligible institution is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States. Most banks and financial institutions are eligible institutions.

     If your stock certificate representing shares of AT&T common stock has been lost, destroyed, mutilated or stolen, see "-- Lost, Destroyed, Mutilated or Stolen Certificates" for information regarding certain special procedures that must be followed.

     The exchange agent's addresses are set forth on the back cover of this document.

     If you hold your shares of AT&T common stock through a broker, you should follow the instructions sent to you separately by your broker. You should not use the letter of transmittal to direct the tender of your shares of AT&T common stock. Your broker must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent's account in accordance with The Depository Trust Company's procedures. The broker must also ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your shares of AT&T common stock. An agent's message is a message, transmitted by The Depository Trust Company and received by the exchange agent, that forms a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and the instructions to the letter of transmittal.

     If you are an institution that is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding shares through a broker as described in the immediately preceding paragraph.

     If you hold your shares of AT&T common stock as a participant in AT&T's dividend reinvestment plan or in book-entry form with AT&T's transfer agent through the direct registration system, you should send a properly completed and executed letter of transmittal indicating the number of shares of AT&T common stock to be tendered and any other documents required by the instructions to the letter of transmittal to the exchange agent by one of the mailing methods described on the letter of transmittal at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date. If you tender all of your shares of AT&T common stock that you hold in AT&T's dividend reinvestment plan, that tender will constitute termination of your participation in AT&T's dividend reinvestment plan.

     If you hold your shares of AT&T common stock as a participant in an AT&T or an AT&T affiliated company savings plan, you should follow the instructions sent to you separately by the plan trustees or administrator of the plan. You should not use the letter of transmittal to direct the tender of your shares of AT&T common stock held in that plan.

     The AT&T savings plans eligible to participate in this exchange offer include:

     - AT&T employee stock purchase plan

     - AT&T stock ownership plan

     - MediaOne Group 401(k) plan

     - AT&T long term savings plan for management employees

     - AT&T long term savings and security plan

     - AT&T long term savings plan

     - AT&T long term savings plan -- San Francisco

     - AT&T Wireless Services, Inc. 401(k) retirement plan

     - AT&T of Puerto Rico, Inc. long term savings plan for management employees

     - AT&T of Puerto Rico, Inc. long term savings and security plan

     - AT&T retirement savings and profit sharing plan

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any stock certificates representing shares of AT&T common stock to be tendered or stock powers must indicate the capacity in which they are signing, and must submit evidence, which is current as of a date within 180 days before the date that the letter of transmittal is delivered to the exchange agent, of their power to act in that capacity, unless this requirement is waived by AT&T.

     If you validly tender your shares of AT&T common stock and those shares are accepted by AT&T, there will be a binding agreement between you and AT&T on the terms and subject to the conditions set forth in this document and in the letter of transmittal and the instructions to the letter of transmittal. A person who tenders shares of AT&T common stock for their own account violates U.S. federal securities law unless the person owns:

     - those shares of AT&T common stock;

     - other securities convertible into or exchangeable for those shares of AT&T common stock and intends to acquire shares of AT&T common stock for tender by conversion or exchange of those securities; or

     - an option, warrant or right to purchase those shares of AT&T common stock and intends to acquire shares of AT&T common stock for tender by exercise of that option, warrant or right.

U.S. federal securities law provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Do not send letters of transmittal, certificates representing shares of AT&T common stock or other exchange offer documents to AT&T, AT&T Wireless Group, the dealer manager, the marketing manager or the information agent. These materials must be submitted to the exchange agent at one of the addresses set forth on the back cover of this document as described above and in the instructions to the letter of transmittal in order for you to participate in this exchange offer.

     It is up to you to decide how to deliver your shares of AT&T common stock and all other required documents to the exchange agent. It is your responsibility to ensure that all necessary materials are received by the exchange agent before the expiration date. If the exchange agent does not receive all of the materials required by this section at one of the addresses set forth on the back cover of this document before the expiration date, your shares of AT&T common stock will not be validly tendered in this exchange offer.

AT&T'S INTERPRETATIONS ARE BINDING

     AT&T will determine, in its sole and absolute discretion, all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares of AT&T common stock in this exchange offer. This determination will be final and binding on all tendering shareholders.

     AT&T reserves the absolute right to:

     - determine whether a tendering shareholder is eligible;

     - reject any and all tenders of any shares of AT&T common stock not validly tendered or the acceptance of which, in the opinion of AT&T's counsel, may be unlawful;

     - waive any defects or irregularities in the tender of shares of AT&T common stock or any conditions of this exchange offer either before or after the expiration date; and

     - request any additional information from any record or beneficial owner of shares of AT&T common stock that AT&T deems necessary or appropriate.

None of AT&T, the information agent, the exchange agent, the dealer manager, the marketing manager, the soliciting dealers or any other person will be under any duty to notify tendering shareholders of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give such notification. It is your responsibility to ensure that your shares of AT&T common stock are validly tendered in accordance with the procedures described in this document and the related documents before the expiration date.

LOST, DESTROYED, MUTILATED OR STOLEN CERTIFICATES


     If your stock certificate representing shares of AT&T common stock has been lost, destroyed, mutilated or stolen and you wish to tender your shares of AT&T common stock, please complete Box A of the accompanying letter of transmittal. You will need to enclose a check payable to the surety company in the amount needed to pay for a surety bond for your lost, destroyed, mutilated or stolen certificates representing your shares of AT&T common stock and any other applicable procedures. The surety bond amount will be $0.50 per share. Upon receipt of the surety bond payment and a properly completed letter of transmittal, including Box A, your shares of AT&T common stock will be validly tendered in this exchange offer.


GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your shares of AT&T common stock but the shares of AT&T common stock are not immediately available, or time will not permit the shares of AT&T common stock or other required documentation to reach the exchange agent before the expiration date, you may still tender your shares of AT&T common stock if:

     - the tender is made through an eligible institution;

     - the exchange agent receives from the eligible institution before the expiration date, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by AT&T; and

     - the exchange agent receives the stock certificates representing all physically tendered shares of AT&T common stock, in proper form for transfer and a properly completed letter of transmittal, or a facsimile of a letter of transmittal and all other documents required by the letter of transmittal and the instructions to the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at the applicable address set forth on the back cover of this document and you must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of shares of AT&T common stock at any time before the expiration date, and, unless AT&T has accepted your tender as provided in this document and the accompanying documents, after the expiration of 40 business days from the commencement of this exchange offer. If AT&T:

     - delays its acceptance of shares of AT&T common stock for exchange,

     - extends this exchange offer, or

     - is unable to accept shares of AT&T common stock for exchange under this exchange offer for any reason,

then, without prejudice to AT&T's rights under this exchange offer, the exchange agent may, on behalf of AT&T, retain shares of AT&T common stock tendered, and these shares of AT&T common stock may not be withdrawn, except as otherwise provided in this document and the accompanying documents, subject to provisions under the Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of this exchange offer.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover of this document. The notice of withdrawal must:

     - specify the name of the person having tendered the shares of AT&T common stock to be withdrawn;

     - identify the number of shares of AT&T common stock to be withdrawn; and

     - specify the name in which physical AT&T common stock certificates are registered, if different from that of the withdrawing holder.

     If stock certificates representing the shares of AT&T common stock have been delivered or otherwise identified to the exchange agent, then, before the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular stock certificates to be withdrawn.

     If the shares of AT&T common stock have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares of AT&T common stock and otherwise comply with the procedures of The Depositary Trust Company.

     If the shares of AT&T common stock have been tendered pursuant to the procedures applicable to participants in AT&T's dividend reinvestment plan or through book-entry transfer under the direct registration system, any notice of withdrawal must specify the name and number of the account with AT&T's transfer agent.

     Any shares of AT&T common stock withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Properly withdrawn shares of AT&T common stock may be retendered by following one of the procedures described under "-- Procedures for Tendering Shares of AT&T Common Stock" at any time on or before the expiration date.

     If you withdraw your tender of any shares of AT&T common stock, these shares of AT&T common stock will be credited to a book-entry account maintained by AT&T's transfer agent on your behalf. However, any shareholder that wishes to receive a physical stock certificate evidencing that shareholder's shares of AT&T common stock will be able to obtain a certificate at no charge by contacting AT&T's transfer agent.

     Except as otherwise provided above, any tender of shares of AT&T common stock made under this exchange offer is irrevocable. No alternative, conditional or contingent tenders will be accepted in this exchange offer.

BOOK-ENTRY ACCOUNTS

     Physical stock certificates representing shares of AT&T Wireless Group tracking stock or AT&T common stock will not be issued as a result of this exchange offer. Rather than issuing physical stock certificates representing either shares of AT&T common stock returned due to proration or withdrawal or shares of AT&T Wireless Group tracking stock issued in exchange for shares of AT&T common stock tendered in this exchange offer, the exchange agent will credit these shares to book-entry accounts maintained by AT&T's transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued and eliminates the requirements for physical movement of stock certificates at the time of sale. As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, you will receive an account statement from AT&T's transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership through AT&T's direct registration system.

     You are not required to maintain a book-entry account and you may at any time obtain a physical stock certificate for all or a portion of your shares of AT&T Wireless Group tracking stock received as part of this exchange offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the account statement mailed to you and can also be obtained upon request from AT&T's transfer agent.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     AT&T expressly reserves the right, in its sole and absolute discretion, for any reason, including the non-satisfaction of any of the conditions for completion set forth below, at any time and from time to time, to extend the period of time during which this exchange offer is open or to amend this exchange offer in any respect, including changing the exchange ratio. AT&T also expressly reserves the right to extend the period of time during which this exchange offer is open in the event this exchange offer is undersubscribed
-- that is, fewer than      shares of AT&T common stock are tendered. In any of
these cases, AT&T will make a public announcement of the extension or amendment.

     If AT&T materially changes the terms of or information concerning this exchange offer, AT&T will extend this exchange offer. Depending on the substance and nature of the change, we will extend the offer for at least five to ten business days following the announcement if this exchange offer would have otherwise expired within such five to ten business days.

     If any condition for completion of this exchange offer described below is not satisfied, AT&T reserves the right to choose to delay acceptance for exchange of any shares of AT&T common stock or to terminate this exchange offer and not accept for exchange any shares of AT&T common stock. For more information, see "-- Conditions for Completion of this Exchange
Offer -- Consequences of Unsatisfied Conditions."

     If AT&T extends this exchange offer, is delayed in accepting any shares of AT&T common stock or is unable to accept for exchange any shares of AT&T common stock under this exchange offer for any reason, then, without affecting AT&T's rights under this exchange offer, the exchange agent may, on behalf of AT&T, retain all shares of AT&T common stock tendered. These shares of AT&T common stock may not be withdrawn except as provided under "-- Withdrawal Rights." AT&T's reservation of the right to delay acceptance of any shares of AT&T common stock is subject to applicable law, which requires that AT&T pay the consideration offered or return the shares of AT&T common stock deposited promptly after the termination or withdrawal of this exchange offer. Any shares of AT&T common stock to be returned to you will be credited to a book-entry account in your name maintained by AT&T's transfer agent. However, any shareholder that wishes to receive a physical stock certificate representing that shareholder's shares will be able to obtain a certificate at no charge by contacting AT&T's transfer agent. Fractional shares will not be issued.

     AT&T will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

CONDITIONS FOR COMPLETION OF THIS EXCHANGE OFFER

     AT&T will not be obligated to complete this exchange offer unless at least shares of AT&T common stock are validly tendered and not withdrawn and all of the other conditions to this exchange offer described below have been satisfied. This condition, which we sometimes refer to in this document as the
"minimum condition" is designed to ensure that at least        shares of AT&T
Wireless Group tracking stock are issued under this exchange offer.

     Even if the minimum condition is satisfied, before the expiration date AT&T may choose not to accept shares of AT&T common stock for exchange and not to complete this exchange offer if:

     - AT&T or AT&T Wireless Group does not receive or obtain any consent, authorization, approval or exemption of or from any governmental authority that may be advisable in connection with the completion of this exchange offer;

     - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this exchange offer or otherwise relating in any manner to this exchange offer is instituted or threatened;

     - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this exchange offer, any of which would or might restrain, prohibit or delay completion of this exchange offer or impair the contemplated benefits of this exchange offer to AT&T or AT&T Wireless Group;

     - any of the following occurs and the adverse effect of such occurrence shall, in the judgment of AT&T, be continuing:

        -- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;


        -- any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in any of the Dow Jones Average of Industrial Stocks, the Nasdaq Stock Market Composite Index or the Standard & Poor's 500
           Index from the close of the markets on April   , 2001;


        -- a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

        -- any limitation, whether or not mandatory, by any governmental authority on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

        -- a commencement of a war or other national or international calamity, directly or indirectly, involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of this exchange offer; or

        -- if any of the situations described above existed at the time of commencement of this exchange offer and AT&T determines that the situation has deteriorated materially subsequent to the time of commencement;

     - any tender or exchange offer, other than this exchange offer by AT&T, with respect to some or all of the outstanding AT&T Wireless Group tracking stock or AT&T common stock, or any merger, acquisition or other business combination proposal involving AT&T or AT&T Wireless Group or a substantial portion of their respective assets, shall have been proposed, announced or made by any person or entity;

     - any event or events shall have occurred that have resulted or may result, in AT&T's judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of AT&T and its subsidiaries, taken as a whole, or of AT&T Wireless Group and its subsidiaries, taken as a whole or that otherwise affects AT&T or AT&T Wireless Group or the trading prices of AT&T common stock or AT&T Wireless Group tracking stock; or

     - as the terms "group" and "beneficial owner" are used in Section 13(d) of the Exchange Act and SEC rules thereunder:


          -- any person, entity or group shall have become, directly or indirectly, the beneficial owner of more than 5% of the outstanding shares of AT&T common stock or AT&T Wireless Group tracking stock, other than a person, entity or group that had publicly disclosed that beneficial ownership by an appropriate filing with the SEC
             prior to April   , 2001; or


          -- any such person, entity or group that had publicly disclosed such beneficial ownership prior to that date shall have become, directly or indirectly, the beneficial owner of additional AT&T common stock and AT&T Wireless Group tracking stock, the ownership of which was not publicly disclosed in such filing, constituting more than 2% of the outstanding shares of AT&T common stock and AT&T Wireless Group tracking stock; or

          -- any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of AT&T common stock or AT&T Wireless Group tracking stock; or

          -- any one or more of the foregoing events relating to beneficial ownership would occur as a result of the issuance of AT&T Wireless Group tracking stock in exchange for any shares of AT&T common stock that have been tendered in this exchange offer;

the occurrence of which event, in the judgment of AT&T, in any case and regardless of the circumstances, makes it inadvisable to proceed with this exchange offer or with the acceptance of shares of AT&T common stock tendered for exchange.

  Consequences of Unsatisfied Conditions

     If any condition to this exchange offer is not satisfied, subject to applicable rules and regulations, AT&T may, in its sole and absolute discretion:

     - terminate this exchange offer and promptly return in book-entry form all tendered shares of AT&T common stock to tendering shareholders;

     - delay acceptance for exchange of any shares of AT&T common stock, extend this exchange offer, and, subject to the withdrawal rights described under "-- Withdrawal Rights," retain all tendered shares of AT&T common stock until the expiration date;

     - amend the terms and conditions of this exchange offer; or

     - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

     These conditions are for the sole and exclusive benefit of AT&T. AT&T may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them. AT&T may waive any condition, in whole or in part at any time prior to the expiration date in its sole and absolute discretion, subject to applicable rules and regulations. AT&T's failure to exercise its rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration date. Any determination by AT&T concerning the conditions described above will be final and binding upon all parties.

     If a stop order issued by the SEC is in effect at any time after the commencement of this exchange offer with respect to the registration statement of which this document is a part, AT&T will not accept any shares of AT&T common stock tendered and will not exchange shares of the AT&T Wireless Group tracking stock for any shares of AT&T common stock.

LEGAL LIMITATION

     This document is not an offer to sell, and is not soliciting any offer to buy, any AT&T Wireless Group tracking stock in any jurisdiction in which the offer or sale is not permitted. If AT&T learns of any jurisdiction in the United States where making this exchange offer or its acceptance would not be permitted, AT&T intends to make a good faith effort to comply with the relevant law of that jurisdiction. If, after a good faith effort, AT&T cannot comply with that law, AT&T will determine whether this exchange offer will be made to, and whether tenders will be accepted from or on behalf of, persons that are holders of shares of AT&T common stock residing in the jurisdiction.

FEES AND EXPENSES

  Dealer Manager

     Credit Suisse First Boston Corporation is acting as the dealer manager in connection with this exchange offer. Credit Suisse First Boston Corporation will
receive a fee of $     for its services as dealer manager, in addition to being
reimbursed by AT&T for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with this exchange offer. The foregoing fees will be payable if and when this exchange offer is completed. Credit Suisse First Boston Corporation has in the past provided and is currently providing investment banking services to AT&T and AT&T Wireless Group, including financial advisory services to AT&T in connection with its restructuring, for which it has received and will receive customary compensation.

     AT&T has agreed to indemnify Credit Suisse First Boston Corporation against specified liabilities related to this transaction, including civil liabilities under the U.S. federal securities laws, and to contribute to payments that Credit Suisse First Boston Corporation may be required to make in respect thereof. Credit Suisse First Boston Corporation may from time to time hold shares of AT&T common stock in its proprietary accounts, and, to the extent it owns shares of AT&T common stock in these accounts at the time of this exchange offer, it may tender these shares of AT&T common stock in this exchange offer.

  Marketing Manager

     Lehman Brothers Inc. is acting as marketing manager for AT&T in connection with this exchange offer. In its role as marketing manager, Lehman Brothers Inc. will participate in the marketing efforts related to this exchange offer. Lehman
Brothers Inc. will receive a fee of $       for its services as marketing
manager, in addition to being reimbursed by AT&T for its reasonable out-of-pocket expenses, including attorneys' fees. The foregoing fees will be payable if and when this exchange offer is completed. Lehman Brothers Inc. has in the past provided and is currently providing investment banking services to AT&T and AT&T Wireless Group, including financial advisory services to AT&T in connection with its restructuring, for which it has received and will receive customary compensation.

     AT&T has agreed to indemnify Lehman Brothers Inc. against specified liabilities related to this exchange offer, including civil liabilities under the U.S. federal securities laws, and to contribute to payments that Lehman Brothers Inc. may be required to make in respect thereof. Lehman Brothers Inc. may from time to time hold shares of AT&T common stock in its proprietary accounts, and, to the extent it owns shares of AT&T common stock in these accounts at the time of this exchange offer, it may tender these shares of AT&T common stock in this exchange offer.

  Soliciting Dealers

     AT&T will pay each soliciting dealer a solicitation fee of $ per share, for up to 1,000 shares per tendering stockholder, for each share of AT&T common stock tendered and accepted for exchange under this exchange offer if that soliciting dealer has affirmatively solicited and obtained the tender. AT&T will not pay a solicitation fee in connection with a tender of AT&T common stock by a shareholder that tenders:

     - more than 1,000 shares of AT&T common stock; or

     - from a country outside the United States.

"Soliciting dealer" includes the following organizations:

     - any broker or dealer in securities that is a member of any national securities exchange in the United States or of the National Association of Securities Dealers, Inc.; or

     - any bank or trust company located in the United States.

     In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of AT&T common stock held in registered form, the exchange agent must have received, by three NYSE trading days after the expiration date, a properly completed and duly executed letter of transmittal. If a letter of transmittal is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to such soliciting dealer.

     In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of AT&T common stock held beneficially, the exchange agent must have received, by three NYSE trading days after the expiration date, an agent's message. If an agent's message is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to that soliciting dealer.

     Under no circumstances shall a fee be paid to a soliciting dealer more than once with respect to any one share of AT&T common stock. No soliciting dealer is required to make a recommendation to holders of shares of AT&T common stock as to whether to tender or refrain from tendering in this exchange offer.

     Soliciting dealers should take care to ensure proper record-keeping to document their entitlement to any solicitation fee. AT&T and the exchange agent reserve the right to require additional information, as deemed warranted in their sole discretion.

     All questions as to the validity, form, and eligibility, including time of receipt of notices of solicited tenders will be determined by the exchange agent and AT&T, in their sole discretion, which determination will be final and binding. Neither AT&T, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in a notice of solicited tender or incur any liability for failure to give such notification.

     AT&T will not pay a solicitation fee to a soliciting dealer that for any reason must transfer the fee to a tendering stockholder. Soliciting dealers are not entitled to a solicitation fee with respect to shares of AT&T common stock beneficially owned by them or with respect to any shares of AT&T common stock that are registered in the name of a soliciting dealer unless the shares are held by that soliciting dealer as nominee and are tendered for the benefit of beneficial holders. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of AT&T, the exchange agent, the information agent or the dealer manager for purposes of this exchange offer.

     AT&T will not pay any fees or commissions to any broker or dealer or any other person, other than Credit Suisse First Boston, Lehman Brothers Inc. and the soliciting dealers, for soliciting tenders of shares of AT&T common stock under this exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request made within a reasonable period of time, be reimbursed by AT&T for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

INFORMATION AGENT AND EXCHANGE AGENT

     AT&T has retained Georgeson Shareholder Communications to act as the information agent and Equiserve to act as the exchange agent in connection with this exchange offer. Equiserve also currently serves as AT&T's transfer agent. The information agent may contact holders of shares of AT&T common stock by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services.

     Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of shares of AT&T common stock tendered under this exchange offer; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received and the number of account statements distributed.

     AT&T has retained certain other persons to serve as local exchange agents in connection with this exchange offer in jurisdictions outside the United States. These local exchange agents will receive reasonable compensation and other rights in connection with their services.

                PRICE RANGE AND DIVIDENDS FOR AT&T COMMON STOCK

     AT&T common stock is listed on the NYSE under the symbol "T". The following table contains, for the periods indicated, the high and low sale price per share of AT&T common stock as reported on the NYSE composite tape, and the cash dividends paid per share of AT&T common stock, as adjusted for our three for two stock split effective April 16, 1999:


                                                                                CASH DIVIDEND
CALENDAR YEAR                                       HIGH        LOW               PER SHARE
-------------                                       ----        ---             -------------
1998
  First Quarter...................................  $45 171/256 $38 1/4            $0.22
  Second Quarter..................................   44 235/256  37 107/256         0.22
  Third Quarter...................................   40 235/256  32 1/4             0.22
  Fourth Quarter..................................   52 171/256  37 117/256         0.22
1999
  First Quarter...................................   64 21/256   50 149/256         0.22
  Second Quarter..................................   63          50 1/16            0.22
  Third Quarter...................................   59          41 13/16           0.22
  Fourth Quarter..................................   61          41 1/2             0.22
2000
  First Quarter...................................   61          44 5/16            0.22
  Second Quarter..................................   58 13/16    31 1/4             0.22
  Third Quarter...................................   35 3/16     27 1/4             0.22
  Fourth Quarter..................................   30          16 1/2             0.22
2001
  First Quarter...................................   25.10       18.25              0.0375
  Second Quarter (through April      , 2001)......



     There were   holders of record of AT&T common stock as of April   , 2001.


     On October 24, 2000, the last full day of trading before the public announcement AT&T's intention to commence this exchange offer, the closing trading price per share of AT&T common stock as reported on the NYSE composite tape was $26 7/8.


     On April   , 2001, the last full day of trading before the announcement of the exchange ratio, the closing trading price per share of AT&T common stock as reported on the NYSE composite tape was $ . You should obtain current market quotations for the shares of AT&T common stock before deciding whether to tender your shares of AT&T common stock.


     On December 20, 2000, AT&T announced that it had reduced the quarterly dividend on AT&T common stock to $.0375 per share. If AT&T's board of directors declares a quarterly dividend on the AT&T common stock after commencement of this exchange offer but before the expiration date, it is possible that the record date for determining holders of AT&T common stock entitled to receive the dividend would be a date before the expiration date. Tendering your shares of AT&T common stock in this exchange offer will not change your status as a record holder of AT&T common stock, except with respect to those of your shares of AT&T common stock that are accepted for exchange upon completion of this exchange offer. This means that, if you tender shares of AT&T common stock before the record date for a dividend, you will continue to be the record holder of those shares of AT&T common stock on the record date and you will be entitled to receive payment of the dividend if the record date is a date before the expiration date. In this event, the quarterly dividend would be paid to you in the normal manner and would be separate from any shares of AT&T Wireless Group tracking stock, and cash instead of fractional shares, issued to you in this exchange offer.

     Shareholders that exchange shares of AT&T common stock pursuant to this exchange offer will not be entitled to any dividends on those shares of AT&T common stock with a record date after the date on which AT&T accepts those tendered shares. Shareholders will continue to receive the regular quarterly dividend with respect to any shares of AT&T common stock that are not exchanged pursuant to this exchange offer.

               PRICE RANGE FOR AT&T WIRELESS GROUP TRACKING STOCK

     AT&T Wireless Group tracking stock is listed on the NYSE under the symbol "AWE". The following table contains, for the periods indicated, the high and low sale prices per share of AT&T Wireless Group tracking stock as reported on the NYSE composite tape.


CALENDAR YEAR                                             HIGH          LOW
-------------                                            ------        ------
2000
  Second Quarter (from April 28).......................  $   36        $   23 9/16
  Third Quarter........................................      29 9/16       20 1/2
  Fourth Quarter.......................................      24 15/16      16 3/8

2001
  First Quarter........................................   27.07         17.13
  Second Quarter (through April      , 2001)...........



     There were   holders of record of AT&T Wireless Group tracking stock as of
April  , 2001.


     On October 24, 2000, the last full day of trading before the public announcement AT&T's intention to commence this exchange offer, the closing trading price per share of AT&T Wireless Group tracking stock as reported on the NYSE composite tape was $21 5/8.


     On April , 2001, the last full day of trading before the announcement of the exchange ratio, the closing trading price per share of AT&T Wireless Group
tracking stock as reported on the NYSE composite tape was $               . You
should obtain current market quotations for the shares of AT&T Wireless Group tracking stock before deciding whether to tender your shares of AT&T common stock.


     Since the completion of the public offering on April 28, 2000, AT&T has not paid dividends on AT&T Wireless Group tracking stock. AT&T's board of directors currently does not expect to pay dividends on the AT&T Wireless Group tracking stock in the foreseeable future.

                             CAPITALIZATION OF AT&T


     The following table sets forth as of December 31, 2000 the historical combined cash and capitalization of AT&T and the combined cash and capitalization of AT&T on a pro forma basis to give effect to this exchange offer, the DoCoMo investment and the AT&T Wireless Group distribution. This table should be read in conjunction with the historical and pro forma financial information included or incorporated by reference into this document.



                                                               AT DECEMBER 31, 2000
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
Cash and cash equivalents...................................        126           64
                                                               ========     ========
Debt maturing within one year (including current maturities
  of long-term debt)........................................     31,947       23,386
Long-term debt..............................................     33,092       33,089
Common Stock:
          AT&T Common Stock, $1 par value, authorized
            6,000,000,000 shares; issued and outstanding
            3,760,151,185 shares; 3,332,151,185 shares
            issued and outstanding, as adjusted.............      3,760        3,332
          AT&T Wireless Group Common Stock, $1 par value,
            authorized 6,000,000,000 shares; issued and
            outstanding 361,802,200 shares; no shares issued
            and outstanding, as adjusted....................        362           --
          Liberty Media Group Class A Common Stock, $1 par
            value, authorized 4,000,000,000 shares; issued
            and outstanding 2,363,738,198 shares............      2,364        2,364
          Liberty Media Group Class B Common Stock, $1 par
            value, authorized 400,000,000 shares; issued and
            outstanding 206,221,288 shares..................        206          206
Additional paid-in capital..................................     90,496       79,638
Retained earnings...........................................      7,408        2,984
Accumulated other comprehensive income......................     (1,398)        (550)
Total shareholders' equity..................................    103,198       87,974
Total capitalization........................................    168,237      144,449
                                                               ========     ========

                          DOCOMO STRATEGIC INVESTMENT


     On January 22, 2001, NTT DoCoMo, Inc., a leading Japanese wireless communications company, invested approximately $9.8 billion for shares of a new class of AT&T preferred stock that are convertible into 406,255,889 shares of AT&T Wireless Group tracking stock and that are intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. As part of this investment, DoCoMo also received five-year warrants to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share, and DoCoMo and AT&T Wireless Services formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. Of the 406,255,889 AT&T Wireless Group tracking stock share equivalents issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27.00 each, and the remaining 178,127,582 share equivalents represented a reduction of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group at $20.50 each. Accordingly, AT&T Common Stock Group retained $3,651,615,431 of the proceeds of the DoCoMo investment and allocated $6,159,464,289 to AT&T Wireless Group.


     The following is a summary of the material provisions of the agreements among DoCoMo, AT&T and AT&T Wireless Services, and the terms of the DoCoMo Wireless Tracking Stock. This summary is qualified in its entirety by reference to the full text of these documents, which have been filed as exhibits to the registration statement of which this document is a part and are incorporated into this document by reference.

New Class of AT&T Wireless Group Tracking Stock


     DoCoMo purchased 812,511.778 shares of a new class of AT&T preferred stock, par value $1.00, that we call "DoCoMo wireless tracking stock." Each share of DoCoMo wireless tracking stock is convertible at any time into 500 shares of AT&T Wireless Group tracking stock and has the same voting and dividend rights as 500 shares of AT&T Wireless Group tracking stock. The DoCoMo wireless tracking stock also has some additional rights not available to holders of AT&T Wireless Group tracking stock. The following is a description of some of the rights and features of the DoCoMo wireless tracking stock.


     - Conversion. DoCoMo can convert all, and not less than all, of its shares of DoCoMo wireless tracking stock into AT&T Wireless Group tracking stock at a ratio of 500 shares of AT&T Wireless Group tracking stock for each share of DoCoMo wireless tracking stock, subject to anti-dilution protection. If the split-off occurs, then, immediately before the completion of the split-off, each share of DoCoMo wireless tracking stock automatically will be converted into 500 shares of AT&T Wireless Group tracking stock, subject to anti-dilution protection, and thereafter be exchanged on the same terms as all other shares of AT&T Wireless Group tracking stock in the split-off.

     - Liquidation Preference. The DoCoMo wireless tracking stock carries an aggregate liquidation preference of $3.65 billion in the event of an involuntary liquidation or dissolution of AT&T, and holders of DoCoMo wireless tracking stock are entitled to participate in this preference in proportion to the number of shares they hold. The holders of shares of DoCoMo wireless tracking stock also will be entitled to participate, on an as-converted basis, in any additional liquidation payments made to holders of AT&T Wireless Group tracking stock, less any amounts received out of the $3.65 billion liquidation preference. The DoCoMo wireless tracking stock has no preference in the event of a voluntary liquidation or dissolution of AT&T, but automatically would convert into shares of AT&T Wireless Group tracking stock and participate in any liquidation payments made to holders of AT&T Wireless Group tracking stock.

     - Dividends. Holders of DoCoMo wireless tracking stock are entitled to participate, on an as-converted basis, in any dividends or distributions paid to holders of AT&T Wireless Group tracking stock.

     - Voting Rights. Holders of DoCoMo wireless tracking stock are entitled to vote together with holders of AT&T common shares and not as a separate class. Each share of DoCoMo wireless tracking stock is entitled to the number of votes that could be cast by the shares of AT&T Wireless Group tracking stock into which the DoCoMo wireless tracking stock is convertible. Initially, each share of DoCoMo wireless tracking stock will be entitled to 250 votes.

     - Redemption at the Option of AT&T. There are two instances in which AT&T may redeem all, and not less than all, of the shares of DoCoMo wireless tracking stock and warrants owned by DoCoMo at DoCoMo's original purchase price plus a predetermined rate. First, if the proposed split-off does not occur before April 26, 2002 and thereafter AT&T redeems all AT&T Wireless Group tracking stock, AT&T may concurrently redeem the DoCoMo wireless tracking stock. In this case, if AT&T announces a sale of all or substantially all the assets of AT&T Wireless Group within a year of redemption and then completes the sale, DoCoMo will be entitled to receive a payment equal to the excess of the value from that sale that would have been attributable to the DoCoMo wireless tracking stock over the redemption price. Second, if specified adverse tax events occur before the split-off and, thereafter, all AT&T Wireless Group tracking stock is redeemed, AT&T may concurrently redeem the DoCoMo wireless tracking stock on the same terms as described above. In either case, if AT&T splits-off all or substantially all of the assets of AT&T Wireless Group within a year of redeeming the DoCoMo wireless tracking stock, DoCoMo will be entitled to reinvest in the spun off entity at the redemption price and otherwise on terms comparable to those set forth in the letter agreement.

     - Transfer. Shares of DoCoMo wireless tracking stock are not transferable other than by conversion into AT&T Wireless Group tracking stock or redemption by AT&T.

Warrants


     DoCoMo acquired 83,496.546 warrants, each of which initially represents the right to purchase one share of DoCoMo wireless tracking stock at an exercise price of $17,500 per share, or $35 per AT&T Wireless Group tracking stock share equivalent, subject to customary anti-dilution adjustments. These warrants may be exercised in any amount and at any time until the fifth anniversary of the issuance of the warrants. Upon transfer by DoCoMo to a third party, or if DoCoMo converts its DoCoMo wireless tracking stock into AT&T Wireless Group tracking stock, each of the warrants will be exercisable for 500 shares of AT&T Wireless Group tracking stock at an exercise price of $35 per share, and will no longer be exercisable for DoCoMo wireless tracking stock. After the split-off, each warrant will be exercisable for 500 shares of the AT&T Wireless Services common stock at an exercise price of $35 per share, subject to adjustments to reflect the exchange ratio and customary anti-dilution adjustments. The warrants are subject to the transfer restrictions described below. The shares of DoCoMo wireless tracking stock issuable upon exercise of the warrants, and any shares of AT&T Wireless Group tracking stock into which they are convertible, will represent new share equivalents.


DoCoMo Investment Rights and Obligations

     In addition to the rights inherent in the shares of DoCoMo wireless tracking stock, under the agreements, DoCoMo has additional rights and obligations with respect to its investment in AT&T Wireless Group that will continue even if DoCoMo converts its shares of DoCoMo wireless tracking stock into AT&T Wireless Group tracking stock or if the split-off is completed.

     - Transfer Restrictions. Without the consent of AT&T before the split-off, or AT&T Wireless Services after the split-off, for 18 months following the investment, DoCoMo may not transfer any warrants or any shares of AT&T Wireless Group tracking stock or AT&T Wireless Services common stock that it receives on conversion of DoCoMo wireless tracking stock, except if specified events occur. Those events are:

        -- a sale of all or substantially all of AT&T Wireless Group's assets or business through merger or other business combination unless AT&T Wireless Group shareholders continue to own two-thirds of the successor corporation;

        -- the acquisition or acquisitions of business or assets, other than radio spectrum rights, by AT&T Wireless Group totaling more than $25 billion; or

        -- a tender offer or exchange offer approved by AT&T's board of directors or AT&T Wireless Services board of directors, as applicable.

     In addition, subject to a limited exception, without AT&T's or AT&T Wireless Group's consent, as the case may be, DoCoMo may not transfer any AT&T Wireless Group securities to any person if after the transfer the recipient's interest in AT&T Wireless would exceed 6%, or in the case of recipients, principally financial institutions, who are eligible to report their interest on
Schedule 13G under the Securities Exchange Act, 10%.

     None of DoCoMo's special rights are transferable by DoCoMo along with the shares, except that DoCoMo may transfer its demand registration rights described below to any transferee of more than $1 billion of AT&T Wireless Group securities, and DoCoMo may transfer one demand registration right to a transferee of the warrants. Any transfer of registration rights will be subject to overall limitations on the registration rights and will not increase AT&T's or AT&T Wireless Group's aggregate registration obligations.

     - Repurchase Obligations.

        -- Failure to complete split-off within specified time frame. If the split-off is not completed by January 1, 2002, or March 15, 2002 if the reason it was not completed by January 1, 2002 was that the requisite IRS ruling had not been received and AT&T reasonably believes that it is possible to obtain such a ruling by, or effect the split-off without a ruling by, March 15, 2002 and is continuing to seek such a ruling or to effect the split-off without a ruling, then DoCoMo may require AT&T to repurchase DoCoMo wireless tracking stock, or AT&T Wireless Group tracking stock, and warrants, that DoCoMo still holds at that time. DoCoMo must exercise this right within 30 days of the January 1 or March 15, 2002 trigger date, whichever is applicable. The repurchase price will be DoCoMo's original purchase price plus a predetermined rate. This repurchase obligation will be allocated between AT&T and AT&T Wireless Group in proportion to the allocation of the proceeds received from the investment. Consequently, AT&T Wireless Group will be obligated to fund $6.2 billion of the repurchase price, plus interest. In lieu of receiving this repurchase price from AT&T, DoCoMo will have the right to cause AT&T to register for public sale all of the shares of AT&T Wireless Group tracking stock (including shares that DoCoMo would hold if it exercised its warrants and converted its shares of DoCoMo wireless tracking stock), and thereafter DoCoMo will be able to sell those shares and retain the proceeds from that sale or sales.


        -- Failure to meet primary third generation technology benchmarks within specified time frame. In some circumstances, if by June 30, 2004 (1) AT&T Wireless Group fails to launch service based on a wireless communications technology known as universal mobile telecommunications systems, or wideband code division multiple access, in at least 13 of the top 50 U.S. markets or (2) abandons wideband code division multiple access as its primary technology for third generation services, DoCoMo may require AT&T before the split-off, or AT&T Wireless Services after the split-off, to repurchase the DoCoMo wireless tracking stock, or AT&T Wireless Group tracking stock, and the warrants that DoCoMo still holds (or the AT&T Wireless Services common stock and related warrants if post split-off). The repurchase price will be DoCoMo's original purchase price plus interest of a predetermined rate. Before the split-off, the repurchase obligation will be allocated between AT&T and AT&T Wireless

           Group in proportion to the allocation of the proceeds received from the investment, which was approximately $3.6 billion for AT&T and $6.2 billion for AT&T Wireless Group. After the split-off, if DoCoMo requires repayment because of AT&T Wireless Services' failure to commence service using an agreed technology as described above, AT&T Wireless Services will be obligated to fund the entire amount of the repurchase obligation, which is $9.8 billion, plus interest, with AT&T being secondarily liable for up to $3.6 billion, plus interest if AT&T Wireless Services is unable to satisfy the entire obligation. In lieu of paying all or a portion of the repurchase price, AT&T or AT&T Wireless Services, as the case may be, will have the right to cause DoCoMo to sell any portion of its shares in a registered sale, and to pay DoCoMo the difference between the repurchase price and the proceeds from the registered sales.

     - Standstill. Until the fifth anniversary of the closing of the investment, DoCoMo, its controlled subsidiaries, when acting on behalf of DoCoMo, its officers, directors or agents, or any subsidiary to which DoCoMo has disclosed confidential information regarding its investment may not take a number of actions, including the following, without AT&T's consent before the split-off or AT&T Wireless Services' consent after the split-off:

        -- acquire or agree to acquire any voting securities of AT&T or AT&T
           Wireless Services, except in connection with DoCoMo's exercise of its preemptive rights, conversion rights or warrants;

        -- solicit proxies with respect to AT&T's or AT&T Wireless Services' voting securities or become a participant in any election contest relating to the election of the directors of AT&T or AT&T Wireless Services;

        -- call or seek to call a meeting of the AT&T or AT&T Wireless Services shareholders or initiate a shareholder proposal;

        -- contest the validity of the standstill in a manner that would lead to public disclosure;

        -- form or participate in a group that would be required to file a
           Schedule 13D with the SEC as a "person" within the meaning of the
           Section 13(d)(3) of the Securities Exchange Act; or

        -- act in concert with any person for the purpose of effecting a transaction that would result in a change of control of AT&T or AT&T Wireless Services.

     After the fifth year anniversary of the investor agreement, DoCoMo will continue to be subject to the standstill for so long as DoCoMo has the right to nominate at least one director. However, DoCoMo will be released from the standstill 91 days after the resignations of all of its representatives on AT&T's and AT&T Wireless Services' board of directors, as the case may be, all of DoCoMo's nominated AT&T Wireless Services committee members and all of DoCoMo's nominated management. After these resignations, AT&T Wireless may take steps to terminate or sequester all of the other DoCoMo nominated employees.

     If NTT, which owns approximately two-thirds of DoCoMo, or any of NTT's subsidiaries other than DoCoMo takes any action contrary to the standstill restrictions and the action leads to any vote of shareholders of AT&T before the split-off or AT&T Wireless Services after the split-off, then DoCoMo either must vote its shares as the board of directors of AT&T or AT&T Wireless Services directs, or must vote its shares in proportion to the votes cast by the shareholders that are not affiliated with either DoCoMo or NTT. In addition, if NTT or any of its subsidiaries commences a tender offer for AT&T or AT&T Wireless Services securities, DoCoMo cannot tender or transfer any of its securities into that offer until all of the conditions to that offer have been satisfied.

     The standstill provisions described above will terminate in the following circumstances:

        -- a third party unaffiliated with AT&T Wireless commences a tender or exchange offer of 15% of AT&T Wireless Services' outstanding voting securities and AT&T Wireless Services does not publicly recommend that its shareholders reject the offer;

        -- AT&T Wireless Services enters into a definitive agreement to merge into or sell all or substantially all of its assets to a third party unless AT&T Wireless Services shareholders retain at least 50% of the economic and voting power of the surviving corporation; or

        -- AT&T Wireless Services enters into a definitive agreement that would result in any one person or groups of persons acquiring more than 35% of the voting power of AT&T Wireless Services, unless, among other things, this person or group agrees to a standstill.

     The standstill provisions terminate with respect to AT&T two years after the split-off (or, if sooner, upon any of the foregoing three events as applied to AT&T).

     - Registration Rights. Subject to certain exceptions and conditions, DoCoMo is entitled to require AT&T before the split-off, and AT&T Wireless Services after the split-off, to register shares of AT&T Wireless Group tracking stock or AT&T Wireless Services common stock on up to six occasions, with each demand involving not less than $500 million worth of shares. DoCoMo cannot exercise more than one demand right in any seven and a half month period. DoCoMo also is entitled to require AT&T or AT&T Wireless Services, as the case may be, to register securities for resale in an unlimited number of incidental registrations, commonly known as piggy-back registrations. DoCoMo will cease to be entitled to these registration rights if it owns less than $1 billion of AT&T or AT&T Wireless Services securities, as the case may be, and securities reflecting less than 2% of the financial performance and economic value of AT&T Wireless Services.


     - Board Representation. Until the split-off, DoCoMo is entitled to nominate one representative to the AT&T board of directors, and that representative also will be a member of the AT&T Wireless Group capital stock committee. DoCoMo's nominee was elected to AT&T's Board of Directors on March 21, 2001. After the split-off, DoCoMo will be entitled to nominate a number of representatives on the AT&T Wireless Services board of directors proportional to its economic interest acquired as a result of this investment. The DoCoMo nominees for these board seats must be senior officers of DoCoMo that are reasonably acceptable to AT&T or AT&T Wireless Services, as the case may be. DoCoMo will lose these board representation rights if its economic interest in AT&T Wireless Services falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the shares of its original investment or shares of AT&T Wireless Group tracking stock into which such shares are convertible, DoCoMo will lose its board representation rights only if its economic interest in AT&T Wireless Services falls below 8% for 60 consecutive days.


     - Management Rights. Before the split-off, DoCoMo is entitled to appoint one of its senior executives that is reasonably acceptable to AT&T Wireless Group to AT&T Wireless Group's senior leadership team. In addition, subject to AT&T Wireless Group's reasonable approval, DoCoMo can appoint between two and five of its employees as employees of AT&T Wireless Group, including the Manager-Finance and Director of Technology. DoCoMo will lose these rights under the same circumstances as it would lose board representation rights.

     - Right to Approve Specified Actions. Before the split-off, AT&T may not take any of the following actions without DoCoMo's prior approval:

        -- sell all or substantially all of AT&T Wireless Group's assets;

        -- sell all or substantially all of AT&T Wireless Group's business through merger or other business combination, unless AT&T Wireless Group shareholders retain two-thirds of the successor corporation;

        -- acquire business or assets for AT&T Wireless Group, other than radio spectrum rights, in excess of $17 billion;

        -- subject to some exceptions, issue any further economic interests or rights to AT&T Wireless over 15% of AT&T Wireless Group's market capitalization as of the date of the letter agreement;

        -- subject to some exceptions, pay cash dividends to or repurchase AT&T
           Wireless Group tracking stock;

        -- amend AT&T's charter or by-laws so that the rights of the holders of DoCoMo wireless tracking stock would be adversely affected; or

        -- change the split-off related agreements so that AT&T Wireless
           Services would be materially adversely affected or enter into new, material contracts among affiliated parties that do not have arm's-length terms.

     After the split-off, AT&T Wireless Services may not take any of the following actions without DoCoMo's prior approval:

        -- change the scope of its business such that AT&T Wireless Group's businesses (including those in its business plan) cease to constitute the primary businesses of AT&T Wireless Services; or

        -- enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in AT&T Wireless Services.

     DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

     - Preemptive Rights. DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in some new equity issuances by AT&T or AT&T Wireless Services. In the event of a new equity issuance of the type covered by the preemptive right, then:

        -- if DoCoMo holds 12% or more of the economic interest of AT&T Wireless
           Services at the time of the new issuance, DoCoMo may purchase a number of additional shares that would bring DoCoMo's economic interest back up to 16%; and

        -- if DoCoMo holds less than 12% of the economic interest of AT&T
           Wireless Services at the time of the new issuance, DoCoMo may purchase a number of additional shares that would maintain DoCoMo's economic interest at the level it was at just before the new issuance.

     In most cases, the purchase price for these additional shares will be the issuance price. DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

Strategic Alliance


     In connection with DoCoMo's investment, AT&T Wireless Services and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T Wireless Services will create a new, wholly owned subsidiary to develop and encourage the development of multimedia content, applications and services offerable over AT&T Wireless Services' current network, as well as on new, high-speed wireless networks built to global standards for third generation services. AT&T Wireless Services will contribute, among other things, its rights to content and applications used in its PocketNet service to the new multimedia subsidiary. Both AT&T Wireless Services and DoCoMo plan to provide technical resources and support staffing. In addition, AT&T Wireless Services will be able to license from DoCoMo, without additional payment, certain rights to DoCoMo's "i-mode" service, which provides access to the Internet from wireless telephones, and related technology.



     The strategic alliance is expected to enable each of AT&T Wireless Services and DoCoMo to offer market-appropriate wireless services to customers throughout the United States and Japan, respectively. In addition, each has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party's home territory.


     AT&T and AT&T Wireless Services on the one hand, and DoCoMo on the other hand, have agreed to certain non-competition commitments that restrict each other's ability to provide mobile wireless services in Japan and the United States, respectively. They have also agreed to limit the extent to which
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


AT&T or AT&T Wireless Services on the one hand, and DoCoMo on the other hand, will be able to participate in certain mobile multimedia activities and investments in each other's home territory. Any such restrictions on AT&T would terminate upon the earlier of a split-off of AT&T Wireless Services or exercise by DoCoMo of any put, liquidation or registration right as a result of the non-occurrence of such a split-off. AT&T Wireless Services and DoCoMo will generally be bound by the non-competition commitments until DoCoMo loses its board representation and management rights, either due to any of the events described under "-- DoCoMo Investment Rights and Obligations -- Board Representation" and "-- DoCoMo Investment Rights and Obligations -- Management Rights", or due to voluntary relinquishment of such rights by DoCoMo.


Potential Effects of DoCoMo's Investment


     Until the split-off, AT&T will record a non-cash carrying cost on the DoCoMo wireless tracking stock of just under 7%, relating to DoCoMo's right to require AT&T to repurchase the DoCoMo wireless tracking stock as described above. This non-cash carrying cost is expected to result in a $0.03 to $0.04 net reduction of AT&T common stock 2001 per share earnings, assuming AT&T Wireless Group is split-off to shareholders by June 30, 2001. This excludes any non-cash charges that AT&T may be required to incur with respect to the warrants, but does include interest expense savings AT&T is expected to realize by reducing its debt.


     Some of DoCoMo's rights under the investment agreement, including the repurchase rights and veto rights, could limit the flexibility of AT&T Wireless Group, before the split-off, or AT&T Wireless Services, after the split-off, to finance its operations or engage in some types of strategic transactions that AT&T Wireless Group or AT&T Wireless Services might otherwise pursue.

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

                                BUSINESS OF AT&T

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, local and wireless communications services, cable television and Internet communications services. AT&T also provides billing, directory assistance, and calling card services to support its communications business.

     AT&T's primary lines of business are business communications services, consumer communications services, broadband services, and wireless services. In addition, AT&T's other lines of business include network management and professional services through AT&T Solutions and international operations and ventures.

     As described elsewhere in this document, AT&T has announced plans to restructure itself into a number of separate companies or separately tracked business units.

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

                        BUSINESS OF AT&T WIRELESS GROUP

OVERVIEW


     AT&T Wireless Group is one of the largest wireless service providers in the United States. AT&T Wireless Group seeks to provide high quality, innovative wireless services and to expand its customer base and revenue stream by attracting subscribers who are heavy users of communication services. As of, or for the year ended, December 31, 2000 AT&T Wireless Group had:


     - 15.2 million consolidated subscribers,

     - $10.4 billion of combined revenues, and

     - $1.6 billion of combined operational earnings before interest, taxes, depreciation and amortization, excluding other income.


     AT&T Wireless Group operates one of the largest U.S. digital wireless networks. As of December 31, 2000, AT&T Wireless Group and its affiliates and partners held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of December 31, 2000, approximately 77% of the U.S. population was covered by at least 30 megahertz of wireless spectrum owned by AT&T Wireless Group, its affiliates or its partners. At the end of 2000, AT&T Wireless Group's networks and those of its affiliates and partners operated in markets including over 76% of the U.S. population and in 49 of the 50 largest U.S. metropolitan areas. AT&T Wireless Group supplements its operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where AT&T Wireless Group does not have operations. With these roaming agreements, AT&T Wireless Group is able to offer customers wireless services covering over 95% of the U.S. population. AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding its footprint and the capacity of its network through new network construction, acquisitions, and partnerships with other wireless providers.



     AT&T Wireless Group currently provides its wireless voice and data services using time division multiple access, analog and cellular digital packet data technologies. AT&T Wireless Group has focused on building its digital network and on migrating its customer base from analog to digital service. AT&T Wireless Group has already upgraded its analog systems to digital in 99% of its markets. AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. Over 90% of AT&T Wireless Group's consolidated subscribers use digital services and account for over 94% of its traffic. AT&T Wireless Group believes that these percentages are substantially greater than the industry average excluding AT&T Wireless Group.


     To accelerate the availability of enhanced data services offerings, AT&T Wireless Group recently announced plans to deploy a global system for mobile communications platform for interim improvement in wireless data capabilities on the evolutionary path to third generation services, as well as associated voice services. AT&T Wireless Group plans to begin deploying a global system for mobile communications platform in the second half of 2001. This platform is expected to be deployed as an overlay on AT&T Wireless Group's current second generation voice network. AT&T Wireless Group's chosen third generation technology standard, known as universal mobile telecommunications systems, is the same global standard that has been selected by operators throughout Europe, Japan and other parts of the world. Third generation standards should provide the speed and capacity necessary to support innovative mobile multimedia applications, including broader and more efficient access to e-mail systems, high-speed web browsing, e-commerce applications, on-line games and music downloads.

     AT&T Wireless Group markets its products and services primarily under the AT&T brand and expects to be able to continue to do so for some time under agreements expected to become effective in connection with the split-off. AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of and confidence in, its products and services.

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

     This section describes primarily the business of AT&T Wireless Group before the implementation of AT&T's restructuring plan announced on October 25, 2000.

     In this document, we use the term AT&T Wireless Group to refer to the businesses, assets and liabilities whose financial performance and economic value we intend to reflect in AT&T Wireless Group tracking stock. We also refer to AT&T Wireless Group as though it conducts those businesses. We do this solely for ease of reference, and we do not intend to imply that AT&T Wireless Group conducts those businesses as an entity separate from AT&T. In reading this document, you should keep in mind that AT&T Wireless Group is an integrated set of businesses and assets of AT&T and is not a separate legal entity.

     AT&T Wireless Group includes:

     - all of AT&T's mobile and fixed wireless licenses,

     - all of AT&T's wireless networks, operations, sites on which cellular transmitters are located, wireless customer care facilities and customer location assets, and

     - AT&T's interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

It does not include:

     - AT&T's existing and future wireless activities that stem from country-specific joint venture relationships that predominately are non-wireless, and


     - incidental wireless capabilities of AT&T or links in any backbone or other communications network of AT&T that predominately are non-wireless.


     Before the split-off, we currently intend to include all future wireless activities in AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to AT&T Wireless Group or to the rest of AT&T or dispose of or transfer businesses or assets of either group. Following the split-off, we expect AT&T Wireless Services to own substantially the same assets that were attributed to the AT&T Wireless Group immediately before the split-off.

     AT&T Common Stock Group currently offers and is expected to continue to be able to offer wireless services under sales agency or other arrangements with AT&T Wireless Group. These transactions are described in more detail below and, up to now, have been implemented under AT&T Wireless Group policy statement. We expect to enter into new arrangements between AT&T and AT&T Wireless Services in connection with the split-off.

RECENT DEVELOPMENTS


     On March 23, 2001, AT&T Wireless Group, through AT&T Wireless Services, entered into Competitive Advance and Revolving Credit Facilities in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. These facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. These facilities may be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, these facilities contain financial covenants providing for a maximum total debt to total consolidated operational EBITDA ratio (as defined in these facilities) not to exceed 4:0 to 1:0 for AT&T Wireless Services and a minimum interest coverage ratio of 3.5:1.0. These facilities also specify limitations on AT&T's and AT&T Wireless Group's ability to consummate the split-off, including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition,


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


the existence of an obligation by AT&T Wireless Services to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.



     On March 1, 2001, AT&T Wireless Services completed a private placement of $6.5 billion in Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights such that AT&T Wireless Services is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date.



     On February 26, 2001, AT&T agreed to sell its entire interest in Japan Telecom for approximately $1.35 billion. The net after-tax proceeds are expected to be approximately $1 billion. AT&T has indicated that the net after-tax proceeds will be split evenly between AT&T and AT&T Wireless Group. AT&T Wireless Group anticipates that it will recognize a significant gain on the transaction.



     In December 2000 and January 2001, AT&T Wireless Group executed agreements with certain network equipment vendors, related to the development of its next generation network strategy. These agreements require AT&T Wireless Group to buy equipment from these vendors totaling approximately $2.1 billion in aggregate through December 31, 2004.


     Effective January 1, 2001, AT&T Wireless Group implemented the results of a review of the estimated useful lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001 will have useful lives no longer than seven years.


     On November 17, 2000, AT&T Wireless Group announced that AT&T's board of directors had approved an agreement under which AT&T Wireless Group will purchase $200 million in Series AA preferred stock from Dobson Communications Corporation. AT&T Wireless Group completed this transaction on February 8, 2001. The Series AA preferred stock acquired has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. Upon completion of the exchange from Series AA preferred stock to Series A convertible preferred stock, AT&T Wireless Group's ownership interest in Dobson will increase, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.



     During November 2000, AT&T Wireless Group joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Group has committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of December 31, 2000, AT&T Wireless Group funded approximately $229 million of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. Additionally, in February 2001, AT&T Wireless Group funded an additional $80 million. The remaining approximately $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Group to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 million and would be payable, at AT&T Wireless Group's option, in cash or marketable securities. The right to require AT&T Wireless Group to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native Wireless is rejected or if any license granted to it is revoked, AT&T Wireless Group would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, AT&T Wireless Group may be obligated to purchase the interests

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


of other owners. Depending on when such revocation or challenge takes place, the amount may be material but will be less than the $950 million purchase price described above.



INDUSTRY OVERVIEW


  General

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, enhanced specialized mobile radio services, personal communications services and fixed wireless services. The FCC licenses the radio frequency used to provide each of these applications.

     Since its introduction in 1983, wireless service has grown dramatically. As illustrated by the following chart, domestic cellular, enhanced specialized mobile radio and personal communications services providers experienced average annual rates of growth of 23% and 29% in revenues and subscribers, respectively, over the five-year period from 1994 to 1999.

                         WIRELESS INDUSTRY STATISTICS*

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Total service revenues (in
  billions)..........................  $14.2     $19.1     $23.6     $27.5     $33.1     $ 40.0
Ending subscribers (in millions).....   24.1      33.8      44.0      55.3      69.2       86.0
Subscriber growth....................   50.8 %    40.0 %    30.4 %    25.6 %    25.1 %     24.3%
Average monthly service revenue per
  subscriber, including roaming
  revenue............................  $59.08    $54.91    $50.61    $46.11    $44.35    $42.96
Average monthly service revenue per
  subscriber, excluding roaming
  revenue............................  $51.48    $47.59    $44.66    $41.12    $39.66    $38.50
Ending penetration...................    9.4 %    13.0 %    16.3 %    20.2 %    25.1 %     30.9%

---------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

  Recent industry trends

     The growth in the wireless communications industry has been shaped by a number of industry trends that are likely to continue in the near future.

     Expanding penetration fuels network optimization. The U.S. wireless industry has experienced an increase in absolute subscriber additions and wireless penetration levels. For example, the number of ending subscribers increased by 8.1 million in 1994 and by 16.8 million in 1999 at the same time as penetration grew from 9.4% to 30.9%, respectively. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over greater numbers of users, thereby optimizing network usage. Wireless penetration in other developed nations, particularly in Western Europe and Japan, is currently substantially higher than in the United States. The experience of wireless providers in these developed nations has shown that the market for wireless services has an inflection point with regard to subscriber penetration whereby the number of subscribers and penetration accelerates as wireless service usage becomes more ubiquitous. In addition, those same international wireless providers have experienced growth in earnings before interest, taxes, depreciation and amortization, or EBITDA, at a greater rate than subscriber growth as network usage increases. AT&T Wireless Group believes that the U.S. wireless industry is approaching a similar inflection point in subscriber penetration and is likely to develop along the same path as international wireless industries have developed.

     Rate simplification eases customer choice and drives consolidation. AT&T Wireless Group has led the industry in simplifying customer choice through pricing plans. In May 1998, AT&T Wireless Group revolutionized the industry by offering AT&T Digital One Rate service, which, for the first time, charged

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

one rate with no separate roaming or long distance fees for domestic calls across the United States. In addition, AT&T Wireless Group has introduced a simplified national prepaid wireless service that provides wireless communications to customers with no long-term contract, credit check, deposit or bill. AT&T Digital One Rate, prepaid wireless, and similar plans by other service providers have increased wireless penetration in the United States. AT&T Wireless Group believes that the introduction of other simplified, targeted rate plans, including prepaid products, will continue to increase wireless penetration. In addition, because roaming costs to the wireless provider can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions, thus driving consolidation.

     Declining costs of service results in mass market availability. As the cost of wireless service has declined, it has become, in an extremely short period of time, a mass market product rather than a luxury good. AT&T Wireless Group expects that competition in each wireless market will continue to lead to further price declines, which should make wireless service available to an even greater number of potential users. Experience indicates that this widespread usage will in turn cause even more people to use wireless services, especially as the price of wireless service declines relative to the price of wireline service. AT&T Wireless Group believes that these developments are likely to drive continued growth in the wireless communications industry.

     Digital service increases utility and functionality of wireless services. Technological advancements, from longer battery life to improved voice quality, have begun to make wireless service increasingly comparable to wireline communications. Additionally, customers have begun to expect custom calling features that are similar to those available on a wireline network. Digital service, as opposed to analog service, permits wireless providers to offer these types of enhanced services to users. Wireless providers will need to continue to invest in network upgrades to offer advanced services in order to attract and retain subscribers.

     Wireless data applications will drive expanded wireless usage. Existing and new wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services offerings. Historically, these services predominantly have been used to date to carry corporate data applications. AT&T Wireless Group has been a leader in this emerging market. Data network coverage is now available using its packet data network in over 60% of AT&T Wireless Group's voice network footprint, which AT&T Wireless Group believes provides a critical advantage in the cost-effective provision of wireless data services. In addition to its current packet-switched technology, AT&T Wireless Group has announced plans to deploy enhanced data and third generation communications technologies capable of greater data speeds.

     The introduction of new applications for corporate and consumer users, such as mobile originated short message services, access to email, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the growth for wireless data network services. To this end, enabling technologies, such as the industry-acknowledged wireless application protocol provide an environment that encourages developers to create innovative data services for wireless networks. In addition, applications, such as email, instant messages, banking, wireless portals and web services, are being developed and marketed. AT&T Wireless Group believes that the development and deployment of so called "third generation" wireless networks will drive further growth in wireless data services and applications due to increased capacity, speed and lower costs.

SPECTRUM AND TECHNOLOGY

     AT&T Wireless Group has licenses to use four portions of the radio spectrum that the FCC has made available for the transmission of voice and data signals:
850 megahertz, 1900 megahertz, 2.3 gigahertz and 38 gigahertz. FCC terminology distinguishes between "cellular" licenses, which are for 850 megahertz frequency, and "PCS" licenses, which are for 1900 megahertz frequency.

     AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. AT&T Wireless Group does not manage its business for these spectrums
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

separately. Rather, AT&T Wireless Group manages its business to provide network coverage irrespective of the spectrum. From a marketing and operational perspective, AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum.

     The 850 megahertz wireless markets originally used analog based systems, although digital technology has been introduced in most markets. As of December 31, 2000, AT&T Wireless Group had upgraded 99% of its 850 megahertz markets to digital based systems. The 1900 megahertz markets all are digital based.

     AT&T Wireless Group, including its partnership and affiliate markets, held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population as of December 31, 2000. As shown in the table below, as of December 31, 2000, approximately 77% of the U.S. population were covered by at least 30 megahertz of wireless spectrum:

                                                                                  NUMBER OF
                                                   LICENSED                      TOP 50 U.S.
                                                     POPS         % OF TOTAL      LICENSED
SPECTRUM                                        (IN MILLIONS)*    U.S. POPS**      MARKETS
--------                                        --------------    -----------    -----------
10-15 megahertz...............................        24              8.6%            1
20-25 megahertz...............................        37             13.2%            4
30 megahertz or greater.......................       213             76.5%           45
          Total...............................       274             98.3%           50

---------------
 * Amount of U.S. population covered by licenses held by AT&T Wireless Group, including partnership and affiliate markets.

** Amount that "Licensed POPs" represents as a percentage of total U.S.
   population, based on total U.S. population of 278 million.

     Analog systems currently have several limitations, including comparative lack of privacy and limited capacity. However, analog handsets are compatible with all analog systems in all markets within the United States.

     Second generation digital systems in the U.S., whether in the 850 megahertz or 1900 megahertz spectrum, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions.

     Second generation digital systems use one of three principal signal transmission technologies, or standards, none of which is compatible with the others:

     - TDMA, or time division multiple access,

     - CDMA, or code division multiple access, or

     - GSM, or global system for mobile communications.

     AT&T Wireless Group believes that three of the five recognized advanced digital signal transmission technologies, or standards, which are in various stages of development, have more commercial momentum than the remaining two. These three are:


     - EDGE, or enhanced data rates for global evolution,


     - CDMA 2000, and

     - UMTS, or universal mobile telecommunications systems.
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

These so-called "third generation" technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. Widespread deployment of third generation technology is expected to occur in the industry beginning in 2002. A fourth technology, GPRS, or general packet radio service, is generally considered to be an interim step between current and third generation technologies. GPRS standards have been developed by recognized standards-setting bodies, and there has been some commercial deployment by carriers outside the U.S. and some U.S. carriers have announced plans to deploy this technology. Third generation EDGE standards also are complete but equipment is still under development and AT&T Wireless Group is not aware of any commercial deployment. UMTS standards address more complex data applications and are not yet complete, but equipment development has begun. UMTS is expected to be initially available in Japan in 2001, in Europe in 2002 and subsequently in North America. Some carriers have selected CDMA 2000 as their path to wideband data applications, as an alternative to the sequence of GPRS, EDGE, and UMTS technologies selected by AT&T Wireless Group as its path. UMTS is also known as W-CDMA, or wideband code division multiple access. Despite the similarity of the acronyms, CDMA 2000 and W-CDMA are not compatible.

     AT&T Wireless Group selected TDMA as its second generation digital wireless standard, although it does continue to operate a small number of markets that were operating with CDMA technology when AT&T Wireless Group acquired them. AT&T Wireless Group offers its subscribers tri-mode handsets that permit the user to access its analog system and its digital systems, the latter whether operating in 850 megahertz or 1900 megahertz spectrum. AT&T Wireless Group also has plans to deploy third generation technologies to enhance both voice and data services.

     AT&T Wireless Group also has licenses to provide communications services utilizing 38 gigahertz digital spectrum in 156 geographic areas covering a total population of approximately 220 million and including more than 80 of the largest 100 metropolitan markets. These licenses were acquired in large part through AT&T's acquisition of Teleport Communications Group Inc.

     AT&T Wireless Group has also acquired licenses for radio spectrum in the
2.3 gigahertz range. AT&T Wireless Group expects to use this spectrum for its fixed wireless operations.

STRATEGY

     AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communication services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States and internationally. AT&T Wireless Group believes that the following are the key elements to enable it to meet its goal:

     - continue the expansion of its digital network to add capacity, improve quality and provide consistent features regardless of location,

     - continue to lower its operating costs and improve capital efficiency by expanding its digital, mobile wireless network and increasing the use of more efficient channels of distribution,

     - deploy a GSM technology platform as the basis for implementation of enhanced data and third generation services,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenue,

     - benefit from AT&T Wireless Group's relationship with and use of the resources of AT&T, including the use of the AT&T brand and, when appropriate, AT&T's distribution channels and cross marketing opportunities, and

     - take advantage of its existing wireless spectrum, digital network, customer base and with new growth initiatives, including wireless data and fixed wireless opportunities.

  Continue the expansion of its digital network

     AT&T Wireless Group believes it is competitively critical to expand and improve its network coverage footprint, as well as to increase capacity in its existing voice network, in order to provide coverage throughout the nation, and offer consistent features regardless of location. AT&T Wireless Group regularly monitors quality and identifies specific areas in existing markets where calls may be dropped or transmission quality is sub-optimal. As a result, AT&T Wireless Group has taken a number of steps to increase its network coverage, including the purchase of 1900 megahertz licenses, to accelerate digital build outs in 850 megahertz and 1900 megahertz markets, to increase the capacity of its existing voice network, and to acquire or partner with other wireless providers. AT&T Wireless Group, including its partnership and affiliate markets, has licenses covering 98% of the U.S. population, with approximately 77% of the U.S. population covered by at least 30 megahertz of wireless spectrum, as of December 31, 2000. In addition, in many of its markets, AT&T Wireless Group possesses licenses for both 850 megahertz and 1900 megahertz spectrum. In each market in which AT&T Wireless Group is not currently operating, AT&T Wireless Group evaluates the benefits and costs of building out its license versus acquiring or partnering with other experienced wireless providers before it decides on the appropriate method of expanding into that market. The timing of these decisions depends upon a variety of factors, including the size of the prospective market, the location of the market relative to other AT&T Wireless Group markets, the economics of existing roaming agreements and anticipated industry developments.

     Digital build out. AT&T Wireless Group has aggressively pursued the build out of its digital network. In the years ended December 31, 1997, 1998 and 1999, capital expenditures for build out of owned and operated 1900 megahertz licenses and to increase capacity, improve quality and upgrade to digital in 850 megahertz markets totaled $1,514 million, $1,029 million and $2,333 million, respectively. As of December 31, 2000, AT&T Wireless Group had upgraded 99% of its markets to digital based systems. As of December 31, 2000, AT&T Wireless Group's 1900 megahertz licenses covered 164 million of the U.S. population; 65% of that population were in markets served by digital transmission systems, including those of affiliates.

     Acquisitions. AT&T Wireless Group has and will expand its digital mobile wireless network through acquisitions when it is economic to do so. For example, in February 2000, AT&T and Dobson Communications Corporation, through a joint venture entered into by one of AT&T's wireless business subsidiaries, acquired American Cellular Corporation. AT&T included its interest in the joint venture among the assets included in AT&T Wireless Group as of the date of the acquisition. This acquisition increased AT&T Wireless Group's coverage in New York State and several mid-west markets by adding approximately 450 thousand subscribers as of the acquisition date. Further, in June 2000, AT&T Wireless Group purchased the assets of Wireless One Network, L.P., including wireless systems in northwest and southwest Florida covering a population base of 1.6 million potential customers and serving approximately 190 thousand subscribers as of the acquisition date.

     In June 2000, AT&T Wireless Group announced that it had agreed to acquire wireless systems in Houston and San Diego, as well as the remaining 50% interest that it did not own in CMT Partners, which operates a wireless system in the San Francisco Bay Area. On December 29, 2000, AT&T Wireless Group completed the acquisition of the wireless system in Houston, which covers a population base of approximately 5 million potential customers and served approximately 180 thousand subscribers as of the acquisition date. AT&T Wireless Group closed the CMT Partners transaction on June 29, 2000. CMT Partners covers a population base exceeding 7 million potential customers and, as of the acquisition date, served nearly 1 million subscribers. On September 29, 2000, AT&T Wireless Group closed the acquisition of the San Diego wireless system, which covers a population base of 3 million potential customers. Also, during the third quarter of 2000, AT&T Wireless Group acquired a wireless system on the big island of Hawaii. Combined, the San Diego and Hawaii markets served more than 180 thousand subscribers as of their acquisition dates.

     On October 2, 2000, AT&T Wireless Group acquired a wireless system in Indianapolis, Indiana. On November 13, 2000, AT&T Wireless Group acquired wireless systems in several New England markets. Combined, the New England and Indianapolis wireless systems acquired cover a population base of approximately 4 million potential customers and served approximately 145 thousand subscribers as of their acquisition dates.

     On December 29, 2000, AT&T Wireless Group's equity interest in AB Cellular, an entity which owned cellular properties in Los Angeles, Houston and Galveston, was redeemed. In consideration for its equity interest, AT&T Wireless Group received 100% of the net assets of the Los Angeles property. The Los Angeles property covers a population of approximately 15 million potential customers and had approximately 1.3 million subscribers as of December 31, 2000.

     Establish partnerships and affiliates. AT&T Wireless Group also will continue to establish local market partnerships and affiliates with other wireless operators in order to accelerate the build out of its digital mobile wireless network. In addition to existing partnership arrangements for its 850 megahertz markets, AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage. Key non-consolidated partnerships and affiliates with current operations include the following:

                                                                             850 OR 1900
                                                                              MEGAHERTZ    LICENSED POPS     OWNERSHIP
ENTITY             PARTNER OR AFFILIATE           MARKETS COVERED*             MARKET      (IN MILLIONS)*   PERCENTAGE**
------             --------------------           ----------------           -----------   --------------   ------------
PARTNERSHIPS

American Cellular  Dobson                Rural service areas in Minnesota,       850             5.3            50.0%
  Corporation        Communications      New York, Wisconsin, Kentucky,
                     Corporation         Ohio, Michigan, Pennsylvania,
                                         Tennessee and West Virginia;
                                         metropolitan service areas of
                                         Duluth, Minnesota; Orange County
                                         and Poughkeepsie, New York; Eau
                                         Claire and Wausau, Wisconsin; and
                                         Alton, Illinois
AFFILIATES

Cincinnati Bell    Cincinnati Bell       Cincinnati and Dayton, Ohio            1900             3.4            19.9%
  Wireless, LLC      Wireless, LLC

TeleCorp PCS,      Telecorp PCS Inc.     Markets in Puerto Rico and the         1900            21.2            22.9%
  Inc. ***                               U.S. Virgin Islands, Louisiana,
                                         Arkansas, Tennessee,
                                         Massachusetts, New Hampshire,
                                         Missouri and Kentucky, including
                                         San Juan, New Orleans, Baton
                                         Rouge, Memphis, Little Rock,
                                         Manchester, Concord, Nashua,
                                         Worcester, Cape Cod, Martha's
                                         Vineyard, Mississippi, Kentucky,
                                         Tennessee, Alabama and Georgia,
                                         including Jackson, Vicksburg,
                                         Nashville, Knoxville, Clarksville,
                                         Chattanooga, Dalton, Huntsville,
                                         Mobile, Montgomery, Birmingham,
                                         Louisville and Lexington.

                                                                             850 OR 1900
                                                                              MEGAHERTZ    LICENSED POPS     OWNERSHIP
ENTITY             PARTNER OR AFFILIATE           MARKETS COVERED*             MARKET      (IN MILLIONS)*   PERCENTAGE**
------             --------------------           ----------------           -----------   --------------   ------------
Triton PCS, Inc.   Triton PCS, Inc.      Markets in North Carolina, South       1900            13.2            16.7%
                                         Carolina, Georgia, Virginia,
                                         Tennessee and Kentucky, including
                                         Fayetteville, Hickory, Wilmington,
                                         Myrtle Beach, Charleston,
                                         Columbia, Hilton Head, Florence,
                                         Augusta, Savannah, Athens,
                                         Norfolk, Richmond and Roanoke


---------------
  * Amount of U.S. population covered by licenses held by entity, as of December 31, 2000.


 ** As of December 31, 2000. Ownership percentages for Telecorp and Triton reflect AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred stock to common stock.


*** In November 2000, TeleCorp PCS, Inc. announced completion of its acquisition of Tritel, Inc. As a result of completion of the transaction and certain additional investments by AT&T Wireless Group, AT&T Wireless Group owns approximately 22.9% of the combined entity.

  Continue to lower its operating costs and improve capital efficiency by expanding its digital mobile wireless network and increasing the use of more efficient channels of distribution

     AT&T Wireless Group believes that its success also will depend in large part on its ability to continue to lower its operating costs in order to have the flexibility to offer various pricing plans and to be cost competitive. AT&T Wireless Group already has taken a number of steps to lower its operating costs associated with providing network service, and is taking a number of initiatives to lower its marketing and sales costs.

     Lower unit network costs and capital requirements. As described above, AT&T Wireless Group is expanding its footprint across the United States. AT&T Wireless Group pays other wireless providers negotiated roaming rates when AT&T Wireless Group customers make or receive wireless calls when located in other approved wireless providers' coverage areas. Because roaming costs to the wireless provider can be significant or exceed the amount charged to the subscriber, it is extremely advantageous to be able to provide services on AT&T Wireless Group's network. As it builds out its network to achieve these roaming savings, AT&T Wireless Group purchases equipment from multiple vendors and aggressively negotiates with each vendor for volume discounts, in order to reduce cost.

     In the interim, AT&T Wireless Group has been able to reduce roaming charges significantly. The AT&T Wireless Group has been able to negotiate favorable roaming rates with most wireless providers across the United States based upon volume and growth. In addition, the AT&T Wireless Group's proprietary intelligent roaming data base, or IRDB, directs wireless subscribers to preferred service providers whenever they travel outside their wireless home-coverage area. The data base maintains a list of wireless carriers and their frequency bands, ranked by priority. This is designed to provide service in more areas at favorable roaming rates. The updated data base is downloaded over the air into each digital multi-network phone periodically. When the data base is implemented during a call, the wireless phone scans all bands to determine which service providers are available. The phone registers, or "locks on," immediately if it finds sufficiently strong AT&T Wireless Group service, the top priority. If AT&T Wireless Group does not offer service in the area, the data base instructs the phone to search for an affiliate or a partner service provider. When an affiliate or a partner is not available, the phone scans for a "favored" service provider, one that is preferred over a carrier not categorized in the IRDB.

     Lower marketing and sales expense. AT&T Wireless Group has begun a number of initiatives designed to lower its customer acquisition cost, as well as its customer care expenses. For example, AT&T Wireless Group has been actively seeking lower cost distribution channels for its products and services. AT&T Wireless Group is increasing the number of its company-owned stores, which are one of the lowest cost channels for distributing and signing up customers. As of December 31, 2000, there were approximately 520 company-owned stores throughout the United States. In addition, in June 1999, AT&T Wireless Group began using the Internet as a vehicle for customer acquisition, as well as for customer care. In addition to allowing customers to sign up for wireless services over the Internet, resulting in a lower cost to add a new subscriber to AT&T Wireless Group than other channels, subscribers can access their account and obtain answers to routine inquiries that would otherwise require a customer care representative. Since its introduction, the number of visits to the AT&T Wireless Group's Internet site has grown to approximately 2.7 million per month as of October 2000.

  Deploy a GSM Platform to Implement Third Generation Services

     Third generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. In order to be successful, any third generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. These third generation systems are expected to provide the speed and capacity necessary to support innovative mobile multimedia applications including broader and more efficient access to e-mail systems, high speed web browsing, e-commerce applications, on-line games and music downloads.


     The fundamental technology standard that AT&T Wireless Group has selected for its eventual third generation services is the same global standard that has been selected by service providers throughout Europe, in Japan and in other parts of the world. This standard, known as UMTS, for universal mobile telecommunications system, has generally been accepted as the successor technology to the second generation digital technology known as GSM, for global system for mobile communications. UMTS is also known as wideband code division multiple access.



     Starting in the second half of 2001, AT&T Wireless Group plans to deploy a GSM platform for interim improvements in wireless data capabilities on the evolutionary path to third generation data services, as well as associated voice services. This platform, which will be deployed as an overlay on AT&T Wireless Group's second generation voice network, will provide a cost-effective means for AT&T Wireless Group to offer customers a wide range of data service offerings earlier than previously planned using the interim enhanced wireless data standards GPRS, which stands for general packet radio service, and EDGE, which stands for enhanced data rates for global evolution. These interim standards are expected to provide faster data speeds than AT&T Wireless Group's current data network technology. Much of the GSM and GPRS equipment for this overlay network is technologically mature and readily available in the market today from a highly competitive source of supply. Similarly, customer data devices based on GPRS technology are also readily available. In the longer term, this platform is expected to provide multi-media services using the anticipated global standard of UMTS.


     AT&T Wireless Group plans to sell phones combining its current digital voice technology and voice and interim enhanced data technologies it expects to deploy in the next few years, which would provide customers the benefit of access to AT&T Wireless Group's current voice network as well as the new higher-speed data services. AT&T Wireless Group is in discussions with manufacturers to develop phones compatible with such services, based on industry specifications. When these new data services become available, AT&T Wireless Group will be able to sell data service devices in a variety of forms (e.g., phones, handheld scheduling devices called personal digital assistants, or PDAs, laptops), to address a broad range of customer needs. The eventual deployment of third generation technology in AT&T Wireless Group's network is expected to enable the transmission of multimedia services (e.g., streaming audio and video) to customer devices.

     AT&T Wireless Group plans to make interim enhanced data capabilities available on GPRS technology available starting in 2001, and third generation capabilities available on EDGE technology starting in 2002. AT&T Wireless Group currently plans to deploy third generation UMTS technology beginning in 2003, depending on the availability of network equipment and customer devices.

     Due to its broad international acceptance, the network equipment needed to deploy a GSM technology platform is readily available in the market. The overlay strategy also will allow AT&T Wireless Group to utilize its existing cell site facilities and spectrum. Because of these efficiencies, the AT&T Wireless Group expects that its network capital expenditures over the period of deployment associated with the high speed data technology in its third generation plans will be only modestly greater than its earlier third generation migration plan, but may occur in earlier periods.

     The customer benefits of this strategy include earlier availability of a broad array of enhanced and high-speed data services and devices, and enhanced international roaming capability. Overall, this strategy provides AT&T Wireless Group an opportunity for more rapid and greater penetration of the wireless data market than previously planned.

 Target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenue

     AT&T Wireless Group believes that one key to success in the wireless industry is the ability to target customer segments and provide offers that match the needs of those segments. Certain segments respond to pricing plans tailored to their usage patterns while other segments are more attuned to customized service features. AT&T Wireless Group has been a leader in differentiating its services through its use of targeted offerings and its introduction of new features and services.

     AT&T Digital One Rate service. In May 1998, AT&T Wireless Group introduced its AT&T Digital One Rate service, which targets high value customers (i.e., customers that spend over $60 per month on wireless services) who travel frequently and make frequent long distance calls. In August 2000, AT&T Wireless Group introduced six new AT&T Digital One Rate calling plans, giving customers more minutes for the same monthly charge. The introduction of AT&T Digital One Rate service redefined the industry by charging one rate with no roaming or long distance fees for domestic calls across the United States.

     AT&T Regional Advantage and AT&T Digital Advantage services. AT&T Wireless Group has created other service plans because it believes there are other opportunities to segment the market with simplified pricing plans. AT&T Regional Advantage is designed for mobile individuals who travel across a multi-state, regional calling area. When traveling in the regional area customers pay no roaming or domestic long distance charges. This program addresses customers that frequently travel to neighboring states, but do not travel across the nation. AT&T Wireless Group also offers AT&T Digital Advantage for customers that spend most of their time within a local area. AT&T Digital Advantage offers these customers a large number of local minutes to use in their home calling area.

     AT&T group plans. AT&T has developed offers for groups that are in frequent contact with a predetermined number of other wireless subscribers. For consumers, AT&T Wireless Group developed the AT&T Family Plan. With the AT&T Family Plan, each family member has his or her own wireless number that allows for unlimited calls between wireless numbers on the account within the defined family calling area. The family's charges are then provided on a single wireless bill. For businesses, AT&T Wireless Group offers AT&T Group Calling, the wireless industry's first business offer with unlimited calling among a wireless group of five to 200 subscribers and to as many as five wireline numbers within a designated group calling area. AT&T Group Calling is designed for local, mobile businesses, such as sales and service, delivery and distribution, dispatch and contractors, that operate within a specific geographic area.

     Wireless Office Service. Wireless Office Service integrates wireless phones into a company's office, campus or plant telephone network. Calls to and from the wireless phone can be routed through a company's network as if the calls were being made from or received on a desk phone. Users can receive calls dialed to their desk phone on their wireless phone when the user is within the expanded AT&T Wireless Group's network. Wireless Office Service provides one number call delivery, four-digit dialing, enhanced radio frequency coverage and low flat-rate billing for airtime usage within a customer's office, campus or plant.

     AT&T Corporate Digital Advantage program. The AT&T Corporate Digital Advantage program was created for large and middle sized businesses. This program combines simplified wireless purchasing and management with nationally consistent service, airtime, and equipment pricing in all AT&T Wireless Group markets.

     Prepaid Wireless Services. AT&T Wireless Group recently launched a new and improved prepaid wireless program. AT&T Wireless Group markets the prepaid program under two product names, depending upon the target segment. Free2Go Wireless from AT&T Wireless Group targets the youth market, while AT&T Prepaid Advantage targets the mass market. Both offer digital prepaid wireless service as a pay-in-advance wireless product that provides wireless communications to customers with no annual contract, no credit check, no deposit and no monthly bill. In addition, both offer customers the choice of a Local or National Calling Plan, the ability to use any compatible digital multi-network phone, access to enhanced digital PCS features, and both plans include domestic long distance for all calls placed in the United States. AT&T Wireless Group prepaid wireless service is designed to meet the needs of customers that want to manage their expenses, prefer to pay in cash, lack credit or have difficulty obtaining credit.

     Enhanced features. AT&T Wireless Group has been an industry leader in the migration of subscribers from analog to digital service. At December 31, 2000, over 94% of AT&T Wireless Group's traffic is digital, which AT&T Wireless Group believes is substantially greater than the industry average, excluding AT&T Wireless Group. The ability to migrate customers to digital service has permitted AT&T Wireless Group to further differentiate its wireless offerings through enhanced features. During October 2000, AT&T Wireless Group announced the launch of AT&T Text Messaging service. AT&T Text Messaging service allows subscribers to send and receive short text messages from their compatible phones. AT&T Wireless Group offers custom calling services, such as voice mail, call forwarding, call waiting and three-way calling to all of its customers. The digital network allows AT&T Wireless Group to offer enhanced features to its customers, including extended battery life, message waiting indicator, text messaging and caller ID. It also offers a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number is sought without hanging up and redialing.

  Benefit from AT&T Wireless Group's relationship with AT&T

     AT&T Wireless Group believes that its relationship with AT&T has provided it with significant competitive advantages. As part of the split-off, AT&T and AT&T Wireless Group expect to enter into certain contracts and other arrangements which after the split-off will be intended to continue many of the advantages enjoyed by AT&T Wireless Group before the split-off. For more information, please see "The Split-Off" and "Relationship between AT&T and AT&T Wireless Services following the Split-Off." These continued advantages may include:

     - use of the powerful AT&T brand name substantially in the same manner as has been used by AT&T Wireless Group up to now,

     - an opportunity to use AT&T sales force through cross marketing arrangements and, where appropriate, through bundled offers, as may be agreed by AT&T and AT&T Wireless Group, of wireless with services of other AT&T businesses,

     - use of specified AT&T intellectual property and technology on license terms as of the time of the split-off,

     - use of the AT&T network on contractual terms, and

     - potential benefits from certain of AT&T's purchasing contracts with suppliers where already permitted by existing contracts or where arrangements can be made with such suppliers.

     AT&T brand. The AT&T brand is one of the best known and respected brand names in the United States. AT&T Wireless Group believes that the AT&T brand positively impacts consumer awareness of, and confidence in, AT&T Wireless Group's products and services. In addition, as competition in the wireless communications industry intensifies, AT&T Wireless Group believes that the power of a strong national brand plays an increasingly important role in consumers' purchasing decisions.

     Marketing. AT&T Wireless Group believes that its relationship with AT&T Common Stock Group has and can continue to provide substantial marketing advantages. AT&T Wireless Group will be able to enter into cross marketing relationships with the AT&T sales force whereby AT&T's customers can be solicited for wireless services. In addition, both AT&T Common Stock Group and AT&T Wireless Group will have the opportunity to cooperate in bundled offers of services designed for targeted markets.

     Technology. AT&T Wireless Group will continue to have the advantage of being able to use not only its intellectual property and technology but also, under license terms as of the time of the split-off, specified AT&T's proprietary intellectual property and technology as well as specified intellectual property that AT&T has the right to use through licensing or other arrangements.

     Purchasing power. AT&T is one of the largest communications carriers in the world, and, as such, has substantial leverage in the industry with major equipment and other suppliers. AT&T's ability to purchase large amounts of goods has enabled it to obtain favorable pricing and other terms with those suppliers. Through contractual and other arrangements, AT&T Wireless Group may be able to participate in certain of AT&T's supplier arrangements either directly or in making its own purchasing arrangements where those arrangements allow for this and the vendors agree to this. In addition, AT&T Wireless Group has already developed its own relationships with many of these vendors and believes that it will be able to effectively negotiate independent agreements where necessary or appropriate.

 Take advantage of wireless spectrum, digital networks, customer base and brand with new growth initiatives, including wireless data and fixed wireless opportunities

     AT&T Wireless Group has been an industry leader in developing new growth initiatives that take advantage of its existing wireless spectrum, digital networks, customer base and brand. Working with AT&T Labs and outside vendors, AT&T Wireless Group has targeted two growth areas for near-term expansion: wireless data and fixed wireless.

  Wireless Data

     AT&T Wireless Group has been an industry leader in wireless data services since it introduced the first packet-switched data network in March 1995, using cellular digital packet data technology. AT&T Wireless Group's packet data network currently covers a population of 104 million. AT&T Wireless Group's customers of this data network can also roam on the data networks of other wireless providers. Cellular digital packet data is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched data service is a significantly more cost effective means of sending data for the majority of applications because it allows a channel to be shared by many users. AT&T Wireless Group believes that its early introduction of packetized wireless data services provided it with a first mover advantage that significantly contributed to its current leadership position. AT&T Wireless Group also believes that its successful deployment and operation of a wireless data network, and its competitive position in that market, will provide it significant advantages in the deployment of interim and third generation technology networks and advanced data applications and services.

     The development of compelling data applications will be critical to the growth in usage of wireless data network services. AT&T Wireless Group is developing such applications as well as supporting applications developed by third parties. AT&T Wireless Group expends considerable effort to sign up corporate customers to carry its applications because these customers exhibit lower churn and often provide relatively high revenue per subscriber. Examples of these applications include those for public safety, dispatch, wireless credit card validation and automated vehicle location. In addition, AT&T Wireless Group has launched its consumer data service known as "AT&T Digital PocketNet(SM)" service.

This service provides customers with access to the wireless Internet, including wireless web sites providing content, shopping services and other Internet-based services such as email and personal calendars. Because of the efficiencies in using its packet-based data network, AT&T Wireless Group has been able to offer this service at flat rates to customers who also subscribe to a certain wireless voice calling plan.


     New devices are now driving the development of applications targeted more broadly to consumers. These include applications involving hand held devices, like the Palm(TM) Vx units, as well as those involving phones and laptop computers. Applications that are currently available allow users to access their personal information, including contact lists and calendars, as well as email, Internet content and two-way messaging services. AT&T Wireless Group may collaborate with Internet service providers or other content providers to develop devices and applications suitable for wireless customers, as well as access to the Internet service providers' communications services and online distribution channels. Additionally, AT&T Wireless Group has introduced new applications including e-commerce and shopping services. By providing or facilitating these applications, AT&T Wireless Group believes it can generate new revenue streams and develop personalized relationships with its customers.


     AT&T Wireless Group expects that the development and introduction of third generation networks will drive wireless data usage growth by offering greater bandwidth and network coverage at lower costs. For its third generation strategy, AT&T Wireless Group has decided to deploy another digital technology platform that will facilitate the implementation of enhanced interim and third generation data services.


     In the fourth quarter of 2000, AT&T Wireless Services and AT&T entered into a binding letter agreement with DoCoMo, a leading Japanese wireless communications company, for DoCoMo's investment in AT&T reflecting the financial performance and economic value of AT&T Wireless Group and for the formation of a strategic alliance. The parties completed this investment on January 22, 2001. For more information, please see "DoCoMo Strategic Investment." AT&T Wireless Services and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T Wireless Group will create a new, wholly owned subsidiary to develop and encourage the development of multimedia content, applications and services offerable over AT&T Wireless Services' current network and a new, high-speed wireless network built to global standards for third generation services, such as graphic presentation of data, video e-mail, high quality music downloads and streaming audio and video. Both AT&T Wireless Services and DoCoMo will share technical resources and support staffing of the new subsidiary. In addition, AT&T Wireless Group will be able to license from DoCoMo, without additional payment, rights to DoCoMo's "i-mode" technology and related technology as long as the relationship is in effect and for 18 months thereafter. AT&T Wireless Services and DoCoMo will also become partners in the U.S. and Japan for handling the roaming traffic in each other's network. Subject to some exceptions, DoCoMo has agreed that in the U.S., Mexico or Canada, other than through AT&T Wireless Services, it will not undertake certain activities itself or form certain relationships with third parties. AT&T Wireless Group has made the same agreements with respect to DoCoMo in Japan.


  Fixed Wireless


     AT&T Wireless Group believes there is a significant business opportunity to use wireless technology to provide residential and small business customers with high-speed broadband access coupled with wireline quality voice access. Fixed wireless service provides customers with a high-speed packet data channel that can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service became capable of speeds of up to one megabit per second in the fourth quarter of 2000. In addition, the offering provides up to four lines of wireline quality voice telephony, including custom calling features currently available over wireline networks (e.g., call waiting, caller ID, three-way calling). AT&T Wireless Group believes that it enjoys a time-to-market advantage with this fixed wireless solution. The technology is currently serving customers in Anchorage, Alaska, Dallas/Fort Worth and Houston, Texas and in San Diego, California, and as of December 31, 2000 was serving more than 10,000 customers in the Dallas/


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


Fort Worth and San Diego markets. AT&T Wireless Group initially has focused its deployment of fixed wireless in markets not covered by AT&T's or its affiliates' broadband properties.


BUSINESS OF AT&T WIRELESS GROUP

     AT&T Wireless Group offers wireless mobile and fixed voice and data communications service to consumers and businesses in the United States, provides air-to-ground wireless services and has interests in wireless providers in the United States and internationally. AT&T Wireless Group's wireless voice services are capable of operating in virtually all of the United States over its own network or its partners' networks or through roaming agreements.

  Services and products

     Basic Services

     AT&T Wireless Group offers a variety of services for both voice and data communications. Service can include wireless voice transmission as well as custom calling services for digital services, such as extended battery life, message waiting indicator, text messaging and caller ID. AT&T Wireless Group also offers a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number was sought without hanging up and redialing.

     Specialized Wireless Offers and Services

     AT&T Wireless Group has developed a number of specialized wireless offers and services to target distinct customer segments:

     - AT&T Digital One Rate(SM)

     - AT&T Regional Advantage and AT&T Digital Advantage services

     - AT&T group plans

     - Wireless Office Service

     - AT&T Corporate Digital Advantage program

     - Prepaid Wireless Services

     - AT&T WorldConnect(R) service

     The AT&T WorldConnect(R) service program allows AT&T Wireless Group's customers to make and receive wireless calls for a flat roaming rate plus long distance charges in over 100 countries across Europe, Australia, Asia, Latin America, Africa and the Middle East, all while using their existing wireless phone number. AT&T WorldConnect(R) service enables customers to enjoy the convenience of wireless service at rates less than those charged by many international hotels. A customer using a GSM wireless phone with AT&T WorldConnect(R) service and a laptop computer with a GSM compatible modem card is able to send and receive email and originate faxes, check a calendar, browse the Internet and carry out other online transactions. AT&T WorldConnect(R) service also provides discounted international calling from AT&T Wireless Group markets in the U.S. and roaming with its U.S. digital multi-network phone in select countries. For simplicity, international and domestic wireless charges are both included on the customer's regular monthly AT&T Wireless bill. We describe each of the other specialized wireless offers and services under "-- Strategy."

     Data Services

     Cellular digital packet data network service. As a packet-switched data network, AT&T Wireless Group's current data network takes advantage of the fact that with many data applications, data is sent in bursts with intermittent quiet periods, which allows many users to share the network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched data service is a significantly more cost-effective means of sending data for the

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majority of applications because it allows a channel to be shared by many users.
For example, for many applications, AT&T Wireless Group's packet-switched data network allows it to offer its customers unlimited usage, most often for a flat monthly fee. This makes the data service on this network service attractive for a variety of new applications. AT&T Wireless Group has created applications and offers using the cellular digital packet data network for businesses, public agencies and consumers.

     To date, corporations and public agencies have been significant users of AT&T Wireless Group's packet data service. These customers typically use this service to carry industry-specific applications. Examples of such applications include public safety applications, dispatch applications, wireless credit card validation and automated vehicle location services.

     New devices are driving the development of broader applications targeted to consumers. Users may access these applications with hand held devices, like the Palm Vx, as well as phones and laptop computers.

     Applications on hand held devices. For hand held devices, AT&T Wireless Group now has access to new CDPD-standard modems that work with the Palm Vx device. Users can access Internet-based information from devices equipped with these modems. A leading example of this is the OmniSky service available for the Palm Vx. With a Palm Vx equipped with a modem that connects to AT&T Wireless Group's current packet data network, an OmniSky subscriber can access email as well as several hundred content providers that have created information specifically for hand held devices.

     Applications on phones. AT&T Wireless Group has been instrumental in the formation of a worldwide standard called the Wireless Application Protocol. This standard allows a micro "browser" in a wireless phone to link into a gateway service in AT&T Wireless Group's network in such a way that web developers can easily develop new services available to wireless phone users.

     In the second quarter of 2000, AT&T Wireless Group launched AT&T Digital PocketNet service and two new phones that combine AT&T Wireless Group's tri-mode voice capability, in analog and digital, the latter in both 850 and 1900 megahertz, with a CDPD-standard modem and a micro browser in a single package. AT&T Wireless Group first developed its own wireless data applications for phones three years ago with the introduction of AT&T PocketNet service. AT&T Wireless Group believes that the introduction of these new phones has and will continue to accelerate the adoption of AT&T Digital PocketNet service as well as drive the introduction of new applications.

     AT&T Digital PocketNet service for businesses. In the first quarter of 2000, AT&T Wireless Group introduced AT&T Digital PocketNet service for businesses. This service allows corporations to build applications that provide access to corporate intranet information to employees who are out of their offices. Two key applications illustrate this service. The first is Mobile Services for Domino, which is available from International Business Machines Corporation/Lotus Development Corporation. This application provides for real time access to Lotus Notes email, calendar and contacts from compatible phones available from AT&T Wireless Group via AT&T Digital PocketNet service. The second application provides similar capabilities using Microsoft Exchange email and Outlook calendar/contacts information. AT&T Wireless Group is offering this service in cooperation with Wireless Knowledge LLC. These applications open up the ability for Lotus Notes and Microsoft Exchange users to have real time and easy control of their email and other corporate information when away from their offices. All of these are currently available at flat monthly rates, and can be bundled with AT&T Digital One Rate service or any of AT&T Wireless Group's other wireless voice rate plans.

     AT&T Digital PocketNet service for the consumer. In May 2000, AT&T Wireless Group announced the launch of a version of AT&T Digital PocketNet service for the consumer. As with AT&T Digital PocketNet service for businesses, these services provide unlimited usage at flat monthly rates. With the consumer offer customers can browse a variety of consumer oriented branded and nonbranded content including news, sports, financial information, directories, directions, travel reservations and weather. In addition, applications that allow consumer users to shop, access their personal information, including contact lists and calendars, and read, write and respond to emails are also available. AT&T Wireless

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Group currently offers applications and services from over 70 content providers.
In the third quarter of 2000, AT&T Wireless Group announced that it has chosen Qpass to provide AT&T Digital PocketNet subscribers the ability to easily and securely buy content, goods and services via their Internet enabled phones.

     In the future, AT&T Wireless Group expects a number of additional applications will be developed, including instant messaging shopping services and services that are enhanced by information about the user's location. By providing or facilitating such applications, AT&T Wireless Group believes it can generate new revenue streams, as well as develop personalized relationships with its customers.


     AT&T Text Messaging service. For the last several years, AT&T Wireless Group has offered digital customers the ability to receive and store short alphanumeric messages and pages right on their wireless phones. In October 2000, AT&T Wireless Group launched AT&T Text Messaging service which allows customers to send, receive and reply to short text messages from any compatible digital wireless phone. AT&T Wireless Group provides customers the choice to either pay on a per message basis or purchase a bucket of messages for use each month. AT&T Text Messaging service also allows customers to receive updated news, sports, weather and other relevant information in the form of short text messages. Two-way text messaging is extremely popular in Europe and Asia and AT&T Wireless Group views AT&T Text Messaging as an important part of its overall offer portfolio in the future.


     Products

     AT&T Wireless Group offers a variety of products as complements to its wireless service, including handsets and accessories, such as chargers, headsets, belt clips, faceplates and batteries. As part of its basic service offering, AT&T Wireless Group provides easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and menus rather than numeric codes to operate handset functions. Some handsets allow mobile access to the Internet.

     In addition, AT&T Wireless Group offers tri-mode handsets, which are handsets compatible with analog and digital networks, the latter with 850 and 1900 megahertz frequencies and service modes. Tri-mode handsets permit customers to roam across a variety of wireless networks and incorporate AT&T Wireless Group's proprietary intelligent roaming data base system, which is designed to provide service in more areas at favorable roaming rates. AT&T Wireless Group offers its customers use of Nokia, Ericsson, Mitsubishi and Motorola handsets. Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

     Marketing

     AT&T Wireless Group develops customer awareness through its marketing and promotion efforts and has been a leader in differentiating its products through its use of targeted pricing plans and the introduction of new products and services. AT&T Wireless Group also uses the AT&T brand name, provides superior customer care and may continue to be able to engage in cross marketing arrangements with the AT&T sales force and, when appropriate, to bundle its service with the communications services offered by AT&T under the terms of agreements to take effect at the split-off.


     Targeted marketing. AT&T Wireless Group targets groups of customers who share common characteristics or have common needs. Common characteristics may be usage (frequent travelers), social group (families), age (youth market) or any other distinctive measure. AT&T Wireless Group then attempts to create a compelling offer by combining rate plans, products promotions and features that meet the particular needs of that targeted group and that AT&T Wireless Group can provide at a competitive advantage. AT&T Wireless Group has expanded its targeted marketing efforts to include groups of customers who are more casual or lower-minute users, and as a result expects to experience upward

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pressure on churn rates. Also consistent with this strategic initiative, AT&T
Wireless Group expects to continue to experience a decrease in average revenue per user.


     The AT&T brand name. AT&T Wireless Group prominently features the AT&T brand name and logo on its products and services. AT&T Wireless Group has benefited from AT&T's national advertising to build its brand awareness. AT&T Wireless Group believes that the use of the AT&T brand name, one of the most well known in the United States, will continue to be a distinct marketing advantage.

     Customer care and support. AT&T Wireless Group places a high priority on providing its customers with the best customer care and support. J.D. Power and Associates' 2000 U.S. Wireless Customer Satisfaction Survey rated AT&T Wireless Group highest in overall customer satisfaction in nine out of 12 markets studied. In two of the nine markets, AT&T Wireless Group was tied for first place. AT&T Wireless Group employs approximately 8,300 customer care representatives located in 14 call centers and contracts for outsourced customer care service with approximately 3,000 additional representatives in nine locations. In addition, subscribers can access their account and obtain answers to routine inquiries through its website, www.att.com/wireless. Customers can reach AT&T Wireless Group's customer care representatives or access its website on a 24 hour/seven day a week basis for answers regarding their service, activation, changing service plans and other service options. Customer care representatives are accessible from any point within the network on an AT&T Wireless Group handset at no charge or through any other telephone by calling a toll-free number. In addition, certain large enterprise customers may utilize a customized extranet for ease of customer service.

     As part of its customer care program, AT&T Wireless Group seeks to identify customers who are at risk of changing service providers. In these cases, AT&T Wireless Group has programs that assist customers in upgrading their equipment to the latest technology, in changing their rate plan so they are on a plan that is appropriate for their calling needs and in understanding how to get the full benefits from their service. AT&T Wireless Group communicates these programs through individualized and general communications, and utilizes these programs to minimize the risk of customers switching to another service provider.

     Marketing with AT&T. AT&T Wireless Group has had the opportunity to cross market with AT&T's other divisions and capitalize on the size and breadth of AT&T's customer base in long distance and broadband service. In the event of the split-off, AT&T Wireless Services may continue to have certain marketing opportunities with AT&T, as set forth in the terms of agreements to become effective at the time of the split-off.

  Sales and distribution


     AT&T Wireless Group markets its wireless services in its managed markets under the AT&T brand name. It markets wireless services to business and residential customers through a direct sales force of 2,100, through sales points of presence in approximately 520 AT&T Wireless Group company-owned stores located in 37 states, and kiosks and other customer points of presence, including the Internet and inbound call centers, and through local and national non-affiliated retailers throughout the United States. AT&T's sales force may sell wireless services to customers as part of bundled offerings with services of AT&T when agreed upon by the companies.


     AT&T Wireless Group also relies upon dealers to market its services in some locations. Dealers are independent contractors that solicit customers for AT&T Wireless Group service, and, typically, include specialized wireless stores, specialized electronics stores and department stores. AT&T Wireless Group generally pays its dealers a commission for each customer that uses its service for a specified period, and may make residual or account management payments to the dealer based on the customer's ongoing service charges.

     AT&T Wireless Group has begun a number of initiatives designed to lower its costs of adding subscribers as well as its customer care expenses.

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

  Rates and billing


     AT&T Wireless Group charges may include fees for service activation, monthly access, per-minute airtime and customer-calling features, which may include a fixed number of minutes or packets of data per month at a set price and generally offers a variety of pricing options, most of which combine a fixed monthly access fee for a fixed number of minutes or packets of data and additional charges for usage in excess of those allotted. Customers may also incur long distance and roaming fees. AT&T Wireless Group manages its exposure to bad debt by reviewing prospective customers for creditworthiness and by deactivating accounts that reach a specific date past due. In calendar year 2000, AT&T Wireless Group adjusted its credit policies to be more competitive, thereby increasing the number of customers with lower credit ratings. AT&T Wireless Group expects that this may result in an increase in the number of deactivations and, consequently, churn.


  Other assets

     AT&T Wireless Group also possesses certain other assets not described above. The most significant of these assets include a number of equity interests in international wireless operations and an air-to-ground wireless operation.

  International

     AT&T Wireless Group owns minority interests in wireless carriers in a number of countries including Canada, India, Europe, Southeast Asia and Taiwan. AT&T Wireless Group's international objectives include enlarging its footprint to extend throughout North America as well as enhancing its ability to service the global needs of its multinational customers.

                                                                              POPS COVERED
   COUNTRY                ENTITY                     DESCRIPTION            (IN MILLIONS)(1)    OWNERSHIP(2)
--------------  --------------------------    --------------------------    ----------------    ------------
Canada          Rogers Wireless               Nationwide TDMA network          28                   16.7%(3)
                Communications, Inc.
Czech Republic  EuroTel Praha, spol.          Nationwide NMT 450 and           10                   24.5%(4)
                s.r.o.                        GSM 900 networks
India           Birla AT&T                    GSM networks in Goa,             37                     49%(5)
                Communications Ltd.           Gujarat and Maharashtra,
                                              India
India           BPL Cellular Ltd.             GSM networks in Tamil            52                     49%(4)
                                              Nadu, Kerala, and
                                              Maharashtra
Indonesia       PT AriaWest                   Fixed line local network         NA                     35%(4)
                International                 and unbuilt PCS license
                                              in West Java
Malaysia        Maxis Communications Bhd      GSM 900 wireless and             16                   12.6%(4)
                                              fixed domestic &
                                              international networks
Slovakia        EuroTel Bratislava a.s.       Nationwide NMT 450 and            5                   24.5%(4)
                                              GSM 900 networks
Taiwan          Far EasTone                   Nationwide GSM 900 and           22                   22.7%(6)
                Communications Ltd.           1800 networks

---------------
(1) Amount of population covered by the entity's network in its country, as of December 31, 2000.

(2) As of December 31, 2000.

(3) AT&T Wireless Group's long-standing relationship with Rogers Wireless allows two of North America's largest providers of service based on time division multiple access technology to offer cross-border capabilities. Wireless customers throughout Canada can enjoy wireless services under the

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    Rogers AT&T Wireless name. This arrangement increases AT&T Wireless Group's built network North American population coverage by 28 million. In February 2001, AT&T Wireless Group agreed with Rogers Wireless' majority shareholder to make unsecured term loans available to Rogers Wireless to pay for spectrum it successfully bid upon in recently completed Canadian spectrum auctions. Rogers Wireless plans to effect a rights offering of its equity securities equal to the unsecured loans and all costs and fees associated with them. The majority shareholder of Rogers Wireless and our joint venture entity with British Telecommunications are both obligated to subscribe to their pro rata portions of the rights offering, along with any portion not subscribed by Rogers Wireless' minority public shareholders. We will fund the commitment of the joint venture entity by offsetting it against the unsecured, interest bearing note we will receive from Rogers Wireless in respect of the loan described above, together with interest and related fees. This transaction will increase our interest in the joint venture entity with British Telecommunications, in proportion to the equities received. This transaction will not result in a transfer of control of Rogers Wireless to our joint venture with British Telecommunications.


(4) In October 2000, AT&T Wireless Group completed its acquisition of several equity interests in international ventures acquired by AT&T as a result of its acquisition of MediaOne in June 2000. AT&T Wireless Group paid approximately $1 billion to AT&T for these properties, which was based upon a third party valuation. In March 2001, AT&T Wireless Group entered into an agreement with other shareholders of Maxis Communications Bhd for the sale of AT&T Wireless Group's entire interest in that entity and the resolution of claims asserted by these shareholders in an arbitration proceeding. AT&T Wireless Group does not expect the transactions to have a material impact on the financial position, results of operations or cash flows of AT&T Wireless Group.


(5) In the fourth quarter of 2000, Birla AT&T executed definitive documents for two transactions that will expand its coverage area in India. First, Birla AT&T entered into an agreement to merge with the wireless operations of Tata Cellular, Ltd. Tata Cellular, Ltd. owns and operates a cellular business in the Indian state of Andhra Pradesh. The completion of the transaction is awaiting governmental approval, which Birla AT&T expects to receive in the first half of 2001. When completed AT&T Wireless Group will own a 33% stake in the new merged entity. In a second transaction, AT&T Wireless Group, Birla AT&T and Tata Cellular, Ltd. completed a cash acquisition of cellular operations in the Indian state of Madhya Pradesh. Each acquiror will contribute their interest to the new merged Birla AT&T/Tata Cellular, Ltd. entity concurrent with the completion of the merger. Subsequent to the contribution, the new merged entity will have covered population of approximately 57 million.

(6) In September 2000, AT&T Wireless Group signed an agreement to exercise its options to purchase additional shares of stock in Far EasTone. In December 2000, AT&T Wireless Group completed this transaction, investing an additional $205 million, resulting in a total ownership interest of 22.7%.


     In the first quarter of 2000, AT&T Wireless Group was allocated a portion of AT&T's interest in Japan Telecom, which provides local, long distance, Internet and mobile wireless communications to businesses and consumers in Japan. AT&T's interest in Japan Telecom is held through a joint venture with British Telecommunications. On February 26, 2001, AT&T agreed to sell its interest in Japan Telecom for approximately $1.35 billion. The net after-tax proceeds are expected to be approximately $1 billion. AT&T has indicated that the net after-tax proceeds will be allocated evenly between AT&T and AT&T Wireless Group. In the fourth quarter of 2000, AT&T Wireless Services and AT&T entered into a binding letter agreement with DoCoMo, a Japanese wireless communications company, for DoCoMo's investment in AT&T reflecting the financial performance and economic value of AT&T Wireless Group and for the formation of a strategic alliance. The parties completed this investment on January 22, 2001. For more information, please see "DoCoMo Strategic Investment."


  Air-to-ground

     The Aviation Communications Division of AT&T Wireless Group provides air-to-ground communications services. A minority ownership interest in this division is held by Rogers Wireless.

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     The Aviation Communications Division owns and operates a network of ground-based and airborne telecommunications equipment and related assets that deliver digital telephone service to commercial and private aircraft in North America. The Aviation Communications Division's North American installed customer base represents over 1,500 commercial aircraft. Its North American Terrestrial System network of ground stations provides coverage on substantially all major routes flown by its commercial airlines customers equipped with the Aviation Communications Division's telephony equipment. Outside the United States, the Aviation Communications Division is a supplier of airborne telecommunications equipment and product support to airlines and other service providers, with a current installed customer base of over 300 commercial aircraft. The Aviation Communications Division also serves general aviation aircraft.


  Wireless network


     AT&T Wireless Group's ownership position in U.S. markets was obtained through FCC comparative hearings, FCC auctions and the FCC lottery and settlement process as well as through acquisitions of, and purchases and exchanges of, operating systems and licenses from or with other wireless service licensees. AT&T Wireless Group continues to participate in FCC spectrum auctions or other acquisitions of licenses when commercially and strategically reasonable to do so. It may enter into agreements with third parties with regard to their participation in such auctions, within the parameters legally permitted and disclosed to the extent required by law. AT&T Wireless Group has made certain commitments to provide funding for successful bids of Alaska Native Wireless, L.L.C. for the C and F Block reauction (FCC Auction 35) which ended January 26, 2001. At the conclusion of the auction, Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted most of the licenses for which Alaska Native Wireless was the successful bidder. In addition, the trustee in NextWave Telecom, Inc.'s Chapter 11 bankruptcy proceeding and the unsecured creditors of NextWave are challenging the right of the FCC to re-auction the 1900 megahertz licenses that NextWave acquired in prior FCC auctions but which were later reclaimed by the FCC. Either of these proceedings could result in a delay in the grant of licenses to successful bidders or revocation of any licenses, including those won or acquired by Alaska Native Wireless. AT&T Wireless Group has committed to provide funding of $2.6 billion in exchange for a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless to fund its purchase of these licenses. AT&T Wireless Group's own spectrum, together with the spectrum of its affiliates and the spectrum on which Alaska Native Wireless was high bidder in the recently completed FCC spectrum auction, would be sufficient to serve over 85 of the top 100 markets with AT&T Wireless Group's selected third generation technology, UMTS. Although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with AT&T Wireless Group's digital mobile wireless network, no commitments have been made by Alaska Native Wireless concerning the deployment of the licenses for which it was high bidder and not all affiliates may be obligated to implement AT&T Wireless Group's third generation technology strategy. Under certain conditions, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Group to purchase their equity interests. If this right were exercised five years after license grant, the price could be as much as approximately $950 million and would be payable, at AT&T Wireless Group's option, in cash or marketable securities. The amount would be less if the right were exercised earlier. Formal grant to Alaska Native Wireless of the licenses successfully bid upon in the auction has not yet occurred and is subject to administrative procedures.


  Mobile wireless network

     Coverage. As of December 31, 2000, AT&T Wireless Group's built network, including partnership and affiliate markets, covered 98% of the U.S. population, including operations in 49 of the 50 largest U.S. metropolitan areas. AT&T Wireless Group's wireless network operates using both 850 megahertz and 1900 megahertz licenses. Where agreements are in place, AT&T Wireless Group is able to offer service to customers of other wireless providers when they travel through its service area, and AT&T Wireless Group subscribers can roam through other wireless providers' service areas.
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

     Analog and digital technologies. AT&T Wireless Group offers both analog and digital service in its 850 megahertz markets and digital service in its 1900 megahertz markets. AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Moving customers to digital service has been a key component of AT&T Wireless Group's overall wireless strategy. Digital service enables AT&T Wireless Group to provide added benefits and services to its customers, including extended battery life, caller ID, text messaging and voicemail with message waiting indicator.

     AT&T Wireless Group has pursued a strategy to convert its analog networks and subscriber base to digital. The primary goals of this program are capacity expansion, cost reduction, and product improvement. As of December 31, 2000, over 90% of AT&T Wireless Group's consolidated subscribers use digital service, accounting for over 94% of its traffic.

     As AT&T Wireless Group grows its customer base and adds new services and applications, such as data services, it will need to increase its capacity in order to support higher network traffic. Digital voice paths require less radio frequency spectrum capacity than do analog voice paths. Further capacity improvements are possible using other digital techniques and AT&T Wireless Group believes that it is currently yielding from its digital mobile systems as much as four times the capacity of an analog system using equivalent spectrum. Further capacity improvements are possible using other digital techniques that would yield as much as or more than six times analog capacity. AT&T Wireless Group and its suppliers currently are developing and intend to deploy such additional capacity-enhancing technology within its existing spectrum.

     AT&T Wireless Group intends to deploy its national GSM digital technology platform, adding interim enhanced wireless data services using GPRS technology as well as third generation EDGE technology within its existing spectrum resources, and eventually including third generation capabilities using UMTS technology largely using its existing spectrum resources. The deployment of new technology is expected to be one factor that increases the spectrum efficiency of AT&T Wireless Group's existing digital mobile network, in combination with increased network capacity through cell site construction. AT&T Wireless Group believes that its competitors that have not converted to digital will not have the same flexibility in deploying high-speed data services.

     AT&T Wireless Group believes that its continued success depends on having a competitive cost structure. In addition to enhancing capacity, digital technology allows AT&T Wireless Group to produce network minutes with less capital and operating expense than analog technology. Not only is the cost of digital network equipment lower per voice path than analog network equipment, but also fixed costs, such as towers, shelters and other common equipment, are reduced by spreading them over a larger number of minutes. Digital has also allowed AT&T Wireless Group to improve its roaming costs substantially using over-the-air programming, which enables phones to select the most cost-effective roaming partners. AT&T Wireless Group believes that its prompt implementation of digital technology gives it a cost advantage over its competitors that are more dependent on analog.

     Moving customers to digital service is a key component of AT&T Wireless Group's overall wireless strategy. Digital technology provides a host of feature improvements to AT&T Wireless Group's customers. To date, AT&T Wireless Group has delivered on its digital networks such features as caller ID, voicemail with message waiting indicator, short alphanumeric message service, and Wireless Office Service.

     TDMA network. AT&T Wireless Group chose time division multiple access, or TDMA, technology for its second generation voice digital network, although it does operate a small number of markets utilizing code division multiple access, or CDMA, that were operating that technology when AT&T Wireless Group acquired them. TDMA permits the use of advanced tri-mode handsets that allow for roaming across analog and digital systems and across 850 megahertz and 1900 megahertz spectrums. This digital technology allows for enhanced services and features, such as short alphanumeric message service, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure enables AT&T Wireless Group to enhance network coverage with lower incremental investment through
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

the deployment of smaller, lower range cell sites than are generally used. This enables AT&T Wireless Group to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as fixed wireless and wireless office applications. TDMA technology served an estimated 54 million subscribers worldwide and 27 million subscribers in North America as of September 30, 2000, according to the Universal Wireless Communications Consortium, an association of TDMA service providers and manufacturers. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel Networks Inc. A number of other wireless service providers have chosen CDMA or GSM as their current digital wireless technology. The AT&T Wireless Group intends to deploy an overlay of GSM technology to its TDMA network, as part of its third generation development strategy.

  Cellular digital packet data network

     AT&T Wireless Group's existing network utilizing packet-switched data technology, called CDPD, covers U.S. population of 104 million as of December 31, 2000, which represents over 60% of its built network. The AT&T Wireless Group customers on this data network can roam on the data networks of other wireless providers who use the same cellular digital packet data technology, which, together, cover an additional U.S. population of 74 million. Cellular digital packet data is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Using this technology, data files and transactions are divided into small packets and sent on a dedicated wireless channel. In many data applications, data is sent in bursts with intermittent quiet periods. Packet transmission technologies take advantage of this fact and allow user data to be efficiently carried on the same network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched data service is a significantly more cost-effective means of sending data for the majority of applications because it allows many users to share the same channel.

  Third generation development strategy

     Third generation technologies will allow carriers to provide high-speed wireless packet data services and ultimately voice services using Internet Protocol. AT&T Wireless Group believes that a sound third generation strategy should allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, AT&T Wireless Group believes third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. AT&T Wireless Group had previously chosen TDMA-EDGE as its next generation wireless architecture, to be deployed on its TDMA network platform, as a means of accomplishing all of these goals. With this strategy, the AT&T Wireless Group expected to be able to offer initial TDMA-EDGE services sometime in 2002, with substantial deployment continuing into 2003.


     However, in November 2000, AT&T Wireless Group announced that it has selected for its eventual third generation services the technological standard that is the same global standard that has been selected by service providers throughout Europe, in Japan and in other parts of the world. This standard, known as UMTS (for universal mobile telecommunications system), has generally been accepted as the successor technology to the second generation digital technology known as GSM (for global system for mobile communications). UMTS is also known as W-CDMA, or wideband code division multiple access. Despite the similarity of the acronyms, CDMA 2000 and W-CDMA are not compatible.


     To accelerate the availability of enhanced data services offerings, AT&T Wireless Group recently announced plans to deploy a GSM platform for interim improvements in wireless data capabilities on the evolutionary path to third generation services, as well as associated voice services. This platform will be deployed as an overlay on AT&T Wireless Group's second generation voice network. GSM platform deployment is planned to begin in the second half of 2001. AT&T Wireless Group plans to make interim enhanced data services using GPRS technology deployed on the GSM network available starting in 2001. Third generation EDGE technology service is expected to be available in 2002. AT&T Wireless Group currently plans to deploy third generation UMTS technology beginning in 2003, depending on the
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availability of network equipment and customer devices. By making services on
GPRS technology available in 2001, AT&T Wireless Group expects to be able to make enhanced data services available to customers earlier than its originally planned deployment of TDMA-EDGE in 2002.


     Due to its broad international acceptance, the GSM platform equipment needed is readily available in the market. The overlay strategy also will allow AT&T Wireless Group to utilize its existing cell site facilities and spectrum. Because of these efficiencies, the AT&T Wireless Group expects that its network capital expenditures associated with the high-speed data technology included in its third generation plans over the period of deployment will be only modestly greater than its earlier third generation migration plan, but may occur in earlier periods.


     Like AT&T Wireless Group's current packet data network, the technology standards AT&T Wireless Group has selected for its enhanced and third generation data services strategy are also Internet Protocol based. As a result, AT&T Wireless Group expects that its near term use of its existing packet data network to develop innovative solutions will provide migration for its data customers. AT&T Wireless Group expects that all the applications developed and deployed today will migrate to GPRS-based and eventually to EDGE-based network services as customers upgrade their equipment to the new technologies to be deployed. However, when deployed using GPRS and EDGE technologies, these applications are expected to operate at higher speeds where deployed.

     This plan is expected to enable AT&T Wireless Group to provide customers with earlier availability of a wide range of data service offerings on a broad array of devices (phones, personal data assistants, or PDA's, laptops, etc.). AT&T Wireless Group plans to sell handsets combining its current TDMA transmission technology and the GSM technology platform it plans to deploy with enhanced and third generation GPRS and EDGE technologies, which would provide customers the benefit of access to AT&T Wireless Group's current voice network as well as the new enhanced and high-speed data services when available. Industry specifications for the combined technology handsets were jointly developed by the Universal Wireless Communications Consortium and the North American GSM Alliance. AT&T Wireless Group is in discussions with manufacturers to develop such devices.

     In November 2000, AT&T announced nonbinding letters of intent with Ericsson, Lucent Technologies, Nokia and Nortel Networks for third generation network equipment and, in the case of Nokia and Ericsson, for future generation wireless customer terminals. AT&T Wireless Group began negotiating definitive agreements with these and other vendors during the fourth quarter of 2000 and has executed several of these agreements.

  Fixed Wireless


     Fixed wireless service provides customers with a high-speed packet data channel that can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service became capable of speeds of up to one megabit per second in the fourth quarter of 2000. In the future, the fixed wireless technology may evolve to provide higher than one megabit of bandwidth per second. Currently, the offering provides expansion up to four lines of wireline quality voice telephony, including custom calling features available today over wireline networks (e.g., call waiting, caller ID, three-way calling).


     Both the data and voice channels are delivered over the existing telephone wiring within the residence or small business premises, allowing customers to utilize their existing telephones. No separate modem is required in order to connect a customer's personal computer to the data channel. Once connected to the existing telephone wiring within the premises, the fixed wireless equipment (in combination with installation of third party hardware) supports multiple simultaneous PC connections to the Internet within the premises. Data and telephone equipment is connected within the premises using the standard jacks that already exist on the premises. All data transmissions are secured for customer privacy and fraud protection by use of proprietary protocols. Voice transmissions are encrypted for customer privacy and fraud protection.

     The data aspect of fixed wireless service will be further developed to create an environment in which customers may select and easily change their third party Internet service provider.

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     In order to install fixed wireless service in a customer's premises, AT&T
Wireless Group must mount a flat panel antenna on the outside of a customer's premises and certain electronic equipment, including a backup battery supply, inside the premises. Once installed, the antenna on the customer's premises communicates with a neighborhood antenna and base station that, in the majority of cases, shares its physical location with an antenna and base station site used to serve AT&T Wireless Group's mobile wireless service. Thus, in many cases the mobile and fixed wireless networks will share a common infrastructure for towers, base station sites and backhaul transmission to a digital switching center.

     AT&T believes that AT&T Wireless Group is the most appropriate group to take advantage of the fixed wireless opportunity for a number of reasons. First, the fixed wireless network will share equipment and facilities with the mobile wireless network, lowering the level of capital required to roll out the fixed wireless service. Second, AT&T Wireless Group will take charge of the management and sharing of wireless spectrum across business opportunities such as the core mobility business, fixed wireless and the wireless data opportunity. Finally, AT&T Wireless Group's management team has more experience to take advantage of the opportunity, given the technical expertise and knowledge it has accumulated building the mobile wireless network.

COMPETITION


     Competition for subscribers among wireless service providers is based principally upon the services and features offered, call quality, customer service, system coverage and price. AT&T Wireless Group's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies. Increased competitive pressures, the introduction of popularity of new products and services, including prepaid phone products, as well as a general softening of the economy, could adversely affect AT&T Wireless Group's results, increase its churn and decrease its average revenue per user. AT&T Wireless Group's primary national competitors are Cingular, Verizon Wireless, Nextel Communications, Inc., VoiceStream Communications and Sprint PCS.


     In addition, the wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced, or recently completed, mergers or joint ventures of Bell Atlantic/GTE/Vodafone AirTouch (now called Verizon), SBC/Bell South/Ameritech (now called Cingular) have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to AT&T Wireless Group's offerings. In addition, in July 2000, VoiceStream Communications and Deutsche Telekom announced a proposed transaction. These mergers or ventures have caused AT&T Wireless Group's ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, or POPs, AT&T Wireless Group, including partnerships and affiliates, ranks third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by AT&T Wireless Group, and may be better able to respond to offers of AT&T Wireless Group.

     AT&T Wireless Group's cellular operations have always experienced direct competition from the second cellular licensee in each market. Beginning in 1997, AT&T Wireless Group began experiencing competition from as many as six license holders in certain markets. Competition from new providers in AT&T Wireless Group's markets will continue to increase as the networks of license holders are built out over the next several years. In addition, the FCC is likely to offer additional spectrum for wireless mobile licenses in the future using existing or new technologies. See "Risk Factors -- Risks Relating to AT&T's Restructuring Plan -- AT&T's restructuring may adversely impact the competitive position of AT&T's business units."

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PATENTS AND TRADEMARKS

     AT&T and AT&T Wireless Group and their subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are generally counterparts of the U.S. patents. Many of these patents are licensed to others and AT&T, the AT&T Wireless Group and their subsidiaries are licensed to use certain patents licensed from others. Until now, patents sometimes have been managed by the AT&T group originating or utilizing the patent, and sometimes have been managed by a different AT&T group; patents utilized by AT&T Wireless Group have been managed by the group that has managed it historically. In the event of a split-off, AT&T Common Stock Group and AT&T Wireless Services will cross-license to each other their patents owned as of the time of the split-off as well as certain patents issuing from patent applications pending at the time of the split-off. This arrangement is intended to preserve each group's right to use the patents managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. We expect there will be no royalty or licensing fees related to these arrangements for patents owned by the respective group.

     The groups have collaborated to achieve enterprise objectives with respect to the licensing or sale of patents to third parties. The policy of AT&T Wireless Group capital stock committee has been not to sell or license any patents that are predominantly used by AT&T Wireless Group if that sale or license would result in a material competitive disadvantage to AT&T Wireless Group. Any fees obtained through such sales or licensing would be allocated to the group that predominantly uses the patents sold or licensed, or if no specific patent can be associated with a fee or such patent is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses. AT&T Wireless Group does not consider any individual patents to be material to its business operation. For avoidance of doubt, in the event of a split-off this paragraph shall have no prospective effect.

     AT&T has numerous trademarks registered throughout the world. AT&T considers many of its trademarks to be valuable assets, particularly the AT&T brand name and globe logo. AT&T Wireless Group currently has access to these trademarks, including the AT&T brand name and globe logo, in the United States and other countries. In the event of a split-off, AT&T Wireless Services will be licensed by AT&T to use a number of AT&T's trademarks that it has been using to date, including the AT&T brand name and globe logo. It is expected that the initial term of the license will be five years, with the right by AT&T Wireless Services to renew the license for an additional five years. The license will be royalty free, but will include a brand maintenance fee computed as a percentage of AT&T Wireless Services' gross revenue on services using the licensed trademarks. That percentage during the initial term declines over one or two year increments; and, during the renewal term, the percentage remains at the percentage set for the final year of the initial term. This license will be exclusive and world-wide for wide-area mobile cellular wireless services, with the exception of certain countries in which AT&T has already licensed the brand for these services. The license to use the brand for fixed wireless is non-exclusive and is limited to residential markets, and if certain preconditions are met, the license may be extended to small business markets; but in neither case does the license extend to the service areas of cable systems currently owned and operated by AT&T (other than in certain areas of Dallas, Texas) or in which AT&T currently has an attributable ownership interest, or to certain designated market areas.

     In total, these patents, patent applications, trademarks and licenses are material to AT&T Wireless Group's business.

EMPLOYEES

     As of December 31, 2000, AT&T Wireless Group employed approximately 29,000 individuals in its operations, including its fixed wireless operations, virtually all of whom are located in the United States.

PROPERTIES

     AT&T Wireless Group owns, or controls through long-term leases or licenses, properties consisting of plant and equipment used to provide wireless communications services. In addition, it owns, or controls through leases, properties used as administrative office buildings and/or retail sales locations, customer
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care centers, and other facilities, such as research and development facilities.
These properties include land, interior and rooftop office space, and space on existing structures of various types used to support equipment used to provide wireless communications services. Most of the leased properties are owned by private entities and the balance is owned by municipal entities. As of December 31, 2000, AT&T Wireless Group's estimated commitments associated with these leases was approximately $1.4 billion.

     Plant and equipment used to provide wireless communications services consist of:

     - switching, transmission and receiving equipment,

     - connecting lines (cables, wires, poles and other support structures, conduits, etc.),

     - land and buildings,

     - easements, and

     - other miscellaneous properties (work equipment, furniture and plants under construction).

     The majority of the lines connecting AT&T Wireless Group services to other telecommunications services and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition, sale and resale of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC. FCC terminology distinguishes between "cellular" licenses, which utilize a frequency of 850 megahertz, and "PCS" licenses, which utilize a frequency of 1900 megahertz. The different types of licenses and their associated systems may have differing technical characteristics.

  Licensing of wireless services systems

     AT&T Wireless Group owns protected geographic service area licenses granted by the FCC to provide cellular service and PCS. It also owns licenses granted by the FCC to provide point-to-multi-point communications services in various bands, including significant licenses in the 37 to 39 gigahertz bands.

     A cellular system operates on one of two 25 megahertz frequency blocks that the FCC allocates for cellular radio service. Cellular systems generally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular license areas are issued for either metropolitan service areas or rural service areas. Initially, one of the two cellular licenses available in each metropolitan service area or rural service area was awarded to a local exchange telephone company by the FCC, while the other license was awarded either through competitive processes or lotteries. Licenses were issued beginning in 1983, and over the years numerous license transfers and corporate reorganizations have obscured the original pattern of distributing one set of licenses to local telephone company affiliates and the other to companies that do not have local exchange service in the license area.

     A PCS system operates on one of six frequency blocks allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications as well. For the purpose of awarding PCS licenses, the FCC has segmented the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

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     The FCC awarded initial PCS licenses by auction. Auctions began with the 30 megahertz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allowed financially troubled entities that won PCS 30 megahertz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. In addition, certain of the C-block licenses are currently in bankruptcy proceedings. The FCC cancelled some of these licenses, and completed the reauction of the licenses in January 2001. The FCC's cancellation of the licenses has been challenged by one of the bankrupt licensees, and there is no guarantee that the reauction or the award of any licenses pursuant to the reauction will not be affected by this challenge.

     Under the FCC's current spectrum aggregation rules, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of PCS, cellular and certain specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 megahertz for rural areas. These spectrum aggregation rules are subject to a pending FCC proceeding that could revise or eliminate them.

     All wireless licenses have a 10-year term, at the end of which term they must be renewed. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     All wireless licenses must satisfy specified coverage requirements. Cellular licenses were required, during the five years following the grant of the initial license, to construct their systems to provide service (at a specified signal strength) to the territory encompassed by their service area. Failure to provide such coverage resulted in reduction of the relevant license area by the FCC. All A, B and C block PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the initial license grants and to two-thirds of the population within ten years. All D, E and F block PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Other point-to-multi-point licenses require a showing of substantial service at renewal. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.


     In an effort to balance the competing interests of existing microwave users in the PCS bands and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. The transition period contemplates negotiations between microwave licensees and PCS licensees to accomplish the transition and to govern the terms and conditions of the transition of microwave licensees from the PCS spectrum. Generally, there is a "voluntary" negotiation period during which incumbent microwave licensees can, but do not have to negotiate with PCS licensees. This is followed by a "mandatory" negotiation period during which incumbent microwave licensees must negotiate in good faith with PCS licensees.


     Wireless systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to tower siting and construction activities. We expect to use common carrier point-to-point microwave facilities to connect certain wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

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     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The
FCC does not regulate commercial mobile radio service or private mobile radio service rates. However, commercial mobile radio service providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination. The FCC's rules currently require providers to permit others to resell their services for a profit; however, these rules will expire in 2002.

  Transfers and assignments of spectrum licenses

     Except for transfers of control or assignments that are considered "pro forma," the Communications Act and FCC rules require the FCC's prior approval for the assignment of a license or transfer of control of a licensee for a PCS or cellular system and other types of wireless licenses. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a PCS license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required if we sell or acquire interests over a certain size. Approval by state or local regulatory authorities having competent jurisdiction may also be required in some circumstances.

  Foreign ownership

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

  Recent regulatory developments

     The FCC has announced rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. Commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and location (initially the location of the cell site first transmitting the call, and ultimately by an approximation of the caller's actual location) if requested to do so by a public safety dispatch agency. Providers may use either network or handset-based technologies to provide the approximation of the caller's actual location. There is no requirement that dispatch agencies reimburse the provider for their costs of deploying such technologies. 911 service must be made available to users with speech or hearing disabilities, but this requirement does not apply to providers of digital wireless services until 2002. Finally, wireless handsets capable of receiving analog signals must be able to complete 911 calls using the strongest analog signal available to the caller, even if the caller does not subscribe to the carrier providing the strongest signal. State actions incompatible with the FCC rules are subject to preemption by the FCC.

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     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels. In July 2000, the Eighth Circuit rejected certain aspects of the FCC's pricing methodology, but stayed its order pending appeal by affected parties to the U.S. Supreme Court. The U.S. Supreme Court has agreed to review this case.

     In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and can be required to contribute to state universal funds. Many states are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. The FCC's universal service order was modified on appeal in the U.S. Court of Appeals for the Fifth Circuit. The court's ruling has had the effect of reducing commercial mobile radio service provider support payments required for the federal universal service programs. The U.S. Supreme Court has agreed to address the constitutionality of the FCC's universal service order, in particular as it affects the amount of funds to which telephone companies are entitled to help defray the costs of providing basic telephone service. The Court's determination may also affect the FCC's interconnection pricing methodology.

     On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, PCS and other commercial mobile radio service providers to provide fixed as well as mobile services. These fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup services to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. If the fixed services are provided as an ancillary service to a carrier's mobility services, the FCC has decided that such fixed services should be regulated as commercial mobile radio services. The FCC declined to render a prospective ruling on how fixed services provided on a co-primary basis with mobility services should be regulated or if they should be subjected to universal service obligations. Rather, it has announced its intention to decide such matters on a case-by-case basis depending on the characteristics of a provider's fixed service offering. The FCC has been presented with one such case, but has not yet ruled on it. It is unclear what effect, if any, such a ruling would have on the business of AT&T Wireless Group.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is necessary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and PCS providers to provide certain functions to facilitate electronic surveillance by law enforcement officials by June 30, 2000. Carriers must be able to provide additional surveillance capabilities by September 30, 2001. AT&T Wireless Group has sought permission for a flexible deployment schedule from the FCC. The FCC has not ruled on the request and there can be no assurance that the FCC will grant the request. In addition, in August 2000, the U.S. Court of Appeals for the District of Columbia Circuit invalidated some of these rules and remanded them to the FCC for further consideration. Various other petitions are pending before the FCC seeking suspension or further extensions of the deadlines applicable to providing surveillance capabilities. It is not known how the FCC will revise its rules or whether it will extend either or both of the compliance deadlines or what the scope of penalties for failing to comply may be.

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     In 1997, the FCC determined that the rate integration requirement of the
Communications Act applies to the interstate, interexchange services of commercial mobile radio service providers. Rate integration requires a carrier to provide service between the continental U.S. and offshore U.S. states and territories under the same rate structure applicable to service between two points in the continental U.S. The FCC delayed implementation of the rate integration requirements with respect to wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including one-rate plans. In July 2000, the U.S. Court of Appeals for the District of Columbia Circuit reversed the FCC's holding that the Communications Act unambiguously extends rate integration to providers of commercial mobile services. The court remanded the matter to the FCC for further consideration. Pending conclusion of this further proceeding, the rate integration requirement does not apply to commercial mobile services. To the extent that AT&T Wireless Group is required to offer services subject to the FCC's rate integration requirements, its pricing flexibility will be reduced. We cannot assure you that the FCC will decline to impose rate integration requirements on AT&T Wireless Group or decline to require it to integrate its commercial mobile radio service long distance rates across its commercial mobile radio service affiliates.

     In 1998, the FCC adopted new rules limiting the use of customer proprietary network information by telecommunications carriers in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules were struck down by the U.S. Court of Appeals for the Tenth Circuit in 1999, and their effectiveness has been stayed pending the court's review of a petition to the FCC for reconsideration. Even if the rules are reinstated, AT&T Wireless Group does not anticipate that they will result in a significant adverse impact on its financial position, results of operation or liquidity.

     State commissions have become increasingly aggressive in their efforts to conserve numbering resources. Examples of state conservation methods include: number pooling, number rationing and code sharing. A number of states have petitioned the FCC for authority to adopt "technology specific" overlays that would require wireless providers to obtain telephone numbers out of a separate area code and may require wireless providers to change their customers' telephone numbers. These efforts may impact wireless service providers by imposing additional costs or limiting access to numbering resources.

     The FCC has adopted detailed billing rules for landline telecommunications service providers and applied a number of these rules to commercial mobile radio services providers. The FCC is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if such results are not readily achievable, it is not clear how liberally the FCC will construe this exemption. Accordingly, the rules could require us to make material changes to our network, product line, or services at our expense.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the

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United States now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service.

     The FCC has adopted rules specifying standards and the methods to be used in evaluating radiofrequency emissions from radio equipment, including network equipment and handsets used in connection with commercial mobile radio service. These rules were upheld on appeal by the U.S. Court of Appeals for the Second Circuit. The U.S. Supreme Court declined to review the Second Circuit's ruling. AT&T Wireless Group's network facilities and the handsets it sells to customers comply with these standards.

     Media reports have suggested that some radio frequency emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Although some studies have suggested that radio frequency emissions may cause certain biological effects, all of the expert reviews conducted to date have concluded that the evidence does not support a finding of adverse health effects but that further research is appropriate. Earlier this year, CTIA entered into a Cooperative Research and Development Agreement to sponsor such research.

     Studies have shown that some hand-held digital telephones may interfere with some medical devices, including hearing aids and pacemakers. The FDA has recently issued guidelines for the use of wireless phones by pacemaker wearers. Additional studies are underway to evaluate and improve the compatibility of hearing aids and digital wireless phones.

  State and local regulation

     State and local governments are preempted from regulating either market entry by, or the rates of, wireless operators. However, state governments can regulate other terms and conditions of wireless service and several states have imposed, or have proposed legislation that will impose, various consumer protection regulations on the wireless industry. As noted above, States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC and have been delegated certain authority by the FCC in the area of number allocation and administration. At the local level, wireless facilities typically are subject to zoning and land use regulation. However, under the federal Telecommunications Act, neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or unreasonably discriminate against a carrier. Numerous State and local jurisdictions have considered imposing conditions on a driver's use of wireless technology while operating a motor vehicle, and a few have actually done so.

LEGAL PROCEEDINGS

     Several lawsuits have been filed asserting claims that AT&T Wireless Group collected charges for local government taxes from customers that were not properly subject to those charges. AT&T Wireless Group has entered into a settlement of one of these cases, although the settlement has been challenged on appeal. AT&T Wireless Group has asserted in those cases that any recovery should come from the municipalities to which the taxes were paid.

     Several class action lawsuits have been filed in which claims have been asserted that AT&T Wireless Group did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million.

     Several other class action or representative lawsuits have been filed against AT&T Wireless Group that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to AT&T Wireless Group's billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although

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the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100 million. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

     AT&T Wireless Group is involved in litigation in which the Cellular One Group claims that use of the name "AT&T Digital One Rate" infringes a trademarked name, "DIGITALONE" for which the Cellular One Group has obtained trademark registration. The Cellular One Group has not specified amounts of claimed damages.

     AT&T Wireless Group is involved in a patent infringement action against GTE in the U.S. District Court in Seattle, Washington. GTE claims that the Nokia phones manufactured for AT&T Wireless Group infringe a GTE patent for over-the-air activation and over-the-air programming. AT&T Wireless Group is seeking a declaratory judgment that its use of over-the-air activation does not infringe GTE's patent. GTE has not specified amounts of claimed damages.


     AT&T Wireless Group is involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business acquired by AT&T and sold to AT&T Wireless Group in the fourth quarter of 2000. In the arbitration, a group of Malaysian shareholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserts damages of $400 million. AT&T Wireless Group, or if the split-off is completed AT&T Wireless Services, will assume a portion of the liabilities, if any, relating to this action, subject to certain adjustments. In March 2001, AT&T Wireless Group entered into an agreement with other shareholders of Maxis Communications Bhd who are the claimants in this arbitration, for the sale of AT&T Wireless Group's entire interest in that entity and the resolution of the claims asserted in the arbitration proceeding. The parties agreed to suspend the arbitration proceeding pending closing of this transaction, and expect to terminate the arbitration proceeding when the sale has been completed.



     Stockholders of a former competitor of AT&T Wireless Group air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that AT&T Wireless Group breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $3.5 billion. AT&T Wireless Group obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.


     AT&T Wireless Group is vigorously defending each of these claims. AT&T Wireless Group cannot predict the final outcome of these disputes.


     Several lawsuits have been filed against AT&T, certain executives of AT&T and AT&T Wireless Group and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning the company's earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the public offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the split-off, AT&T Wireless Group is expected to be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.


     AT&T Wireless Group also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. AT&T Wireless Group believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

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                  RELATIONSHIP BETWEEN AT&T COMMON STOCK GROUP
                  AND AT&T WIRELESS GROUP BEFORE THE SPLIT-OFF

     The description of the AT&T Wireless Group capital stock committee and the AT&T Wireless Group policy statement below is not complete and is qualified in its entirety by reference to AT&T's by-laws and the AT&T Wireless Group policy statement, each of which is filed as an exhibit to the registration statement of which this document is a part. For information on how to obtain these documents, see "Where You Can Find More Information."

AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE


     The AT&T Wireless Group capital stock committee of AT&T's board of directors oversees the interaction between the businesses of AT&T Common Stock Group and AT&T Wireless Group. The members of the AT&T Wireless Group capital stock committee are selected by AT&T's board of directors. AT&T's by-laws provide that AT&T's board of directors has delegated to the AT&T Wireless Group capital stock committee authority to:


     - interpret, make determinations under and oversee the implementation of the policies described in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters described under "-- AT&T Wireless Group Policy Statement,"

     - review the policies, programs and practices of AT&T relating to:

        -- the business and financial relationships between AT&T or any of its units, other than Liberty Media Group, with AT&T Wireless Group,

        -- dividends in respect of, disclosures to shareholders and the public concerning, and transactions by AT&T or any of its subsidiaries, other than subsidiaries included in Liberty Media Group, in shares of AT&T Wireless Group tracking stock, and

        -- any matters arising in connection with any of the foregoing, all to the extent the AT&T Wireless Group capital stock committee may deem appropriate, and

     - recommend changes in the policies, programs and practices that the AT&T Wireless Group capital stock committee may deem appropriate.


     The AT&T Wireless Group capital stock committee will have and may exercise such other powers, authority and responsibilities as AT&T's board of directors may determine from time to time.



     However, as with all classes of AT&T's tracking stock, there is not a separate board of directors for the AT&T Wireless Group tracking stock, and the AT&T Wireless Group capital stock committee does not function as a board of directors for the tracking stock. Under existing law, neither AT&T's board of directors nor AT&T Wireless Group capital stock committee owes a separate fiduciary duty to the holders of AT&T Wireless Group tracking stock separate from the general duty that is owed to all AT&T shareholders.



     Although AT&T's board of directors has no present intention to do so, it may modify, suspend or rescind AT&T's by-laws or adopt additional by-laws, at any time, without the approval of our shareholders, subject to fiduciary duties of AT&T's board of directors. Pursuant to the terms of the DoCoMo investment, before the split-off, DoCoMo has the right to appoint one member of AT&T's board of directors, who will also be entitled to serve as a member of the AT&T Wireless Group capital stock committee.


AT&T WIRELESS GROUP POLICY STATEMENT

  General policy

     AT&T's board of directors has determined that all material matters in which holders of AT&T common stock and AT&T Wireless Group tracking stock may have divergent interests will be generally resolved in a manner that is in the best interests of AT&T and all of its common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of AT&T common shares. Under the AT&T Wireless Group policy statement, the

                                       105
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relationship between AT&T Common Stock Group and AT&T Wireless Group and the
means by which the terms of any material transaction between them are determined and governed by a process of fair dealing.

  Relationship between AT&T Common Stock Group and AT&T Wireless Group

     The AT&T Wireless Group policy statement provides that AT&T is to seek to manage AT&T Common Stock Group and AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployment of capital and facilities. The operating relationship between the two groups includes the coordination and use of bundled offers, network services, marketing, sales, branding, and other intellectual property and technology. AT&T and AT&T Wireless Group use common platforms and technology across their services where possible. In addition, there are various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

     General. The AT&T Wireless Group policy statement provides that, except as otherwise provided in the AT&T Wireless Group policy statement, all material commercial transactions between AT&T Common Stock Group and AT&T Wireless Group are to be on commercially reasonable terms taken as a whole, and are subject to the review and approval of the AT&T Wireless Group capital stock committee.

     Allocation of corporate overhead and support services. Each group has access to the support services of the other group, including customer care and billing platforms.

     For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services are:

     - allocated directly to the group utilizing those services, and


     - if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as AT&T's board of directors determines.


     For other support services, for example, billing and purchasing services, the AT&T Wireless Group policy statement provides that the groups are to seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on their own either from the other group or from third parties.

     Sourcing and provision of other services. Each group has exclusively agreed to use the services that the other group offers for use in their respective packaged, bundled, combined or integrated offerings. This would, for example, require AT&T Wireless Group to procure long distance services for its wireless service bundles exclusively from AT&T Common Stock Group and require AT&T Common Stock Group to procure wireless services for its bundled offerings exclusively from AT&T Wireless Group. The AT&T Wireless Group policy statement further provides that each group will provide these services to the other group at the best price offered by that group to third parties in similar situations when taking into account all relevant factors, including the availability of wholesale pricing, volume, peak/off-peak usage and length of commitment. The establishment of this price should also give consideration to other factors, as appropriate, such as avoided costs and synergies to be shared between the groups. In addition, each group cooperates in good faith to develop offers that reflect such other factors.

     Marketing of services. The AT&T Wireless Group policy statement provides that, as a general matter, each group is to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own sales channels. In addition, each group is able to negotiate for the use of the sales channels of the other group to offer their services. With respect to fixed wireless services, however, currently it is intended that AT&T Wireless Group will not develop, deploy, produce, market or sell:

     - fixed wireless voice and data services to residences located in AT&T Common Stock Group's currently owned and operated broadband service areas or after acquired owned and operated broadband service areas in which fixed wireless has not begun deployment at the time of acquisition,

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

     - fixed wireless voice and data services to businesses that are otherwise connected by AT&T fiber or broadband, and

     - fixed wireless voice services to residences located in broadband service areas served by a cable operator in which AT&T Common Stock Group currently has or has contracted for, as of the initial issuance of AT&T Wireless Group tracking stock, a substantial equity interest if such operator offers AT&T branded residential telephony services within a commercially reasonable time unless prior thereto AT&T Wireless Group has received the approval of AT&T's board of directors. This approval will be based on the value and likelihood, considering all terms and conditions, of any actual or prospective AT&T branded telephony offers by that cable operator.

     Furthermore, AT&T Wireless Group is subject to all existing agreements and arrangements (including reasonable amendments thereto) entered into by AT&T with third parties.

     With respect to residences located in the same marketing areas as AT&T's broadband service areas, AT&T Wireless Group is to, to the extent practical, conform its voice and data offers to those of AT&T Common Stock Group and AT&T Common Stock Group will have the non-exclusive right to market AT&T Wireless Group's fixed wireless services for which it will receive a sales agency fee. Marketing areas may include those markets in which AT&T has significant cable licenses and in which geographic proximity, marketing overlap or other factors support coordinated marketing and sales activities, including development of specific consumer and business service offers. In addition, the AT&T Wireless Group policy statement provides that the groups will work collaboratively with each other to understand and take into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the groups.

     When the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of AT&T Common Stock Group and AT&T Wireless Group controls the pricing of its respective services and receives the associated revenues. The group that sells the service to the public receives an appropriate fee from the other group for selling the service.

     In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that neither group may offer a bundle of services comprised primarily of the services of the other group without that other group's agreement.

     Inter-Group Portion of Value. The AT&T Wireless Group policy statement provides that AT&T Wireless Group will not be allocated any portion of the value of AT&T Common Stock Group.

  Corporate opportunities

     The AT&T Wireless Group policy statement provides that AT&T's board of directors is to allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of AT&T and its shareholders as a whole and as contemplated by the other provisions of the AT&T Wireless Group policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, AT&T's board of directors is to allocate it using its business judgment or in accordance with procedures that AT&T's board of directors adopts from time to time to ensure that decisions will be made in the best interests of AT&T and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that AT&T's board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. AT&T's board of directors currently intends, however, subject to and without limiting these provisions, and subject to pre-existing agreements relating to international markets, to allocate future mobile and fixed wireless opportunities to AT&T Wireless Group.
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     Except under the AT&T Wireless Group policy statement and any other policies adopted by AT&T's board of directors, which policies will be designed to minimize conflicts between the groups, harmonize capital spending and promote the use by each group of services of the other group, neither AT&T Wireless Group nor AT&T Common Stock Group has any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of the other group,

     - doing business with any potential or actual supplier, competitor or customer of any member of any other group, or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group.

     In addition, except under the AT&T Wireless Group policy statement and any other policies adopted by AT&T's board of directors, neither AT&T Wireless Group nor AT&T Common Stock Group has any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that more than one group may be financially able to undertake, and that are, from their nature, in the line of more than one group's business and are of practical advantage to more than one group,

     - to provide financial support to another group, or any member of that group, except as described under "-- Relationship with AT&T before the Split-Off -- Financing arrangements," or

     - otherwise to assist any other group.

     Under no circumstances are any members of AT&T Wireless Group or AT&T Common Stock Group prevented from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

  Dividend policy

     The AT&T Wireless Group policy statement provides that, subject to the limitations on dividends set forth in AT&T's charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of AT&T Wireless Group tracking stock are entitled to receive dividends on AT&T Wireless Group tracking stock when, as and if AT&T's board of directors authorizes and declares dividends on AT&T Wireless Group tracking stock.


     Since AT&T Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, the AT&T Wireless Group policy statement provides that AT&T does not expect to pay any dividends on shares of AT&T Wireless Group tracking stock. If and when AT&T's board of directors determines to pay any dividends on shares of AT&T Wireless Group tracking stock, the AT&T Wireless Group policy statement provides that this determination will be a business decision that AT&T's board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of AT&T and other factors that AT&T's board of directors considers relevant. Payment of dividends on AT&T Wireless Group tracking stock also may be restricted by loan agreements, indentures and other transactions that AT&T enters into from time to time.


  Financial reporting

     The AT&T Wireless Group policy statement provides that AT&T is to prepare and include in its filings with the SEC financial statements of AT&T and AT&T Wireless Group for so long as AT&T Wireless Group tracking stock is outstanding.

  AT&T Wireless Group capital stock committee

     AT&T's by-laws provide for the AT&T Wireless Group capital stock committee of AT&T's board of directors.

     In making determinations in connection with the policies set forth in the AT&T Wireless Group policy statement, the members of AT&T's board of directors and the AT&T Wireless Group capital stock committee act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the AT&T Wireless Group capital stock committee is subject to changes AT&T's board of directors may determine.

  Amendment and modification to the AT&T Wireless Group policy statement


     AT&T's board of directors may modify, suspend or rescind the policies set forth in the AT&T Wireless Group policy statement, including any resolution implementing the provisions of the AT&T Wireless Group policy statement. AT&T's board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the AT&T Wireless Group policy statement in connection with particular facts and circumstances, all as AT&T's board may determine, consistent with its fiduciary duties to AT&T and all of its shareholders.


RELATIONSHIP WITH AT&T BEFORE THE SPLIT-OFF

  Branding

     AT&T Wireless Group is permitted, on the same discretionary basis as other businesses that AT&T wholly owns, or substantially owns in excess of a majority of the economic interest in, to operate under the AT&T service mark for appropriate business activities in its capacity as a division or subsidiary of AT&T. There are no royalty or licensing fees related to the use of branding. AT&T's divisions' or subsidiaries' use of the brand is limited in certain respects, including requiring compliance with AT&T's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without corporate approval.

  Intellectual Property

     Intellectual property is to be managed by the group that has managed it historically. AT&T Common Stock Group and AT&T Wireless Group, on the same basis they have enjoyed historically, have the right to use the intellectual property managed by the other group, or with respect to which either has the power to grant these rights, for appropriate business activities. The groups also collaborate to achieve enterprise objectives with respect to the licensing or sale of intellectual property to third parties. The policy of the AT&T Wireless Group capital stock committee is not to sell or license any intellectual property that is predominantly used by AT&T Wireless Group if that sale of license would result in a material competitive disadvantage to AT&T Wireless Group. Any fees obtained through such sales or licensing are allocated to the group that predominantly uses the intellectual property sold or licensed, or if no specific intellectual property can be associated with a fee or the intellectual property is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses.

  Commercial transactions between groups

     All commercial transactions between AT&T Common Stock Group and AT&T Wireless Group are intended to be on commercially reasonable terms taken as a whole. The groups have negotiated and developed their arrangements over time and these arrangements have been subject to the review and approval of the AT&T Wireless Group capital stock committee.


     In the future, AT&T may reallocate assets between AT&T Common Stock Group and AT&T Wireless Group in exchange for an increase or decrease in AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group. Any reallocations of assets between the groups that do not result in an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:


     - the reallocation by the transferee group to the transferor group of other assets or consideration,

     - the creation of inter-group debt owed by the transferee group to the transferor group, or

     - the reduction of inter-group debt owed by the transferor group to the transferee group,

     - in each case, in an amount having a fair market value, in the judgment of AT&T's board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

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

  Financing arrangements

     Loans from AT&T or any member of AT&T Common Stock Group to any member of AT&T Wireless Group are to be made at interest rates, fees and on other terms and conditions designed to be substantially equivalent to the interest rates, fees and other terms and conditions that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of AT&T Common Stock Group. This policy contemplates that these loans are to be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by AT&T Wireless Group, those fees or charges are to be allocated to AT&T Wireless Group.

     An entity within AT&T Wireless Group has issued to AT&T $3.0 billion of 9% cumulative preferred stock that, subject to the approval of AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. This preferred stock is held by AT&T on behalf of AT&T Common Stock Group. AT&T Common Stock Group also had $2.4 billion of AT&T Wireless Group indebtedness at December 31, 2000.

  Accounting matters


     AT&T prepares financial statements in accordance with generally accepted accounting principles, consistently applied, for AT&T Wireless Group, and pro forma financial information for AT&T, as well as full consolidated financial statements of AT&T. The financial statements and information for each of the groups principally reflect the financial position, results of operations and cash flows of the businesses included in those groups. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of AT&T common stock and holders of AT&T Wireless Group tracking stock are subject to risks associated with an investment in a single corporation and all of AT&T's businesses, assets and liabilities.


  Tax sharing agreement


     AT&T Common Stock Group and AT&T Wireless Group have entered into a tax sharing agreement dated as of May 2, 2000 that provides for tax sharing payments between AT&T Common Stock Group and AT&T Wireless Group based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group with respect to taxable periods ending after the issuance of the shares of AT&T Wireless Group tracking stock. This hypothetical group does not include Liberty Media Group. A separate tax sharing agreement exists between AT&T Common Stock Group and Liberty Media Group under which tax sharing payments are made between AT&T and Liberty Media Group to the extent that the taxes of the actual affiliated group of which AT&T is the common parent are increased or decreased as a result of the inclusion of the Liberty Media Group in that affiliated group.


     Under the tax sharing agreement between AT&T Common Stock Group and AT&T Wireless Group, the consolidated tax liability before credits of the hypothetical group consisting of AT&T Common Stock Group and AT&T Wireless Group is allocated between AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to consolidated taxable income of the hypothetical group. This allocation takes into account losses, deductions and other tax attributes, such as capital losses or charitable deductions, that are utilized by the hypothetical group even if these attributes could not be utilized on a stand-alone basis. For purposes of the tax sharing agreement, the $3.0 billion of 9% cumulative preferred stock issued by an entity within AT&T Wireless Group to AT&T, and $2.4 billion of AT&T Wireless Group indebtedness as of December 31, 2000 held by AT&T Common Stock Group are treated as intercompany debt instruments, each with an issue price equal to its face amount, for U.S. federal, state and local income tax purposes. Accordingly, tax sharing payments are calculated by treating coupon payments on the preferred stock and debt as interest expense to AT&T Wireless Group and interest income to AT&T Common Stock Group. Tax sharing payments in respect of the consolidated tax liability of the hypothetical group, after allocation of consolidated tax credits, are made between AT&T
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

Common Stock Group and AT&T Wireless Group consistent with the allocations under the tax sharing agreement.

     In addition, under the tax sharing agreement, AT&T Wireless Group is responsible for all tax items resulting from the attribution to AT&T Wireless Group, or transfer to a legal entity that is a member of AT&T Wireless Group, of certain international wireless investments formerly owned by MediaOne as well as any tax items resulting from the distribution of the stock of any company the assets of which are tracked by AT&T Wireless Group tracking stock.

     The tax sharing payments under the tax sharing agreement assume that the members of AT&T Common Stock Group and AT&T Wireless Group are members of the same affiliated, consolidated, combined or unitary group for the relevant U.S. federal, state, local or foreign income tax purposes with respect to taxable periods ending after the issuance of the shares of AT&T Wireless Group tracking stock. It is possible, however, that the IRS may assert that AT&T Wireless Group tracking stock is not stock of AT&T, in which case the members of AT&T Common Stock Group and AT&T Wireless Group may not be members of the same U.S. federal income tax affiliated group filing consolidated returns. AT&T believes that it is unlikely that the IRS would prevail on that view, but no assurance can be given in that regard. AT&T Wireless Group would be responsible under the tax sharing agreement for any corporate-level taxes resulting from the treatment of AT&T Wireless Group tracking stock as not stock of AT&T, and any corporate-level taxes on the actual or deemed disposition of AT&T Wireless Group caused by the issuance of AT&T Wireless Group tracking stock.

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                       DESCRIPTION OF AT&T CAPITAL STOCK

     The following description of the material terms of the capital stock of AT&T does not purport to be complete, and is qualified in its entirety by reference to AT&T's charter. The terms of the Class A Liberty Media Group tracking stock and the Class B Liberty Media Group tracking stock can be found in AT&T's charter. AT&T's charter is filed as an exhibit to the registration statement of which this document is a part. For more information on how you can obtain AT&T's charter, see "Where You Can Find More Information." You are urged to read AT&T's charter in its entirety.

GENERAL


     AT&T's charter currently provides that AT&T is authorized to issue 16.50 billion shares of capital stock, consisting of 100 million shares of AT&T preferred stock and 16.4 billion shares of common stock, of which 6.0 billion are shares of AT&T common stock, 4.0 billion are shares of Class A Liberty Media Group tracking stock, 400 million are shares of Class B Liberty Media Group tracking stock and 6.0 billion are shares of AT&T Wireless Group tracking stock. As of January 1, 2001, 3,760,174,834 shares of AT&T common stock, 812,511.788 shares of AT&T preferred stock issued as DoCoMo wireless tracking stock, 2,363,738,170 shares of Class A Liberty Media Group tracking stock and 206,221,288 shares of Class B Liberty Media Group tracking stock and 361,814,400 shares of AT&T Wireless Group tracking stock were issued and outstanding.


AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. All shares of AT&T preferred stock of all series will rank equally and be identical in all respects, except that our board of directors is authorized to fix the number of shares in each series, the designation thereof, and, subject to the provisions of Article Third of AT&T's charter, the relative rights, preferences and limitations of each series and the variations in those rights, preferences and limitations as between series and specifically is authorized to fix with respect to each series:

     - the dividend rate on the shares of the series and the date or dates from which dividends will be cumulative; the times when, the prices at which, and all other terms and conditions upon which, shares of the series will be redeemable;

     - the amounts that the holders of shares of the series will be entitled to receive upon the liquidation, dissolution or winding up of AT&T, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

     - whether or not the shares of the series will be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund will be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund or funds;

     - whether or not the shares of the series will be convertible into or exchangeable for shares of any other class or series or for any class of common shares and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, common shares;

     - the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of any additional shares ranking on a parity with or before the shares of the series in addition to the restrictions provided for in Article Third of AT&T's charter;

     - the voting powers, if any, of the shares of the series in addition to the voting powers provided for in Article Third of AT&T's charter; and

     - such other rights, preferences and limitations as will not be inconsistent with Article Third of AT&T's charter.

     All shares of any particular series will rank equally and be identical in all respects, except that shares of any one series issued at different times may differ as to the date from which dividends will be cumulative.

     Dividends on shares of AT&T preferred stock of each series will be cumulative from the date or dates fixed with respect to that series, and will be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in common shares) will be declared or paid or set apart for payment on common shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period will have been paid or declared and set apart for payment on all then-outstanding shares of AT&T preferred stock and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of AT&T preferred stock will have been complied with, our board of directors may declare dividends on the common shares and the shares of AT&T preferred stock will not be entitled to share therein.

     Upon any liquidation, dissolution or winding up of AT&T, the holders of shares of AT&T preferred stock of that series will be entitled to receive the amounts to which such holders are entitled as fixed with respect to that series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of AT&T will be made to or set apart for the holders of common shares, and, after these payments will have been made in full to the holders of shares of AT&T preferred A stock, the holders of common shares will be entitled to receive any and all assets remaining to be paid or distributed to shareholders and the holders of shares of AT&T preferred stock will not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of AT&T or a consolidation or merger of AT&T with one or more other corporations (whether or not AT&T is the surviving corporation of such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     The aggregate amount that all shares of AT&T preferred stock outstanding at any time will be entitled to receive on involuntary liquidation, dissolution or winding up will not exceed $8 billion.

     So long as any shares of AT&T preferred stock are outstanding, AT&T will not:

     - authorize shares of stock ranking prior to shares of AT&T preferred stock or change any provision of Article Third of AT&T's charter so to affect adversely shares of AT&T preferred stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of AT&T preferred stock at the time outstanding;

     - change any of the provisions of any series of AT&T preferred stock at the time outstanding so as to affect adversely shares of that series without the affirmative vote or consent of the holders of at least 66 2/3% of such series of AT&T preferred stock; or

     - increase the authorized number of shares of AT&T preferred stock or increase the authorized number of shares of any class of stock ranking on a parity with the AT&T preferred stock without the affirmative vote or consent of the holders of at least a majority of all the shares of AT&T preferred stock at the time outstanding.

     Whenever, at any time or times, dividends payable on shares of AT&T preferred stock will be in default in an aggregate amount equivalent to six full quarterly dividends on any series of AT&T preferred stock at the time outstanding, the number of directors then constituting our board of directors will be increased by two, and the outstanding shares of AT&T preferred stock will, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of AT&T to fill these newly created directorships, and this right will continue until such time as all dividends accumulated on all shares of AT&T preferred stock to the latest dividend payment date will have been paid or declared and set apart for payment.

     No holder of shares of AT&T preferred stock of any series, irrespective of any voting or other right of shares of that series, will have, as the holder, any preemptive right to purchase any other shares of AT&T or any securities convertible into or entitling the holder to purchase these other shares.

     If, in any case, the amounts payable with respect to any requirements to retire shares of AT&T preferred stock are not paid in full in the case of all series with respect to which these requirements exist, the number of shares to be retired in each series will be in proportion to the respective amounts that would be payable on account of such requirements if all amounts payable were paid in full.

     DoCoMo purchased 812,511.778 shares of DoCoMo wireless tracking stock. Each share of DoCoMo wireless tracking stock is intended to be the economic and voting equivalent of 500 shares of AT&T Wireless Group tracking stock, and is convertible at any time, into 500 shares of AT&T Wireless Group tracking stock. DoCoMo wireless tracking stock also has some additional rights not available to holders of AT&T Wireless Group tracking stock. See "DoCoMo Strategic
Investment -- New Class of AT&T Wireless Group Tracking Stock."

AT&T WIRELESS GROUP TRACKING STOCK

  AT&T Wireless Group

     AT&T Wireless Group tracking stock is a class of common stock of AT&T. AT&T Wireless Group tracking stock does not represent a direct interest in the business, assets or liabilities of AT&T Wireless Group.


     We intend AT&T Wireless Group tracking stock to reflect the financial performance and economic value of AT&T Wireless Group. "AT&T Wireless Group" consists of, generally, the interest of AT&T or any of its subsidiaries in all of the businesses, assets and liabilities reflected in the audited combined financial statements of AT&T Wireless Group, as of December 31, 2000, including any successor to AT&T Wireless Group by merger, consolidation or sale of all or substantially all of its assets. AT&T's charter contains adjustments to the definition of AT&T Wireless Group to reflect, among other things, related assets and liabilities, including contingent liabilities, net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.


     "AT&T Common Stock Group" consists of, generally, the interest of AT&T or any of its affiliates in all of the businesses in which AT&T or any of its affiliates, including any of their predecessors or successors, is or has been engaged, directly or indirectly, and the respective assets and liabilities of AT&T or any of its affiliates, other than:

     - the portion of AT&T Wireless Group intended to be reflected by the outstanding shares of AT&T Wireless Group tracking stock or shares of DoCoMo wireless tracking stock, and

     - any businesses, assets or liabilities of Liberty Media Group.

     We created Liberty Media Group at the time of the TCI merger and defined it to consist primarily of TCI's programming assets and businesses, TCI's principal international assets and businesses, and substantially all of TCI's non-cable and non-programming assets and businesses other than its interest in At Home Corporation.

  AT&T Wireless Group Allocation Fraction

     AT&T's charter defines the "AT&T Wireless Allocation Fraction" to represent the portion of the financial performance and economic value of AT&T Wireless Group intended to be reflected by AT&T Wireless Group tracking stock issued, including the DoCoMo wireless tracking stock. At any time that all of the portion of the financial performance and economic value of AT&T Wireless Group is not intended to be reflected by these securities, this fraction will be used, in effect, to allocate to the AT&T Common Stock Group the right to participate in any dividend, distribution or liquidation payment made to holders of AT&T Wireless Group tracking stock. This right to participate will reflect the AT&T Common Stock Group's retained portion of the financial performance and economic value of AT&T Wireless Group.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions, by stock split or otherwise, and combinations, by reverse stock split or otherwise, of AT&T Wireless Group tracking stock and stock dividends payable in shares of AT&T Wireless Group tracking stock,

     - to reflect the fair market value of contributions or allocations by AT&T of cash, property or other assets or liabilities from the AT&T Common Stock Group to AT&T Wireless Group, or vice versa, or of cash or property or other assets or liabilities of the AT&T Common Stock Group to, or for the benefit of, employees of AT&T Wireless Group in connection with employee benefit plans or arrangements of AT&T or any of its subsidiaries or vice versa,

     - to reflect the number of shares of capital stock of AT&T contributed to, or for the benefit of, employees of AT&T Wireless Group in connection with benefit plans or arrangements of AT&T or any of its subsidiaries,

     - to reflect repurchases by AT&T of shares of AT&T Wireless Group tracking stock for the account of AT&T Wireless Group,

     - to reflect issuances of AT&T Wireless Group tracking stock for the account of AT&T Wireless Group,

     - to reflect dividends or other distributions to holders of AT&T Wireless Group tracking stock, to the extent no payment is made to the AT&T Common Stock Group, and

     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the share that holders of AT&T Wireless Group tracking stock will receive of any particular dividend or other distribution, we will adjust this fraction to reflect dilution arising from shares of AT&T Wireless Group tracking stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     AT&T's charter provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of AT&T common stock and AT&T Wireless Group tracking stock. In the event that any assets or other property are acquired by the AT&T Common Stock Group and allocated or contributed to AT&T Wireless Group, the consideration paid by the AT&T Common Stock Group to acquire these assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to AT&T Wireless Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

  Voting Rights

     Each outstanding share of AT&T Wireless Group tracking stock has one-half of a vote per share. The voting rights of AT&T Wireless Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock. Each share of DoCoMo wireless tracking stock is entitled to the number of votes that could be cast by the shares of AT&T Wireless Group tracking stock into which it is convertible. Initially, each share of DoCoMo wireless tracking stock will have 250 votes.

     Holders of AT&T common stock are entitled to one vote on all matters voted on by shareholders. Holders of Class B Liberty Media Group tracking stock are entitled to 0.375 of a vote per share and holders of Class A Liberty Media Group tracking stock have 0.0375 of a vote per share on all matters voted on by shareholders. The voting rights of AT&T common stock, Class B Liberty Media Group tracking stock and Class A Liberty Media Group tracking stock and DoCoMo wireless tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty

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Media Group tracking stock, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

     Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, DoCoMo wireless tracking stock, each other class of common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each other class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T.

     No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the NYBCL.

  Dividends

     General. If AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to Liberty Media Group and the preference payable to holders of DoCoMo wireless tracking stock, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock. AT&T does not expect to pay dividends on shares of AT&T Wireless Group tracking stock.

     Discrimination among classes of common shares. Our charter does not provide for mandatory dividends. If there are sufficient assets to pay a dividend on a class of stock as described under " -- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of these classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock any dividends it receives from any entity included in Liberty Media Group.

  Share Distributions

     Subject to the provisions of Liberty Media Group tracking stock, AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock or any other securities of AT&T or any other person to holders of AT&T Wireless Group tracking stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on AT&T common stock or AT&T Wireless Group tracking stock. Subject to any limitations imposed by the terms of Liberty Media Group tracking stock, AT&T may declare and pay a share distribution to holders of AT&T common stock, AT&T Wireless Group tracking stock or any other class of common shares consisting of any securities of AT&T, any subsidiary of AT&T, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. The limitations imposed by the terms of the Liberty Media Group tracking stock will not survive if the split-off of Liberty Media Corporation is completed.

     Discrimination among classes of common shares. AT&T's charter does not provide for mandatory share distributions. Subject to the restrictions described above or that are in effect regarding Liberty Media Group tracking stock, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking

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

stock, any other class of common shares or any two or more of these classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions amounts declared, liquidation rights or any other factor.

  Redemption

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the occurrence of tax-related events or May 2, 2002, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In this event, each share of AT&T Wireless Group tracking stock will be redeemed in exchange for that number of shares of AT&T common stock, calculated to the nearest 1/10,000, equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock.

     In this case, the average market price per share of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for AT&T common stock or AT&T Wireless Group tracking stock for the 40 consecutive trading days ending on the 15th trading day before the date notice of the redemption is mailed to holders of AT&T Wireless Group tracking stock.

     In order to redeem AT&T Wireless Group tracking stock on the basis of a tax event, AT&T must obtain the opinion of counsel that, as a result of an amendment to or change, or prospective change, in a law or an interpretation of the law that takes place after AT&T Wireless Group tracking stock is issued, there is more than an insubstantial risk that:

     - any issuance of AT&T Wireless Group tracking stock would be treated as a sale or other taxable disposition by AT&T or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying AT&T Wireless Group tracking stock,

     - the existence of AT&T Wireless Group tracking stock would subject AT&T, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     - either AT&T common stock or AT&T Wireless Group tracking stock would not be treated solely as common stock of AT&T.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. AT&T's charter also provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies certain requirements under the Internal Revenue Code and that directly or indirectly holds all of the assets and liabilities of AT&T Wireless Group. We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange each share of AT&T Wireless Group tracking stock, on a pro rata basis, for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by AT&T.

     It is AT&T's intention partially to effect the split-off of AT&T Wireless Services using this redemption power provided for in AT&T's charter authority. As more fully described below, assuming the conditions to the split-off are met, AT&T intends to complete a mandatory exchange of the then outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T Wireless Services, which is expected to be a qualifying subsidiary. In the split-off, AT&T will also distribute most of the shares of AT&T Wireless Services to holders of AT&T common stock. AT&T has announced its intention to retain $3 billion of the shares of AT&T Wireless Services for its own account, for sale, exchange or monetization within six months of the split-off, subject to a satisfactory IRS ruling.

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     Redemption in connection with certain significant transactions.  In the event of a sale, transfer, assignment or other disposition by AT&T in a transaction or series of related transactions, of all or substantially all of the properties and assets of AT&T Wireless Group, AT&T generally is required to take one of the following actions, which action will be selected in the sole discretion of our board of directors:

     - AT&T may redeem each outstanding share of AT&T Wireless Group tracking stock in exchange for a number of shares of AT&T common stock (calculated to the nearest 1/10,000) equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock. For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the ten trading-day period beginning on the 15th trading day following completion of that transaction.

     - Subject to limitations, AT&T may declare and pay a dividend in cash and/or in securities (other than AT&T common stock) or other property to holders of the outstanding shares of AT&T Wireless Group tracking stock equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the properties and assets of AT&T Wireless Group, AT&T may redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves substantially all, but not all, of the properties and assets of AT&T Wireless Group, AT&T may redeem a number of outstanding shares of AT&T Wireless Group tracking stock in exchange for a redemption price equal to the net proceeds of that disposition. The number of shares of AT&T Wireless Group tracking stock to be redeemed would be equal to the lesser of

      -- a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market value of one share of AT&T Wireless Group tracking stock during the ten trading-day period beginning on the 15th trading day following the completion of that disposition and

      -- the total number of outstanding shares of AT&T Wireless Group tracking stock.

     - Subject to limitations, AT&T may take a combination of the actions described in the preceding bullet points whereby AT&T may redeem some shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock at the exchange rate described in the first bullet point above, and use an amount equal to a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock to either

       -- declare and pay a dividend as described in the second bullet point above, or

       -- redeem part or all of the remaining shares of AT&T Wireless Group tracking stock as described in the third or fourth bullet point above.

     For purposes of these provisions, "substantially all of the properties and assets" of AT&T Wireless Group as of any date means a portion of such properties and assets that represents at least 80% of the fair value of the properties and assets attributed to AT&T Wireless Group as of such date.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and AT&T will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of AT&T Wireless Group tracking stock, voting as a separate class,

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

     - if the disposition is in connection with a liquidation of AT&T,

     - if the disposition is to a person or group of which AT&T is the majority owner and AT&T Wireless Group receives in exchange primarily equity securities of that person or group as consideration,

     - in connection with a split-off or similar distribution of AT&T's entire interest in AT&T Wireless Group to the holders of AT&T Wireless Group tracking stock, including a distribution that is made in connection with a mandatory redemption as described under "-- Redemption in exchange for shares of AT&T common stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     - in connection with a "related business transaction," which generally means a disposition of all or substantially all of the assets attributed to AT&T Wireless Group in which AT&T receives equity securities of an entity that engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by AT&T Wireless Group before the transaction.

  General Procedures

     Public announcements; notices. In the case of specified dispositions or a redemption, AT&T will publicly announce or otherwise provide specified information to holders of AT&T Wireless Group tracking stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of AT&T Wireless Group tracking stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, AT&T will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of AT&T Wireless Group tracking stock; except that, if a redemption date with respect to AT&T Wireless Group tracking stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or AT&T's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of AT&T Wireless Group tracking stock wants us to issue a stock certificate in a different name than the registered name on the old stock certificate, that person must pay any transfer or other taxes required by reason of the issuance of the stock certificate in another name or establish, to the satisfaction of AT&T or its agent, that the tax has been paid or is not applicable.

  Liquidation Rights

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock, including DoCoMo wireless tracking stock on an as converted basis, and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. The holders of DoCoMo wireless tracking stock are entitled to a $3.65 billion preference in the event of an involuntary liquidation, dissolution or winding up of AT&T, but any amount paid in preference will reduce the proportionate share payable in respect of that security. AT&T will calculate the market capitalizations based on the 20 trading-day period ending on the trading day before the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

     None of the following, by itself, will constitute a liquidation, dissolution or winding up of AT&T:

     - the consolidation or merger of AT&T with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of AT&T,

     - any transaction or series of related transactions that results in all of the assets and liabilities included in AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock, and

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group subsidiaries and the distribution of such Liberty Media Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding Liberty Media Group tracking stock (but this will be subject to the provisions relating to the redemption of shares of Liberty Media Group tracking stock described in our charter).

  Determinations by Our Board of Directors

     Any determinations made by our board of directors under any provision described in AT&T's charter will be final and binding on all AT&T shareholders, except as may otherwise be required by law. AT&T will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Corporate Secretary.

ANTI-TAKEOVER CONSIDERATIONS

     The NYBCL, AT&T's charter and by-laws contain provisions which could serve to discourage or make more difficult a change in control of AT&T without the support of AT&T's board of directors or without meeting various other conditions.

  Business Combinations

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their charter for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon. AT&T's charter does not contain a provision expressly providing for majority approval of such transactions. At AT&T's 2001 annual meeting of shareholders, AT&T intends to ask its shareholders to amend AT&T's charter to reduce the vote required for those matters to a majority.

  State Takeover Legislation

     Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from a corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of the corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between the corporation and the interested shareholder is prohibited unless either certain "fair price" provision are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or its affiliates and associates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested shareholder if the business combination, or the purchase of stock by the interested shareholder that cause that shareholder to become an interested shareholder, was approved by the board of directors of the corporation before the date on which the interested shareholder became an interested shareholder.

     A corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912 of the NYBCL. Such amendment will not, however, be effective until 18 months after the shareholder vote and will not apply to any business combination's with an interested shareholder who was an interested shareholder on or before the effective date of that amendment. AT&T's by-laws contain no provision electing not to be governed by Section 912 of the NYBCL.

  Shareholder Action

     Under the NYBCL, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the charter so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. AT&T's charter does not contain such a provision.

  Shareholder Proposals

     The AT&T by-laws require that, for business to be properly brought before an annual meeting by a shareholder, or for shareholder nominations to be made at an annual meeting, the shareholder must have delivered notice thereof to AT&T (containing certain information specified in AT&T's by-laws) not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting.

  Meetings of Shareholders

     AT&T's by-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board or by AT&T's board of directors.

  Cumulative Voting

     Under the NYBCL, the charter of a corporation may provide that in all elections of directors each shareholder is entitled to cumulate that shareholder's votes. AT&T's charter does not contain such a provision.

  Removal of Directors

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders, and, if the charter of a corporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed for cause by action of the board of directors. If the charter or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

     Neither AT&T's charter nor AT&T's by-laws provide that directors may be removed without cause by action of the shareholders or that directors may be removed by our board of directors.

  Vacancies

     Under the NYBCL, the charter or by-laws of a corporation may provide that newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the charter or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, those vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

                       COMPARISON OF RIGHTS OF HOLDERS OF
            AT&T COMMON STOCK AND AT&T WIRELESS GROUP TRACKING STOCK
                              BEFORE THE SPLIT-OFF

     We summarize below the material differences between the rights of holders of AT&T common stock and holders of AT&T Wireless Group tracking stock. We do not intend for this summary to be a complete statement of the rights of holders of shares of AT&T Wireless Group tracking stock or a comprehensive comparison with the rights of the holders of shares of AT&T common stock, or a complete description of the specific provisions referred to in this summary. For more information on AT&T's capital stock, see "Description of AT&T Capital Stock."

     This summary is qualified in its entirety by reference to AT&T's charter and by-laws, copies of which have been filed as exhibits to the registration statement of which this document is a part. For more information on how you can obtain these documents, see "Where You Can Find More Information."

     If you exchange your shares of AT&T common stock for shares of AT&T Wireless Group tracking stock, unless the split-off is completed, you will remain a common shareholder of AT&T, but you will have different rights as a result of AT&T's corporate structure. The rights of holders of AT&T common stock and holders of AT&T Wireless Group tracking stock are defined and governed by AT&T's charter, AT&T's by-laws and the NYBCL.

VOTING RIGHTS

     Currently, holders of AT&T common stock have one vote per share, holders of Class B Liberty Media Group tracking stock have 0.375 of a vote per share, holders of Class A Liberty Media Group tracking stock have 0.0375 of a vote per share, holders of AT&T Wireless Group tracking stock have 0.5 of a vote per share and holders of DoCoMo wireless tracking stock have 250 votes per share. This voting power is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock. Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, DoCoMo wireless tracking stock, each other class of AT&T common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each other class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T. No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the NYBCL.

DIVIDENDS

     If AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock.

     If there are sufficient assets to pay a dividend on a class of stock, our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of AT&T common shares or any two or more of these classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock, subject to legal restrictions, any dividends and distributions it receives from any entity included in Liberty Media Group.

REDEMPTION

     AT&T common stock is not subject to redemption. At any time following either the occurrence of tax-related events or May 2, 2002 and in the event of certain significant transactions, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In addition, AT&T Wireless Group tracking stock may be mandatorily exchanged for shares of a subsidiary holding substantially all of the assets of the AT&T Wireless Group. We expect to use this mandatory exchange provision in connection with the proposed split-off of AT&T Wireless Group. For more information on redemption of AT&T Wireless Group tracking stock, see "Description of AT&T Capital Stock -- AT&T Wireless Group Tracking Stock -- Redemption."

LIQUIDATION

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. AT&T will calculate the market capitalizations based on the 20 trading-day period ending on the trading day before the date of the public announcement of the liquidation, dissolution or winding up of AT&T.


     As of April   , 2001, the proportional aggregate market capitalization of all outstanding classes of AT&T common stock were as follows:


                                                              ENDING SHARE        MARKET
                                            NUMBER OF           PRICE ON      CAPITALIZATION
                                        SHARES OUTSTANDING      1/31/01       ($ IN BILLIONS)    PERCENTAGE
                                        ------------------    ------------    ---------------    ----------
AT&T Common Stock Group...............                           $               $                       %
AT&T Wireless Group(1)................                           $               $                       %
Liberty Media Group...................                           $               $                       %
                                                                                 --------
Total Market Capitalization...........                                           $
                                                                                 ========

     These percentages will vary over time.
---------------
(1) Assumes conversion of outstanding shares of DoCoMo wireless tracking stock into shares of AT&T Wireless Group tracking stock.

                                 THE SPLIT-OFF

     AT&T Wireless Group will continue to be a part of AT&T following completion of this exchange offer. However, subject to a number of conditions and circumstances that are described below, AT&T intends to split-off AT&T Wireless Services from AT&T as an independent company.

     We expect that this split-off would be accomplished through the following steps, any or all of which may be effected simultaneously:

     - Transfer all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, a subsidiary of AT&T that currently holds a substantial amount of the assets of AT&T Wireless Group.

     - Mandatorily exchange, in accordance with the terms of AT&T's charter, all issued and outstanding shares of AT&T Wireless Group tracking stock, including the shares of AT&T Wireless Group tracking stock issued in this exchange offer for shares of AT&T Wireless Services common stock.

     - Mandatorily convert DoCoMo's interest in AT&T into shares of AT&T Wireless Services common stock, or in the case of the warrants, into warrants to purchase AT&T Wireless Services common stock.

     - Distribute on a pro rata basis to holders of AT&T common stock all shares of AT&T Wireless Services held by AT&T other than any shares retained by AT&T. AT&T has announced its intention to retain a portion of the equity of AT&T Wireless Services for its own account for sale, exchange or monetization within six months of the split-off, subject to the receipt of a satisfactory IRS ruling.

     After the mandatory exchange is completed, holders of AT&T Wireless Group tracking stock who do not hold shares of AT&T common stock will no longer be shareholders of AT&T. In the mandatory exchange, those holders of AT&T Wireless Group tracking stock will receive shares of common stock of AT&T Wireless Services.

     The specific terms and conditions of the split-off of AT&T Wireless Services are expected to be governed by a separation and distribution agreement to be entered into among AT&T and AT&T Wireless Services. The material expected terms of the separation and distribution agreement are summarized below.

     In addition, we expect that AT&T and AT&T Wireless Services will enter into a number of other agreements in connection with the split-off. We expect these agreements to include:

     - asset transfer agreement,

     - brand license agreement,

     - network services agreements,

     - agency and referral agreement,

     - employee benefits agreement,

     - intellectual property agreement,

     - tax sharing agreement, and

     - interim and other services agreements.


The material expected terms of these agreements are described below or under "Relationship between AT&T and AT&T Wireless Services following the Split-Off". However, we do not expect that any of these agreements, other than the asset transfer agreement, will be entered into until immediately before the split-off, and each of AT&T and AT&T Wireless Services reserves the right to materially change the terms of these agreements.

SEPARATION AND DISTRIBUTION AGREEMENT


     The separation and distribution agreement will set forth the agreements among AT&T and AT&T Wireless Services with respect to the principal corporate transactions required to effect the split-off, and a number of other agreements governing the relationship between AT&T Wireless Services and AT&T following the split-off. The asset transfer agreement, which will be incorporated into, and superseded by, the separation and distribution agreement, relates to the assets to be transferred in connection with the separation. We expect to execute the separation and distribution agreement and to finalize the transfers called for under the asset transfer agreement immediately before the split-off. We only expect to enter into the separation and distribution agreement, and to complete the split-off, if specified conditions are met. These conditions include, among others, receipt of a favorable ruling on the split-off from the IRS, the satisfaction by AT&T of a number of conditions in its new $18.3 billion credit facility, including the repayment of AT&T Wireless Group's intercompany obligations to AT&T. In order to facilitate the receipt of the IRS ruling, we have undertaken a reorganization of our business structure which requires receipt of various local franchise regulatory approvals.



     Specifically, this credit agreement provides that AT&T cannot effect specified transactions, including the distribution of AT&T Wireless Group in the split-off, unless:



     - AT&T's public debt rating for its long-term senior debt is at least BBB+ by Standard & Poor's Ratings Services and Baa1 by Moody's Investors Service, Inc.;



     - there are no defaults or events of default under the credit agreement;



     - the preferred equity interest in AT&T Wireless Group held by, and intercompany indebtedness owed by AT&T Wireless Group to, AT&T is repaid; and


     - required prepayments of the credit facility are made.

AT&T's current long-term debt ratings are A on CreditWatch with negative implications by Standard and Poor's and A2 under review for possible downgrade by Moody's.

     We do not plan to seek any vote of holders of AT&T common stock or AT&T Wireless Group tracking stock for the split-off.


     While we currently intend to complete the split-off, these conditions may not be satisfied. Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could impact the timing or terms of the split-off or our ability or plans to complete the split-off. For example, several large shareholders of AT&T associated with unions that represent AT&T employees have publicly announced their opposition to AT&T's restructuring plan, and some of these shareholders have commenced litigation relating to AT&T's proposed charter amendment described above under "Risk Factors Relating to AT&T's Restructuring Plan." As a result of these factors, the split-off may not occur, and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.


  The Separation

     We have agreed pursuant to an asset transfer agreement and will agree pursuant to the separation and distribution agreement to transfer, or to cause its subsidiaries to transfer, to AT&T Wireless Services:

     - all assets allocated to AT&T Wireless Group by AT&T's charter that are not then held by AT&T Wireless Services;

     - all assets reflected in the most recent balance sheet of AT&T Wireless Group that are not then held by AT&T Wireless Services;

     - specified contracts which relate to AT&T Wireless Group; and

     - other specified assets.

These assets are referred to as the "additional wireless group assets."

     AT&T Wireless Services will also agree to assume or fulfill:

     - all liabilities allocated to AT&T Wireless Group by AT&T's charter to which AT&T Wireless Services or its subsidiaries are not then subject;

     - all liabilities reflected in the most recent balance sheet of AT&T Wireless Group to which AT&T Wireless Services is not then subject;

     - all liabilities to the extent arising out of, relating to or resulting from the operations of AT&T Wireless Group including its contracts and assets;

     - all liabilities to the extent arising out of, relating to or resulting from terminated, divested or discontinued businesses and operations that were part of AT&T Wireless Group immediately before termination, divestiture or discontinuation;

     - all liabilities to the extent arising out of, relating to or resulting from, a specified list of litigations;

     - all liabilities to the extent arising out of, relating to or resulting from the provision, or failure to provide, telecommunications services by AT&T Wireless Group;

     - a portion of the liabilities, if any, resulting out of an action relating to AT&T Wireless Group's assets in Malaysia, subject to certain adjustments;

     - a portion of the liabilities, if any, arising out of specified purported securities class actions litigations to the extent relating to AT&T Wireless Group tracking stock;

     - specified liabilities resulting from the split-off;

     - obligations and commitments under specified contracts; and

     - other specified liabilities.

These liabilities are referred to as "additional wireless group liabilities."

     Generally, neither AT&T nor AT&T Wireless Services will make any representation or warranty as to:

     - the assets, businesses or liabilities transferred or assumed;

     - any consents or approvals required in connection with that transfer or assumption;

     - the value or freedom from any lien or other security interest of any of the additional wireless group assets; and

     - the absence of any defenses or freedom from counterclaim relating to any claim of any person, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

In addition, the wireless group assets are being transferred on an "as is," "where is" basis, and AT&T Wireless Services will agree to bear the economic and legal risks that the conveyance is insufficient to vest good and marketable title, free and clear of any lien or other security interest.

     AT&T and AT&T Wireless Services generally also will agree to terminate all agreements, understandings and arrangements among AT&T and AT&T Wireless Services with specified exceptions. AT&T Wireless Services will agree, upon completion of the split-off, to repay the full amount of the principal and accrued but unpaid interest of all outstanding indebtedness owed by AT&T Wireless Group to AT&T and the face value and accrued but unpaid dividends on all preferred stock in AT&T Wireless Group held by AT&T.

  The Mandatory Exchange and the Distribution

     Following completion of the transactions described under "-- The Separation," AT&T would deliver to an exchange agent a stock certificate representing the shares of AT&T Wireless Services common stock that will be delivered in exchange for shares of AT&T Wireless Group tracking stock. AT&T would then deliver to the exchange agent a stock certificate representing the shares of AT&T Wireless Services common stock issued to AT&T in respect of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group, other than any shares to be retained by AT&T, to be distributed pro rata to holders of AT&T common stock.

     AT&T will issue no fractional shares in either the mandatory exchange or the distribution, and, instead, will issue cash to holders of AT&T common stock and AT&T Wireless Group common stock in lieu of those fractional shares.

  Reduction in AT&T Common Stock Group's Retained Portion of the Value of AT&T Wireless Group


     AT&T Wireless Services will assume specified employee related obligations and liabilities, including the obligation to assume a portion of AT&T's employee stock options. In connection with this assumption, AT&T will, effective immediately before the split-off, reduce AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group by the equivalent of 12,577,650 shares of AT&T Wireless Group tracking stock. This will have the effect of reducing the total number of shares of AT&T Wireless Services common stock
distributed to holders of AT&T common stock in the split-off. As of April   ,
based on the closing trading price of AT&T Wireless Group tracking stock, this
reduction had a value of approximately $     million. For more information on
the liabilities and obligations that AT&T Wireless Services will assume in the employee benefits agreement, please see "Relationship between AT&T and AT&T Wireless Services following the Split-Off -- Employee Benefits Agreement."


  Releases and Indemnification

     The separation and distribution agreement generally will provide for a full and complete release and discharge as of the date of the completion of the mandatory exchange of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the completion of the mandatory exchange between or among AT&T and its affiliates, on the one hand, and AT&T Wireless Services and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

     AT&T Wireless Services will agree to indemnify, defend and hold harmless AT&T and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of AT&T Wireless Services or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by AT&T Wireless Services or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

     AT&T will agree to indemnify, defend and hold harmless AT&T Wireless Services and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of AT&T or its affiliates or any other person to pay, perform or otherwise promptly discharge any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by AT&T or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

     The separation and distribution agreement also specifies procedures for claims for indemnification made under the provisions described above.

  Agreement on Split-Off Taxes and Limitations on Future Transactions

     Under the separation and distribution agreement, AT&T Wireless Services will be responsible for any tax liability and any related liability (e.g. interest, penalties, accounting, legal and other professional fees, etc.) that results from the split-off failing to qualify as a tax-free transaction, unless any such liability was caused by:

     - the inaccuracy of certain factual representations made by AT&T in connection with obtaining a private letter ruling from the IRS (or in connection with obtaining a tax opinion), or

     - a post split-off transaction with respect to the stock or assets of AT&T.

     In addition, AT&T Wireless Services will agree that, for a period of 30 months from the date of the distribution:

     - it will continue to be a company engaged in the active conduct of a trade or business as defined in Section 355(b) of the Internal Revenue Code;

     - it will not enter into any transaction or transactions as a result of which any person or group of related persons would acquire, or have the right to acquire, AT&T Wireless Services stock that represents more than 5% of the vote or value of all outstanding shares of AT&T Wireless Services stock and it will not take any other action (including any action inconsistent with the representations made to the IRS or counsel in connection with split-off rulings or opinions) which could be reasonably likely (taken together with other relevant transactions) to jeopardize the tax-free status of the split-off to AT&T or its stockholders, in each case, unless

      -- AT&T determines that the transaction or transactions would not render the split-off taxable, or

      -- AT&T or AT&T Wireless Services, at AT&T's election, obtains a tax opinion or private letter ruling from the IRS confirming that the subsequent transaction will not render the split-off taxable.

  Termination

     The separation and distribution agreement will provide that it may be terminated at any time before the completion of the distribution by AT&T in its sole discretion. If AT&T terminates the separation and distribution agreement, neither party will have any liability or further obligation to any other party.

  Amendments and Waivers

     The separation and distribution agreement will provide that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

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                  RELATIONSHIP BETWEEN AT&T AND AT&T WIRELESS
                        SERVICES FOLLOWING THE SPLIT-OFF


     The following is a description of the material expected terms of the material agreements to be entered into between AT&T and AT&T Wireless Services in connection with the split-off, other than the separation and distribution agreement, which is described above under "The Split-Off." However, we do not expect that any of these agreements will be entered into until immediately before the split-off, and each of AT&T and AT&T Wireless Services reserves the right to materially change the terms of these agreements.


BRAND LICENSE AGREEMENT

     AT&T and AT&T Wireless Services expect to enter into a brand license agreement. This agreement will give AT&T Wireless Services rights to continue to use specified AT&T brands, including the AT&T globe design and the AT&T trade dress. The rights will be granted royalty free, although AT&T Wireless Services will be required to pay a maintenance fee. The brand license agreement will allow AT&T Wireless Services to use these AT&T brands, alone or in combination with AT&T Wireless Services' other marks, for the following:

     - provision of its mobile cellular services (including so-called third generation services),

     - residential fixed wireless services, and

     - certain ancillary products and services.

     AT&T Wireless Services will have these rights for five years following the completion of the split-off. After the initial five-year period, AT&T Wireless Services may renew its rights to these AT&T brands for an additional five-year period. During the renewal period, AT&T Wireless Services may terminate the brand license agreement on 12 months prior notice. In addition, AT&T Wireless Services may continue to use these AT&T brands after the brand license agreement is terminated during a one-year transition period.

     AT&T Wireless Services will be able to use these AT&T brands exclusively in connection with the following:

     - wide-area mobile cellular services,

     - aircraft to ground services,

     - specified ancillary wireless services, and

     - certain wireless devices and portals.

     AT&T Wireless Services will be able to use these AT&T brands non-exclusively in connection with the following:

     - residential fixed wireless services in some territories,

     - specified content, equipment and software associated with the AT&T Wireless Services' services, and

     - some wireless devices, portals and promotional products.


During the term of the brand license and within certain areas, AT&T would not license these brands to third parties for providing residential local telephony or high speed internet access services through services that directly compete with AT&T Wireless Services' residential fixed wireless services, unless AT&T, or its present or future affiliates, has an equity interest in the third party, provides a core component of those services or has a direct relationship with the end-user customers.


     In the two years following the split-off, AT&T Wireless Services can obtain a non-exclusive license to use these AT&T brands for specified small business fixed wireless services if it enters into a distribution agreement with AT&T relating to fixed wireless services.

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


     AT&T Wireless Services can generally use these AT&T brands worldwide except where AT&T has already granted exclusive brand licenses or where another AT&T unit has exclusive rights. AT&T also has granted a nonexclusive brand license in the Republic of China, and accordingly AT&T Wireless Services cannot have exclusive use of the AT&T brands in that area. With some conditions, AT&T Wireless Services can extend some rights to use these AT&T brands to authorized dealers.


     In order for AT&T Wireless Services to maintain its rights, it must comply with specified quality, customer care, graphics and marketing standards in connection with its use of these AT&T brands. While AT&T Wireless Services is using the AT&T brands, it must also pay AT&T a brand maintenance fee. AT&T may terminate the brand license agreement in the event of a significant breach or change of control of AT&T Wireless Services.

NETWORK SERVICE AGREEMENTS

     AT&T and AT&T Wireless Services expect to enter into a network services agreement. This agreement will require AT&T to provide voice and data telecommunications services to AT&T Wireless Services for five years. AT&T will provide both wholesale services, which AT&T Wireless Services will use as a component of wireless services it provides to its customers, and administrative services, for example corporate usage which AT&T Wireless Services will use itself.

     AT&T Wireless Services will be required to purchase in each year an amount of wholesale domestic voice services equal to AT&T Wireless Services actual usage in 2001. The pricing at which AT&T provides these services will be subject to internal and external benchmarking. AT&T Wireless Services is not required to purchase from AT&T wholesale domestic voice services in excess of this commitment, although AT&T has a right to match any third party offers until 2003 for 80% of any excess. From 2003 until the agreement ends, AT&T Wireless Services may purchase such service in excess of the commitment from any carrier.


     AT&T Wireless Services will also be required to purchase all international voice services from AT&T. AT&T will provide these services at the price AT&T receives from Concert, its joint venture with British Telecommunications.


     AT&T Wireless Services will be required each year to purchase domestic administrative services, data and voice, at a level equal to 80% of its purchases in 2000. AT&T Wireless Services will purchase its local connectivity, business needs from AT&T if AT&T meets committed levels of performance, and offers price and performance terms at least as favorable as those offered by other providers.

     AT&T and AT&T Wireless Services also expect to enter into other commercial agreements. These agreements include agreements:

     - governing the physical interconnection of their networks and other intercarrier arrangements,

     - SS7 signaling services to be provided by AT&T Wireless Services to AT&T's business services unit,

     - a 38 GHz license to be provided by AT&T Wireless Services to AT&T's business services unit,

     - agreements under which AT&T will provide space and power in various AT&T locations for AT&T Wireless Services' equipment and

     - an agreement under which AT&T Wireless Services will provide wireless services to AT&T for administrative purposes.

     Upon either party being acquired by a significant competitor of the other, the party not being acquired will have a right to terminate certain of the agreements, including the network service agreement. Alternatively, the party not being acquired may elect to keep the network service agreement in effect with certain modifications. These modifications will include eliminating AT&T's right to match third party offers, and, if AT&T Wireless Services is acquired, changing the domestic voice purchase requirement to 90% of the past 12 months' usage, eliminating internal benchmarking, and increasing the frequency of external benchmarking.
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AGENCY AND REFERRAL AGREEMENT

     AT&T and AT&T Wireless Services also expect to enter into an agency and referral agreement. This agreement covers AT&T's acting as an agent on AT&T Wireless Services' behalf to assist AT&T Wireless Services in obtaining business with AT&T's business customers. Upon either party being acquired by a significant competitor of the other, the party not being acquired will have the right to terminate this agreement.

EMPLOYEE BENEFITS AGREEMENT

     AT&T and AT&T Wireless Services expect to enter into an employee benefits agreement which will cover a wide range of compensation and benefit issues. In general, AT&T Wireless Services will be responsible for all obligations and liabilities relating to employees and former employees of AT&T Wireless Services and their dependents and beneficiaries after the split-off date, and AT&T will be responsible for the obligations and liabilities before the split-off date. We refer to individuals who were employees of AT&T or its affiliates and were transferred to AT&T Wireless Services or its affiliates as transferred individuals.

     The AT&T Wireless Services' plans will fully recognize and fully credit transferred individuals with their full service with AT&T or its affiliates. Transferred individuals account balances under AT&T defined contribution plans will vest on the split-off date and they will be allowed to make a one-time election to transfer their accounts to the AT&T Wireless Services 401(k) Plan. Each transferred individual will vest in his accrued benefit under the AT&T pension plans on the split-off date. Transferred individuals will also be entitled to a distribution of their accounts under the AT&T Employee Stock Ownership Plan.

     Employee options to purchase AT&T common stock or AT&T Wireless Group tracking stock will be adjusted as part of the split-off. The nature of the adjustment will depend upon whether the option was granted for AT&T common stock or AT&T Wireless Group tracking stock. Options to purchase AT&T Wireless Group tracking stock will be converted into options to purchase AT&T Wireless Services common stock. Options to purchase AT&T common stock granted before January 1, 2001 will be converted into two separate options, one to purchase AT&T common stock and another to purchase AT&T Wireless Services common stock. Options to purchase AT&T common stock granted on or after January 1, 2001 will be adjusted to increase the number of shares subject to the option, based on the relative market price of AT&T common stock immediately before and immediately after the split-off. In all cases, however, the intrinsic value of the options is intended to remain the same immediately before and after the adjustment. AT&T options held by employees of AT&T Wireless Services and AT&T Wireless Services options held by employees of AT&T after the split-off will be fully vested and continue to be exercisable for the scheduled option term. In all other respects, options to purchase AT&T Wireless Services common stock and options to purchase AT&T common stock held by transferred individuals and current and former AT&T employees, will be subject to the same terms and conditions as set forth respectively in the original AT&T Wireless Group tracking stock option grant and the AT&T stock option grant. Similar adjustments will be made to grants of restricted shares, restrict stock units, and performance shares under the AT&T plans.

INTELLECTUAL PROPERTY AGREEMENTS

     AT&T and AT&T Wireless Services expect to enter into an intellectual property agreement. The intellectual property agreement will specify the ownership and license rights in patents, software, copyrights, and trade secrets, but not the AT&T brands. Under the terms of the intellectual property agreement, AT&T and AT&T Wireless Services will grant each other a non-exclusive, fully paid-up, worldwide, perpetual and irrevocable license under its patents to make, use and sell any and all products and services in the conduct of its present and future business. The parties also grant special rights under certain of each other's patents for defensive protection, special affiliate licensing, and supplier sublicensing. In addition, AT&T will refrain from licensing some of its patents to AT&T Wireless Services' ten largest domestic mobile service competitors for a period of five years.

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


     AT&T and AT&T Wireless Services will each own all the software, trade secrets, and copyrights created by it before the split-off of AT&T Wireless Services. AT&T and AT&T Wireless Services will grant each other a non-exclusive, fully paid-up, worldwide, perpetual license to use each other's software, trade secrets, and copyrights that it currently possesses for use in its present and future business. The agreement also protects proprietary information related to customers. In the event of a change in control of AT&T Wireless Services, the scope of the intellectual property rights granted to AT&T Wireless Services would automatically narrow, AT&T Wireless Services' special rights would terminate, and AT&T's agreement not to license to competitors of AT&T Wireless Services would terminate.


TAX SHARING AGREEMENT


     AT&T and AT&T Wireless Services also amended their existing tax sharing agreement. The amended tax sharing agreement provides that:



     - AT&T will be responsible for any tax item resulting from asset transfers from AT&T Wireless Group to AT&T Common Stock Group before the split-off;


     - the accounts between AT&T and AT&T Wireless Group will be adjusted for unpaid amounts under the tax sharing agreement as of the time of the split-off; and

     - no tax sharing payments will be made with respect to taxable periods (or portions thereof) beginning after the split-off date.


     The tax sharing agreement also contains provisions that govern tax contests and other related matters with respect to tax periods before the split-off date.


SERVICES AGREEMENT

     AT&T and AT&T Wireless Services expect to enter into a Services Agreement. This agreement will govern the following corporate support services

     - common support services;

     - inter-unit services; and

     - systems replication and systems services.


     The agreement will generally run for 18 months and the individual services are generally terminable on 90 to 180 days' notice.


     Common support services. Common support services include services historically provided at a corporate headquarters level, such as financial management, tax, media relations, human resources administration, procurement, real estate management and other administrative functions. It is expected that the charges for these services will allow the provider to recover the costs of such service, plus all out-of-pocket costs and expenses, but without any profit.

     Inter-unit services. Inter-unit services include services historically provided by one business unit to another, such as billing, systems development and customer care. It is expected that the charges for these services will allow the provider to recover the cost of such service, plus all out-of-pocket costs and expenses. In some instances it is expected that the company providing the service will recover a profit.

     Systems Replication and Systems Service. AT&T will supply to AT&T Wireless Services technology systems and support services. For example AT&T will provide information linkages between AT&T Wireless Services's web site and att.com. The charges for these services will be based on a "cost plus" formula intended to allow AT&T to recover its fully-allocated cost, plus a profit.

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  DESCRIPTION OF AT&T WIRELESS SERVICES CAPITAL STOCK FOLLOWING THE SPLIT-OFF


     The following is a description of the material expected terms of the capital stock of AT&T Wireless Services. The final terms which will be contained in AT&T Wireless Services' charter, bylaws and rights agreement as those documents are in effect at the time of the split-off. However, AT&T Wireless Services does not expect to finalize any of these documents until closer to the time of the split-off, and some of the terms of these documents may change before that time. The final forms of these documents will be included as exhibits to future public filings to be made by AT&T Wireless Services in connection with the split-off.


GENERAL

     Immediately after the split-off, we expect AT&T Wireless Services'
authorized capital stock to consist of           shares of preferred stock, par
value $.01, and           shares of common stock, par value $0.01. Immediately
following the split-off, we expect approximately           shares of AT&T
Wireless Services common stock and no shares of AT&T Wireless Services preferred stock would be outstanding.

  AT&T Wireless Services Common Stock

     The holders of AT&T Wireless Services common stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by AT&T Wireless Services' board of directors with respect to any series of preferred stock (a "preferred stock designation"), the holders of AT&T Wireless Services common stock will possess all of the voting power of AT&T Wireless Services. AT&T Wireless Services' charter will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of AT&T Wireless Services preferred stock created by AT&T Wireless Services' board of directors from time to time, the holders of AT&T Wireless Services common stock will be entitled to the dividends as may be declared from time to time by the AT&T Wireless Services' board of directors from funds legally available for dividends, and, upon liquidation, will be entitled to receive pro rata all assets available for distribution to the holders of AT&T Wireless Services common stock. For a more complete discussion of AT&T Wireless Services' dividend policy, see "-- Dividend Policy".

  AT&T Wireless Services Preferred Stock

     AT&T Wireless Services' charter will authorize AT&T Wireless Services' board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including, but not limited to:


     - the designation of the series;



     - the number of shares of the series, which number AT&T Wireless Services' board of directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares thereof then outstanding;



     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;



     - the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;



     - the redemption rights and price or prices, if any, for shares of the series;



     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;


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


     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of AT&T Wireless Services' affairs;



     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of AT&T Wireless Services or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;



     - restrictions on the issuance of shares of the same series or of any other class or series; and



     - the voting rights, if any, of the holders of the shares of the series.


     We believe that the ability of AT&T Wireless Services' board of directors to issue one or more series of preferred stock will provide AT&T Wireless Services with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of AT&T Wireless Services preferred stock, as well as shares of AT&T Wireless Services common stock, will be available for issuance without further action by AT&T Wireless Services shareholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which AT&T Wireless Services securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of outstanding shares of common stock, or in the amount of voting securities, outstanding. If the approval of AT&T Wireless Services shareholders is not required for the issuance of shares of AT&T Wireless Services preferred stock or common stock, AT&T Wireless Services' board of directors may determine not to seek stockholder approval.

     Although we believe AT&T Wireless Services' board of directors will have no intention of immediately doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. AT&T Wireless Services' board of directors will make any determination to issue the shares of preferred stock based on its judgment as to the best interests of AT&T Wireless Services and its shareholders. AT&T Wireless Services' board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of AT&T Wireless Services' board of directors, including a tender offer or other transaction that some, or a majority, of AT&T Wireless Services shareholders might believe to be in their best interests or in which AT&T Wireless Services shareholders might receive a premium for their stock over the then current market price of AT&T Wireless Services common stock.

     We expect that, as of the completion split-off,           shares of AT&T
Wireless Services Series A junior participating preferred stock will be reserved for issuance upon exercise of the rights issued under AT&T Wireless Services' rights agreement. For a more complete discussion of AT&T Wireless Services' rights plan, see "-- Rights Agreement."

  Dividend Policy

     We currently do not expect that AT&T Wireless Services will pay dividends on shares of AT&T Wireless Services common stock following completion of the split-off in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF AT&T WIRELESS SERVICES' CHARTER AND BY-LAWS

  Board of Directors

     AT&T Wireless Services' charter will provide that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors which AT&T Wireless

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Services would have if there were no vacancies, or the whole board, but shall not be less than three. AT&T Wireless Services' directors, other than those who may be elected by the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, will be classified into three classes, as nearly equal in number as possible, one class originally to be elected for a term expiring at the annual meeting of shareholders to be held in 2002, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of shareholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     AT&T Wireless Services' charter will provide that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on AT&T Wireless Services' board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the shareholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting AT&T Wireless Services' board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of AT&T Wireless Services' board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of AT&T Wireless Services' board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of AT&T Wireless Services.

  No Stockholder Action by Written Consent; Special Meetings

     We expect AT&T Wireless Services' charter and by-laws to provide that shareholders must effect any action required or permitted to be taken at a duly called annual or special meeting of shareholders and that those actions may not be effected by any consent in writing by the shareholders. Except as otherwise required by law or by any preferred stock designation, special meetings of shareholders may be called only by a majority of the whole board or by AT&T Wireless Services' chairman. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by AT&T Wireless Services' board or the chairman of the board of directors.

  Advance Notice Procedures

     We expect AT&T Wireless Services' by-laws to establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders. These shareholder notice procedures will provide that only persons who are nominated by AT&T Wireless Services' board of directors, or by a shareholder who was a shareholder of record at the time of giving notice and has given timely written notice to AT&T Wireless Services' secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These shareholder notice procedures will also provide that at an annual meeting only the business as has
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been brought before the meeting by AT&T Wireless Services' board of directors, or by a shareholder who has given timely written notice to AT&T Wireless Services' secretary of the shareholder's intention to bring the business before the meeting, may be conducted. Under these shareholder notice procedures, for notice of shareholder nominations to be made at an annual meeting to be timely, the notice must be received by AT&T Wireless Services' secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year's annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the later of the 90th calendar day before the annual meeting or the tenth calendar day following the day on which public announcement of a meeting date is first made by us.

     Nevertheless, if the number of directors to be elected to AT&T Wireless Services' board of directors is increased and there is no public announcement by AT&T Wireless Services naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which the public announcement is first made by AT&T Wireless Services. Under these shareholder notice procedures, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, the notice must be received by AT&T Wireless Services not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by AT&T Wireless Services' board to be elected at the meeting.

     In addition, under these shareholder notice procedures, a shareholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain some specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with AT&T Wireless Services shareholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

  Amendment

     We expect that AT&T Wireless Services' charter will provide that the affirmative vote of the holders of at least 80% of AT&T Wireless Services' voting stock then outstanding, voting together as a single class, is required to amend provisions of AT&T Wireless Services charter relating to shareholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by shareholders; the filling of vacancies; and the removal of directors. We expect AT&T Wireless Services' charter to further provide that the related by-laws described above, including the shareholder notice procedure, may be amended only by the affirmative vote of a majority of the whole board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. We expect that the affirmative vote of holders of at
least      % of the voting power of outstanding shares of voting stock, voting as a single class, will be required to amend AT&T Wireless Services' by-laws.

RIGHTS AGREEMENT

     We expect that AT&T Wireless Services' board of directors will adopt a rights agreement on or before the completion of the split-off. Under the rights agreement, AT&T Wireless Services expects to issue one preferred share purchase right for each outstanding share of AT&T Wireless Services common stock. Each right will entitle the registered holder to purchase from AT&T Wireless Services one one-
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

hundredth of a share of Series A junior participating preferred stock, par value
$.01 per share, of AT&T Wireless Services at a price of $       , subject to
adjustment in some circumstances. The description and terms of the rights will be set forth in a rights agreement between AT&T Wireless Services and the designated rights agent. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the rights agreement, which is filed as an exhibit to the registration statement of which this document is a part.

     The rights will be evidenced by the certificates representing AT&T Wireless Services common stock until the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of at
       least   % or more of the outstanding shares of AT&T Wireless Services common stock, or

     - ten business days or a later date determined by AT&T Wireless Services' board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of
         % or more of such outstanding shares of AT&T Wireless Services common stock (the "distribution date").

     We expect the rights agreement to provide that, until the distribution date or earlier redemption or expiration of the rights, the rights will be transferred with and only with AT&T Wireless Services common stock. Until the distribution date or earlier redemption or expiration of the rights, AT&T Wireless Services common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of AT&T Wireless Services common stock as of the close of business on the distribution date and the separate right certificates alone will evidence the rights.

     The rights will not be exercisable until the distribution date. The rights will expire on the 10th anniversary of the rights agreement, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will thereafter be void, will later have the right to receive upon exercise that number of shares of AT&T Wireless Services common stock having a market value of two times the exercise price of the right. If AT&T Wireless Services is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or
associated persons of beneficial ownership of   % or more of outstanding AT&T
Wireless Services common stock and before the acquisition by the person or group
of   % or more of AT&T Wireless Services' outstanding common stock, AT&T
Wireless Services' board of directors may exchange the rights, other than rights owned by the person or group which, have become void, in whole or in part, at an exchange ratio of one share of AT&T Wireless Services common stock, or one one-hundredth of one of AT&T Wireless Services' junior preferred shares, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right subject to adjustment.

     At any time before the acquisition by a person or group of affiliated or
associated persons of beneficial ownership of   % or more of AT&T Wireless
Services' outstanding common stock, AT&T Wireless Services' board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, as adjusted. The redemption of the rights may be made effective at such time on such basis and with such conditions as AT&T Wireless Services' board of directors, in its sole discretion, may establish.

Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right that the holders of the rights will be eligible to receive will be the redemption price.

     The terms of the rights may be amended by AT&T Wireless Services' board of directors without the consent of the holders of the rights; provided, however, that, AT&T Wireless Services' board may not reduce the threshold at which a
person or group becomes an acquiring person to below   % of AT&T Wireless
Services' outstanding common stock and from and after such time as any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of that right, as a holder, will have no additional rights as an AT&T Wireless Services shareholder solely by virtue of holding that right, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding rights and the number of one one-hundredths of AT&T Wireless Services junior preferred shares issuable upon exercise of each right also will be subject to adjustment in the event of a stock split of AT&T Wireless Services' common stock or a stock dividend on AT&T Wireless Services common stock payable in AT&T Wireless Services common stock or subdivisions, consolidations or combinations of AT&T Wireless Services common stock occurring, in any case, before the distribution date.

     The purchase price payable, and the number of AT&T Wireless Services junior preferred shares or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, AT&T Wireless Services junior preferred shares;

     - upon the grant to holders of AT&T Wireless Services junior preferred shares of some rights or warrants to subscribe for or purchase our junior preferred shares at a price, or securities convertible into AT&T Wireless Services junior preferred shares with a conversion price, less than the then-current market price of AT&T Wireless Services junior preferred shares; or

     - upon the distribution to holders of AT&T Wireless Services junior preferred shares of evidences of indebtedness or assets excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in AT&T Wireless Services junior preferred shares or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of one of AT&T Wireless Services junior preferred shares, which may, at our election, be evidenced by depositary receipts and instead, an adjustment in cash will be made based on the market price of AT&T Wireless Services junior preferred shares on the last trading day before the date of exercise.

     AT&T Wireless Services junior preferred shares purchasable upon exercise of the rights will not be redeemable. Each of AT&T Wireless Services' junior preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of AT&T Wireless Services common stock. In the event of liquidation, the holders of AT&T Wireless Services' junior preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each of AT&T Wireless Services junior preferred shares will have 100 votes voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each one of AT&T Wireless Services' junior preferred shares will be entitled to receive 100 times the amount received per one share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of AT&T Wireless Services junior preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in one of AT&T Wireless Services junior preferred shares purchasable upon exercise of each right should approximate the value of one share of common stock.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by AT&T Wireless Services board of directors. The rights should not interfere with any merger or other business combination approved by AT&T Wireless Services' board before the time that a person or group has acquired
beneficial ownership of   % percent or more of the common stock since the rights
may be redeemed by us at the redemption price until such time.

     We expect the terms of the rights agreement to contain certain exceptions for DoCoMo's investment in AT&T.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - before the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding some shares; or

     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
       66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include:

      - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

      - the affiliates and associates of the stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person that would be an interested stockholder to effect various business combinations with a corporation for a three-year period. AT&T Wireless Services is not expected to elect to be exempt from the restrictions imposed under Section 203. However AT&T and its affiliates are excluded from the definition of interested stockholder for purposes of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

OTHER COMPANIES RESULTING FROM AT&T'S RESTRUCTURING PLAN

     You should also note, although we have not yet made any determination, it is possible that the charter, by-laws and other constituent documents of the other companies created by AT&T's restructuring plan will also contain provisions that could delay or prevent a change of control that you may favor.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

IN GENERAL

     All shareholders should consult their own tax advisors concerning the tax consequences of this exchange offer and of the mandatory exchange of AT&T Wireless Services common stock for AT&T Wireless Group tracking stock in light of their particular circumstances. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.


     We summarize below the material U.S. federal income tax consequences relating to this exchange offer. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and interpretations of the Code and Treasury regulations by the courts and the IRS, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to AT&T or the holders of AT&T common stock as described below. See "Risk Factors -- Risk Factors Relating to the Fact that AT&T Wireless Group Tracking Stock is a Tracking Stock -- Changes in the tax law or in the interpretation of current tax law may result in redemption of AT&T Wireless Group tracking stock or may prevent us from issuing further shares."


     It is a non-waivable condition to the currently contemplated split-off that AT&T has obtained a private letter ruling from the IRS, which confirms, among other things, that the distribution by AT&T of the common stock of AT&T Wireless Services to holders of AT&T Wireless Group tracking stock will qualify as a tax-free split-off to AT&T and its shareholders under Section 355 of the Code. To the extent this summary describes the federal income tax consequences of the mandatory exchange to AT&T and its shareholders, such consequences are expected to be set forth in the IRS ruling.

     This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire such AT&T common stock pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the U.S. federal income tax consequences to shareholders who do not hold their common stock or AT&T Wireless Group tracking stock as a capital asset. This summary does not address any state, local or foreign tax consequences.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The exchange and mandatory exchange will have the U.S. federal income tax consequences set forth below to holders of AT&T common stock, holders of AT&T Wireless Group tracking stock, and AT&T only if AT&T Wireless Group tracking stock is treated as stock of AT&T for U.S. federal income tax purposes and the following discussions assumes the tracking stock is so treated. If the exchange of AT&T Wireless Group tracking stock for AT&T common stock or the mandatory exchange of AT&T Wireless Services common stock for AT&T Wireless Group tracking stock were held to be taxable, AT&T and the exchanging shareholders potentially would incur material tax liabilities.

     Exchange Offer

     In the opinion of Wachtell, Lipton, Rosen & Katz, subject to the discussion below relating to the receipt of cash instead of fractional shares, the following constitutes the expected material U.S. federal income tax consequences of the exchange of AT&T Wireless Group tracking stock for AT&T common stock:

     - no gain or loss will be recognized by, and no amount will be included in the income of, shareholders upon their receipt of shares of AT&T Wireless Group tracking stock in this exchange offer;


     - for shareholders that surrender shares of AT&T common stock in this exchange offer, the aggregate tax basis of the shares of AT&T Wireless Group tracking stock received by the shareholders pursuant to this exchange offer will be the same as the aggregate tax basis of the shares of AT&T common stock exchanged in this exchange offer;


     - the aggregate tax basis of the shares of AT&T common stock retained by such shareholders will remain unchanged;


     - the holding period of the shares of AT&T Wireless Group tracking stock received by the shareholders in this exchange offer will include the holding period of the shares of AT&T common stock with respect to which the shares of AT&T Wireless Group tracking stock were received; and


     - no gain or loss will be recognized by, and no amount will be included in the income of, AT&T upon issuance of the shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock in this exchange offer.

     Mandatory Exchange

     Subject to the discussion below relating to the receipt of cash instead of fractional shares, and assuming receipt of the private letter ruling from the Internal Revenue Service for U.S. federal income tax purposes the tax consequences of the mandatory exchange are as follows:

     - no gain or loss will be recognized by, and no amount will be included in the income of, shareholders upon their receipt of shares of AT&T Wireless Services common stock in the mandatory exchange;

     - the aggregate tax basis of the shares of AT&T Wireless Services common stock received by shareholders in the mandatory exchange will be the same as the aggregate tax basis of the shares of AT&T Wireless Group tracking stock exchanged therefor;

     - the holding period of the shares of AT&T Wireless Services common stock received by shareholders in the mandatory exchange will include the holding period of the shares of AT&T Wireless Group tracking stock with respect to which the shares of AT&T Wireless Services common stock were received;


     - no gain or loss will be recognized by, and no amount will be included in the income of, AT&T upon the issuance of AT&T Wireless Services common stock in exchange for AT&T Wireless Group tracking stock; and



     - current Treasury Regulations require each holder of AT&T Wireless Group tracking stock who receives AT&T Wireless Services, Inc. common stock pursuant to the mandatory exchange to attach to his or her federal income tax return for the year in which the mandatory exchange occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the mandatory exchange. AT&T will provide the appropriate information to each shareholder of record.


     Receipt of Cash Instead of Fractional Shares

     No fractional shares of AT&T Wireless Group tracking stock will be issued to shareholders who participate in this exchange offer and no fractional shares of AT&T Wireless Services common stock will be issued in the mandatory exchange. All fractional shares resulting from this exchange offer or from the mandatory exchange will be aggregated and sold by the exchange agent and the proceeds will be distributed to the owners of such fractional shares.

     Cash received by an exchanging stockholder instead of a fractional share interest will be treated as having been received in exchange for such fractional share interest, and gain or loss will generally be recognized for U.S. federal income tax purposes. This gain or loss will be measured by the difference between the amount of cash received and the portion of such stockholder's tax basis allocable to such fractional share interest. Such gain or loss will be treated as capital gain or loss. For taxpayers who are individuals, if their fractional share interest has a holding period for U.S. federal income tax purposes of more than one year, any gain will generally be subject to a stated maximum rate of 20%. In general, for purposes of the exchange offer, a person's holding period for a fractional share interest will include the period during which such person held the AT&T common stock with respect to which such fractional share interest was received. For purposes of the mandatory exchange, a person's holding period for a fractional share interest will include the period during which such person held the AT&T common stock and the period during which such person held the AT&T Wireless Group tracking stock with respect to which such fractional share interest was received.

     Under the Code, if you receive cash in lieu of a fractional share interest, you may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to such cash unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The letter of transmittal provides instructions on how to provide us with information to prevent backup withholding with respect to cash received in the exchange offer in lieu of a fractional share interest. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

     Holders who have blocks of AT&T common stock with different per share tax bases are urged to consult their tax advisors regarding the possible tax basis consequences to them of this exchange offer and mandatory exchange.

                                 LEGAL MATTERS

     The validity of the AT&T Wireless Group tracking stock offered in this exchange offer will be passed upon for AT&T by Robert S. Feit, Esq., General
Attorney and Assistant Secretary of AT&T. As of                , 2001, Mr. Feit
was the beneficial owner of approximately      shares of AT&T common stock and
had options to purchase additional shares. Certain legal matters with respect to this exchange offer will be passed upon for AT&T by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz has in the past represented AT&T in connection with various matters.

                                    EXPERTS


     The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of AT&T Corp. and the Current Report on Form 8-K, filed on March 29, 2001, for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined financial statements of AT&T Wireless Group incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of AT&T Corp. and the Current Report on Form 8-K, filed on March 29, 2001, for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined balance sheets of Liberty Media Group ("New Liberty or Successor") as of December 31, 2000 and 1999, and the related combined statements of operations and comprehensive earnings, net attributed assets, and cash flows for the year ended December 31, 2000 and for the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods), which appear as an exhibit to the

Annual Report on Form 10-K, dated April 2, 2001, of AT&T Corp., have been incorporated by reference herein in reliance upon the report, dated February 26, 2001, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The KPMG LLP report dated February 26, 2001 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp.



     In addition the KPMG LLP report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.



     The consolidated balance sheets of TCI and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 28, 2001, of AT&T Corp. have been incorporated by reference herein in reliance upon the report dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T Corp.'s Form 8-K dated March 28, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information AT&T files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AT&T's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     AT&T filed a registration statement on Form S-4 to register with the SEC the AT&T Wireless Group tracking stock offered in this exchange offer. This document is a part of that registration statement and constitutes a prospectus of AT&T.

     As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about AT&T and its financial condition.


AT&T SEC FILINGS (FILE NO. 1-1105)                     PERIOD
----------------------------------                     ------
Annual Report on Form 10-K......    Year ended December 31, 2000, filed on April
                                    2, 2001
Current Reports on Form 8-K.....    Filed on February 16, 2001, March 1, 2001,
                                    March 28, 2001 and March 29, 2001
Registration Statement on Form      Filed on April 24, 2000
  8-A...........................


     AT&T also incorporates by reference into this document additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document before the termination of this exchange offer. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference into this document is deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in a subsequently filed document that also is incorporated by reference herein) modifies or supersedes that statement.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this document. Any person, including any beneficial owner, to whom this document is delivered may obtain documents incorporated by reference into, but not delivered with, this document by requesting them in writing or by telephone at the following address:

                                   AT&T Corp.
                           32 Avenue of the Americas
                         New York, New York 10013-2412
                              Tel: (212) 387-5400
                     Attn: Corporate Secretary's Department

                         INDEX TO FINANCIAL STATEMENTS


PRO FORMA FINANCIAL STATEMENTS

  AT&T

     Unaudited Pro Forma Condensed Combined Financial
      Statements............................................    F-2
     Unaudited Pro Forma Condensed Combined Balance Sheet as
      of December 31, 2000..................................    F-4
     Unaudited Pro Forma Condensed Combined Statement of
      Income for the Year ended December 31, 2000...........    F-6
     Unaudited Pro Forma Condensed Combined Statement of
      Income for the Year ended December 31, 1999...........    F-7
     Unaudited Pro Forma Condensed Combined Statement of
      Income for the Year ended December 31, 1998...........    F-8
     Notes to Unaudited Pro Forma Condensed Combined
      Financial Statements..................................    F-9

                                      AT&T


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements set forth below for AT&T give effect to

     - The AT&T Wireless Group Exchange Offer,

     - the DoCoMo investment,

     - the AT&T Wireless Group distribution


(collectively, the AT&T wireless events), as if such events had been completed on January 1, 1998 for income statement purposes, and at December 31, 2000 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial statements set forth below for AT&T also give effect to the TCI and MediaOne mergers as if they had been completed on January 1, 1998 for income statement purposes. Upon receipt of necessary approvals, AT&T will report the AT&T Wireless Group as a Discontinued Operation, in accordance with APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30). For accounting purposes, the spin-off/split-off (the "distribution") of the AT&T Wireless Group is a non-pro rata distribution and is to be recorded at fair value resulting in the recognition of a gain on the remaining AT&T entity upon the distribution date. Such gain is reflected in AT&T's equity in the unaudited pro forma condensed combined balance sheet at December 31, 2000. See the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements for additional disclosure of potential material nonrecurring charges and credits directly attributable to the events as noted above which are not reflected in the pro forma financial statements.



     Upon receipt of the necessary approvals, AT&T will split-off the Liberty Media Group. The split-off is a pro rata distribution and will therefore be accounted for at historical cost. See Note 11 for a description of the impact of the distribution of the Liberty Media Group on the unaudited condensed combined pro forma financial statements of AT&T.


     The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial statements do not necessarily represent what AT&T's financial position or results of operations would have been had the TCI or MediaOne mergers or the AT&T wireless events occurred on such dates or to project AT&T's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of AT&T and the AT&T Wireless Group, both incorporated by reference herein.


     On January 22, 2001, DoCoMo invested approximately $9.8 billion for shares of a new class of AT&T preferred stock that are generally economically equivalent to 406,255,889 shares of AT&T Wireless Group tracking stock, and are intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. As part of this investment, DoCoMo also received five-year warrants to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share, and DoCoMo and AT&T Wireless Services formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. Of the 406,255,889 AT&T Wireless Group tracking stock share equivalents issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27.00 each, and the remaining 178,127,582 share equivalents represented a reduction of AT&T Common Stock Group's retained portion of the value of AT&T Wireless Group at $20.50 each. Accordingly, AT&T Common Stock Group retained $3.6 billion of the proceeds of the DoCoMo investment and allocated $6.2 billion to AT&T Wireless Group. The DoCoMo tracking stock will convert into AT&T Wireless Group tracking stock immediately prior to the split-off at a rate of 500 to 1.



     AT&T closed its merger with MediaOne on June 15, 2000, therefore, MediaOne is reflected in the December 31, 2000 balance sheet. The merger was accounted for using the purchase method of accounting. Accordingly, AT&T has established a new basis for MediaOne Group's assets and liabilities using their preliminarily assigned fair values based on the allocation of the purchase price including the costs of the merger. We may make refinements to the allocation of the purchased price in future periods as the related fair value appraisals of certain assets and liabilities are finalized.



     AT&T closed its merger with TCI on March 9, 1999, therefore, TCI is reflected in the December 31, 2000 balance sheet. The merger was accounted for using the purchase method of accounting. Accordingly, AT&T has established a new basis for TCI's assets and liabilities using their assigned fair values based on the allocation of the purchase price including the costs of the merger. In connection with the merger, AT&T issued a separate tracking stock to reflect the economic performance of Liberty Media Group, TCI's former programming and technology investment businesses.


     On April 27, 2000, AT&T completed the sale of a tracking stock (AT&T Wireless Group tracking stock) intended to reflect 15.6% of the financial performance and economic value of AT&T Wireless Group. The results of AT&T Wireless Group are included in their entirety in the consolidated results of AT&T. The earnings available to Common Shareholders are (reduced) increased by the 15.6% of (income) loss from the AT&T Wireless Group beginning on April 27, 2000, the date of formation of the AT&T Wireless Group Tracking Stock.


     Upon the distribution, AT&T Wireless Services will assume a portion of AT&T's outstanding employee stock options. In connection with this assumption, AT&T will, effective immediately prior to the distribution, reduce the AT&T Common Stock Group's retained portion of the value of the AT&T Wireless Group by the equivalent of 12,577,650 shares of AT&T Wireless Group tracking stock. This will have the effect of reducing the total number of shares of AT&T Wireless Services common stock distributed to holders of AT&T common stock in the spin-off.

                                      AT&T

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                                 (IN MILLIONS)


                                                    DOCOMO &      PRO FORMA
                                                  AWE EXCHANGE    AT&T AFTER                                         PRO FORMA
                                     HISTORICAL    PRO FORMA       DOCOMO &          AWE              OTHER        AT&T EXCLUDING
                                      AT&T(1)     ADJUSTMENTS    AWE EXCHANGE   DISPOSITION(8)   ADJUSTMENTS(10)        AWE
                                     ----------   ------------   ------------   --------------   ---------------   --------------
ASSETS
Cash and cash equivalents..........   $    126      $ 9,811(6)     $  6,285        $    (62)         $(4,800)(9)      $     64
                                                     (3,652)(6)                      (6,159)
                                                                                      4,800(9)
Receivables-net....................     12,847           --          12,847          (1,891)             741            11,697
Deferred income taxes..............        812           --             812             (93)              --               719
Other current assets...............      3,302           --           3,302            (418)              --             2,884
                                      --------      -------        --------        --------          -------          --------
    Total current assets...........     17,087        6,159          23,246          (3,823)          (4,059)           15,364
Property, plant and
  equipment-net....................     51,161           --          51,161          (9,892)              --            41,269
Franchise costs-net................     48,218           --          48,218              --               --            48,218
Licensing cost-net.................     13,626           --          13,626         (13,626)              --                --
Goodwill-net.......................     31,478           --          31,478          (4,696)              --            26,782
Investment in Liberty Media Group
  and related receivables, net.....     34,290           --          34,290              --               --            34,290
Other investments and related
  advances.........................     34,261           --          34,261            (385)           3,000            33,876
                                                                                     (3,000)(9)
Prepaid pension costs..............      3,003           --           3,003              --               --             3,003
Other assets.......................      9,099           --           9,099          (1,121)           1,803             7,981
                                                                                     (1,800)(9)
                                                                                    (16,036)
                                                                                     16,036(7)
                                      --------      -------        --------        --------          -------          --------
    TOTAL ASSETS...................   $242,223      $ 6,159        $248,382        $(38,343)         $   744          $210,783
                                      ========      =======        ========        ========          =======          ========
LIABILITIES
Accounts payable...................   $  6,455      $    --        $  6,455        $ (1,080)         $   106          $  5,481
Payroll and benefit-related
  liabilities......................      2,423           --           2,423            (432)              --             1,991
Debt maturing within one year......     31,947       (3,652)(6)      28,295            (747)             638            23,386
                                                                                                      (4,800)(9)
Other current liabilities..........     10,042           --          10,042          (1,278)              --             8,764
                                      --------      -------        --------        --------          -------          --------
Long-term debt.....................     33,092           --          33,092          (1,803)           1,800            33,089
Long-term benefit-related
  liabilities......................      3,670           --           3,670              --               --             3,670
Deferred income taxes..............     36,713           --          36,713          (4,659)              --            32,054
Other long-term liabilities and
  deferred credits.................      5,090          305(6)        5,395            (268)              --             4,822
                                                                                       (305)
                                      --------      -------        --------        --------          -------          --------
        TOTAL LIABILITIES..........   $129,432      $(3,347)       $126,085        $(10,572)         $(2,256)         $113,257
Minority interest..................      4,883           --           4,883             (41)              --             4,842
Company-obligated convertible
  quarterly income preferred
  securities of subsidiary trust
  holding solely subordinated debt
  securities of AT&T...............      4,710           --           4,710              --               --             4,710
Convertible preferred stock........         --        9,506(6)        9,506          (9,506)              --                --


                                  (continued)


                 See Notes To Unaudited AT&T Condensed Combined


                         Pro Forma Financial Statements

                                  (continued)


                                      AT&T

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                                 (IN MILLIONS)


                                                    DOCOMO &      PRO FORMA
                                                  AWE EXCHANGE    AT&T AFTER                                         PRO FORMA
                                     HISTORICAL    PRO FORMA       DOCOMO &          AWE              OTHER        AT&T EXCLUDING
                                      AT&T(1)     ADJUSTMENTS    AWE EXCHANGE   DISPOSITION(8)   ADJUSTMENTS(10)        AWE
                                     ----------   ------------   ------------   --------------   ---------------   --------------
SHAREOWNERS' EQUITY
Common Stock:
AT&T common stock, $1 par value,
  authorized 6,000,000,000 shares;
  issued and outstanding
  3,760,151,185 shares.............      3,760         (428)(5)       3,332              --               --             3,332
AT&T Wireless Group Preferred
  Stock............................         --           --              --          (3,000)           3,000                --
AT&T Wireless Group Common Stock,
  $1 par value, authorized
  6,000,000,000 shares; issued and
  outstanding 361,802,200..........        362          529(5)          891             406               --                --
                                                                                     (1,297)
Liberty Media Group Class A Common
  Stock, $1 par value, authorized
  4,000,000,000 shares; issued and
  outstanding 2,363,738,198
  shares...........................      2,364           --           2,364              --               --             2,364
Liberty Media Group Class B Common
  Stock, $1 par value, authorized
  400,000,000 shares; issued and
  outstanding 206,221,288 shares...        206           --             206              --               --               206
Total Additional Paid-In Capital...     90,496       (9,572)(5)      90,395           9,100               --            79,638
                                                      9,471(5)                      (19,857)
Retained earnings..................      7,408           --(5)        7,408          16,036(7)            --             2,984
                                                                                    (20,460)
Accumulated other comprehensive
  income...........................     (1,398)          --          (1,398)            848               --              (550)
                                      --------      -------        --------        --------          -------          --------
    TOTAL SHAREOWNERS' EQUITY......   $103,198      $    --        $103,198        $(18,224)         $ 3,000          $ 87,974
        TOTAL LIABILITIES &
          EQUITY...................   $242,223      $ 6,159        $248,382        $(38,343)         $   744          $210,783
                                      ========      =======        ========        ========          =======          ========



                 See Notes To Unaudited AT&T Condensed Combined


                         Pro Forma Financial Statements

                                      AT&T

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                 (IN MILLIONS)

                                                                                PRO FORMA     DOCOMO &      PRO FORMA
                                                                  MEDIAONE        AT&T      AWE EXCHANGE    AT&T AFTER
                                    HISTORICAL   HISTORICAL      PRO FORMA        WITH       PRO FORMA       DOCOMO &
                                     AT&T(1)     MEDIAONE(1)   ADJUSTMENTS(4)   MEDIAONE    ADJUSTMENTS    AWE EXCHANGE
                                    ----------   -----------   --------------   ---------   ------------   ------------
Revenue...........................   $65,981       $1,325          $  --         $67,306       $  --         $67,306
OPERATING EXPENSES
Costs of services and products....    17,587          554             --          18,141          --          18,141
Access and other connection.......    13,518           --             --          13,518          --          13,518
Selling, general and
  administrative..................    13,303          342             --          13,645          --          13,645
Depreciation and amortization.....    10,267          706            156          11,129          --          11,129
Net restructuring and other
  charges.........................     7,029           --             --           7,029          --           7,029
                                     -------       ------          -----         -------       -----         -------
Total operating expenses..........    61,704        1,602            156          63,462          --          63,462
Operating income (loss)...........     4,277         (277)          (156)          3,844          --           3,844
Other income (expense)............     1,514        3,341            243           5,098          --           5,098
Interest expense..................     3,183          312            712           4,207        (194)(6)       4,013
Income from continuing operations
  before income taxes and earnings
  (losses) from equity
  investments.....................     2,608        2,752           (625)          4,735         194           4,929
Provision (benefit) for income
  taxes...........................     3,342        1,189           (196)          4,335          74(6)        4,409
Minority interest income
  (expense).......................     4,120           --            (48)          4,072          --           4,072
Equity earnings (losses) from
  Liberty Media Group.............     1,488           --             --           1,488          --           1,488
Net earnings (losses) from other
  equity investments..............      (205)          --           (138)           (343)         --            (343)
Income (loss) from continuing
  operations......................     4,669        1,563           (615)          5,617         120           5,737
Dividend Requirements on Preferred
  Stock...........................        --           --             --              --          --              --
                                     -------       ------          -----         -------       -----         -------
Net income (loss) attributable to
  common shareowners..............   $ 4,669       $1,563          $(615)        $ 5,617       $ 120         $ 5,737
                                     =======       ======          =====         =======       =====         =======
AT&T COMMON STOCK GROUP:
Net income........................   $ 3,105                                     $ 4,053       $(112)(5)     $ 4,061
                                                                                                 120(6)
Weighted average shares
  outstanding (basic).............     3,486                                       3,762        (428)(5)       3,334
Basic EPS.........................      0.89                                        1.08                        1.22
Net income........................     3,137                                       4,085        (112)(5)       4,093
                                                                                                 120(6)
Weighted average shares
  outstanding (diluted)...........     3,545                                       3,821        (428)(5)       3,393
Diluted EPS.......................      0.88                                        1.07                        1.21
AT&T WIRELESS GROUP:
Income............................   $    76                                     $    76       $ 112(5)      $   188
Basic and diluted EPS.............   $  0.21                                     $  0.21       $0.21(5)      $  0.21
LIBERTY MEDIA GROUP:
Basic and diluted EPS.............   $  0.58                                     $  0.58                     $  0.58


                                                                          PRO FORMA
                                          AWE              OTHER        AT&T EXCLUDING
                                    DISPOSITION(8)    ADJUSTMENTS(10)        AWE
                                    ---------------   ---------------   --------------
Revenue...........................     $(10,447)             321           $57,180
OPERATING EXPENSES
Costs of services and products....       (4,827)             321            13,635
Access and other connection.......         (378)              --            13,140
Selling, general and
  administrative..................       (3,590)              --            10,055
Depreciation and amortization.....       (1,678)              --             9,451
Net restructuring and other
  charges.........................           --               --             7,029
                                       --------            -----           -------
Total operating expenses..........      (10,473)             321            53,310
Operating income (loss)...........           26               --             3,870
Other income (expense)............       (1,779)             353             3,672
Interest expense..................           12              242             4,013
                                                            (254)(9)
Income from continuing operations
  before income taxes and earnings
  (losses) from equity
  investments.....................       (1,765)             365             3,529
Provision (benefit) for income
  taxes...........................         (662)              97(9)          3,844
Minority interest income
  (expense).......................           --               --             4,072
Equity earnings (losses) from
  Liberty Media Group.............           --               --             1,488
Net earnings (losses) from other
  equity investments..............          382               --                39
Income (loss) from continuing
  operations......................         (721)             268             5,284
Dividend Requirements on Preferred
  Stock...........................          111             (111)               --
                                       --------            -----           -------
Net income (loss) attributable to
  common shareowners..............     $   (610)             157           $ 5,284
                                       ========            =====           =======
AT&T COMMON STOCK GROUP:
Net income........................                                         $ 3,796
Weighted average shares
  outstanding (basic).............                                           3,334
Basic EPS.........................                                            1.14
Net income........................                                           3,828
Weighted average shares
  outstanding (diluted)...........                                           3,393
Diluted EPS.......................                                            1.13
AT&T WIRELESS GROUP:
Income............................
Basic and diluted EPS.............
LIBERTY MEDIA GROUP:
Basic and diluted EPS.............                                         $  0.58



 See Notes To Unaudited AT&T Condensed Combined Pro Forma Financial Statements

                                      AT&T

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                                   PRO FORMA
                                                                    LIBERTY
                                                                    VENTURES       OTHER TCI    PRO FORMA   HISTORICAL
                                       HISTORICAL   HISTORICAL       GROUP         PRO FORMA      AT&T       MEDIAONE
                                        AT&T(1)       TCI(1)     ADJUSTMENTS(2)   ADJUSTMENTS   WITH TCI     GROUP(1)
                                       ----------   ----------   --------------   -----------   ---------   ----------
Revenue..............................   $62,600       $1,145         $(204)          $  --       $63,541      $2,695

OPERATING EXPENSES
Costs of services and products.......    14,594          543           (79)             --        15,058       1,069
Access and other connection..........    14,686           --            --              --        14,686          --
Selling, general and
 administrative......................    13,516          677          (260)             --        13,933         749
Depreciation and amortization........     7,439          277           (22)            120         7,814       1,248
Net restructuring and other
 charges.............................     1,506           --            --              --         1,506          --
                                        -------       ------         -----           -----       -------      ------
Total operating expenses.............    51,741        1,497          (361)            120        52,997       3,066

Operating income (loss)..............    10,859         (352)          157            (120)       10,544        (371)

Other income (expense)...............       931          356          (321)            142         1,108       7,551

Interest expense.....................     1,765          161           (25)             82         1,983         449
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....    10,025         (157)         (139)            (60)        9,669       6,731
Provision (benefit) for income
 taxes...............................     3,695          119          (207)            (49)        3,558       3,217
Minority interest income (expense)...      (115)          --            --             (26)         (141)         --
Equity earnings (losses) from Liberty
 Media Group.........................    (2,022)          --           (68)           (156)       (2,246)         --

Net earnings (losses) from other
 equity investments..................      (765)          --            --             (99)         (864)         --
Income (loss) from continuing
 operations..........................     3,428         (276)           --            (292)        2,860       3,514
Dividend Requirements on preferred
 stocks..............................        --           (4)           --              --            (4)        (77)
                                        -------       ------         -----           -----       -------      ------

Net income (loss) attributable to
 common shareowners..................   $ 3,428       $ (280)        $  --           $(292)      $ 2,856      $3,437
                                        =======       ======         =====           =====       =======      ======

AT&T COMMON STOCK GROUP:
Net income...........................   $ 5,450                                                  $ 5,102
Weighted average shares outstanding
 (basic).............................     3,082                                                    3,181
Basic EPS............................      1.77                                                     1.60
Net income...........................     5,476                                                    5,128
Weighted average shares outstanding
 (diluted)...........................     3,152                                                    3,299
Diluted EPS..........................      1.74                                                     1.55

LIBERTY MEDIA GROUP:
Basic and diluted EPS................   $ (0.80)                                                 $ (0.89)


                                          MEDIAONE       PRO FORMA       DOCOMO &
                                           GROUP         AT&T W/TCI    AWE EXCHANGE   PRO FORMA
                                         PRO FORMA      AND MEDIAONE    PRO FORMA     AT&T AFTER         AWE
                                       ADJUSTMENTS(4)      GROUP       ADJUSTMENTS     EXCHANGE    DISPOSITION(8)
                                       --------------   ------------   ------------   ----------   ---------------
Revenue..............................      $   --         $66,236         $  --        $66,236         $(7,627)
OPERATING EXPENSES
Costs of services and products.......          --          16,127            --         16,127          (3,606)
Access and other connection..........          --          14,686            --         14,686            (247)
Selling, general and
 administrative......................          --          14,682            --         14,682          (2,663)
Depreciation and amortization........         414           9,476            --          9,476          (1,245)
Net restructuring and other
 charges.............................          --           1,506            --          1,506            (530)
                                           ------         -------         -----        -------         -------
Total operating expenses.............         414          56,477            --         56,477          (8,291)
Operating income (loss)..............        (414)          9,759            --          9,759             664
Other income (expense)...............       1,918          10,577            --         10,577            (259)
Interest expense.....................       1,554           3,986          (194)(6)      3,792             (10)
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....         (50)         16,350           194         16,544             415
Provision (benefit) for income
 taxes...............................        (538)          6,237            74(6)       6,311              88
Minority interest income (expense)...        (217)           (358)           --           (358)             --
Equity earnings (losses) from Liberty
 Media Group.........................          --          (2,246)           --         (2,246)             --
Net earnings (losses) from other
 equity investments..................        (158)         (1,022)           --         (1,022)            (10)
Income (loss) from continuing
 operations..........................         113           6,487           120          6,607             317
Dividend Requirements on preferred
 stocks..............................          46             (35)           --            (35)             --
                                           ------         -------         -----        -------         -------
Net income (loss) attributable to
 common shareowners..................      $  159         $ 6,452         $ 120        $ 6,572         $   317
                                           ======         =======         =====        =======         =======
AT&T COMMON STOCK GROUP:
Net income...........................                     $ 8,698         $ 120(6)     $ 8,818
Weighted average shares outstanding
 (basic).............................                       3,784          (428)(5)      3,356
Basic EPS............................                        2.30                         2.63
Net income...........................                       8,724         $ 120(6)       8,844
Weighted average shares outstanding
 (diluted)...........................                       3,906          (428)(5)      3,478
Diluted EPS..........................                        2.23                         2.54
LIBERTY MEDIA GROUP:
Basic and diluted EPS................                     $ (0.89)                     $ (0.89)


                                                         PRO FORMA
                                                           AT&T
                                            OTHER        EXCLUDING
                                       ADJUSTMENTS(10)      AWE
                                       ---------------   ---------
Revenue..............................       $ 227         $58,836
OPERATING EXPENSES
Costs of services and products.......         227          12,748
Access and other connection..........          --          14,439
Selling, general and
 administrative......................          --          12,019
Depreciation and amortization........          --           8,231
Net restructuring and other
 charges.............................          --             976
                                            -----         -------
Total operating expenses.............         227          48,413
Operating income (loss)..............          --          10,423
Other income (expense)...............          --          10,318
Interest expense.....................        (254)(9)       3,528
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....         254          17,213
Provision (benefit) for income
 taxes...............................          97(9)        6,496
Minority interest income (expense)...          --            (358)
Equity earnings (losses) from Liberty
 Media Group.........................          --          (2,246)
Net earnings (losses) from other
 equity investments..................          --          (1,032)
Income (loss) from continuing
 operations..........................         157           7,081
Dividend Requirements on preferred
 stocks..............................          --             (35)
                                            -----         -------
Net income (loss) attributable to
 common shareowners..................       $ 157         $ 7,046
                                            =====         =======
AT&T COMMON STOCK GROUP:
Net income...........................                     $ 9,292
Weighted average shares outstanding
 (basic).............................                       3,356
Basic EPS............................                        2.77
Net income...........................                       9,318
Weighted average shares outstanding
 (diluted)...........................                       3,478
Diluted EPS..........................                        2.68
LIBERTY MEDIA GROUP:
Basic and diluted EPS................                     $ (0.89)



 See Notes To Unaudited AT&T Condensed Combined Pro Forma Financial Statements

                                      AT&T

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN MILLIONS)

                                                                   PRO FORMA
                                                                    LIBERTY                           PRO
                                                                    VENTURES        OTHER TCI        FORMA     HISTORICAL
                                       HISTORICAL   HISTORICAL       GROUP          PRO FORMA        AT&T       MEDIAONE
                                        AT&T(1)       TCI(1)     ADJUSTMENTS(2)   ADJUSTMENTS(3)   WITH TCI     GROUP(1)
                                       ----------   ----------   --------------   --------------   ---------   ----------
Revenue..............................   $53,223      $ 7,351        $(1,148)         $    --        $59,426      $2,882
OPERATING EXPENSES
Costs of services and products.......    10,495        3,087           (495)              --         13,087       1,013
Access and other connection..........    15,328           --             --               --         15,328          --
Selling, general and
 administrative......................    12,770        2,583           (943)              --         14,410         926
Depreciation and amortization........     4,629        1,735           (135)             719          6,948       1,182
Net restructuring and other
 charges.............................     2,514            5             (5)                          2,514          --
                                        -------      -------        -------          -------        -------      ------
Total operating expenses.............    45,736        7,410         (1,578)             719         52,287       3,121

Operating income (loss)..............     7,487          (59)           430             (719)         7,139        (239)

Other income (expense)...............     1,281        4,658         (1,631)          (1,343)         2,965       3,368

Interest expense.....................       427        1,061           (103)             489          1,874         491
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....     8,341        3,538         (1,098)          (2,551)         8,230       2,638
Provision (benefit) for income
 taxes...............................     3,049        1,595           (472)          (1,087)         3,085       1,208
Minority interest income (expense)...        21           --             --              (88)           (67)         --
Equity earnings (losses) from Liberty
 Media Group.........................        --           --            626             (928)          (302)         --
Net earnings (losses) from other
 equity investments..................       (78)          --             --             (859)          (937)         --

Income (loss) from continuing
 operations..........................     5,235        1,943             --           (3,339)         3,839       1,430

Dividend Requirements on preferred
 stocks..............................        --          (24)            --               14            (10)       (108)
                                        -------      -------        -------          -------        -------      ------

Net income (loss) attributable to
 common shareowners..................   $ 5,235      $ 1,919        $    --          $(3,325)       $ 3,829      $1,322
                                        =======      =======        =======          =======        =======      ======

AT&T COMMON STOCK GROUP:
Net income...........................   $ 5,235                                                     $ 4,131
Weighted average shares outstanding
 (basic).............................     2,676                                                       3,146
Basic EPS............................      1.96                                                        1.31

Net income...........................     5,235                                                       4,131
Weighted average shares outstanding
 (diluted)...........................     2,700                                                       3,251
Diluted EPS..........................      1.94                                                        1.27

LIBERTY MEDIA GROUP:
Basic and diluted EPS................                                                               $ (0.13)


                                          MEDIAONE       PRO FORMA      DOCOMO &
                                           GROUP        AT&T W/ TCI   AWE EXCHANGE   PRO FORMA
                                         PRO FORMA       AND MEDIA     PRO FORMA     AT&T AFTER         AWE              OTHER
                                       ADJUSTMENTS(4)    ONE GROUP    ADJUSTMENTS     EXCHANGE    DISPOSITION(8)    ADJUSTMENTS(10)
                                       --------------   -----------   ------------   ----------   ---------------   ---------------
Revenue..............................     $    --         $62,308        $  --        $62,308         $(5,406)           $  73
OPERATING EXPENSES
Costs of services and products.......          --          14,100           --         14,100          (2,217)              --
Access and other connection..........          --          15,328           --         15,328            (211)              66
Selling, general and
 administrative......................          --          15,336           --         15,336          (2,123)               7
Depreciation and amortization........         414           8,544           --          8,544          (1,050)              --
Net restructuring and other
 charges.............................          --           2,514           --          2,514              --               --
                                          -------         -------        -----        -------         -------            -----
Total operating expenses.............         414          55,822           --         55,822          (5,601)              73
Operating income (loss)..............        (414)          6,486           --          6,486             195               --
Other income (expense)...............         436           6,769           --          6,769            (721)              --
Interest expense.....................       1,554           3,919         (194)(6)      3,725              86             (254)(9)
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....      (1,532)          9,336          194          9,530            (612)             254
Provision (benefit) for income
 taxes...............................        (487)          3,806           74(6)       3,880            (295)              97(9)
Minority interest income (expense)...         (74)           (141)          --           (141)             --               --
Equity earnings (losses) from Liberty
 Media Group.........................          --            (302)          --           (302)             --               --
Net earnings (losses) from other
 equity investments..................        (268)         (1,205)          --         (1,205)             30               --
Income (loss) from continuing
 operations..........................      (1,387)          3,882          120(6)       4,002            (287)             157(9)
Dividend Requirements on preferred
 stocks..............................          46             (72)          --            (72)             --               --
                                          -------         -------        -----        -------         -------            -----
Net income (loss) attributable to
 common shareowners..................     $(1,341)        $ 3,810        $ 120        $ 3,930         $  (287)           $ 157
                                          =======         =======        =====        =======         =======            =====
AT&T COMMON STOCK GROUP:
Net income...........................                     $ 4,112        $ 120(6)     $ 4,232
Weighted average shares outstanding
 (basic).............................                       3,760         (428)(5)      3,332
Basic EPS............................                        1.09                        1.27
Net income...........................                       4,112        $ 120(6)       4,232
Weighted average shares outstanding
 (diluted)...........................                       3,874         (428)(5)      3,446
Diluted EPS..........................                        1.06                        1.23
LIBERTY MEDIA GROUP:
Basic and diluted EPS................                     $ (0.13)                    $ (0.13)

                                          PRO
                                         FORMA
                                         AT&T
                                       EXCLUDING
                                          AWE
                                       ---------
Revenue..............................   $56,975
OPERATING EXPENSES
Costs of services and products.......    11,883
Access and other connection..........    15,183
Selling, general and
 administrative......................    13,220
Depreciation and amortization........     7,494
Net restructuring and other
 charges.............................     2,514
                                        -------
Total operating expenses.............    50,294
Operating income (loss)..............     6,681
Other income (expense)...............     6,048
Interest expense.....................     3,557
Income from continuing operations
 before income taxes and earnings
 (losses) from equity investments....     9,172
Provision (benefit) for income
 taxes...............................     3,682
Minority interest income (expense)...      (141)
Equity earnings (losses) from Liberty
 Media Group.........................      (302)
Net earnings (losses) from other
 equity investments..................    (1,175)
Income (loss) from continuing
 operations..........................     3,872
Dividend Requirements on preferred
 stocks..............................       (72)
                                        -------
Net income (loss) attributable to
 common shareowners..................   $ 3,800
                                        =======
AT&T COMMON STOCK GROUP:
Net income...........................   $ 4,102
Weighted average shares outstanding
 (basic).............................     3,332
Basic EPS............................      1.23
Net income...........................     4,102
Weighted average shares outstanding
 (diluted)...........................     3,446
Diluted EPS..........................      1.19
LIBERTY MEDIA GROUP:
Basic and diluted EPS................   $ (0.13)



 See Notes To Unaudited AT&T Condensed Combined Pro Forma Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     1. These columns reflect the historical results of operations and financial position of the respective companies.


     2. This column reflects the deconsolidation of the historical results of operations for the interests represented by the shares of Liberty Media Group tracking stock for the period January 1, 1998 through February 28, 1999. AT&T accounts for the Liberty Media Group under the equity method because it does not possess a "controlling financial interest" for financial accounting purposes in the Liberty Media Group.



     3. This column reflects the TCI merger purchase accounting adjustments. These adjustments include the amortization of the excess of the purchase price over the net assets acquired and incremental interest expense on additional borrowings for the period January 1, 1998 through February 28, 1999.



     4. This column reflects the MediaOne merger purchase accounting adjustments. These adjustments include the amortization of the excess of the purchase price over the net assets acquired, incremental interest expense on additional borrowings for the period January 1, 1998 through June 15, 2000 and the elimination of a non-recurring charge related to the termination of MediaOne's merger with Comcast Corp. included in 1999.



     5. These entries give effect to an assumed approximate $10 billion exchange of 529 million shares of AT&T Wireless Group tracking stock for 428 million shares of AT&T common stock offered to existing AT&T common stock shareholders. The number of shares exchanged is calculated based on the relative fair values as of March 15, 2001, for pro forma purposes, in order to effectuate an equal market value exchange. The exchange offer, as presented, reflects a reduction of 22.9% in the AT&T Common Stock Group's portion of the value of AT&T Wireless Group. Each $1 billion decrease in the assumed exchange amount would result in a reduction to the diluted earnings per share attributable to the AT&T Common Stock Group of approximately $.01, $.03 and $.02, for the years ended December 31, 2000, 1999 and 1998, respectively. As a result of the exchange offer, the earnings per share calculation of the AT&T Common Stock Group reflects a decrease in the number of outstanding shares of AT&T common stock and decrease in net income attributable to the AT&T Common Stock Group as a result of the decrease in the portion of the value of AT&T Wireless Group retained by the AT&T Common Stock Group (for the period subsequent to April 27, 2000). The effect of the exchange offer on the balance sheet would include: 1) a decrease in the par and additional paid-in-capital of AT&T common stock and 2) an increase in the par and additional paid-in-capital of AT&T Wireless Group tracking stock. Since the number of shares of AT&T Wireless Group tracking stock and the net income attributable to AT&T Wireless Group will increase proportionally, there will be no change to the calculated earnings per share for AT&T Wireless Group. For purposes of these pro forma financial statements, it is assumed that the fair value of the exchange is based on the closing price of AT&T Wireless Group tracking stock on March 15, 2001. There is no gain or loss on the exchange offer. The pro forma financial statements do not reflect any premium on the exchange as the Board of Directors of AT&T has not approved a fixed premium at this time for this exchange offer. However, if a premium is necessary to facilitate the exchange, such premium will be recorded as a reduction to net income attributable to the AT&T Common Stock Group and result in an additional decrease in the retained portion of the value of AT&T Wireless Group held by the AT&T Common Stock Group. Assuming a 5% premium in connection with the exchange offer, the diluted earnings per share attributable to the AT&T Common Stock Group would be $1.09, $2.43 and $1.11 for the years ended December 31, 2000, 1999 and 1998, respectively. Each 1% change in the premium would result in an impact to diluted earnings per share of approximately $.03.



     6. These entries reflect the sale of the DoCoMo wireless tracking stock for $9.811 billion. The preferred stock is characterized as a mandatorily redeemable preferred security, as defined by the SEC in Accounting Series Release (ASR) No. 268, and is classified outside of stockholders' equity on the balance sheet. The value of the warrants is recorded as a liability and will be marked to market in subsequent periods through its period of expiration. The values assigned to the preferred stock ($9.506 billion) and the warrants ($305 million) are based upon an allocation of the relative fair values of each instrument as of January 22, 2001. The allocation of the relative fair values has resulted in a beneficial conversion feature of approximately $300 million and an accretion to the face value of approximately $40 million. The proceeds from the sale will be allocated among AT&T and the AT&T Wireless Group with $3.652 billion being utilized by AT&T to pay down short-term debt and the remaining $6.159 billion allocated to the AT&T Wireless Group. The pay down in short-term debt would result in a reduction in interest expense, of $194 million ($120 million, net of taxes) for the year ended December 31, 2000, 1999 and 1998. The reduction in interest expense was calculated using an interest rate of 5.3%, which reflects the current 90-day commercial paper rate.


     7. This entry reflects the fair value adjustment for accounting purposes that result in a gain which will be recorded upon the distribution of the AT&T Wireless Group. This distribution is non pro-rata due to the alteration of shareowner interests in the AT&T Wireless Group as a result of the exchange offer. For this reason, the distribution will be accounted for at fair value and will result in a nonrecurring gain upon distribution equal to the excess of the fair value of the securities issued over AT&T's carrying value of the net assets of the AT&T Wireless Group adjusted for the AT&T Wireless Group shares retained by AT&T at the time of the distribution. The actual gain will be determined upon distribution. Due to the fact that the gain is a one-time event, its effects have not been included as a pro forma adjustment to the income statement; however, it has been included as a pro forma adjustment to retained earnings on the pro forma balance sheet. The estimated gain is calculated as follows (numbers in millions):


Fair value of AT&T's retained portion prior to distribution
  (assumed to represent 2,151 million shares of AT&T
  Wireless Group Tracking Stock at $18.90 per share as of
  March 15, 2001)...........................................  $40,659
Fair value of 228 million new primary shares of AT&T
  Wireless Group Tracking Stock issued to DoCoMo upon
  conversion of the preferred stock at $18.90 per share as
  of March 15, 2001.........................................    4,309
Fair value of AT&T Wireless Group to be distributed.........  $44,968
Carrying Value of net assets of AT&T Wireless Group to be
  distributed...............................................   28,932
Gain on distribution........................................  $16,036


     8. The adjustments presented deduct the historical results of operations and the historical financial position of the AT&T Wireless Group to reflect the distribution of the AT&T Wireless Group from AT&T. The distribution is a fair value transaction and as such the fair value of the net assets has been recorded as a reduction to retained earnings for the dividend of AT&T's retained portion of the value of AT&T Wireless Group and par and additional paid-in-capital for the distribution to the AT&T Wireless Group tracking stock Shareholders. The reduction to retained earnings and the reduction to additional paid in capital is calculated as follows: (Amounts in millions)


AT&T Wireless Group tracking stock shares which represents
  AT&T's retained portion prior to distribution.............        2,151
Issuance of new primary shares of AT&T Wireless Group
  tracking stock to DoCoMo wireless tracking preferred stock
  (beyond AT&T's retained portion)..........................          228
                                                                ---------
Total pro forma AT&T Wireless Group tracking stock shares
  outstanding after conversion of the DoCoMo wireless
  tracking and distribution of AT&T's retained portion......        2,379
AT&T Wireless Group tracking stock shares outstanding as of
  March 15, 2001 which reflect 15.6% of AT&T's retained
  portion of the AT&T Wireless Group prior to
  distribution..............................................          362
Pro forma AT&T Wireless Group tracking stock issued for the
  exchange offer............................................          529
AT&T Wireless Group tracking stock shares issued to DoCoMo
  upon conversion of DoCoMo wireless tracking stock
  (including 228 million new primary issued and 178 million
  shares issued out of AT&T's retained portion).............          406
                                                                ---------
Total pro forma AT&T Wireless Group tracking stock shares
  outstanding after conversion of preferred stock held by
  DoCoMo, and exchange, prior to distribution of AT&T's
  retained portion..........................................        1,297
Split-Off% of AT&T Wireless Group tracking stock shares
  (1,297/2,379).............................................         54.5%
Spin-Off% of AT&T Wireless Group (1-54.5%)..................         45.5%

Fair value of AT&T Wireless Group associated with the
  split-off (44,963 x 54.5%)................................       24,508
AT&T Wireless preferred stock...............................       (3,000)
AT&T Wireless Group tracking stock par......................       (1,297)
DoCoMo warrants.............................................         (305)
Other.......................................................          (49)
                                                                ---------
Reduction to Additional Paid in Capital.....................       19,857
Fair value of AT&T Wireless Group associated with the
  spin-off (44,963 x 45.5%) (Reduction to Retained
  Earnings).................................................       20,460


     In addition, to the historical adjustments, other adjustments relating to the DoCoMo transaction have been presented. These adjustments reflect that $6.2 billion of cash associated with the transaction has been allocated to the AT&T Wireless Group, the preferred stock associated with the transaction is converted to 406 million shares of AT&T Wireless Group tracking stock and the warrants associated with the transaction are converted to warrants in AT&T Wireless Services.


     On February 15, 2001, AT&T announced that they would retain $3 billion worth of AT&T Wireless Services shares subject to an IRS Ruling (represents 159 million shares as of March 15, 2001) after distribution. The retained shares will be accounted for as a cost method investment under SFAS 115, and therefore any differences between historical cost and fair value (on a periodic basis) will be recorded, net of applicable taxes, as a component of Other Comprehensive Income.



     9. These adjustments reflect the cash received by AT&T from AT&T Wireless Group in connection with the repayment of the $1.8 billion intercompany loan and the $3.0 billion preferred stock (together, "intercompany indebtedness"). The repayment of intercompany indebtedness is contained in the preliminary Separation and Distribution Agreement between AT&T and AT&T Wireless Group. It is assumed that AT&T utilized the proceeds it received from AT&T Wireless Group to pay down its short-term debt in the pro forma balance sheet. The paydown in short-term debt would result in a reduction in interest expense of $254 million ($157 million net of taxes), for the years ended December 31, 2000, 1999 and 1998, respectively. The reduction in interest expense was calculated using an interest rate of 5.3% which reflects the current 90-day commercial paper rate.


     10. Reflects certain Inter-Group transactions appropriately reflected in the separate financial statements of AT&T after excluding the AT&T Wireless Group on a pro forma basis that were eliminated in the AT&T consolidated financial statements and were therefore not reflected in AT&T's historical results and financial position.

     11. The following table reflects what the impact would be of the distribution of the Liberty Media Group on the pro forma financial statements of AT&T.


           BALANCE SHEET AS OF DECEMBER 31, 2000
           -------------------------------------
Decrease in Total Assets*...................................  $(34,290)
Decrease in Liability and Shareowners' Equity...............   (34,290)



INCOME STATEMENT                                            12/31/00   12/31/99   12/31/98
----------------                                            --------   --------   --------
Elimination of Equity (earnings)/losses from Liberty Media
  Group...................................................  $(1,488)    $2,246      $302
(Decrease)/increase in Income from Continuing
  Operations..............................................  $(1,488)    $2,246      $302


---------------
* Total Assets represents AT&T's Investment in Liberty Media Group.

     We will accept manually signed facsimile copies of the letter of transmittal. The letter of transmittal, stock certificates representing shares of AT&T common stock and any other required documents should be sent or delivered by each holder of AT&T common stock or that holder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent before the expiration date.

                 The exchange agent for this exchange offer is:

                            EQUISERVE TRUST COMPANY


           If delivered by                        If delivered by                        If delivered by
              mail, to:                              hand, to:                       overnight courier, to:
              EquiServe                   Securities Transfer & Reporting                   EquiServe
       Attn: Corporate Actions                    Services, Inc.                     Attn: Corporate Actions
            PO Box 43021                           c/o EquiServe                       40 Campanelli Drive
      Providence, RI 02940-3021            100 William Street, Galleria                Braintree, MA 02184
                                                New York, NY 10038


               The Marketing Manager for this exchange offer is:

                              LEHMAN BROTHERS INC.

     You may direct any questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers listed below. You can obtain additional copies of this document, the letter of transmittal, the instructions to the letter of transmittal and other exchange offer materials from the information agent or the dealer manager listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this exchange offer.

               The information agent for this exchange offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.

                 The Dealer Manager for this exchange offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                              Call (877) 355-7046

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he or she has been made, or threatened to be made, a party by reason of the fact that he or she was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law (the "NYBCL").

     The by-laws of AT&T Corp. (the "Registrant") provide that the Registrant is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the Registrant or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of Section 721 of the NYBCL, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT                           DESCRIPTION
-------                           -----------
  1.1     Form of Dealer Manager Agreement*
  3(a)    Restated Certificate of Incorporation of the Registrant
          filed January 10, 1989, Certificate of Correction of the
          registrant filed June 8, 1989, Certificate of Change of the
          Registrant filed March 18, 1992, Certificate of Amendment of the Registrant filed June 1, 1992, Certificate of Amendment of the Registrant filed April 20, 1994, Certificate of
          Amendment of the Registrant filed June 8, 1998, Certificate of Amendment of the Registrant filed March 9, 1999,
          Certificate of Amendment of the Registrant filed April 12,
          2000, Certificate of Amendment of the Registrant filed June
          2, 2000 (Exhibit 3(a) to Form 10-Q for the Quarter ended
          June 30, 2000, File No. 1-1105 and incorporated herein by
          reference) and Certificate of Amendment of the Registrant
          filed January 19, 2001.

EXHIBIT                           DESCRIPTION
-------                           -----------
  3(b)    By-Laws of the Registrant, as amended October 23, 2000
          (filed as Exhibit 3.1 to Form 8-K filed October 25, 2000 and incorporated herein by reference).
  4.1     The Policy Statement Regarding Wireless Group Tracking Stock
          Matters of AT&T Corp. (filed as Exhibit B to the Proxy
          Statement on Schedule 14A, dated January 26, 2000 and
          incorporated herein by reference)
  5.1     Form of Opinion of Robert S. Feit, General Attorney and
          Assistant Secretary of the Registrant, as to the legality of the securities being registered*
  8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters*
 10.1     Securities Purchase Agreement by and among AT&T Corp., AT&T
          Wireless Services, Inc. and NTT DoCoMo, Inc., dated December
          20, 2000 (filed as Exhibit 10.1 to the Current Report on
          Form 8-K filed December 22, 2000 and incorporated herein by reference).
 10.2     Investor Agreement by and among AT&T Corp., AT&T Wireless
          Services, Inc. and NTT DoCoMo, Inc., dated December 20, 2000
          (filed as Exhibit 10.2 to the Current Report on Form 8-K
          filed December 22, 2000 and incorporated herein by
          reference).
 10.3     Warrant Agreement by and among AT&T Wireless Services, Inc.,
          NTT DoCoMo, Inc. and AT&T Corp. dated December 20, 2000
          (filed as Exhibit 10.3 to the Current Report on Form 8-K
          filed December 22, 2000 and incorporated herein by
          reference).
 23.1     Consent of Robert S. Feit, General Attorney and Assistant
          Secretary of the Registrant (included in opinion of counsel filed as Exhibit 5.1)*
 23.2     Consent of PricewaterhouseCoopers LLP
 23.3     Consent of PricewaterhouseCoopers LLP
 23.4     Consent of KPMG LLP
 23.5     Consent of KPMG LLP
 23.6     Consent of Arthur Andersen LLP
 23.7     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.1)*
 24.1     Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement**
 99.1     Letter of Transmittal
 99.2     Brochure for Shareholders of the Registrant, including
          Notice of Guaranteed Delivery**
 99.3     Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees**
 99.4     Letter to Clients for use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees**


     (b) Financial Statement Schedules

     None.
------------------

 * To be filed by amendment.

** Previously filed.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table if the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of April, 2000.


                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name:  Marilyn J. Wasser
                                              Title:   Vice President -- Law and
                                              Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----
            Principal Executive Officer:

                          *                            Chairman of the Board and
-----------------------------------------------------    Chief Executive Officer
                C. Michael Armstrong

            Principal Financial Officer:

                          *                            Senior Executive Vice President and
-----------------------------------------------------    Chief Financial Officer
                    Charles Noski

            Principal Accounting Officer:

                          *                            Vice President and Controller
-----------------------------------------------------
                 Nicholas S. Cyprus

                     Directors:

                          *                            Director
-----------------------------------------------------
                   Kenneth T. Derr

                          *                            Director
-----------------------------------------------------
                 M. Kathryn Eickhoff

                          *                            Director
-----------------------------------------------------
                  Walter Y. Elisha

                          *                            Director
-----------------------------------------------------
                 George M.C. Fisher

                          *                            Director
-----------------------------------------------------
                   Donald V. Fites

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----

                          *                            Director
-----------------------------------------------------
               Amos B. Hostetter, Jr.

                          *                            Director
-----------------------------------------------------
                   Ralph S. Larsen

                          *                            Director and Chairman of the Board, Liberty Media
-----------------------------------------------------    Corporation
                   John C. Malone

                          *                            Director
-----------------------------------------------------
                  Donald F. McHenry

                          *                            Director
-----------------------------------------------------
                  Louis A. Simpson

                          *                            Director
-----------------------------------------------------
                  Michael I. Sovern

                          *                            Director
-----------------------------------------------------
                  Sanford I. Weill

                          *                            Director and Chairman and Chief Executive Officer, AT&T
-----------------------------------------------------    Wireless Group
                   John D. Zeglis

             *By: /s/ MARILYN J. WASSER
  ------------------------------------------------
                  Marilyn J. Wasser
                 (Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
   1.1     Form of Dealer Manager Agreement*...........................
   3(a)    Restated Certificate of Incorporation of the Registrant
           filed January 10, 1989, Certificate of Correction of the
           Registrant filed June 8, 1989, Certificate of Change of the
           Registrant filed March 18, 1992, Certificate of Amendment of the Registrant filed June 1, 1992, Certificate of Amendment of the Registrant filed April 20, 1994, Certificate of
           Amendment of the Registrant filed June 8, 1998, Certificate of Amendment of the Registrant filed March 9, 1999,
           Certificate of Amendment of the Registrant filed April 12,
           2000, Certificate of Amendment of the Registrant filed June
           2, 2000 (Exhibit 3(a) to Form 10-Q for the Quarter ended
           June 30, 2000, File No. 1-1105 and incorporated herein by
           reference) and Certificate of Amendment of the Registrant
           filed January 19, 2001......................................
   3(b)    By-Laws of the registrant, as amended October 23, 2000
           (Exhibit 3.1 to Form 8-K Filed October 25, 2000)............
   4.1     The Policy Statement Regarding Wireless Group Tracking Stock
           Matters of AT&T Corp. (filed as Exhibit B to the Proxy
           Statement on Schedule 14A, dated January 26, 2000 and
           incorporated herein by reference)...........................
   5.1     Form of Opinion of Robert S. Feit, General Attorney and
           Assistant Secretary of the Registrant, as to the legality of the securities being registered*............................
   8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters*....................................................
  10.1     Securities Purchase Agreement by and among AT&T Corp., AT&T
           Wireless Services, Inc. and NTT DoCoMo, Inc., dated December
           20, 2000 (filed as Exhibit 10.1 to the Current Report on
           Form 8-K filed December 22, 2000 and incorporated herein by reference)..................................................
  10.2     Investor Agreement by and among AT&T Corp., AT&T Wireless
           Services, Inc. and NTT DoCoMo, Inc., dated December 20, 2000
           (filed as Exhibit 10.2 to the Current Report on Form 8-K
           filed December 22, 2000 and incorporated herein by
           reference)..................................................
  10.3     Warrant Agreement by and among AT&T Wireless Services, Inc.,
           NTT DoCoMo, Inc. and AT&T Corp. dated December 20, 2000
           (filed as Exhibit 10.3 to the Current Report on Form 8-K
           filed December 22, 2000 and incorporated herein by
           reference)..................................................
  23.1     Consent of Robert S. Feit, General Attorney and Assistant
           Secretary of the Registrant (included in opinion of counsel filed as Exhibit 5.1)*......................................
  23.2     Consent of PricewaterhouseCoopers LLP.......................
  23.3     Consent of PricewaterhouseCoopers LLP.......................
  23.4     Consent of KPMG LLP.........................................
  23.5     Consent of KPMG LLP.........................................
  23.6     Consent of Arthur Andersen LLP..............................
  23.7     Consent of Wachtell, Lipton, Rosen & Katz (included in
           Exhibit 8.1)*...............................................
  24.1     Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement**.....
  99.1     Letters of Transmittal......................................
  99.2     Brochure for Shareholders of the Registrant, including
           Notice of Guaranteed Delivery**.............................
  99.3     Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees**..............................
  99.4     Letter to Clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees**.................


------------------

 * To be filed by amendment.

** Previously filed.